--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THIS DOCUMENT CONTAINS OPERATIONAL AND FINANCIAL INFORMATION, WHICH IS CONFIDENTIAL AND SHOULD ONLY BE DISCUSSED WITH NiSOURCE INC. PERSONNEL WHO REQUIRE SUCH KNOWLEDGE WITHIN THE SCOPE OF THEIR EMPLOYMENT. THIS MATERIAL MAY NOT BE RELEASED OR ITS CONTENTS DISCUSSED OUTSIDE THE COMPANY UNLESS AUTHORIZED BY A MEMBER OF NiSOURCE'S SENIOR MANAGEMENT.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM U5S

                                  ANNUAL REPORT

                      For the Year Ended December 31, 2002

        Filed pursuant to the Public Utility Holding Company Act of 1935

                                  NISOURCE INC.

                              COLUMBIA ENERGY GROUP
                      (Name of registered holding company)

                                801 E 86th Avenue
                           Merrillville, Indiana 46410

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                                      Page or
                                                                                                                     Exhibit No.
                                                                                                                     -----------
Item 1.    System Companies and Investment Therein as of December 31, 2002...........................................     3

Item 2.    Acquisitions or Sales of Utility Assets...................................................................     13

Item 3.    Issue, Sale, Pledge, Guarantee or Assumption of System Securities.........................................     13

Item 4.    Acquisition, Redemption or Retirement of System Securities................................................     14

Item 5.    Investments in Securities of Nonsystem Companies..........................................................     16

Item 6.    Officers and Directors....................................................................................     18

Item 7.    Contributions and Public Relations........................................................................     44

Item 8.    Service, Sales and Construction Contracts.................................................................     46

Item 9.    Wholesale Generators and Foreign Utility Companies........................................................     47

Item 10.   Financial Statements and Exhibits.........................................................................     49

               Consolidating Financial Statements....................................................................     53

               Signature of Registrant's Officer.....................................................................    253

           Exhibits:

               A.  Securities and Exchange Act of 1934 Reports.......................................................    254

               B.  Index to Corporate Organization & By-Laws Exhibits................................................    256

               C.  Indentures or Contracts...........................................................................    272

               D.  Tax Allocation Agreement for 2002.................................................................    273

               E.  Other Documents Prescribed by Rule or Order.......................................................    284

               F.  Report of Independent Public Accountants..........................................................    285

               G.  Organizational Chart of Exempt Wholesale Generators or Foreign Utility Holding Companies..........    287

               H.  Audited Financial Statements of Exempt Wholesale Generators or Foreign Utility Holding Companies..    288

               L.  Debt Acquisition Schedule.........................................................................    288

ITEM 1.  SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002

                                                         NUMBER OF    % OF VOTING     ISSUER     OWNER'S
                                                          COMMON        POWER OR    BOOK VALUE  BOOK VALUE
TIER  NAME OF COMPANY (COMPANY ABBREVIATION)            SHARES HELD  INTEREST HELD    ($000)      ($000)         TYPE OF BUSINESS
-----------------------------------------------------------------------------------------------------------------------------------
      NiSOURCE INC. (NI)                                                                                         Holding company
 1       Bay State Gas Company (BSG)                          100            100     520,652     520,652          Gas utility
           Unsecured Debt (l)                                   -              -     218,535     218,535
           Subsidiaries:
 2            Bay State GPE, Inc. (BSGPE)                   1,000            100         105         105       Electric generation
 2            Boundry Gas, Inc. (BDY)                          11             12           -           -     Gas supplier/purchaser
 2            Northern Utilities, Inc. (NU)                   100            100     110,746     110,746          Gas utility
                 Unsecured Debt (l)                             -              -      11,550      11,550
 1       Columbia Energy Group (CG)                           100            100   2,396,266   6,407,908         Holding company
           Subsidiaries:
 2            Columbia Atlantic Trading Corporation
               (CAT)                                          308            100       4,110       4,110      Gas-related ventures
 2            Columbia Energy Group Capital
                Corporation (CCC)                               1            100       1,419       1,419         Holding company
                 Subsidiary:
 3                  TriStar Gas Technologies, Inc.
                     (TGT) *                               20,000            100           -           -         Holding company
 2            Columbia Energy Resources, Inc. (CER)             1            100     141,457     141,457         Holding company
                 Unsecured Debt (l)                             -              -      85,613      85,613
                 Subsidiaries:
 3                  Alamco-Delaware, Inc. (AD)                100            100       7,656       7,656    Exploration & Production
                                                                                                                 of Natural Gas
 3                  Columbia Natural Resources, Inc.
                     (CNR)                                      2            100     141,110     141,440    Exploration & Production
                                                                                                                 of Natural Gas
 3                  Columbia Natural Resources Canada,
                      Ltd. (CNRCL)                              1            100       8,813       8,813    Exploration & Production
                                                                                                                 of Natural Gas
 3                  Hawg Hauling & Disposal, Inc. (HH)        900            100       1,247       1,247        Brine hauling and
                                                                                                                disposal services
 2            Columbia Energy Services Corporation
                (CES)                                       2,500            100     (88,821)    (88,821)    Energy-related services
                 Unsecured Debt (l)                             -              -      11,500      11,500
                 Subsidiaries:
 3                  Columbia Energy Marketing
                      Corporation (CEM) * (h)                   -              -           -           -                -
 3                  Columbia Energy Power Marketing
                      Corporation (CPM) * (h)                   -              -           -           -                -
 3                  Columbia Energy Retail
                      Corporation (CERC) * (h)                  -              -           -           -                -
 2            Columbia Finance Corp. (CFC) * (h)                -              -           -           -                -
              Subsidiary:
 3               Columbia Accounts Receivable
                   Corporation (CAR)                           10            100       9,161       9,161   Purchase & sales of trade
                                                                                                                   receivables
 2            Columbia Gas of Kentucky, Inc. (CKY)        147,752            100      70,636      70,636           Gas utility
                 Unsecured Debt (l)                             -              -      42,055      42,055
 2            Columbia Gas of Maryland, Inc. (CMD)          2,883            100      28,404      28,404           Gas utility
                 Unsecured Debt (l)                             -              -      18,975      18,975
 2            Columbia Gas of Ohio, Inc. (COH)          6,369,585            100     436,965     436,965           Gas utility
                 Unsecured Debt                                 -              -     305,576     305,576
------------------------------------------------------------------------------------------------------------------------------------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 (continued)

                                                        NUMBER OF    % OF VOTING     ISSUER     OWNER'S
                                                          COMMON       POWER OR    BOOK VALUE  BOOK VALUE
TIER   NAME OF COMPANY (COMPANY ABBREVIATION)          SHARES HELD  INTEREST HELD    ($000)      ($000)      TYPE OF BUSINESS
-------------------------------------------------------------------------------------------------------------------------------
 2        Columbia Gas of Pennsylvania, Inc. (CPA)     1,805,112            100     206,881     206,881           Gas utility
             Unsecured Debt (l)                                -              -     241,116     241,116
 2        Columbia Gas of Virginia, Inc. (CGV)         1,306,106            100     166,220     166,220           Gas utility
             Unsecured Debt (l)                                -              -     167,214     167,214
 2        Columbia Gas Transmission Corporation (TCO)      1,934            100   1,092,778   1,092,778    Gas pipeline and storage
             Unsecured Debt (l)                                -              -     287,141     287,141
             Secured Debt (m)                                  -              -     385,500     385,500
 2        Columbia Gulf Transmission Company (CGT)         1,933            100     123,333     123,333    Gas pipeline and storage
             Unsecured Debt (l)                                -              -     109,595     109,595
 2        Columbia LNG Corporation (CLNG) * (h) (i)            -              -           -           -                -
             Subsidiary:
 3              CLNG Corporation (CLNGCO) * (h)                -              -           -           -                -
 2        Columbia Network Services Corporation (CNS)        900            100       4,835       4,835         Holding company
             Subsidiary:
 3              CNS Microwave, Inc. (CMC)                    110            100       1,736       1,736    Telecommunications and
                                                                                                            information services
 2        Columbia Petroleum Corporation (PET) *           1,000            100           -           -     Petroleum operations
 2        Columbia Pipeline Corporation (CPL) * (h)            1            100         735         735      Operates pipeline &
                                                                                                             gathering facilities
             Unsecured Debt (l)                                -              -         765         765
             Subsidiary:
 3              Columbia Deep Water Services Company
                  (CDW)                                        1            100         735         735    Gas pipeline development
 2        Columbia Remainder Corporation (CRC)               100            100         (76)        (76)       Holding company
             Subsidiaries:
 3              Columbia Electric Binghamton General
                  Corp. (CEB) *                                1            100           -           -        Power generation
 3              Columbia Electric Binghamton Limited
                  Corp. (CEBL) *                             142            100           -           -        Power generation
                Columbia Electric Haverstraw
                  Corporation (CHC) * (h)                      -              -           -           -        Power generation
 3              Haverstraw Bay, LLC (HBL) *  (a)               -             98           -           -        Power generation
 2        Columbia Service Partners, Inc. (CSP)              200            100       8,832       8,832     Energy-related services
             Subsidiaries:
 3              Columbia Assurance Agency, Inc. (CAA)        850            100          26          26       Insurance business
 3              Columbia Service Partners of Virginia,
                  Inc. (CSPV) *                                -            100           -           -    Energy-related services
 2        Columbia Transmission Communications
            Corporation (CTC)                                  1            100           -           -     Telecommunications and
                                                                                                            information services
 2        NiSource Insurance Corporation Limited
           (NICL) (j)                                     14,800            100       8,019       8,019        Insurance Group
 1   EnergyUSA, Inc. (IN) (EUII)                           1,000            100     (88,600)    (88,600)       Holding company
       Unsecured Debt (l)                                      -              -      44,316      44,316
       Subsidiaries:
 2        EnergyUSA Commercial Energy Services, Inc.
            (EUC)                                          1,000            100      (9,071)     (9,071)    Energy-related services
 2        EnergyUSA Retail, Inc. (EUR)                     1,000            100      (7,269)     (7,269)     Retail gas marketing
             Subsidiary:
 3              EnergyUSA Consumer Products Group,
                  Inc. (EUP) * (h)                             -              -           -           -               -
------------------------------------------------------------------------------------------------------------------------------------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 (continued)

                                                          NUMBER OF    % OF VOTING     ISSUER      OWNER'S
                                                           COMMON        POWER OR    BOOK VALUE   BOOK VALUE
TIER   NAME OF COMPANY (COMPANY ABBREVIATION)            SHARES HELD  INTEREST HELD    ($000)       ($000)      TYPE OF BUSINESS
------------------------------------------------------------------------------------------------------------------------------------
 2         EnergyUSA, Inc. (MA) (EUIM)                    10,000            100        5,979       5,979         Propane company
              Unsecured Debt (l)                               -              -        2,504       2,504
           Subsidiaries:
 3            EnergySPE, Inc. (ESPE)*                     10,000            100         (671)       (671)    Energy-related services
 3            EnergyUSA (Connecticut), Inc. (EUIC)         6,955            100       (3,627)     (3,627)    Energy-related services
                 Unsecured Debt (l)                            -              -        4,414       4,414
                 Subsidiaries:
 4                  Brayer Energy Solutions, Inc.
                      (BES) * (h)                              -              -            -           -                -
 4                  EnergyUSA Engineering, Inc. (EUE)        919            100       (1,281)     (1,281)     Engineering services
 4                  EnergyUSA Mechanical, Inc. (EUM) *       400            100        2,106       2,106     Energy-related services
 2         EnergyUSA-TPC Corp. (TPC)                         100            100      (13,699)    (13,699)         Gas marketing
              Unsecured Debt (l)                               -              -       13,864      13,864
              Subsidiary:
 3               EnergyUSA-Appalachian Corp. (EUA) (f)       100            100        6,282       6,282         Holds oil & gas
                                                                                                             exploration investments
 2         MS-1 Distribution & Storage Corp. (MS1) * (h)       -              -            -           -                -
 2         NESI Energy Marketing, L.L.C. (NEML) * (b) (h)      -              -            -           -                -
 2         NI Energy Services Transportation, Inc. (NEST)  1,000            100          393         393          Gas pipeline
 2         NI Fuel Company, Inc. (NIFC)*                   1,000            100      (14,545)    (14,545)        Holds oil & gas
                                                                                                             exploration investments
 2         NI-TEX, Inc. (NITEX)                            1,000            100       (1,912)     (1,912)        Holding company
              Subsidiary:
 3               Laredo Nueces Pipeline Company (LNP)          -             50          870         870          Gas pipeline
 2         NI-TEX Gas Services, Inc. (NGS)                   920            100       11,302      11,302         Holding company
 1   IWC Resources Corporation (IWCR) * (k)                1,000            100      611,424     611,424                -
          Subsidiaries:
 2           Harbour Water Corporation (HWC) * (k)         1,000            100        8,303       8,303                -
 2           Indianapolis Water Company (IWC) * (k)          500            100      622,452     622,452                -
                Subsidiary:
 3                 White River Enviornmental Partnership,
                     Inc.(WRP)*(k)                           100            100            -           -     Operator of wastewater
                                                                                                                treatment plants
 2           Irishman's Run Acquisition Corporation
               (IRAC) * (k)                                1,000            100          572         572                -
 2           IWC Morgan Water Corporation (IWCM) * (k)     1,000            100        6,234       6,234                -
 2           Lawrence Water Company, Inc. (LWC) * (k)      1,000            100            -           -                -
 2           Liberty Water Corporation (LWAC) * (k)          200            100          (50)        (50)               -
 2           The Darlington Water Works Company
               (DWWC) * (k)                                1,000            100          285         285                -
 1   Kokomo Gas and Fuel Company (KOKO)                  478,248            100       35,653      35,653          Gas utility
        Subsidiary:
 2         KGF Trading Company (KGF) *                       100            100            -           -          Gas brokering
 1   NI Energy Services, Inc. (NESI)                       1,000            100      (20,281)    (20,281)        Holding company
           Unsecured Debt (l)                                  -              -       45,482      45,482
           Subsidiaries:
 2            Crossroads Pipeline Company (CROSS)          1,000            100       (9,059)     (9,059)    Interstate gas pipeline
                 Unsecured Debt (l)                            -              -       31,228      31,228
------------------------------------------------------------------------------------------------------------------------------------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 (continued)

                                                       NUMBER OF    % OF VOTING     ISSUER     OWNER'S
                                                        COMMON        POWER OR    BOOK VALUE  BOOK VALUE
TIER  NAME OF COMPANY (COMPANY ABBREVIATION)          SHARES HELD  INTEREST HELD    ($000)      ($000)       TYPE OF BUSINESS
------------------------------------------------------------------------------------------------------------------------------
 2       Green Fuels, Inc. (GREEN) * (h)                     -              -           -           -                 -
 2       NESI Power Marketing, Inc. (NPM) *              1,000            100     (21,727)    (21,727)         Power marketing
 2       NiSource Energy Services Canada, Ltd.
           (NESCL) *                                         -            100        (669)       (669)         Holding company
            Subsidiary:
 3             NESI Energy Marketing Canada Ltd.
                 (NEMCL) *                                   -             70           -           -         Energy marketing
 1   NiSource Capital Markets, Inc. (NCM)                1,000            100      37,905      37,905       Financing subsidiary
 1   NiSource Capital Trust I (NCT)  (c)                     -            100      (4,769)     (4,769)      Financing subsidiary
 1   NiSource Corporate Services Company (NCS) (g)       1,000            100     (20,766)    (20,766)       Management services
        Unsecured Debt (l)                                   -              -      39,689      39,689
 1   NiSource Development Company, Inc. (NDEV)           1,000            100     (79,707)    (79,707)         Holding company
        Unsecured Debt (l)                                   -              -     178,365     178,365
        Subsidiaries:
 2         Analytic Sytems Laboratories, Inc.
             (ASL) * (h)                                     -              -           -           -                 -
 2         Cardinal Property Management, Inc.
             (CARD)                                      1,000            100          14          14       Real estate services
 2         Customer Information Services, Inc.
             (CIS) * (h)                                     -              -           -           -                 -
 2         JOF Transportation Company (JOF)              1,000            100       4,935       4,935          Holding company
 2         KOGAF Enterprises, Inc. (KOGF) * (h)              -              -           -           -                 -
 2         Lake Erie Land Company (LEL)                  1,000            100      68,297      68,297    Commercial and residential
                                                                                                            real estate services
              Subsidiary:
 3               SCC Services, Inc. (SCC)                1,000            100      (2,553)     (2,553)     Energy-related services
 2         NDC Douglas Properties, Inc. (NDC)            1,000            100      13,140      13,140       Holds investments in
                                                                                                         affordable housing projects
 2         Progeni, Inc. (PRO) * (h)                         -              -           -           -                 -
 2         Protonics Research, Inc. (PRI) * (h)              -              -           -           -                 -
 2         South Works Power Company (SWP) *             1,000            100           -           -           Holds a lease
 1   NiSource Energy Technologies, Inc. (NET)              100            100     (10,730)    (10,730)         Holding company
        Unsecured Debt (l)                                   -              -      20,814      20,814
 1   NiSource Finance Corp. (NFC)                          100            100    (342,943)   (342,943)      Financing subsidiary
 1   NiSource Pipeline Group, Inc. (NPG) * (h)               -              -      11,591      11,591                 -
        Subsidiaries:
 2         Granite State Gas Transmission, Inc.
             (GSGT)                                     29,900            100      11,591      11,591      Interstate gas pipeline
              Unsecured Debt (l)                             -              -       7,327       7,327
              Subsidiaries:
 3               Bay State Energy Enterprises,
                   Inc. (BSEE) *                        10,000            100          68          68      Energy-related services
 3               Natural Gas Development, Inc.
                   (NGD) * (h)                               -              -           -           -                 -
 2         PNGTS Holding Corp. (PNGTS) * (h)                 -              -           -           -                 -
 1   Northern Indiana Fuel and Light Company, Inc.
       (NIFL)                                          275,000            100      46,350      46,350            Gas utility
        Subsidiary:
 2         Northern Indiana Trading Company, Inc.
             (NITC)                                      1,000            100       4,861       4,861           Gas brokering
-----------------------------------------------------------------------------------------------------------------------------------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 (continued)

                                                   NUMBER OF    % OF VOTING     ISSUER     OWNER'S
                                                    COMMON       POWER OR     BOOK VALUE  BOOK VALUE
TIER  NAME OF COMPANY (COMPANY ABBREVIATION)      SHARES HELD  INTEREST HELD    ($000)      ($000)       TYPE OF BUSINESS
---------------------------------------------------------------------------------------------------------------------------------
 1    Northern Indiana Public Service Company
        (NIP)                                       73,282,258       100       899,622   899,622    Electric and gas utility
         Unsecured Debt (l)                                  -         -       448,899   448,899
         Subsidiary:
 2          NIPSCO Exploration Company, Inc.
              (NEXCO)  * (h)                                 -         -             -         -                -
 1    Primary Energy, Inc. (PEI)                         1,000       100       (28,538)  (28,538)   Arranges energy-related projects
         Unsecured Debt (l)                                  -         -        77,699    77,699
         Subsidiaries:
 2          Cokenergy, Inc.  (CEI)                       1,000       100        (1,893)   (1,893)   Power generation project company
 2          Harbor Coal Company  (HCC)                   1,000       100         5,247     5,247    Power generation project company
 2          Ironside Energy LLC (IEL)  (d)                   -       100        (4,974)   (4,974)   Power generation project company
 2          Lakeside Energy Corporation
              (LEC)                                      1,000       100         9,818     9,818    Power generation project company
 2          North Lake Energy Corporation
              (NLEC)                                     1,000       100        (3,716)   (3,716)   Power generation project company
 2          Portside Energy Corporation
              (PORT)                                     1,000       100          (942)     (942)   Power generation project company
 2          Whiting Clean Energy, Inc.
              (WCE)                                      1,000       100       (20,941)  (20,941)   Power generation project company
 1    SM&P Utility Resources, Inc. (SMP)  (e)                -         -             -         -                -
        Subsidiary:
 2          Colcom Incorporated (CI)  (e)                    -         -             -         -                -
------------------------------------------------------------------------------------------------------------------------------------

     Note: All debt amounts exclude the current portion of long-term debt.
     * Company was inactive at December 31, 2002.

(a) Haverstraw Bay, LLC was involved with power generation. Columbia Electric Haverstraw Corporation owns a 2% interest and Columbia Remainder Corporation directly holds 98%.

(b) NESI Energy Marketing L.L.C. was involved with the marketing of natural gas and electricity. EnergyUSA, Inc. (IN) owned a 100% interest.

(c) NiSource Capital Trust I is a financing subsidiary of NiSource Inc. NiSource Inc. holds 100% of the common equity.

(d)      Primary Energy, Inc. owns a 100% interest in Ironside Energy LLC.

(e) SM&P Utility Resources, Inc. was sold to The Laclede Group on January 28, 2002.

(f) EnergyUSA-Appalachian Corp., an Indiana corporation, was formed on February 19, 2001. The company holds oil and gas exploration investments.

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 (continued)

(g) On December 31, 2000, Columbia Energy Group Service Corporation (a Delaware corp.) merged with NiSource Corporate Services Company (an Indiana corp.) The combined company changed its name to NiSource Corporate Services Company (a Delaware corp.). The company performs management service for NiSource and its subsidiaries.

(h)      The following companies were dissolved during 2002:
            Analytic Systems Laboratories, Inc. (dissolved 02/01/02)
            Brayer Energy Solutions, Inc. (dissolved 03/20/02)
            CLNG Corporation (dissolved 3/14/02)
            Columbia Electric Haverstraw Corporation (dissolved 12/31/02) Columbia Energy Marketing Corporation (dissolved 12/31/02) Columbia Energy Power Marketing Corporation (dissolved 12/31/02) Columbia Energy Retail Corporation (dissolved 12/31/02)
            Columbia Finance Corp. (dissolved 01/18/02)
            Columbia LNG Corporation (dissolved 03/08/02)
            Columbia Pipeline Corporation (dissolved 11/12/02)
            Customer Information Services, Inc. (dissolved 1/24/02) EnergyUSA Consumer Products Group, Inc. (dissolved 2/01/02) Green Fuels, Inc. (dissolved 02/01/02)
            KOGAF Enterprises, Inc. (dissolved 03/25/02)
            MS-1 Distribution & Storage Corp. (dissolved 01/23/02)
            Natural Gas Development, Inc. (dissolved 06/13/02)
            NESI Energy Marketing, L.L.C. (dissolved 12/06/02)
            NIPSCO Exploration Company, Inc. (dissolved 02/01/02)
            NiSource Pipeline Group, Inc. (dissolved 11/15/02)
            PNGTS Holding Corp. (dissolved 06/05/02)
            Progeni, Inc. (dissolved 02/19/02)
            Protonics Research, Inc. (dissolved 02/01/02)

(i) Columbia LNG Corporation, which owned and operates LNG storage and transportation facilities was owned by Columbia Energy Group and Shell Consolidated Energy Resources, Inc. Columbia Energy Group had voting rights and owns 92.1% and Shell Consolidated Energy Resources, Inc. had voting rights and owned 7.9% of Columbia LNG Corporation.

(j) On October 18, 2002, Columbia Insurance Corporation, Ltd. was renamed NiSource Insurance Corporation Limited.

(k) On April 30, 2002, NiSource sold the water utility assets of the Indianapolis Water Company (IWC) and other assets of IWC Resources Corporation.

(l)      Unsecured debt is presented on pages 9 - 13.

(m)      Secured debt is presented on page 14.

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 (continued)

NOTE (l)      UNSECURED DEBT

                                                  PRINCIPAL      ISSUER      OWNER'S
NAME OF COMPANY                                  AMOUNT OWED   BOOK VALUE   BOOK VALUE
(ISSUER)          SECURITY OWNED BY REGISTRANT     ($000)        ($000)       ($000)
--------------------------------------------------------------------------------------
BSG               Intercompany Notes:
                  2.11% Money Pool                 218,535       218,535     218,535
------------------------------------------------------------------------------------

NU                Intercompany Notes:
                  2.11% Money Pool                  11,550        11,550      11,550
------------------------------------------------------------------------------------

CER               Intercompany Notes:
                  2.11% Money Pool                  85,613        85,613      85,613
------------------------------------------------------------------------------------

CES               Intercompany Notes:
                  2.11% Money Pool                  11,500        11,500      11,500
------------------------------------------------------------------------------------

CKY               Intercompany Notes:
                  7.28% Due March 1, 2011            5,030         5,030       5,030
                  8.00% Due March 1, 2006            8,000         8,000       8,000
                  7.30% Due November 28, 2005        5,805         5,805       5,805
                  7.55% Due November 28, 2007        5,805         5,805       5,805
                  7.82% Due November 28, 2010        5,805         5,805       5,805
                  7.92% Due November 28, 2015        5,805         5,805       5,805
                  8.12% Due November 28, 2025        5,805         5,805       5,805
------------------------------------------------------------------------------------
                                                    42,055        42,055      42,055
------------------------------------------------------------------------------------

CMD               Intercompany Notes:
                  8.12% Due March 1, 2016            6,500         6,500       6,500
                  7.30% Due November 28, 2005        2,495         2,495       2,495
                  7.55% Due November 28, 2007        2,495         2,495       2,495
                  7.82% Due November 28, 2010        2,495         2,495       2,495
                  7.92% Due November 28, 2015        2,495         2,495       2,495
                  8.12% Due November 28, 2025        2,495         2,495       2,495
------------------------------------------------------------------------------------
                                                    18,975        18,975      18,975
------------------------------------------------------------------------------------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 (continued)

NOTE (l)      UNSECURED DEBT (CONTINUED)

                                                  PRINCIPAL      ISSUER       OWNER'S
NAME OF COMPANY                                  AMOUNT OWED   BOOK VALUE   BOOK VALUE
(ISSUER)          SECURITY OWNED BY REGISTRANT     ($000)        ($000)       ($000)
--------------------------------------------------------------------------------------
COH               Intercompany Notes:
                  8.20% Due March 1, 2006           25,000       25,000       25,000
                  7.90% Due March 1, 2006           35,000       35,000       35,000
                  7.55% Due November 28, 2007       36,394       36,394       36,394
                  7.82% Due November 28, 2010       36,394       36,394       36,394
                  7.92% Due November 28, 2015       36,394       36,394       36,394
                  8.12% Due November 28, 2025       36,394       36,394       36,394
                  7.50% Due July 15, 2022          100,000      100,000      100,000
------------------------------------------------------------------------------------
                                                   305,576      305,576      305,576
------------------------------------------------------------------------------------

CPA               Intercompany Notes:
                  7.28% Due March 1, 2011           11,000       11,000       11,000
                  7.89% Due March 1, 2014           20,000       20,000       20,000
                  7.89% Due March 1, 2016           20,000       20,000       20,000
                  8.12% Due March 1, 2013           35,000       35,000       35,000
                  7.90% Due March 1, 2006           10,000       10,000       10,000
                  7.30% Due November 28, 2005       17,843       17,843       17,843
                  7.55% Due November 28, 2007       17,843       17,843       17,843
                  7.82% Due November 28, 2010       17,843       17,843       17,843
                  7.92% Due November 28, 2015       17,843       17,843       17,843
                  8.12% Due November 28, 2025       17,843       17,843       17,843
                  2.11% Money Pool                  55,901       55,901       55,901
------------------------------------------------------------------------------------
                                                   241,116      241,116      241,116
------------------------------------------------------------------------------------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 (continued)

NOTE (l)      UNSECURED DEBT (CONTINUED)

                                                  PRINCIPAL      ISSUER      OWNER'S
NAME OF COMPANY                                  AMOUNT OWED   BOOK VALUE   BOOK VALUE
(ISSUER)          SECURITY OWNED BY REGISTRANT     ($000)        ($000)       ($000)
--------------------------------------------------------------------------------------
CGV               Intercompany Notes:
                  7.28% Due March 1, 2011          10,000       10,000       10,000
                  6.81% Due March 1, 2012          15,000       15,000       15,000
                  6.73% Due March 1, 2013          10,000       10,000       10,000
                  7.89% Due March 1, 2014          10,000       10,000       10,000
                  8.12% Due March 1, 2016          21,000       21,000       21,000
                  7.30% Due November 28, 2005      12,835       12,835       12,835
                  7.55% Due November 28, 2007      12,835       12,835       12,835
                  7.82% Due November 28, 2010      12,835       12,835       12,835
                  7.92% Due November 28, 2015      12,835       12,835       12,835
                  8.12% Due November 28, 2025      12,835       12,835       12,835
                  2.11% Money Pool                 37,039       37,039       37,039
-----------------------------------------------------------------------------------
                                                  167,214      167,214      167,214
-----------------------------------------------------------------------------------

TCO               Intercompany Notes:
                  2.11% Money Pool                287,141      287,141      287,141
-----------------------------------------------------------------------------------

CGT               Intercompany Notes:
                  7.65% Due March 1, 2014          20,000       20,000       20,000
                  7.30% Due November 28, 2005       9,578        9,578        9,578
                  7.55% Due November 28, 2007       9,578        9,578        9,578
                  7.82% Due November 28, 2010       9,578        9,578        9,578
                  7.92% Due November 28, 2015       9,578        9,578        9,578
                  8.12% Due November 28, 2025       9,578        9,578        9,578
                  2.11% Money Pool                 41,705       41,705       41,705
-----------------------------------------------------------------------------------
                                                  109,595      109,595      109,595
-----------------------------------------------------------------------------------

CPL               Intercompany Notes:
                  2.11% Money Pool                    765          765          765
-----------------------------------------------------------------------------------

EUII              Intercompany Notes:
                  2.11% Money Pool                 44,316       44,316       44,316
-----------------------------------------------------------------------------------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 (continued)

NOTE (l)      UNSECURED DEBT (CONTINUED)

                                                  PRINCIPAL      ISSUER      OWNER'S
NAME OF COMPANY                                  AMOUNT OWED   BOOK VALUE   BOOK VALUE
(ISSUER)          SECURITY OWNED BY REGISTRANT     ($000)        ($000)       ($000)
--------------------------------------------------------------------------------------
EUIM              Intercompany Notes:
                  2.11% Money Pool                  2,504        2,504        2,504
-----------------------------------------------------------------------------------

EUIC              Intercompany Notes:
                  4.88% Short-term debt             4,414        4,414        4,414
-----------------------------------------------------------------------------------

TPC               Intercompany Notes:
                  2.11% Money Pool                 13,864       13,864       13,864
-----------------------------------------------------------------------------------

NESI              Intercompany Notes:
                  2.11% Money Pool                 45,482       45,482       45,482
-----------------------------------------------------------------------------------

CROSS             Intercompany Notes:
                  2.11% Money Pool                 31,228       31,228       31,228
-----------------------------------------------------------------------------------

NCS               Intercompany Notes:
                  7.33% Due March 1, 2014          12,700       12,700       12,700
                  7.30% Due November 28, 2005       2,246        2,246        2,246
                  7.55% Due November 28, 2007       2,246        2,246        2,246
                  7.82% Due November 28, 2010       2,246        2,246        2,246
                  7.92% Due November 28, 2015       2,246        2,246        2,246
                  8.12% Due November 28, 2025       2,246        2,246        2,246
                  2.11% Money Pool                 37,443       37,443       37,443
-----------------------------------------------------------------------------------
                                                   39,689       39,689       39,689
-----------------------------------------------------------------------------------

NDEV              Intercompany Notes:
                  2.11% Money Pool                178,365      178,365      178,365
-----------------------------------------------------------------------------------

NET               Intercompany Notes:
                  2.11% Money Pool                 20,814       20,814       20,814
-----------------------------------------------------------------------------------

GSGT              Intercompany Notes:
                  2.11% Money Pool                  7,327        7,327        7,327
-----------------------------------------------------------------------------------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 (continued)

NOTE (l)      UNSECURED DEBT (CONTINUED)

                                                  PRINCIPAL      ISSUER      OWNER'S
NAME OF COMPANY                                  AMOUNT OWED   BOOK VALUE   BOOK VALUE
(ISSUER)          SECURITY OWNED BY REGISTRANT     ($000)         ($000)      ($000)
--------------------------------------------------------------------------------------
NIP               Intercompany Notes:
                  2.11% Money Pool                   448,899      448,899      448,899
--------------------------------------------------------------------------------------

PEI               Intercompany Notes:
                  2.11% Money Pool                    77,699       77,699       77,699
--------------------------------------------------------------------------------------

                                                   2,414,236    2,414,236    2,414,236
======================================================================================

NOTE (M)      SECURED DEBT

                                                  PRINCIPAL      ISSUER       OWNER'S
NAME OF COMPANY                                  AMOUNT OWED   BOOK VALUE   BOOK VALUE
(ISSUER)          SECURITY OWNED BY REGISTRANT     ($000)        ($000)       ($000)
--------------------------------------------------------------------------------------
TCO               Intercompany Notes:
                  6.80% Due November 28, 2005      128,500      128,500      128,500
                  7.05% Due November 28, 2007      128,500      128,500      128,500
                  7.32% Due November 28, 2010      128,500      128,500      128,500
------------------------------------------------------------------------------------
                                                   385,500      385,500      385,500
------------------------------------------------------------------------------------

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

None.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

None.

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES DURING
2002

                                           Name of Company
                                         Acquiring, Redeeming   Number of   Principal     Consideration   Held or     Commission
Name of Issuer and Type of Issue        or Retiring Securities    Shares   Amount ($000)     ($000)       Retired    Authorization
------------------------------------------------------------------------------------------------------------------------------------
BSG
 Medium Term Note - 6.625% Due 06-28-02          BSG               -          5,000           5,000        Retired    Exempt Rule 42
 Medium Term Note - 7.250% Due 08-05-02          BSG               -         20,000          20,000        Retired    Exempt Rule 42
 Medium Term Note - 7.550% Due 11-01-02          BSG               -          4,000           4,000        Retired    Exempt Rule 42
 Medium Term Note - 7.375% Due 11-01-02          BSG               -          7,000           7,000        Retired    Exempt Rule 42
 Medium Term Note - 7.550% Due 12-10-02          BSG               -          1,000           1,000        Retired    Exempt Rule 42
 Medium Term Note - 7.450% Due 12-16-02          BSG               -          5,000           5,000        Retired    Exempt Rule 42
 Medium Term Note - 7.370% Due 12-31-02          BSG               -          5,000           5,000        Retired    Exempt Rule 42
 Medium Term Note - 7.380% Due 12-31-02          BSG               -          5,000           5,000        Retired    Exempt Rule 42
 Medium Term Note - 7.375% Due 12-31-02          BSG               -          1,000           1,000        Retired    Exempt Rule 42

 Subsidiary:
   NU
    Medium Term Note - 9.700% Due 09-01-31        NU               -         13,000          13,000        Retired    Exempt Rule 42

CEG
 Debentures - 6.61% Series B, Due 11-28-02       CEG               -        281,530         281,530        Retired    Exempt Rule 42

CKY
 Unsecured Debt                                  CKY               -             24              24        Retired    Exempt Rule 42

COH
 Unsecured Debt                                  COH               -            139             139        Retired    Exempt Rule 42

IWC
 Medium Term Note - 5.990% Due 02-01-09          IWC               -         35,000          36,469        Retired    Exempt Rule 42
 Medium Term Note - 6.610% Due 02-01-19          IWC               -         45,000          47,730        Retired    Exempt Rule 42
 Preferred Stock, Series A, 5.00%                IWC               -          1,047           1,047        Retired    Exempt Rule 42
 Preferred Stock, Series B, 4.25%                IWC               -          1,000           1,000        Retired    Exempt Rule 42
 Preferred Stock, Series C, 4.00%                IWC               -            450             450        Retired    Exempt Rule 42
 Preferred Stock, Series D, 4.50%                IWC               -             20              20        Retired    Exempt Rule 42

NDC
 Unsecured Debt                                  NDC               -          3,639           3,639        Retired    Exempt Rule 42
------------------------------------------------------------------------------------------------------------------------------------

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES DURING 2002 (continued)

                                           Name of Company
                                         Acquiring, Redeeming   Number of   Principal     Consideration   Held or      Commission
Name of Issuer and Type of Issue        or Retiring Securities    Shares   Amount ($000)     ($000)       Retired     Authorization
------------------------------------------------------------------------------------------------------------------------------------
NIP
 Redeemable Preferred Stock 8.35%               NIP                6,000         600            611        Retired    Exempt Rule 42
 Redeemable Preferred Stock 7-3/4%              NIP                5,554         555            561        Retired    Exempt Rule 42
 Preferred Stock 6.50%, Due 10-14-2002          NIP              430,000      43,000         43,000        Retired    Exempt Rule 42
 First Mortgage Bonds, Series T, 7-1/2%,
 Due 04-01-02                                   NIP                    -      38,000         38,000        Retired    Exempt Rule 42
 Pollution Control Note, Series A Note,
    City of Michigan City 5.70%                 NIP                    -       4,500          4,500        Retired    Exempt Rule 42
 Medium Term Note - 6.90% Due 06-03-02          NIP                    -       3,000          3,000        Retired    Exempt Rule 42
 Medium Term Note - 6.75% Due 06-12-02          NIP                    -       3,000          3,000        Retired    Exempt Rule 42
 Medium Term Note - 6.92% Due 06-06-02          NIP                    -      10,500         10,500        Retired    Exempt Rule 42
TCO
 Secured Debt                                   TCO                    -          15             15        Retired    Exempt Rule 42
------------------------------------------------------------------------------------------------------------------------------------

ITEM 5.  INVESTMENTS IN SECURITIES OF NON SYSTEM COMPANIES

                                                                                       % of Voting Power   Number of     Book Value
Investor                            Investee                      Type of Investment   or Interest Held    Shares Owned    ($000)
------------------------------------------------------------------------------------------------------------------------------------
CEB        Binghamton Cogeneration Limited Partnership*           Limited Partnership          10.0              N/A        ***
CEBL       Binghamton Cogeneration Limited Partnership*           Limited Partnership          23.3              N/A        ***
CES        NewPower Holding, Inc.                                 Common Shares                 1.0          602,200        ***
CNR        Clarksburg Gas Limited Partnership*                    Limited Partnership           2.0              N/A        ***
CRC        Haverstraw Bay, LLC*                                   LLC Membership               98.0              N/A        ***
HCC        PCI Associates*                                        Limited Partnership          50.0              N/A        ***
JOF        Chicago South Shore & South Bend Railroad Co. (b)      General Partnership          40.0              N/A        ***
JOF        Illinois Indiana Development Company, L.L.C.*          LLC Membership               40.0              N/A        ***
NDC        Bittersweet Pointe, L.P.*                              Limited Partnership          99.0              N/A        ***
NDC        Douglas Pointe Associates, L.P.*                       Limited Partnership          99.0              N/A        ***
NDC        Douglas Pointe II Associates, L.P.*                    Limited Partnership          99.0              N/A        ***
NDC        Douglas Pointe III Associates, L.L.C.*                 Limited Partnership          99.0              N/A        ***
NDC        Dunedin I, L.L.C.*                                     LLC Membership               99.0              N/A        ***
NDC        Dunedin II, L.L.C.*                                    LLC Membership               99.0              N/A        ***
NDC        Hebron Pointe, L.L.C.*                                 LLC Membership               99.0              N/A        ***
NDC        House Investments - Midwest Corporate Tax Credit
            Fund, L.P.*                                           Limited Partnership          99.0              N/A        ***
NDC        Kingsmill Development Co., L.L.C.*                     Limited Partnership          99.9              N/A        ***
NDC        Prestwick Square of Fort Wayne Associates, L.P.*       Limited Partnership          99.9              N/A        ***
NDC        Robertson, L.L.C.*                                     LLC Membership               99.0              N/A        ***
NDC        Woodland Crossing, L.L.C.*                             LLC Membership               99.0              N/A        ***
NDEV       N Squared Aviation, L.L.C.*                            LLC Membership               33.3              N/A        ***
NET        Acumentrics Corporation                                Common Shares                 3.1          333,333        ***
NET        Capstone Turbine Corporation                           Common Shares                 0.1           11,574        ***
NET        CID Equity Capital III, L.P.*                          Limited Partnership           2.0              N/A        ***
NET        Corning Incorporated                                   Common Shares                 0.1           23,796        ***
NET        Covance, Inc.                                          Common Shares                 0.1            4,483        ***
NET        EnerTek Partners, LP*                                  Limited Partnership          16.5              N/A        ***
NET        Evergreen Solar, Inc.                                  Common Shares                 0.1           14,524        ***
NET        MOSAIC Energy, L.L.C.*                                 LLC Membership               32.6              N/A        ***
NET        Nth Power Technologies Fund II, L.P.*                  Limited Partnership           4.1              N/A        ***
NET        Nth Power Technologies Fund II-A, L.P.*                Limited Partnership           5.4              N/A        ***
NET        Proton Energy Systems, Inc.                            Common Shares                 0.1              920        ***
NET        Quest Diagnostics Incorporated                         Common Shares                 0.1            4,482        ***
NET        SunPower Corporation**                                 Preferred Shares             14.7        1,215,564        ***
NET        Utech Climate Challenge Fund, L.P.*                    Limited Partnership          17.9              N/A        ***
NGS        MidTex Gas Storage Company, L.L.P.*                    Limited Partnership          31.0              N/A        ***
NIFC       Bristol Resources Production Company, L.L.C.*          LLC Membership               64.0              N/A        ***
NU         Boundary Gas, Inc.                                     Common Shares                 2.8              N/A        ***
SWP        The Wellingshire Joint Venture (b)                     General Partnership          50.0              N/A        ***
TCO        Millennium Pipeline Company, L.P.*                     Limited Partnership          47.0              N/A        ***
TCO        Millennium Pipeline Management Company, L.L.C. (a)*    LLC Membership               47.5              N/A        ***
----------------------------------------------------------------------------------------------------------------------------------

       * All investments shown as limited partnerships are limited partnership interests with no voting power. All LLC interests are in manager-managed LLC's in which NiSource is not the manager.

      **  The interest in the preferred shares are non-voting.

     ***  Confidential treatment requested.

     (a) Millennium Pipeline Management Company, L.P. holds a 1% general partner interest in Millennium Pipeline Company, L.P.

     (b) NiSource does not consolidate either general partnership because it does not control either partnership, directly or indirectly and does not have an interest greater than 50%. All interests comprising these partnerships are general partnership interests. For Chicago South Shore & South Bend Railroad Co., there is another general partner who has a 60% general partnership interest. For the Wellingshire Joint Venture, the other general partner owns a 50% general partnership interest.

ITEM 6.  OFFICERS AND DIRECTORS

PART I. NAMES, PRINCIPAL BUSINESS ADDRESS AND POSITIONS HELD AS OF DECEMBER 31, 2002

The names, principal address and positions held as of December 31, 2002 of the officers and directors of System companies is presented in the tables on the following pages. The principal business address of each officer and director is indicated in such tables by the numbers (1) through (23). The addresses associated with these number designations are shown in the following address key. The symbols used to indicate the positions held by officers and directors are shown in the position symbol key below.

Address:

1.      801 East 86th Avenue, Merrillville, Indiana 46410

2.      200 Civic Center Drive, Columbus, Ohio 43215

3.      12801 Fair Lakes, Parkway, Fairfax, Virginia 22030

4.      1500 165th Street, Hammond, IN 46324

5.      10 G Street, Suite 580, Washington DC 20002

6.      Mintflower Place, 3rd Floor, 8 Par-La-Ville Road, Hamilton Bermuda HMNX

7.      67 Suncrest Terrace, PO Box 131, Colchester, Vermont, 05446

8.      2 Church Street, PO Box HM1022, Hamilton Bermuda HMDX

9.      1600 Dublin Road, Columbus Ohio 43215

10.     300 Friberg Pkwy, Westborough, Massachusetts 01581

11.     900 East Blvd, Kokomo, Indiana 46902

12.     220 E. Seventh Street, Auburn, Indiana 46706

13.     2001 Mercer Road, Lexington, Kentucky 40512

14.     1010 Sand Creek Drive, Chesterton, Indiana 46304

15.     650 Washington Road, Pittsburgh, Pennsylvania, 15228

16.     2603 Augusta, Houston, Texas, 77057

17.     900 Pennsylvania Avenue, Charleston, WV 25362

18.     1700 MacCorkle Avenue, S.E. Charleston, West Virginia 25314

19.     9001 Arboretum Parkway, Richmond, Virginia 23236

20.     4100 Edision Lakes Pkwy., Mishawaka, Indiana 4645

21.     1000, 400-3 Avenue SW, Calgary, AB T2P 4H2 Canada

22.     3661 Buchanan Street, 3rd Floor, San Francisco, California 94123

23.     1220 Waterway Blvd, Indianapolis, IN46202

POSITION KEY CODE

D        -    Director
COB      -    Chairman of the Board
VC       -    Vice Chairman
CEO      -    Chief Executive Officer
COO      -    Chief Operating Officer
CFO      -    Chief Financial Officer
CAO      -    Chief Accounting Officer
CIO      -    Chief Information Officer
P        -    President
GC       -    General Counsel
GM       -    General Manager
GP       -    Group President
EVP      -    Executive Vice President
SVP      -    Senior Vice President
VP       -    Vice President
T        -    Treasurer
TR       -    Trustee
C        -    Controller
S        -    Secretary
CMS      -    Chairman of the Management Committee
MMC      -    Member of the Management Committee
SP       -    Sponsor
PNET     -    President, NiSource Energy Technologies
PT       -    President, Transaction Services

           NAME                    NI           CG        CAR      NCM      NCT     NFC      CCC       TGT
------------------------------------------------------------------------------------------------------------
Stephen P. Adik (1)          D, VC            D         D         D        SP      D
------------------------------------------------------------------------------------------------------------
Steven C. Beering (1)        D
------------------------------------------------------------------------------------------------------------
Arthur J. Decio (1)          D
------------------------------------------------------------------------------------------------------------
Dennis E. Foster (1)         D
------------------------------------------------------------------------------------------------------------
Gary L. Neale (1)            D, COB, P, CEO
------------------------------------------------------------------------------------------------------------
Ian M. Rolland (1)           D
------------------------------------------------------------------------------------------------------------
John W. Thompson (1)         D
------------------------------------------------------------------------------------------------------------
Robert J. Welsh (1)          D
------------------------------------------------------------------------------------------------------------
Carolyn Y. Woo (1)           D
------------------------------------------------------------------------------------------------------------
Roger A. Young (1)           D
------------------------------------------------------------------------------------------------------------
Samuel W. Miller, Jr. (1)    EVP, COO
------------------------------------------------------------------------------------------------------------
Michael W. O'Donnell (1)     EVP, CFO         D, P      D, P      D, P     TR      D, P     D, P     D, P
------------------------------------------------------------------------------------------------------------
S. LaNette Zimmerman (1)     EVP
------------------------------------------------------------------------------------------------------------
Peter V. Fazio Jr. (1)       EVP, GC
------------------------------------------------------------------------------------------------------------
Patrick J. Mulchay (1)       GP
------------------------------------------------------------------------------------------------------------
Jeffrey W. Yundt (1)         GP
------------------------------------------------------------------------------------------------------------
Mark D. Wyckoff (1)          PNET
------------------------------------------------------------------------------------------------------------
James M. Clarke (1)          SVP
------------------------------------------------------------------------------------------------------------
Arthur E. Smith (1)          SVP
------------------------------------------------------------------------------------------------------------
Barbara s. McKay (1)         VP
------------------------------------------------------------------------------------------------------------
Jeffrey W. Grossman (1)      VP, C, CAO       VP        VP        VP       TR      VP       VP       VP
------------------------------------------------------------------------------------------------------------
Dennis W. McFarland (1)      VP, T            VP, T     VP, T     VP, T    TR      VP, T    VP, T    VP, T
------------------------------------------------------------------------------------------------------------
Dennis E. Senchak (1)        VP
------------------------------------------------------------------------------------------------------------
Arthur A. Paquin (1)         VP
------------------------------------------------------------------------------------------------------------
David A. Kelly (4)           VP
------------------------------------------------------------------------------------------------------------
Gary W. Pottorff (1)         S                S         S         S                S        S        S
------------------------------------------------------------------------------------------------------------
Vincent H. DeVito (2)                         C         C         C                C        C        C
------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------
         NAME                     NCS         NICL      CAT      CES
----------------------------------------------------------------------
Stephen P. Adik (1)          D, VC                     D
----------------------------------------------------------------------
Gary L. Neale (1)            D, COB, CEO
----------------------------------------------------------------------
Samuel W. Miller, Jr. (1)    P
----------------------------------------------------------------------
Jeffrey W. Grossman (1)      VP              D, P      VP        D, VP
----------------------------------------------------------------------
Dennis W. McFarland (1)      VP, T           VP, T     VP, T     T
----------------------------------------------------------------------
James M. Clarke (1)          SVP                                 D
----------------------------------------------------------------------
Michael W. O'Donnell (1)     EVP, CFO        D         D         D, P
----------------------------------------------------------------------
S. LaNette Zimmerman (1)     EVP
----------------------------------------------------------------------
Arthur E. Smith, Jr. (1)     SVP
----------------------------------------------------------------------
Thomas J. Aruffo (1)         VP
----------------------------------------------------------------------
Mary C. Bloom (2)            VP
----------------------------------------------------------------------
Richard L. Bond (1)          VP
----------------------------------------------------------------------
Robert D. Campbell (1)       VP
----------------------------------------------------------------------
Donald K. Eldert (1)         VP
----------------------------------------------------------------------
Gail W. Harowski (1)         VP
----------------------------------------------------------------------
Dorothy M. Hawkins (1)       VP
----------------------------------------------------------------------
Joel L. Hoelzer (1)          VP
----------------------------------------------------------------------
Mark T. Maassel (1)          VP
----------------------------------------------------------------------
Scott C. MacDonald (1)       VP
----------------------------------------------------------------------
Charles E. Shafer II (2)     VP
----------------------------------------------------------------------
Rebecca T. Sczudlo (5)       VP
----------------------------------------------------------------------
David J. Vajda (1)           VP
----------------------------------------------------------------------
Paul J. Newman (3)           VP
----------------------------------------------------------------------
Genevieve A. Tuchow (2)      VP
----------------------------------------------------------------------
Edward A. Santry (2)         VP
----------------------------------------------------------------------
Timothy J. Tokish  (2)       VP
----------------------------------------------------------------------
Reginald L. Carter (2)       PT
----------------------------------------------------------------------
Sherry H. Gavito (1)         VP
----------------------------------------------------------------------
Karen A. Lohss (1)           VP
----------------------------------------------------------------------
Patricia M. Lawicki (2)      VP
----------------------------------------------------------------------
Gary W. Pottorff (1)         S                         S         S
----------------------------------------------------------------------
Tim Bucci (1)                                D, VP
----------------------------------------------------------------------
Susan Gatje (6)                              D
----------------------------------------------------------------------
Kathryn A. Westover (7)                      D
----------------------------------------------------------------------
Michael Ashford (8)                          S
----------------------------------------------------------------------
Vincent H. DeVito (2)        C                         C         C
----------------------------------------------------------------------

--------------------------------------------------------------------------
          NAME                   NIP      CSP      CSPV       CAA     NET
--------------------------------------------------------------------------
Stephen P. Adik (1)            D
--------------------------------------------------------------------------
Patrick J. Mulchay (1)         D
--------------------------------------------------------------------------
Jeffrey W. Yundt (1)           D, COB     D        D         D
--------------------------------------------------------------------------
Barrett Hatches (1)            P
--------------------------------------------------------------------------
Robert J. Schacht (1)          VP
--------------------------------------------------------------------------
Jerry L. Godwin (1)            VP, COO
--------------------------------------------------------------------------
Robert C. Skaggs (2)                      D        D         D
--------------------------------------------------------------------------
Timothy J. Tokish (2)                     D        D         D
--------------------------------------------------------------------------
Michael A. Huwar (15)                     P        P         P
--------------------------------------------------------------------------
Timothy Taylor (1)             VP
--------------------------------------------------------------------------
Karen J. Lenzo (1)             VP
--------------------------------------------------------------------------
Daniel D. Gavito (1)           VP
--------------------------------------------------------------------------
Kenneth P. Foley (1)           VP
--------------------------------------------------------------------------
Jerome B. Weeden (1)           VP
--------------------------------------------------------------------------
David J. Vajda (1)             VP
--------------------------------------------------------------------------
Linda E. Miller (1)            C
--------------------------------------------------------------------------
Jeffrey W. Grossman (1)        VP         VP       VP        VP      VP
--------------------------------------------------------------------------
Dennis W. McFarland (1)        VP, T      VP, T    VP, T     VP, T   VP, T
--------------------------------------------------------------------------
Robert G. Kriner (2)                      C        C         C
--------------------------------------------------------------------------
Mitchell E. Hershberger (1)                                          C
--------------------------------------------------------------------------
Gary W. Pottorff (1)           S          S        S         S       S
--------------------------------------------------------------------------
William J. Thomas (9)                     VP       VP        VP
--------------------------------------------------------------------------
Donald K. Eldert (1)
--------------------------------------------------------------------------
Steven P. Milne  (22)
--------------------------------------------------------------------------
Carrie t. Lally (22)
--------------------------------------------------------------------------
Mark D. Wyckoff (1)                                                  D, P
--------------------------------------------------------------------------
Peter T. Disser (1)                                                  VP
--------------------------------------------------------------------------
Michael Zdyb (1)                                                     VP
--------------------------------------------------------------------------

------------------------------------------------------------------------------------------
            NAME              KOKO       KGF       KOGF       NIFL        NITC        SWP
------------------------------------------------------------------------------------------
Stephen P. Adik (1)          D         D          D          D                       D
------------------------------------------------------------------------------------------
Samuel W. Miller, Jr. (1)                                    D
------------------------------------------------------------------------------------------
Patrick J. Mulchay (1)                                                               D
------------------------------------------------------------------------------------------
Jeffrey W. Yundt (1)         D, COB    D, COB     COB        D, COB
------------------------------------------------------------------------------------------
Jeffrey W. Grossman (1)      VP        VP         VP         VP        VP            VP
------------------------------------------------------------------------------------------
Dennis W. McFarland (1)                                                              VP, T
------------------------------------------------------------------------------------------
Gary W. Pottorff (1)         S         S          S          S         S             S
------------------------------------------------------------------------------------------
Barrett Hatches (1)          D         D          D          D         D             D, P
------------------------------------------------------------------------------------------
David J. Vajda (1)           VP, T     VP, T      VP, T      VP, T
------------------------------------------------------------------------------------------
Linda E. Miller (1)          C         C          C          C         C
------------------------------------------------------------------------------------------
Vincent H. Devito (2)                                                                C
------------------------------------------------------------------------------------------
H. P. Conrad, Jr. (12)       D, P                            D, P, T   D, P, T, S
------------------------------------------------------------------------------------------
N. Reed Silliman (12)                                        D
------------------------------------------------------------------------------------------
David a. McFatridge (11)     VP        VP         VP
------------------------------------------------------------------------------------------
E. F. Hemingway, III (12)                                    VP
------------------------------------------------------------------------------------------

------------------------------------------------------------
            NAME                BSG        BSGPE        NU
------------------------------------------------------------
Stephen P. Adik (1)           D                       D
------------------------------------------------------------
Jack E. McGregor (10)         D                       D
------------------------------------------------------------
Daniel J. Murphy III (10)     D                       D
------------------------------------------------------------
Gary L Neale (1)              D                       D
------------------------------------------------------------
Thomas C. Norton (10)         D                       D
------------------------------------------------------------
Thomas W. Sherman (10)        D                       D
------------------------------------------------------------
Robert C. Skaggs, Jr. (2)     D, P                    D, P
------------------------------------------------------------
Roger A. Young (1)            D, COB                  D
------------------------------------------------------------
Jeffrey W. Yundt (1)          D                       D, COB
------------------------------------------------------------
Timothy J. Tokish (2)         VP         D, VP        VP
------------------------------------------------------------
Michael a. Huwar (2)          VP         VP           VP
------------------------------------------------------------
David A. Monte (2)            VP                      VP
------------------------------------------------------------
Meg A. Brown (2)              VP         VP           VP
------------------------------------------------------------
Samuel W. Miller (1)                     D
------------------------------------------------------------
Kenneth M. Margossian (10)               D, P, CEO
------------------------------------------------------------
M. Carol Fox (2)              VP         VP           VP
------------------------------------------------------------
Stephen H. Bryant (10)        VP         VP           VP
------------------------------------------------------------
Danny G. Cote (10)                       D, VP
------------------------------------------------------------
Jeffrey W. Grossman (1)       VP                      VP
------------------------------------------------------------
Dennis W. McFarland (1)       T          T            T
------------------------------------------------------------
Robert G. Kriner (2)          C          C            C
------------------------------------------------------------
Gary W. Pottorff (1)          S          S            S
------------------------------------------------------------
John M. O'Brien (2)                                   VP
------------------------------------------------------------

------------------------------------------------------------------------------------------
            NAME                CKY        CMD        COH         CPA        CGV      NEST
------------------------------------------------------------------------------------------
Stephen P. Adik (1)            D         D          D            D         D         D
------------------------------------------------------------------------------------------
Joseph W. Kelly (13)           D, VP
------------------------------------------------------------------------------------------
Robert C. Skaggs, Jr. (2)      D, P      D, P       D, P         D, P      D, P      D, P
------------------------------------------------------------------------------------------
Jeffrey W. Yundt (1)           D         D          D            D         D         D, P
------------------------------------------------------------------------------------------
Lawrence D. Smore (15)                   D, COO                  D, COO
------------------------------------------------------------------------------------------
Peggy H. Landini (1)                                                       D, COO
------------------------------------------------------------------------------------------
Terrence J. Murphy  (15)                 VP                      VP        VP
------------------------------------------------------------------------------------------
Edward A. Santry (14)                    VP                      VP
------------------------------------------------------------------------------------------
Vincent H. DeVito (2)                                                                C
------------------------------------------------------------------------------------------
Douglas G. Borror (2)                               D
------------------------------------------------------------------------------------------
Charlotte P. Kessler (2)                            D
------------------------------------------------------------------------------------------
Charles E. Shafer II (2)                            VP
------------------------------------------------------------------------------------------
Gary L. Neale (1)                                   D
------------------------------------------------------------------------------------------
Richard F. James (16)          VP        VP         VP           VP        VP
------------------------------------------------------------------------------------------
Gary W. Pottorff (1)           S         S          S            S         S         S
------------------------------------------------------------------------------------------
Reginald L. Carter (2)                              EVP, COO
------------------------------------------------------------------------------------------
M. Carol Fox  (2)                                   VP
------------------------------------------------------------------------------------------
Mike A. Huwar (2)              VP        VP         VP           VP        VP
------------------------------------------------------------------------------------------
Genevieve A Tuchow (2)                              VP
------------------------------------------------------------------------------------------
John W. Partridge, Jr. (2)     VP                   VP
------------------------------------------------------------------------------------------
Timothy J. Tokish, Jr. (2)     VP        VP         VP           VP        VP
------------------------------------------------------------------------------------------
David A. Monte (2)             VP        VP         VP           VP        VP
------------------------------------------------------------------------------------------
David J. Vajda (1)             VP, T     VP, T      VP, T        VP, T     VP, T
------------------------------------------------------------------------------------------
Robert G. Kriner               C         C          C            C         C
------------------------------------------------------------------------------------------
Jeffrey W. Grossman (1)        VP        VP         VP           VP        VP        VP
------------------------------------------------------------------------------------------
Meg A. Brown (2)               VP        VP         VP           VP        VP
------------------------------------------------------------------------------------------
Dennis W. McFarland (1)                                                              VP, T
------------------------------------------------------------------------------------------

----------------------------------------------------------------------
          NAME               CER      AD        CNR     CNRCL     HH
----------------------------------------------------------------------
Catherine G. Abbott (3)             D, CEO
----------------------------------------------------------------------
Michael W. O'Donnell (1)    D
----------------------------------------------------------------------
Clifford D. Johnson (17)                                D
----------------------------------------------------------------------
Stephen M. Warnick (17)     D, P    D, P       D, P     D, P     D, P
----------------------------------------------------------------------
Deanna J. Farmer (17)       VP      D, VP      D, VP             D, VP
----------------------------------------------------------------------
Sharon O. Flanery (17)      VP      D, VP      D, VP    D, VP    D, VP
----------------------------------------------------------------------
Jeffrey W. Grossman (1)     VP      VP         VP       VP       VP
----------------------------------------------------------------------
Kathleen O'Leary (3)        VP      VP         VP                VP
----------------------------------------------------------------------
R. Neal Pierce (17)                 D, GC
----------------------------------------------------------------------
R. Mark Hackett (17)        VP      D, VP      VP                D, VP
----------------------------------------------------------------------
Dennis W. McFarland (1)     VP, T   VP, T      VP, T    T        VP, T
----------------------------------------------------------------------
June Konold  (2)                    C
----------------------------------------------------------------------
Gary W. Pottorff (1)        S       S          S        S        S
----------------------------------------------------------------------

---------------------------------------------------------------
            NAME                TCO      CGT      CDW     CROSS
---------------------------------------------------------------
Catherine G. Abbott (3)
---------------------------------------------------------------
Glen L. Kettering (3)          D, P     D, P     D, P     D, P
---------------------------------------------------------------
Michael W. O'Donnell (1)       D        D        D        D
---------------------------------------------------------------
Rene P. Dartez (16)            VP       VP
---------------------------------------------------------------
James W Hart (16)                       VP       VP
---------------------------------------------------------------
W. Harris Marple (18)          SVP      SVP
---------------------------------------------------------------
Kathleen O'Leary (3)           VP       VP
---------------------------------------------------------------
Alan D. Burns (18)             VP       VP
---------------------------------------------------------------
Sheree L. Parks Downey (18)    VP       VP                VP
---------------------------------------------------------------
Victor M. Gaglio (18)          VP       VP
---------------------------------------------------------------
Jeffrey W. Grossman (1)        VP       VP       VP       VP
---------------------------------------------------------------
Carl W. Levander (3)           VP       VP                VP
---------------------------------------------------------------
Dennis W. McFarland (1)        VP, T    VP, T    VP, T    VP, T
---------------------------------------------------------------
David C. Pentzien (3)                                     VP
---------------------------------------------------------------
Reed D. Robinson (18)          VP                         VP
---------------------------------------------------------------
Michael D. Watson (3)          VP                         VP
---------------------------------------------------------------
Karen D. Townsend (3)          C        C        C        C
---------------------------------------------------------------
Gary W. Pottorff (1)           S        S        S        S
---------------------------------------------------------------

------------------------------------------
         NAME               BSEE     GSGT
------------------------------------------
Glen L. Kettering (3)       D, P     D, P
------------------------------------------
Michael W. O'Donnell (1)    D        D
------------------------------------------
Stephen M. Warnick (18)              VP
------------------------------------------
Jeffrey W. Grossman (1)     VP       VP
------------------------------------------
Carl W. Levander (3)                 VP
------------------------------------------
Dennis W. McFarland (1)     VP, T    VP, T
------------------------------------------
David C. Pentzien (3)                VP
------------------------------------------
Reed D. Robinson (18)                VP
------------------------------------------
Michael D. Watson (3)                VP
------------------------------------------
Karen D. Townsend (3)       C        C
------------------------------------------
James W. Hart, Jr. (16)              VP
------------------------------------------
Gary W. Pottorff (1)        S        S
------------------------------------------

---------------------------------------------------
         NAME                CNS      CMC      CTC
---------------------------------------------------
Glen L. Kettering (3)       D        D        D
---------------------------------------------------
Michael W. O'Donnell (1)    D        D        D
---------------------------------------------------
Rene P. Dartez (16)         VP       VP       D, P
---------------------------------------------------
Alan D. Burns (18)          P        P
---------------------------------------------------
Victor M. Gaglio (18)       VP                VP
---------------------------------------------------
Jeffrey W. Grossman (1)     VP       VP       VP
---------------------------------------------------
Dennis W. McFarland (1)     VP, T    VP, T    VP, T
---------------------------------------------------
Karen D. Townsend (3)                C        C
---------------------------------------------------
Deanna J. Farmer (2)        C
---------------------------------------------------
Gary W. Pottorff (1)        S        S        S
---------------------------------------------------

-------------------------------------------------------------
         NAME                 TPC      EUA      PEI     CEI
-------------------------------------------------------------
Stephen P. Adik (1)          D                 D
-------------------------------------------------------------
Patrick J. Mulchay (1)       D        D
-------------------------------------------------------------
Michael Calderone (16)                VP
-------------------------------------------------------------
Peter I. Tumminello (16)     VP       VP
-------------------------------------------------------------
Donald E. Theriault (4)               VP
-------------------------------------------------------------
Jeffrey W. Grossman (1)      VP       VP       VP       VP
-------------------------------------------------------------
Dennis W. McFarland (1)      VP, T    VP, T    VP, T    VP, T
-------------------------------------------------------------
Gary W. Pottorff (1)         S        S        S        S
-------------------------------------------------------------
Joseph L. Turner, Jr. (1)                      D        D
-------------------------------------------------------------
Mark d. Wyckoff (1)          D, P     D, P     D, P     D, P
-------------------------------------------------------------
Dean H. Hall (1)                               SVP      SVP
-------------------------------------------------------------
V. Michael Alverson (1)                        VP       VP
-------------------------------------------------------------
Peter T. Disser (1)                            VP
-------------------------------------------------------------
Mitchell E. Hershberger (1)  C        C        C        C
-------------------------------------------------------------
Gregory A. Martinsen (1)                       VP       VP
-------------------------------------------------------------
Vincent H. DeVito (2)                          C        C
-------------------------------------------------------------

--------------------------------------------------------------------------------
          NAME                  HCC      IEL      LEC    NLEC     PORT      WCE
--------------------------------------------------------------------------------
Joseph L. Turner, Jr. (1)      D                 D       D        D        D
--------------------------------------------------------------------------------
Mark d. Wyckoff (1)            D, P     P        D, P    D, P     D, P     D, P
--------------------------------------------------------------------------------
Dean H. Hall (1)               SVP      SVP      SVP     VP       VP       VP
--------------------------------------------------------------------------------
V. Michael Alverson (1)        VP       VP       VP      VP       VP       VP
--------------------------------------------------------------------------------
Kenneth P. Foley (1)           VP       VP       VP      VP       VP       VP
--------------------------------------------------------------------------------
Richard L. Hoover (1)          VP       VP       VP      VP       VP       VP
--------------------------------------------------------------------------------
Gregory A. Martinsen (1)       VP       VP       VP      VP       VP       VP
--------------------------------------------------------------------------------
Vincent H. DeVito (2)          C        C        C       C        C        C
--------------------------------------------------------------------------------
Jeffrey W. Grossman (1)        VP       VP       VP      VP       VP       VP
--------------------------------------------------------------------------------
Dennis W. McFarland (1)        VP, T    VP, T    VP, T   VP, T    VP, T    VP, T
--------------------------------------------------------------------------------
Mitchell E. Hershberger (1)    C        C        C       C        C        C
--------------------------------------------------------------------------------
Gary W. Pottorff (1)           S        S        S       S        S        S
--------------------------------------------------------------------------------

------------------------------------------------------------
         NAME                PET      CRC      CEB     CEBL
------------------------------------------------------------
Stephen P. Adik (1)         D        D        D        D
------------------------------------------------------------
Michael W. O'Donnell (1)    D        D, P     D, P     D, P
------------------------------------------------------------
Jeffrey W. Grossman (1)     P        VP       P        P
------------------------------------------------------------
Dennis W. McFarland (1)     VP, T    VP, T    VP, T    VP, T
------------------------------------------------------------
Vincent H. DeVito (2)       C        C        C        C
------------------------------------------------------------
Gary W. Pottorff (1)        S        S        S        S
------------------------------------------------------------

-----------------------------------------------------------------------------
        NAME               EUII     EUIM     ESPE     EUIC      EUE      EUC
-----------------------------------------------------------------------------
Stephen P. Adik (1)        D, P     D, P     D, P     D, P     D, P     D, P
-----------------------------------------------------------------------------
Donald K. Eldert (1)       VP       VP       VP       VP       VP       VP
-----------------------------------------------------------------------------
Jeffrey W. Grossman (1)    VP       VP       VP       VP       VP       VP
-----------------------------------------------------------------------------
Dennis W. McFarland (1)    VP, T    VP, T    VP, T    VP, T    VP, T    VP, T
-----------------------------------------------------------------------------
Vincent H. DeVito (2)      C        C        C        C        C        C
-----------------------------------------------------------------------------
Gary W. Pottorff (1)       S        S        S        S        S        S
-----------------------------------------------------------------------------

-------------------------------------------------------------------
         NAME               EUM   EUR    NIFC   NITEX    NGS   NESI
-------------------------------------------------------------------
Stephen P. Adik (1)         D     D, P   D, P   D, P    D, P    D
-------------------------------------------------------------------
Michael W. O'Donnell (1)                                        D
-------------------------------------------------------------------
Jeffrey W. Yundt (1)                                            D
-------------------------------------------------------------------
Sherry H. Gavito (1)        VP                                  P
-------------------------------------------------------------------
Mark A. Cleaves (19)        VP
-------------------------------------------------------------------
James M. Clarke (1)                      D
-------------------------------------------------------------------
Donald K. Eldert (1)        VP    VP
-------------------------------------------------------------------
Jeffrey W. Grossman (1)     VP    VP     VP     VP      VP      VP
-------------------------------------------------------------------
Dennis W. McFarland (1)     T     T      T      T       T       T
-------------------------------------------------------------------
June M. Konold (2)                              C       C
-------------------------------------------------------------------
Gary W. Pottorff (1)        S     S      S      S       S       S
-------------------------------------------------------------------
Vincent H. DeVito (2)       C     C      C                      C
-------------------------------------------------------------------

-----------------------------------------------------------------------------------------
         NAME               NPM     NESCL    NEMCL     NDEV     CARD      LEL       SCC
-----------------------------------------------------------------------------------------
Stephen P. Adik (1)        D                           D, P     D, P     D, VC     D, COB
-----------------------------------------------------------------------------------------
Gary L. Neale (1)          D                           D                 D, COB
-----------------------------------------------------------------------------------------
Jeffrey W. Yundt (1)       D        D        D, COB
-----------------------------------------------------------------------------------------
James W. Surbey (21)                D, S
-----------------------------------------------------------------------------------------
Jeffrey W. Grossman (1)    VP       VP                 VP       VP                 VP
-----------------------------------------------------------------------------------------
Dennis W. McFarland (1)    VP, T    VP, T              VP, T    VP, T    VP, T     VP, T
-----------------------------------------------------------------------------------------
June M. Konold (2)         C
-----------------------------------------------------------------------------------------
Gary W. Pottorff (1)       S                           S        S                  S
-----------------------------------------------------------------------------------------
Vincent H. DeVito (2)                                  C        C                  C
-----------------------------------------------------------------------------------------
Patricia K. Locascio (1)                                        GM
-----------------------------------------------------------------------------------------
David A. Kelly (14)                                                      D
-----------------------------------------------------------------------------------------
Michael W. O'Donnell (1)   P        P
-----------------------------------------------------------------------------------------
John Palmer (14)                                                         C
-----------------------------------------------------------------------------------------
Jerry D. Mobley (14)                                                     P         P
-----------------------------------------------------------------------------------------

-------------------------------------------
         NAME                 JOF      NDC
-------------------------------------------
Stephen P. Adik (1)          D, P     D, P
-------------------------------------------
William E. McDonough (20)
-------------------------------------------
Jeffrey W. Grossman (1)      VP       VP
-------------------------------------------
Dennis W. McFarland (1)      VP, T    VP, T
-------------------------------------------
Patricia K. Locascio (1)              GM
-------------------------------------------
Gail W. Harowski (1)
-------------------------------------------
Samuel W. Miller, Jr. (1)
-------------------------------------------
Gary W. Pottorff (1)         S        S
-------------------------------------------
Vincent H. DeVito (2)        C        C
-------------------------------------------

-----------------------------------------------------------
        NAME               IWCR      IWC      HWC     IRAC
-----------------------------------------------------------
David A. Kelly (14)        D, P     D, P     D, P     D, P
-----------------------------------------------------------
Jeffrey W. Grossman (1)    VP       VP       VP       VP
-----------------------------------------------------------
Dennis W. McFarland (1)    VP, T    VP, T    VP, T    VP, T
-----------------------------------------------------------
Vincent H. DeVito (2)      C        C        C        C
-----------------------------------------------------------
Gary W. Pottorff           S        S        S        S
-----------------------------------------------------------

----------------------------------------------------------------------
        NAME               IWCM     DWWC     LWAC      LWC       WRP
----------------------------------------------------------------------
David A. Kelly (14)        D, P     D, P     D, P     D, P     D, P
----------------------------------------------------------------------
Jeffrey W. Grossman (1)    VP       VP       VP       VP
----------------------------------------------------------------------
Dennis W. McFarland (1)    VP, T    VP, T    VP, T    VP, T
----------------------------------------------------------------------
Vincent H. DeVito (2)      C        C        C        C
----------------------------------------------------------------------
Gary W. Pottorff (1)       S        S        S        S
----------------------------------------------------------------------
Kenneth N. Giffin (23)                                         D, VP
----------------------------------------------------------------------
John M. Davis (23)                                             D, S, T
----------------------------------------------------------------------

----------------------------------------------------------------------

PART II. FINANCIAL CONNECTIONS AS OF DECEMBER 31, 2002

            Name of Officer or Director                     Name and Location of Financial Institution
------------------------------------------------------------------------------------------------------
Jack E. McGregor, Director of Bay State Gas Company and        People's Bank  - Bridgeport, CT
Northern Utilities

Daniel J. Murphy, Director of Bay State Gas and Northern       Northmark Bank - North Andover, MA
Utilities

Gary L. Neale, Director and Chairman, President and Chief      Mercantile National Bank - Hammond, IN
Executive Officer of NiSource Inc.

Robert J. Schacht, Executive Vice President and Chief          HFS Banky - Hobart, IN
Operating Officer of Northern Indiana Public Service
Company

Robert J. Welsh, Director of NiSource Inc.                     Mercantile National Bank - Hammond, IN

Carolyn Y. Woo, Director of NiSource Inc.                      St. Joseph Capital Bank - Mishawaka, IN
------------------------------------------------------------------------------------------------------

                                                              Position Held in       Applicable
            Name of Officer or Director                     Financial Institution    Exemption
----------------------------------------------------------------------------------------------
Jack E. McGregor, Director of Bay State Gas Company and            Director          Rule 70(c)
Northern Utilities

Daniel J. Murphy, Director of Bay State Gas and Northern           Director          Rule 70(c)
Utilities

Gary L. Neale, Director and Chairman, President and Chief          Director          Rule 70(c)
Executive Officer of NiSource Inc.

Robert J. Schacht, Executive Vice President and Chief              Director          Rule 70(c)
Operating Officer of Northern Indiana Public Service
Company

Robert J. Welsh, Director of NiSource Inc.                         Director          Rule 70(c)

Carolyn Y. Woo, Director of NiSource Inc.                          Director          Rule 70(c)
----------------------------------------------------------------------------------------------

PART III(a). COMPENSATION OF OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

NOMINATING AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Nominating and Compensation Committee's compensation policy is designed to relate total compensation (base salary, annual incentives and long-term stock-based compensation) to corporate performance. This policy applies to all of the Named Officers, including the Chief Executive Officer, as of December 31, 2002. The Committee discusses and considers executive compensation matters, then makes recommendations to the full board of directors, which takes the final action on these matters. The board of directors accepted all of the Committee's recommendations in 2002.

The Committee has engaged Hewitt Associates, an independent compensation consulting firm, to advise it and provide surveys of comparative compensation practices for (1) a group of energy-oriented companies, including electric, gas or combination utility companies, diversified energy companies and companies with gas marketing, transmission and distribution operations and energy services operations, and (2) a diversified group of companies representing general industry. The 2002 executive compensation comparative groups consisted of 37 and 36 companies, respectively, from which data was available to Hewitt and which the Committee believed to be competitors of the Company for executive talent. The Committee may change the companies contained within the comparative compensation groups in future years if information about any company included in a group is not available, any companies included in a group are no longer competitors for executive talent, or if the Committee determines that different energy or other types of companies are competitors of the Company. The Company's comparative compensation groups include some, but not all, of the companies that make up the Dow Jones Utilities Index used in the Stock Price Performance Graph and consist of a larger number of companies than contained in the index.

The Committee considers the surveys provided by Hewitt in determining base salary, annual incentives and long-term stock-based compensation. The Committee's philosophy is to set conservative base salaries at or near the medians of the energy and general industry comparative groups, and to supplement them with restricted/contingent stock awards and performance-based variable compensation in the form of annual incentives under the Annual Incentive Plan and option grants under the Long-Term Incentive Plan. This mix of compensation allows an executive's annual total compensation to fluctuate according to the Company's financial performance. Through the use of stock options and annual incentives, the Committee continues to provide a performance-based component to compensation. The Company's long-term incentive awards are stock-based (for example, stock options, restricted stock awards and contingent stock awards) to emphasize long-term stock price appreciation and the concomitant increased stockholder value. In 2002, total compensation of the executive officers was targeted between the 50th and the 75th percentile of the relevant comparative compensation group.

In establishing Mr. Neale's base salary for 2002, the Committee reviewed information provided by Hewitt regarding the chief executive officer compensation practices of comparable utility and energy companies. The Committee determined to set base salary near the median salary of the comparative group, giving regard to Mr. Neale's proven abilities and strong performance with the Company since joining it as Executive Vice President and Chief Operating Officer in 1989. As with the other executive officers, Mr. Neale's total compensation was targeted to be between the 50th and the 75th percentile of the relevant comparative compensation group, depending upon the Company's financial performance. As with the other executives, Mr. Neale's annual incentive under the Annual Incentive Plan is based on the Company's performance against certain financial performance targets established by the Committee. As part of his total compensation package Mr. Neale also received stock options in 2002 as part of the company's stock option program under which awards are made to various management employees of the Company and its subsidiaries. Because the value of the options to Mr. Neale is a function of the price growth of the company's stock, the amount Mr. Neale would realize from his options is tied directly to increases in shareholder value.

The Committee determines annual incentive targets for all executive officers in accordance with the Annual Incentive Plan. Each year, the Committee approves certain financial performance targets to be included in the formula set forth in the Annual Incentive Plan for awarding annual incentives. Annual incentives awarded to each of the Named Officers (including the Chief Executive Officer) are based on overall corporate performance, rather than individual performance of the executive. In 2002, targets were based on earnings per share, while in 2003, targets will be based on net income from continuing operations. The Annual Incentive Plan establishes a threshold level of financial performance (below which no annual incentive is paid), a target level, and a maximum level (above which no additional annual incentive is paid). The range of awards and levels of awards (as a percent of base salary), if financial performance thresholds are achieved, are as follows:

                                                       Range                  Award if Targets Met
----------------------------------------------------------------------------------------------------
Chief Executive Officer                           40.0% to 120.0%                      80.0%
Vice Chairman                                     35.0% to 105.0%                      70.0%
Chief Operating Officer                           35.0% to 105.0%                      70.0%
President and Executive Vice Presidents           32.5% to  97.5%                      65.0%
Other Vice Presidents                             20.0% to  75.0%             40.0% to 50.0%
-------------------------------------------------------------------------------------------

The Committee determined that the Company would have met the threshold set under the Annual Incentive Plan had the Company not taken a charge to earnings in connection with the Company's decision to exit the telecommunications business, a business acquired by the Company as part of the acquisition of Columbia Energy Group. Therefore, while the Company's actual earnings per share in 2002 were lower than threshold, the Committee awarded the Company's eligible employees, including the executive officers, a discretionary bonus which in each case was less than the minimum annual incentive that would have been paid if threshold had been met under the Annual Incentive Plan.

In addition to base salaries and annual incentives, executive officers are also eligible to receive stock-based awards under the Company's Long-Term Incentive Plan. Under the Long-Term Incentive Plan, the Committee may award stock options, stock appreciation rights, performance units, restricted stock awards, contingent stock awards and dividend equivalents. The Committee considers base salaries of the executive officers, prior awards under the Long-Term Incentive Plan, and the Company's total compensation target in establishing long-term incentive awards. For purposes of determining the number of options and/or shares to be granted to reach total target compensation, options granted to executive officers are valued using the Black-Scholes option pricing model at the time of grant and restricted stock awards and contingent stock awards granted to executive officers are valued using Hewitt's present value pricing model. In 2002, stock options were awarded to each of the Named Officers, and the number of options granted to each Named Officer was based on these considerations. The compensation value of stock options depends on actual stock price appreciation.

The Committee's compensation policy continues to be re-evaluated in order to ensure that the executives' total compensation packages align with and support the Company's business objectives while also aligning the interests of the executive officers with the Company's performance as well as the interests of its stockholders. In that regard, the Committee believes that compensation packages should emphasize long-term growth and stability, while continuing to provide incentives for short-term appreciation. As such, the Company's long-term stock-based compensation has become more focused on grants of restricted stock and contingent stock, with longer vesting and holding periods, versus stock options. The ratio of the value of the contingent/restricted stock awards to option grants is now approximately 75% to 25%. While historically contingent and restricted stock awards contained certain performance vesting criteria (and grants of contingent stock made in 2000 and 2001 still contain these performance criteria), these vesting criteria resulted in variable, mark to market accounting treatment, requiring quarterly adjustments to net income that were not reflective of the Company's financial performance from operations. The Committee determined that it was in the best interests of the Company and its stockholders to retain, as part of the total compensation package, grants of restricted and contingent stock which were tied to the performance of the Company, but that avoided the negative impact associated with variable accounting treatment.

Therefore, beginning in 2003, grants of restricted stock and contingent stock under the Long Term Incentive Plan will be made pursuant to a new Time Accelerated Restricted Stock Award Program ("TARSAP"). Restrictions with respect to awards will lapse at the end of a three-year performance cycle if the Company meets both a peer group target and an absolute target. For the performance cycle commencing on January 1, 2003 and ending on December 31, 2005 the peer group target is a 60th percentile for relative total shareholder return ranking and the absolute earnings target is a 12% annualized compound total shareholder return. If both of the targets are not met, restrictions with respect to an award will not lapse at the end of a three-year performance cycle but will lapse on the sixth anniversary of the date of grant of the award. The TARSAP program provides a compensation component, which aligns the Company's interest in stable long-term growth and the stockholders' interests in tying executive compensation to Company performance.

Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1,000,000 per year paid to the chief executive officer or any of the other Named Officers, other than compensation meeting the definition of "performance based compensation," will not be deductible by a corporation for federal income tax purposes. Because a significant portion of total compensation is performance based and certain executives have agreed to limitations on the amount of certain grants under the Long-Term Incentive Plan, which can vest in any year, the Committee does not anticipate that the limits of Section 162(m) will materially affect the deductibility of compensation paid by the Company in 2002. However, the Committee will continue to review the deductibility of compensation under
Section 162(m) and related regulations.

The Committee believes that its overall executive compensation program has been successful in providing competitive compensation sufficient to attract and retain highly qualified executives, while at the same time encouraging increased performance from the executive officers, which creates additional stockholder value.

                      NOMINATING AND COMPENSATION COMMITTEE

                                 March 17, 2003
                           Steven C. Beering, Chairman
                                 Arthur J. Decio
                                 Robert J. Welsh

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY. The following table summarizes compensation for services to NiSource and its corporate predecessor NiSource Inc. (incorporated in Indiana) and their subsidiaries for the years 2002, 2001 and 2000 awarded to, earned by or paid to the Chief Executive Officer, the four other most highly compensated executive officers and two other individuals who would have been one of the four most highly compensated executive officers of the Company had each such individual remained an executive officer of the Company as of December 31, 2002 (collectively these individuals constitute the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                         Long-Term Compensation
                                                                                    ---------------------------------
                                                  Annual Compensation                    Awards            Payouts
                                       -----------------------------------------    ----------------   --------------
                                                                   Other Annual       Securities         Long-Term       All Other
                                                                   Compensation       Under-lying      Incentive Plan  Compensation
 Name and Principal Position    Year   Salary ($)   Bonus ($)(2)      ($)(3)        Options/SARS (#)   Payouts ($)(4)     ($)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Gary L. Neale                   2002    950,000        361,000       105,943            194,064                   -       18,827
  Chairman, President and       2001    950,000              -         9,774            160,377             285,000       22,273
  Chief Executive Officer       2000    800,000      1,060,000         9,985            250,000           2,340,665       28,240

Stephen P. Adik                 2002    500,000        166,250         7,174             68,493             190,341        4,493
  Vice Chairman                 2001    500,000              -         4,337             56,604                   -        4,796
                                2000    425,000        526,250        15,258             90,000           1,058,738        5,284

Michael W. O'Donnell (6)        2002    400,000        123,500        12,183             30,822             492,339       24,000
  Executive Vice President      2001    400,000              -     2,385,937 (7)         25,472                   -       24,850
  and Chief Financial Officer   2000    325,000        273,000             -                  -                   -       24,000

S. LaNette Zimmerman (8)        2002    304,166         98,000         2,583             24,258             582,776        1,221
  Executive Vice President,     2001    291,650              -        11,870             20,047                   -            -
  Human Resources and
  Communications                2000    246,356              -             -                  -                   -            -

Mark D. Wyckoff (9)             2002    295,000         91,085        54,405             22,831             622,734        1,221
  President,                    2001    295,000              -             -             18,868                   -          583
  Energy Technologies           2000    200,000        140,000             -             30,000              37,562          584

Patrick J. Mulchay (10)         2002    400,000        130,000         1,046             41,391             381,576        9,156
  Group President,              2001    392,821              -         8,064             34,198                   -        5,883
  Merchant Energy               2000    375,000        253,125         3,253             75,000           1,058,738        5,948

Jeffrey W. Yundt (10)           2002    400,000        130,000         1,808             41,381             380,822        4,126
  Group President,              2001    400,000              -       194,467             34,198                   -        4,222
  Energy Distribution           2000    350,000        218,050         5,545             75,000           1,058,738        3,512
--------------------------------------------------------------------------------------------------------------------------------

(1) Compensation deferred at the election of the Named Officer is reported in the category and year in which such compensation was earned.

(2) All bonuses are paid pursuant to the Annual Incentive Plan, except for the bonus paid to Mr. O'Donnell in 2000, which was paid pursuant to the Columbia Annual Incentive Plan, and the bonuses to Messrs. Mulchay and Yundt, which are described in note (10). The amounts shown for Messrs. Neale and Adik in 2000 include bonuses of $500,000 and $250,000, respectively, received in consideration for their performance and efforts in connection with the acquisition of Columbia Energy Group. The amount shown for Mr. Wyckoff for 2000 includes $40,000 paid in connection with his work on Project Compass, an integration project related to the acquisition of Columbia Energy Group. For further discussion of the bonuses paid in 2002 please refer to the Nominating and Compensation Committee Report on Executive Compensation.

(3) The 2002 amount shown for Mr. Neale includes $73,076 paid to Mr. Neale to buy back unused vacation days. The 2002 amount shown for Mr. Wyckoff includes $38,720 paid by the Company in connection with a country club membership and certain related dues. The 2001 amount shown for Mr. Yundt includes a relocation allowance of $82,496 and a related tax allowance of $57,321. The 2001 amount for Mr. O'Donnell includes a relocation allowance of $49,407 and a related tax allowance of $40,793 as well as other amounts as described in note (10).

(4) The payouts shown are based on the value, at date of vesting, of restricted shares awarded under the Long-Term Incentive Plan which vested during the years shown. The amounts shown for 2000 for Messrs. Neale, Adik, Yundt and Mulchay include amounts attributable to the restricted stock awards granted in 1998 for which performance requirements were waived by the Nominating and Compensation Committee. Total restricted shares held (assuming 100% vesting) and aggregate market value at December 31, 2002 (based on the average of the high and low sale price of the common stock on that date as reported on the New York Stock Exchange Composite Transactions Tape) for the Named Officers were as follows: Mr. Neale, 441,563 shares valued at $ 8,760,609; Mr. Adik, 151,492 shares valued at $3,015,521; Mr. O'Donnell, 31,033 shares valued at $615,694; Mr. Wyckoff, 24,988 shares valued at $495,761; Ms. Zimmerman, 43,884 shares valued at $870,658; Mr. Mulchay 79,743 shares valued at $1,582,101; and Mr. Yundt, 78,281 shares valued at $1,553,095. Dividends on the restricted shares are paid to the Named Officers.

(5) The Chairman, President and Chief Executive Officer, the Vice Chairman, and certain Group Presidents of the Company have available to them a supplemental life insurance plan which provides split-dollar coverage of up to 3.5 times base compensation as of commencement of the plan in 1991 and could provide life insurance coverage after retirement if there is adequate cash value in the respective policy. "All Other Compensation" represents Company contributions to the 401(k) Plan and the dollar value of the benefit to the Named Officers under the supplemental life insurance plan, as follows: Mr. Neale-$1,065 401(k) Plan, $14,213 premium value and $3,549 term insurance cost; Mr. Adik-$1,110 401(k) Plan, $2,004 premium value and $1,378 term insurance cost; Mr. Mulchay-$4,988 401 (k) Plan, $3,067 premium value and $1,101 term insurance cost; Mr. Yundt-$1,221 401 (k) Plan, $1,949 premium value and $956 term insurance cost; Mr. Wyckoff-$ 1,221 401(k) Plan; and, Ms. Zimmerman-$1,221 401 (k) Plan. The value of the life insurance premiums paid by the Company in excess of term insurance cost on behalf of the Named Officers under the supplemental life insurance plan has been restated for all periods in accordance with the present value interest-free loan method. The amount shown for 2002 for Mr. O'Donnell includes $11,000 paid by Columbia Energy Group to its Employee Savings Plan and $ 13,000 paid by Columbia Energy Group to its Employee Savings Restoration Plan.

(6) The amounts shown for 2000 for Mr. O'Donnell include 10 months of compensation paid to Mr. O'Donnell in his capacity as Senior Vice President and Chief Financial Officer of Columbia Energy Group prior to the acquisition of Columbia Energy Group by the Company and 2 months of compensation paid to Mr. O'Donnell in his capacity as Executive Vice President and Chief Financial Officer of the Company.

(7) The compensation reported represents perquisites and other personal benefits as discussed in note (3) as well as phantom stock units granted to Mr. O'Donnell pursuant to an agreement under which the Company established a phantom stock unit account for his benefit which consisted initially of 73,020 units in consideration of his acceptance of employment and 26,533 units in consideration of his willingness to enter into a non-competition agreement with the Company. A phantom stock unit is a unit whose value is related to the value of the common stock of the Company. Mr. O'Donnell is entitled to receive dividend equivalents with respect to the units in either cash or additional units. Upon termination of employment, Mr. O'Donnell

         (or his beneficiary) will be entitled to receive from the Company a cash distribution in an amount, with respect to each unit credited to his account, equal to the greater of (i) the price per share of the Company's common stock at the close of business on the date of termination, and (ii) 85% of the price per share of the Company's common stock on November 1, 2000. The 26,533 units credited to Mr. O'Donnell's account in connection with the non-competition portion of the agreement, and any dividend equivalents paid thereon, are subject to forfeiture in the event that Mr. O'Donnell violates the non-competition provisions of the agreement at any time during the term of the agreement or for a period of one year following his termination. The amount shown represents the value of the phantom stock units granted pursuant to the Phantom Stock Agreement based on the closing sale price of the common stock on December 31, 2001, as reported in The Wall Street Journal.

(8) During 2000, Ms. Zimmerman worked as a consultant for the Company in its Human Resources Department. The amount shown as salary for 2000 represents the compensation Ms. Zimmerman received from the Company with respect to such consulting services.

(9)      Mr. Wyckoff is also President of Primary Energy, Inc. and EnergyUSA-TPC
         Corp.

(10) Mr. Mulchay was Group President, Merchant Energy until his retirement from that post on January 31, 2003. Mr. Mulchay was also President of Northern Indiana Public Service Company during 2000. Mr. Yundt was Group President, Energy Distribution until his retirement from that post on January 31, 2003. Mr. Yundt was also President of Bay State Gas Company during 2000. As part of the negotiation of their respective retirement agreements, each of Messrs. Mulchay and Yundt received a bonus for services provided in 2002. The bonus amount shown for 2002 for both Messrs. Mulchay and Yundt represents the negotiated bonus that each executive received. One half of each of Messrs. Mulchay's and Yundt's bonus for 2000 was determined based on the financial performance of the business units for which they were responsible.

Option Grants in 2002. The following table sets forth information concerning the grants of options to purchase common stock made during 2002 to the Named Officers. No stock appreciation rights were awarded during 2002.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS

                       Number of Securities   Percent of Total Options/   Exercise or                   Grant Date
                       Under-lying Options/   SARS Granted to Employees   Base Price     Expiration    Present Value
       Name            SARS Granted (#)(1)       in Fiscal Year (2)        ($/SH)(3)        Date          ($)(4)
--------------------------------------------------------------------------------------------------------------------
Gary L. Neale               194,064                      8.86                21.01       01/24/2012        751,028
Stephen P. Adik              68,493                      3.13                21.01       01/24/2012        265,068
Michael W. O'Donnell         30,822                      1.41                21.01       01/24/2012        119,281
Mark D. Wyckoff              22,831                      1.04                21.01       01/24/2012         88,355
S. LaNette Zimmerman         24,258                      1.11                21.01       01/24/2012         93,878
Patrick J. Mulchay           41,381                      1.89                21.01       01/24/2012        160,144
Jeffrey W. Yundt             41,381                      1.89                21.01       01/24/2012        160,144
--------------------------------------------------------------------------------------------------------------------

(1) All options granted in 2002 are fully exercisable commencing one year from the date of grant. Vesting may be accelerated as a result of certain events relating to a change in control of the Company. The exercise price and tax withholding obligation related to exercise may be paid by delivery of already owned shares of common stock, subject to certain conditions.

(2) Based on an aggregate of 2,190,745 options granted to all employees in 2002.

(3) The options were granted at the average of high and low sale prices of the common stock on January 25, 2002, as reported on the New York Stock Exchange Composite Transactions Tape.

(4) Grant date present value is determined using the Black-Scholes option-pricing model. The assumptions used in the Black-Scholes option pricing model for the January 25, 2002 grants (expiring January 24,
         2012) were as follows: expected volatility - 30% (estimated stock price volatility for the term of the grant); risk-free rate of return - 5.04% (the rate for a ten-year U.S. treasury); discount for risk of forfeiture - 10%; estimated annual dividend - $1.16; expected option term - ten years; and vesting - 100% one year after date of grant. No assumption was made relating to non-transferability. Actual gains, if any, on option exercises and common shares are dependent on the future performance of the common stock and overall market condition. The amounts reflected in this table may not be achieved.

OPTION EXERCISES IN 2002. The following table sets forth certain information concerning the exercise of options or stock appreciation rights during 2002 by each of the Named Officers and the number and value of unexercised options and stock appreciation rights at December 31, 2002.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                     Number of Securities Underlying Unexercised
                                                         Options/SARS at Fiscal Year-End (#)
                     Shares Acquired     Value       -------------------------------------------
       Name          on Exercise (#)   Realized ($)     Exercisable              Unexercisable
------------------------------------------------------------------------------------------------
Gary L. Neale             20,000        144,864           750,377                   194,064
Stephen P. Adik           12,000         80,627           288,604                    68,493
Michael W. O'Donnell           -              -            25,472                    30,822
Mark D. Wyckoff                -              -            94,668                    22,831
S. LaNette Zimmerman           -              -            20,047                    24,258
Patrick J. Mulchay        12,000         83,384           246,198                    41,381
Jeffrey W. Yundt          12,000         83,384           246,198                    41,381
------------------------------------------------------------------------------------------------

                        Value of Unexercised In-the-Money
                      Options/SARS at Fiscal Year-End ($)(1)
                      -------------------------------------
       Name               Exercisable        Unexercisable
-----------------------------------------------------------
Gary L. Neale               802,405                -
Stephen P. Adik             293,590                -
Michael W. O'Donnell              -                -
Mark D. Wyckoff              71,155                -
S. LaNette Zimmerman              -                -
Patrick J. Mulchay          283,071                -
Jeffrey W. Yundt            283,071                -
-----------------------------------------------------------

(1) Represents the difference between the option exercise price and $19.84, the average of high and low sale prices of the common shares on December 31, 2002, as reported on the New York Stock Exchange Composite Transactions Tape.

LONG-TERM INCENTIVE PLAN AWARDS IN 2002. No shares of restricted stock or contingent stock were awarded to any of the Named Officers pursuant to the Long-Term Incentive Plan during 2002.

PENSION PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The following table shows estimated annual benefits, giving effect to the Company's Pension Plan and Supplemental Executive Retirement Plan, payable upon retirement to persons in the specified remuneration and years-of-service classifications.

                               PENSION PLAN TABLE

                              Years of Service
              --------------------------------------------------------
Remuneration      15          20         25          30          35
----------------------------------------------------------------------
   300,000     120,060     160,080     167,580     175,080     175,080
   400,000     165,060     220,080     230,080     240,080     240,080
   500,000     210,060     280,080     292,580     305,080     305,080
   600,000     255,060     340,080     355,080     370,080     370,080
   700,000     300,060     400,080     417,580     435,080     435,080
   800,000     345,060     460,080     480,080     500,080     500,080
   900,000     390,060     520,080     542,580     565,080     565,080
 1,000,000     435,060     580,080     605,080     630,080     630,080
 1,100,000     480,060     640,080     667,580     695,080     695,080
 1,200,000     525,060     700,080     730,080     760,080     760,080
 1,300,000     570,060     760,080     792,580     825,080     825,080
 1,400,000     615,060     820,080     855,080     890,080     890,080
 1,500,000     660,060     880,080     917,580     955,080     955,080
 1,600,000     705,060     940,080     980,080   1,020,080   1,020,080
 1,700,000     750,060   1,000,080   1,042,580   1,085,080   1,085,080
 1,800,000     795,060   1,060,080   1,105,080   1,150,080   1,150,080
 1,900,000     840,060   1,120,080   1,167,580   1,215,080   1,215,080
 2,000,000     885,060   1,180,080   1,230,080   1,280,080   1,280,080
----------------------------------------------------------------------

The credited years of service for each of the Named Officers (other than Mr. O'Donnell), pursuant to the Pension Plan and Supplemental Executive Retirement Plan, are as follows: Gary L. Neale - 28 years; Stephen P. Adik - 24 years; Patrick J. Mulchay - 40 years; Mark D. Wyckoff - 11 years; S. LaNette Zimmerman
- 22; and Jeffrey W. Yundt - 23 years.

Upon their retirement, regular employees and officers of the Company and its subsidiaries which adopt the plan (including directors who are also full-time officers) will be entitled to a monthly pension in accordance with the provisions of the Company's pension plan, originally effective as of January 1, 1945. The directors who are not and have not been officers of the Company are not included in the pension plan. The pensions are payable out of a trust fund established under the pension plan with The Northern Trust Company trustee. The trust fund consists of contributions made by the Company and the earnings of the fund. Over a period of years the contributions are intended to result in overall actuarial solvency of the trust fund. The pension plan of the Company has been determined by the Internal Revenue Service to be qualified under Section 401 of the Internal Revenue Code.

The pension plan was amended and restated effective July 1, 2002 to add a "cash balance feature." Participants in the plan as of December 31, 2002 were entitled to elect to remain in the "final average pay feature" of the plan or to begin participating in the new cash balance feature. Participants hired on and after January 1, 2002 automatically participate in the cash balance feature. A participant in the cash balance feature will have a benefit consisting of his or her opening account balance (his or her accrued benefit under the final average pay feature of the plan as of December 31, 2002, if any) plus annual pay and interest credits to his or her cash balance account. Pay credits equal a percentage of compensation based on the participant's combined age and service. Interest is credited to his or her account based on the interest rate on 30-year treasury securities, as determined by the Internal Revenue Service, for the September immediately preceding the first day of each year, but not less than 4%. Upon retirement, termination of employment or death, the participant or his or her beneficiary will receive a benefit that is the equivalent of his or her cash balance account balance. Participants and beneficiaries are entitled to elect to receive payment of this benefit pursuant to various alternatives including a lump sum option.

Pension benefits are determined separately under the final average pay portion of the plan for each participant. The formula for a monthly payment for retirement at age 65 is 1.7% of average monthly compensation multiplied by years of service (to a maximum of 30 years) plus 0.6% of average monthly compensation multiplied by years of service over 30. Average monthly compensation is the average for the 60 consecutive highest-paid months in the employee's last 120 months of service. Covered compensation is defined as wages reported as W-2 earnings (up to a limit set forth in the Internal Revenue Code and adjusted periodically) plus any salary reduction contributions made under the Company's 401(k) plan, minus any portion of a bonus in excess of 50% of base pay and any amounts paid for unused vacation time and vacation days carried forward from prior years. The benefits listed in the Pension Plan table are not subject to any deduction for Social Security or other offset amounts.

The Company also has a Supplemental Executive Retirement Plan, which applies to those officers, and other employees selected by the board of directors to participate in the plan. Benefits from this plan are to be paid from the general assets of the Company.

The Supplemental Executive Retirement Plan provides a retirement benefit at age 65 of the greater of (i) 60% of five-year average pay (prorated for less than 20 years of service) and an additional 0.5% of 5-year average pay per year for participants with between 20 and 30 years of service, less Primary Social Security Benefits or (ii) the benefit formula under the Company's Pension Plan. In either case, the benefit is reduced by the actual pension payable from the Company's Pension Plan. In addition, the Supplemental Executive Retirement Plan provides certain early retirement and disability benefits and pre-retirement death benefits for the spouse of a participant.

Mr. O'Donnell continues to participate in the Retirement Plan of Columbia Energy Group, a subsidiary of the Company. Mr. O'Donnell has 30 credited years of service under this plan. The formula for a retiree's monthly retirement benefit at age 65 under the Retirement Plan of Columbia Energy Group is (i) 1.15% of the retiree's final average compensation that does not exceed 1/2 of the average Social Security wage base times years of service up to 30, plus (ii) 1.5% of the retiree's final average compensation in excess of 1/2 of the average Social Security wage base times years of service up to 30, plus (iii) .5% of the retiree's final average compensation times years of service between 30 and 40. In addition, Mr. O'Donnell participates in Columbia Energy Group's Pension Restoration Plan which provides for a supplemental retirement benefit equal to the difference between (i) the benefit he would have received under the Retirement Plan had such benefit not been limited by section 401(a)(17) of the Internal Revenue Code and reduced by his deferrals into the Columbia Executive Deferred Compensation Plan, minus (ii) the actual benefit he received under the Retirement Plan.

The Company has entered into an agreement with Ms. Zimmerman, which provides for an additional retirement benefit in the event Ms. Zimmerman's employment with the Company terminates either (i) due to death or disability prior to December 31, 2003, or (ii) for reasons other than her involuntary termination for good cause after December 31, 2003. In either such event, Ms. Zimmerman's monthly retirement benefit under the Supplemental Executive Retirement Plan will be computed upon the assumption that her first day of service was January 1, 1981 and will be reduced by the amount of her retirement benefit that she receives under the pension plan of her previous employer.

CHANGE IN CONTROL AND TERMINATION AGREEMENTS

The Company has entered into Change in Control and Termination Agreements with Mr. Neale and the other Named Officers. The Company believes that these agreements are in the best interests of the stockholders, to insure that in the event of extraordinary events, totally independent judgment is enhanced to maximize stockholder value. The agreements can be terminated on three years' notice and provide for the payment of specified benefits if the executive terminates employment for good reason or is terminated by the Company for any reason other than good cause within 24 months following certain changes in control. Each of these agreements also provides for payment of these benefits if the executive voluntarily terminates employment for any reason during a specified one-month period within 24 months following a change in control or, in the case of Messrs. Neale and Adik, at any time during this 24 month period. No amounts will be payable under the agreements if the executive's employment is terminated by the Company for good cause (as defined in the agreements).

The agreements provide for the payment of three times the executive's current annual base salary and target incentive bonus compensation. The executive will also receive a pro rata portion of the executive's targeted incentive bonus for the year of termination. The executive would also receive benefits from the Company that would otherwise be earned during the three-year period following the executive's termination under the Company's Supplemental Executive Retirement Plan and qualified retirement plans. All stock options held by the executive would become immediately exercisable upon the date of termination of employment, and the restrictions would lapse on all restricted stock and contingent stock awards which have been made to the executive. The Company will increase the payment made to the executive as necessary to compensate the executive on an after-tax basis for any parachute penalty tax imposed on the payment of amounts under the contracts.

During the three-year period following the executive's termination, the executive and his or her spouse or other dependents will continue to be covered by applicable health or welfare plans of the Company. If the executive dies during the three-year period following the executive's termination, all amounts payable to the executive will be paid to a named beneficiary.

The agreement with Mr. Neale provides for the same severance payments as described above in the event his employment is terminated at any time by the Company (other than for good cause) or due to death or disability, or if he voluntarily terminates employment with good reason (as defined in the agreement), even in the absence of a change in control.

In connection with Mr. Yundt's retirement, the Company agreed to pay to Mr. Yundt an enhanced retirement benefit equal to the excess of (1) the retirement benefit Mr. Yundt would have received under the SERP, the Company's Pension Plan and Northern Indiana Public Service Company's Pension Plans, as in existence on January 31, 2003, as if Mr. Yundt had (i) reached age 60 and completed 25 years of service under the plans as of January 31, 2003 and (ii) received the greater of the threshold 2002 incentive bonus or his actual bonus, over (2) the aggregate benefit that Mr. Yundt was otherwise entitled to receive under the plans. Mr. Yundt's agreement also provides that, in the event that certain change in control events occur within a specified period of time following his date of retirement, Mr. Yundt would be entitled to receive the benefits set forth in his existing change in control agreement, less any benefits he received pursuant to his enhanced retirement benefit. Likewise, in connection with Mr. Mulchay's retirement, the Company entered into a retirement agreement with Mr. Mulchay entitling him to receive the benefits set forth in his existing change in control agreement in the event that certain change in control events occur within a specified period of time following his date of retirement, less any benefits he received pursuant to his severance agreement.

COMPENSATION OF THE COMPANY'S DIRECTORS

The Company pays each director who is not receiving a salary from the Company $30,000 for each year, $3,000 annually for each standing committee on which the director sits, $1,000 annually for each committee chairmanship, $1,200 for each board meeting attended and $750 per committee meeting attended. Under a deferred compensation arrangement, directors may elect to have their fees deferred in the current year and credited to an interest-bearing account or to a phantom stock account for payment in the future.

The Company's Nonemployee Director Retirement Plan provides a retirement benefit for each nonemployee director currently serving on the board who was originally elected or appointed to the board prior to December 31, 2001, who has completed at least five years of service on the board and who has not elected to opt out of the plan. Directors who are first elected or appointed to the board after 2001 will not be eligible to participate in the retirement plan. The benefit under the plan is a monthly amount equal to one-twelfth of the annual retainer for board service in effect at the time of the director's retirement from the board and will be paid for 120 months, or the number of full months of service the individual served as a nonemployee director of the Company, whichever is less. Directors first elected prior to 2001 who elected to opt out of the plan in 2002 will receive, under the Company's Nonemployee Director Stock Incentive Plan, as amended and restated effective as of July 1, 2002, restricted stock units of comparable value to the present value of the retirement benefit such director had earned under the retirement plan through June 30, 2002. Directors who opt out of the retirement plan and directors first elected after 2001 will not receive a retirement benefit under the retirement plan, but instead may receive, at the discretion of the Nominating and Compensation Committee, additional restricted shares of common stock and restricted stock unit grants under the Company's Nonemployee Director Stock Incentive Plan to ensure that the retirement benefit, together with other compensation paid to the nonemployee director, delivers a competitive compensation package.

The Company's Nonemployee Director Stock Incentive Plan provides for a grant of 2,600 restricted shares of common stock to each nonemployee director of the Company upon his or her election or re-election as a director of the Company. The grants of restricted common stock vest in 20% annual increments, with all of a director's stock vesting five years after the date of award. However, the grants vest immediately upon the director's death, disability or retirement after attaining age 70, or the effective date of a change in control of the Company. In 2002, Messrs. Rolland, Thompson and Young each received a grant of 2,600 restricted shares of common stock under this plan. The board may designate that a scheduled award will consist of nonqualified stock options rather than restricted stock; if so, then, in lieu of restricted shares, each nonemployee director shall be granted a nonqualified option to purchase 7,800 shares of common stock. Grants of nonqualified stock options vest in 20% annual increments and become fully vested on the fifth anniversary of the date of the grant. The grants will vest immediately upon the director's death, disability or retirement after attaining age 70, or the effective date of a change in control of the Company.

Pursuant to the proposed amendments to the Company's Nonemployee Director Stock Incentive Plan, the incentive plan will also provide for grants to nonemployee directors of restricted stock units that have a value related to the Company's common stock. These restricted stock units had previously been granted to nonemployee directors under the Company's Nonemployee Director Restricted Stock Unit Plan; however, under the proposed amendments to the incentive plan, the provisions of the Restricted Stock Unit Plan regarding the grants of such restricted stock units will be merged into the incentive plan. Under the Restricted Stock Unit Plan, each nonemployee director received an initial grant of 500 units in April 1999. Thereafter, each nonemployee director received, upon his or her election or re-election to the board, an additional grant of units, which beginning in 2002, was increased to 600 units. Pursuant to the proposed amendments, the additional grants of 600 units to each nonemployee director upon his or her election or re-election to the board will be made under the incentive plan. The grants of units vest in 20% annual increments, with all of a director's units vesting five years after the date of award. The grants vest immediately upon the director's death, disability or retirement after attaining age 70, or the effective date of a change in control of the Company. Additional units are credited to each nonemployee director with respect to the units included in his or her account from time to time to reflect dividends paid to stockholders of the Company with respect to common stock. The units have no voting or other stock ownership rights and are payable in shares of the Company's common stock. In 2002, Messrs. Rolland, Thompson and Young each received a grant of 600 units.

The Company has adopted a Directors' Charitable Gift Program for nonemployee directors. Under the program, the Company makes a donation to one or more eligible tax-exempt organizations as designated by each eligible director. The Company contributes up to an aggregate of $125,000 for each nonemployee director who has served as a director of the Company for at least five years and up to an additional $125,000 (for an overall $250,000) for each nonemployee director who has served ten years or more. Organizations eligible to receive a gift under the program include charitable organizations and accredited United States institutions of higher learning. Individual directors derive no financial benefit from the program, as all deductions relating to the charitable donations accrue solely to the Company. A director's private foundation is not eligible to receive donations under the program. All current nonemployee directors are eligible to participate in the program.

PART III(b). SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
             MANAGEMENT.

The following table contains information about those persons or groups which are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock.

Name and Address of Beneficial Owner        Amount and Nature of Beneficial Ownership    Percent of Class Outstanding
---------------------------------------------------------------------------------------------------------------------
CAPITAL RESEARCH AND MANAGEMENT COMPANY                   22,215,880                              8.30 (1)
333 South Hope Street, 55th Floor
Los Angeles, California 90071

MASSACHUSETTS FINANCIAL SERVICES COMPANY                  13,827,032                              5.65 (2)
500 Bolyston Street
15th Floor
Boston, Massachusetts 02116
---------------------------------------------------------------------------------------------------------------------

(1) As reported on statements made on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2003 on behalf of Capital Research & Management Company. According to the report, the amount shown includes 67,530 shares resulting form the assumed conversion of 428,490 shares of convertible preferred securities, due November 1, 2004; and includes 523,350 shares resulting from the assumed conversion of 325,000 shares of the Convertible Preferred PIES, due February 19, 2003.

(2) As reported on statements made on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2003 on behalf of Massachusetts Financial Services Company. According to the report, the amount shown includes 906,799 shares which may be acquired through the conversion of convertible preferred securities, due November 1, 2004.

The following table contains information about the beneficial ownership of the Company's common stock as of March 1, 2003, for each of the directors, nominees and named executive officers, and for all directors and executive officers as a group.

                                                                       Amount and Nature of
           Name of Beneficial Owner                                 Beneficial Ownership (1)(2)
-----------------------------------------------------------------------------------------------
Stephen P. Adik                                                               612,237
Steven C. Beering                                                              10,628
Arthur J. Decio                                                                10,500
Dennis E. Foster                                                               12,561
Gary L. Neale                                                               1,529,158
Ian M. Rolland (3)                                                             26,777
John W. Thompson                                                               15,633
Robert J. Welsh                                                                14,000
Carolyn Y. Woo                                                                  4,000
Roger A. Young                                                                 33,091
Patrick J. Mulchay                                                            404,875
Michael W. O'Donnell                                                          110,623
Mark D. Wyckoff                                                               180,768
Jeffrey W. Yundt                                                              416,910
S. LaNette Zimmerman                                                          104,549
All directors and executive officers as a group                             3,695,468
-----------------------------------------------------------------------------------------------

(1) The number of shares owned includes shares held in the Company's Automatic Dividend Reinvestment and Share Purchase Plan, shares held in the Company's Tax Deferred Savings Plans (the "401(k)"), Employee Stock Purchase Plan and restricted shares awarded under the Company's 1988 and 1994 Long-Term Incentive Plans (the "Incentive Plans") and Nonemployee Director Stock Incentive Plan, where applicable. The percentage of common stock owned by all directors and executive officers as a group is approximately 1.41 percent of the common stock outstanding as of March 1, 2003.

(2) The totals include shares for which the following executive officers have a right to acquire beneficial ownership, within 60 days after March 1, 2003, by exercising stock options granted under the Incentive Plan: Stephen P. Adik - 357,097 shares; Gary
              L. Neale - 944,441 shares; Patrick J. Mulchay - 287,579 shares; Michael W. O'Donnell - 56,294 shares; Mark D. Wyckoff - 117,499 shares; Jeffrey W. Yundt - 287,579 shares; S. LaNette Zimmerman - 44,305 shares; and all executive officers as a group - 2,091,356 shares.

(3) The number of shares owned by Mr. Rolland includes 9,277 shares owned by the Ian and Miriam Rolland Foundation over which Mr. Rolland maintains investment control, but for which Mr. Rolland disclaims beneficial ownership.

PART III(c).  CONTRACTS AND TRANSACTIONS.

None.

PART III(d).  INDEBTEDNESS.

None.

PART III(e).  PARTICIPATION IN BONUS AND PROFIT SHARING ARRANGEMENT.

See Item 6 Part III(a) above.

PART III(f).  DIRECTORS AND OFFICERS RIGHTS TO INDEMNITY.

Provisions for indemnification of directors and officers are included in the Certificate of Incorporation or By-Laws in accordance with applicable laws.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

PART I. EXPENDITURES FOR ANY POLITICAL PARTY, CANDIDATE FOR PUBLIC OFFICE OR HOLDER OF SUCH OFFICE, OR ANY COMMITTEE OR AGENT THEREFOR.

Name of
Company      Recipient of Beneficiary                       Purpose                           Accounts Charged       Amount ($)
-------------------------------------------------------------------------------------------------------------------------------
  CKY     Employee Political Action Fund      Legal, accounting and solicitation         General and Administrative   108,892
  CMD                                         services rendered by employees for
  COH                                         Employees Political Action Fund
  CPA                                         registered with the Federal Election
  CVA                                         Committee
  NIP
  TCO
-------------------------------------------------------------------------------------------------------------------------------

PART II.      EXPENDITURES FOR ANY CITIZENS GROUP OR PUBLIC RELATIONS COUNSEL.

Calender Year 2002

     Name of Company and Name or
Number of Recipients or Beneficiaries             Purpose                      Accounts Charged           Amount ($)
--------------------------------------------------------------------------------------------------------------------
BSG
   7 Various Chambers of Commerce           Economic Development            General & Administrative        22,084

NU
   2 Various Chambers of Commerce           Economic Development            General & Administrative         2,990

CGV
   5 Various Chambers of Commerce           Economic Development            General & Administrative         9,006

CKY
   Better Business Bureau                   Economic Development            General & Administrative           570

CMD
   2 Various Chambers of Commerce           Economic Development            General & Administrative           870

COH
   Ohio Chamber of Commerce                 Economic Development            General & Administrative        13,300
   15 Various Chambers of Commerce          Economic Development            General & Administrative         9,282

CPA
   Pennsylvania Chamber of Commerce         Economic Development            General & Administrative         8,250
   York Chamber of Commerce                 Economic Development            General & Administrative         7,710
   12 Various Chambers of Commerce          Economic Development            General & Administrative         4,988

NIP
   9 Various Chambers of Commerce           Economic Development            General & Administrative        55,740

TCO
   5 Various Chambers of Commerce        Information and Education          General & Administrative        14,547
--------------------------------------------------------------------------------------------------------------------

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

PART I.       INTERCOMPANY CONTRACTS.

For the year ended December 31, 2002:

                                       Serving      Receiving                                              In Effect on Dec. 31
             Transaction               Company       Company       Compensation($)    Date of Contract          (YES or NO)
-------------------------------------------------------------------------------------------------------------------------------
Management & Business Services           BSG            NU             1,573,424           1/1/1979                YES
Management & Business Services           BSG           GSGT              287,189           1/1/1979                 NO
Operations & Maintenance Services        BSG           EUII              193,670           12/05/00                 NO
Aircraft Support Personnel               NIP           NCS               796,690             N/A                   N/A
Corrosion Services                       NIP           NIT                46,100             N/A                   N/A
Gas Line Construction Services           NIP           NIT                28,425             N/A                   N/A
Gas Line Construction Services           NIP           LEL                42,971             N/A                   N/A
Helicopter Usage                         NIP           NCS                30,996             N/A                   N/A
Intense Computer System Fees             NESI          NIP               179,827             N/A                   N/A
Power Quality Services                   NIP           NET                36,736             N/A                   N/A
Substation Services                      NIP           PEI                27,128             N/A                   N/A
Administrative Services                  TCO           CGT             2,614,487           1/1/2002                YES
Office Space Operating Agreement         TCO           CGT               240,060             N/A                   YES
Meter Maintenance and Gas Sampling       TCO    CGT, COH, CVA, C NR       14,846             N/A                   YES
Administrative Services                  TCO           NCP                 8,000           1/1/2001                 NO
Operating Agreement - Lexington CS       TCO           CVA                87,600             N/A                   YES
Chart Processing                         TCO           CNR               270,000           1/1/2001                YES
Administrative Services                  TCO           CGT               118,128           7/1/2002                YES
Sale of Capacity                         TCO           CVA               110,880          11/1/1999                YES
Replacement of Saco River Crossing       TCO           GSGT              137,977             N/A                   YES
Replacement of Dennis Road Crossing      TCO           GSGT               20,086             N/A                   YES
Installation of meters and components    TCO           CNR                49,280             N/A                   YES
Installation of meters and components    TCO           COH                14,250             N/A                   YES
Installation of meters and components    TCO           CPA                25,000             N/A                   YES
Raise meter, regulator and building      TCO           CKY                35,750             N/A                   YES
Fixed Fee Billings for O&M agreements    CGT           TCO                40,536          10/1/1991                YES
Fixed Fee Billing for O&M agreement      CGT         CPL/CDW              45,672             N/A                   YES
Maintenance services on pipeline        NITCO          NCP               823,200             N/A                   YES
-------------------------------------------------------------------------------------------------------------------------------

PART II. SYSTEM CONTRACTS TO PURCHASE GOODS OR SERVICES FROM ANY AFFILIATE (OTHER THAN A SYSTEM COMPANY) OR A COMPANY IN WHICH ANY OFFICER OR DIRECTOR IS A PARTNER OR OWN 5% OR MORE OF ANY CLASS OF EQUITY SECURITIES.

None.

PART III. SYSTEM CONTRACTS WITH OTHERS ON A CONTINUING BASIS FOR MANAGEMENT, SUPERVISORY, OR FINANCIAL ADVISORY REVIEW.

None.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART I.       BUSINESS, CAPITAL, DEBT TO EQUITY RATIO AND SERVICE CONTRACTS.

(a)           Company, location and business address.

              Bay State GPE, Inc. (BSGPE)

              BSGPE, a Massachusetts corporation, at 300 Friberg Parkway, Westborough, Massachusetts is an EWG. It owns a turbo expander in Agawam, Massachusetts that generates electricity from a turbine engine as gas pressure is reduced when transferred from high pressure interstate pipelines to lower pressure local distribution pipes. BSGPE is a wholly owned subsidiary of Bay State Gas.

              Whiting Clean Energy, Inc. (WCE)

              WCE, a wholly owned subsidiary of Primary Energy, Inc., is an EWG. WCE's business address is 801 E. 86th Avenue, Merrillville, Indiana. WCE leases a combined-cycle cogeneration facility located at BP's Whiting, Indiana refinery consisting of two gas-fired combustion turbines (each with a generating capacity of 166 megawatts) and a 213-megawatt steam turbine generator. For financial reporting purposes, the facility and the associated debt are reported as if WCE owns the facility. WCE is responsible for the operation and maintenance of the facility.

(b)           Type and amount of capital invested.

              When BSGPE was incorporated, Bay State Gas acquired all of the issued and outstanding shares of BSGPE's common stock for $1,000. Bay State also transferred ownership of the turbo expander and related facilities to BSGPE at its net book value. Neither Bay State Gas, nor NiSource, Inc. has made any financial guarantee to any party for BSGPE.

              Primary Energy, Inc.'s investment in WCE consists mainly of its guarantee of WCE's performance under the lease through its parent NiSource Inc. The lease was initiated in the first quarter of 2002. The unamortized value of the project amounts to approximately $318 million. However, for financial reporting purposes, NiSource owns the WCE facility and has approximately $329.8 of long-term debt on its balance sheet.

(c) Ratio of debt to common equity and earnings of the company for the year ended December 31, 2002.

              As of December 31, 2002, BSGPE had no debt outstanding and for the calendar year 2002, the turbo expander did not operate and did not generate revenue. BSGPE had a net loss of $28,482 for 2002.

              WCE had $20.3 million in notes payable outstanding at December 31, 2002 to NiSource Finance Corp. In addition, for financial reporting purposes, WCE had $329.8 million of debt outstanding to third parties. The debt to equity ratio for WCE at December 31, 2002 is not meaningful since the company's equity capitalization is effectively zero. For 2002, WCE had a net loss of$20.9 million.

(d)           Service, sales or construction contracts with system companies.

              BSGPE currently has no service, sales or construction contracts with another system company.

              WCE has entered into maintenance and service agreements with Northern Indiana Public Service Company (NIPSCO) for performance of the operation and maintenance needs of WCE. WCE has compensated NIPSCO $2.2 million for these services. In addition, WCE purchased natural gas from TPC. WCE purchased $13.6 million of natural gas from TPC during 2002.

PART II.      ORGANIZATION CHART.

BSGPE is a wholly owned subsidiary of Bay State Gas Company. WCE is a wholly owned subsidiary of Primary Energy, Inc. Bay State Gas Company and Primary Energy, Inc. are wholly owned subsidiaries of NiSource, Inc. See Exhibit G for an organization chart showing BSGPE and WCE in relation to the other NiSource, Inc. system companies.

PART III.     AGGREGATE INVESTMENT IN EWG'S AND FOREIGN UTILITY COMPANIES.

NiSource, Inc.'s aggregate investment in BSGPE is approximately $0.2 million and its investment in WCE, as discussed in Part I(b), is approximately $329.8 million. The ratio of NiSource, Inc.'s aggregate investment in BSGPE and WCE to its aggregate investment in its domestic public-utility subsidiary companies is less than 1% based on the current book values of the utility subsidiaries.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

TABLE OF CONTENTS

                                                                                                    CONSOLIDATED
                                                                                   CONSOLIDATED      STATEMENT      CONSOLIDATED
                                                                CONSOLIDATED        STATEMENT        OF COMMON      STATEMENT OF
            NAME OF COMPANY (COMPANY ABBREVIATION)              BALANCE SHEET       OF INCOME       STOCK EQUITY     CASH FLOWS
--------------------------------------------------------------------------------------------------------------------------------
NISOURCE INC. (NI)                                               F-1                F-2              F-3             F-4
   Bay State Gas Company (BSG)                                   F-1, F-1A          F-2, F-2A        F-3, F-3A       F-4, F-4A
     Subsidiaries:
       Bay State GPE, Inc. (BSGPE)                               F-1A               F-2A             F-3A            F-4A
       Boundry Gas, Inc. (BDY)                                   N/A                N/A              N/A             N/A
       Northern Utilities, Inc. (NU)                             F-1A               F-2A             F-3A            F-4A
   Columbia Energy Group (CG)                                    F-1, F-1B          F-2, F-2B        F-3, F-3B       F-4, F-4B
     Subsidiaries:
       Columbia Atlantic Trading Corporation (CAT)               F-1B               F-2B             F-3B            F-4B
       Columbia Energy Group Capital Corporation (CCC)           F-1B, F-1C         F-2B, F-2C       F-3B, F-3C      F-4B, F-4C
        Subsidiary:
          TriStar Gas Technologies, Inc. (TGT) *                 F-1C               F-2C             F-3C            F-4C
       Columbia Energy Resources, Inc. (CER)                     F-1B, F-1D         F-2B, F-2D       F-3B, F-3D      F-4B, F-4D
        Subsidiaries:
          Alamco-Delaware, Inc. (AD)                             F-1D               F-2D             F-3D            F-4D
          Columbia Natural Resources, Inc. (CNR)                 F-1D               F-2D             F-3D            F-4D
          Columbia Natural Resources Canada, Ltd. (CNRCL)        F-1D               F-2D             F-3D            F-4D
          Hawg Hauling & Disposal, Inc. (HH)                     F-1D               F-2D             F-3D            F-4D
       Columbia Energy Services Corporation (CES)                F-1B               F-2B             F-3B            F-4B
        Subsidiaries:
          Columbia Energy Marketing Corporation (CEM) *          INACTIVE           INACTIVE         INACTIVE        INACTIVE
          Columbia Energy Power Marketing Corporation (CPM) *    INACTIVE           INACTIVE         INACTIVE        INACTIVE
          Columbia Energy Retail Corporation (CERC) *            INACTIVE           INACTIVE         INACTIVE        INACTIVE
       Columbia Finance Corp. (CFC) *                            F-1B, F-1E         F-2B, F-2E       F-3B, F-3E      F-4B, F-4E
        Subsidiary:
          Columbia Accounts Receivable Corporation  (CAR)        F-1E               F-2E             F-3E            F-4E
       Columbia Gas of Kentucky, Inc. (CKY)                      F-1B               F-2B             F-3B            F-4B
       Columbia Gas of Maryland, Inc. (CMD)                      F-1B               F-2B             F-3B            F-4B
       Columbia Gas of Ohio, Inc. (COH)                          F-1B               F-2B             F-3B            F-4B
       Columbia Gas of Pennsylvania, Inc. (CPA)                  F-1B               F-2B             F-3B            F-4B
       Columbia Gas of Virginia, Inc. (CGV)                      F-1B               F-2B             F-3B            F-4B
       Columbia Gas Transmission Corporation (TCO)               F-1B               F-2B             F-3B            F-4B
       Columbia Gulf Transmission Company (CGT)                  F-1B               F-2B             F-3B            F-4B
       Columbia LNG Corporation (CLNG) *                         F-1B               F-2B             F-3B            F-4B
        Subsidiary:
          CLNG Corporation (CLNGCO) *                            INACTIVE           INACTIVE         INACTIVE        INACTIVE
--------------------------------------------------------------------------------------------------------------------------------

* Company was inactive at December 31, 2002.

                                                                                CONSOLIDATED      STATEMENT      CONSOLIDATED
                                                             CONSOLIDATED        STATEMENT        OF COMMON      STATEMENT OF
         NAME OF COMPANY (COMPANY ABBREVIATION)              BALANCE SHEET       OF INCOME       STOCK EQUITY     CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------
    Columbia Network Services Corporation (CNS)               F-1B, F-1F         F-2B, F-2F       F-3B, F-3F      F-4B, F-4F
     Subsidiary:
       CNS Microwave, Inc. (CMC)                              F-1F               F-2F             F-3F            F-4F
    Columbia Petroleum Corporation (PET) *                    INACTIVE           INACTIVE         INACTIVE        INACTIVE
    Columbia Pipeline Corporation (CPL)                       F-1B, F-1G         F-2B, F-2G       F-3B, F-3G      F-4B, F-4G
     Subsidiary:
       Columbia Deep Water Services Company (CDW)             F-1G               F-2G             F-3G            F-4G
    Columbia Remainder Corporation (CRC)                      F-1B               F-2B             F-3B            F-4B
     Subsidiaries:
       Columbia Electric Binghamton General Corp. (CEB) *     INACTIVE           INACTIVE         INACTIVE        INACTIVE
       Columbia Electric Binghamton Limited Corp. (CEBL) *    INACTIVE           INACTIVE         INACTIVE        INACTIVE
       Columbia Electric Haverstraw Corporation (CHC) *       INACTIVE           INACTIVE         INACTIVE        INACTIVE
       Haverstraw Bay, LLC (HBL) *                            INACTIVE           INACTIVE         INACTIVE        INACTIVE
    Columbia Service Partners, Inc. (CSP)                     F-1B, F-1H         F-2B, F-2H       F-3B, F-3H      F-4B, F-4H
     Subsidiaries:
       Columbia Assurance Agency, Inc. (CAA)                  F-1H               F-2H             F-3H            F-4H
       Columbia Service Partners of Virginia, Inc. (CSPV)     INACTIVE           INACTIVE         INACTIVE        INACTIVE
    Columbia Transmission Communications Corporation (CTC)    F-1B               F-2B             F-3B            F-4B
    NiSource Insurance Corporation Limited (NICL)             F-1B               F-2B             F-3B            F-4B
EnergyUSA, Inc. (IN) (EUII)                                   F-1, F-1I          F-2, F-2I        F-3, F-3I       F-4, F-4I
  Subsidiaries:
    EnergyUSA Commercial Energy Services, Inc. (EUC)          F-1I               F-2I             F-3I            F-4I
    EnergyUSA Retail, Inc. (EUR)                              F-1I               F-2I             F-3I            F-4I
     Subsidiary:
       EnergyUSA Consumer Products Group, Inc. (EUP) *        INACTIVE           INACTIVE         INACTIVE        INACTIVE
    EnergyUSA, Inc. (MA) (EUIM)                               F-1I, F-1J         F-2I, F-2J       F-3I, F-3J      F-4I, F-4J
    Subsidiaries:
     EnergySPE, Inc. (ESPE) *                                 F-1J               F-2J             F-3J            F-4J
     EnergyUSA (Connecticut), Inc. (EUIC)                     F-1J, F-1K         F-2J, F-2K       F-3J, F-3K      F-4J, F-4K
       Subsidiaries:
         Brayer Energy Solutions, Inc. (BES) *                F-1K               F-2K             F-3K            F-4K
         EnergyUSA Engineering, Inc. (EUE)                    F-1K               F-2K             F-3K            F-4K
         EnergyUSA Mechanical, Inc. (EUM) *                   F-1K               F-2K             F-3K            F-4K
    EnergyUSA-TPC Corp. (TPC)                                 F-1I, F-1L         F-2I, F-2L       F-3I, F-3L      F-4I, F-4L
     Subsidiary:
       EnergyUSA - Appalachian Corp. (EUA)                    F-1L               F-2L             F-3L            F-4L
    MS-1 Distribution & Storage Corp. (MS1) *                 F-1I               F-2I             F-3I            F-4I
-----------------------------------------------------------------------------------------------------------------------------

* Company was inactive at December 31, 2002.

                                                                                CONSOLIDATED      STATEMENT      CONSOLIDATED
                                                             CONSOLIDATED        STATEMENT        OF COMMON      STATEMENT OF
         NAME OF COMPANY (COMPANY ABBREVIATION)              BALANCE SHEET       OF INCOME       STOCK EQUITY     CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------
    NESI Energy Marketing, L.L.C. (NEML)  *                   F-1I               F-2I             F-3I            F-4I
    NI Energy Services Transportation, Inc. (NEST)            F-1I               F-2I             F-3I            F-4I
    NI Fuel Company, Inc. (NIFC) *                            F-1I               F-2I             F-3I            F-4I
    NI-TEX, Inc. (NITEX)                                      F-1I               F-2I             F-3I            F-4I
     Subsidiary:
       Laredo Nueces Pipeline Company (LNP)                   N/A                N/A              N/A             N/A
    NI-TEX Gas Services, Inc. (NGS)                           F-1I               F-2I             F-3I            F-4I
IWC Resources Corporation (IWCR) *                            F-1, F-1M          F-2, F-2M        F-3, F-3M       F-4, F-4M
  Subsidiaries:
    Harbour Water Corporation (HWC) *                         F-1M               F-2M             F-3M            F-4M
    Indianapolis Water Company (IWC) *                        F-1M               F-2M             F-3M            F-4M
     Subsidiaries:
       White River Enviornmental Partnership, Inc. (WRP) *    INACTIVE           INACTIVE         INACTIVE        INACTIVE
    Irishman's Run Acquisition Corporation (IRAC) *           F-1M               F-2M             F-3M            F-4M
    IWC Morgan Water Corporation (IWCM) *                     F-1M               F-2M             F-3M            F-4M
    Lawrence Water Company, Inc. (LWC) *                      F-1M               F-2M             F-3M            F-4M
    Liberty Water Corporation (LWAC) *                        F-1M               F-2M             F-3M            F-4M
    The Darlington Water Works Company (DWWC) *               F-1M               F-2M             F-3M            F-4M
Kokomo Gas and Fuel Company (KOKO)                            F-1, F-1N          F-2, F-2N        F-3, F-3N       F-4, F-4N
  Subsidiary:
    KGF Trading Company (KGF) *
NI Energy Services, Inc. (NESI)                               F-1, F-1O          F-2, F-2O        F-3, F-3O       F-4, F-4O
  Subsidiaries:
    Crossroads Pipeline Company (CROSS)                       F-1O               F-2O             F-3O            F-4O
    Green Fuels, Inc. (GREEN) *                               F-1O               F-2O             F-3O            F-4O
    NESI Power Marketing, Inc. (NPM) *                        F-1O               F-2O             F-3O            F-4O
    NiSource Energy Services Canada, Ltd. (NESCL) *           F-1O               F-2O             F-3O            F-4O
NiSource Capital Markets, Inc. (NCM)                          F-1                F-2              F-3             F-4
NiSource Capital Trust I (NCT)                                F-1                F-2              F-3             F-4
NiSource Corporate Services Company (NCS)                     F-1                F-2              F-3             F-4
NiSource Development Company, Inc. (NDEV)                     F-1, F-1P          F-2, F-2P        F-3, F-3P       F-4, F-4P
  Subsidiaries:
    Analytic Sytems Laboratories, Inc. (ASL) *                F-1P               F-2P             F-3P            F-4P
    Cardinal Property Management, Inc. (CARD)                 F-1P               F-2P             F-3P            F-4P
    Customer Information Services, Inc. (CIS) *               F-1P               F-2P             F-3P            F-4P
    JOF Transportation Company (JOF)                          F-1P               F-2P             F-3P            F-4P
    KOGAF Enterprises, Inc. (KOGF) *                          F-1P               F-2P             F-3P            F-4P
-----------------------------------------------------------------------------------------------------------------------------

* Company was inactive at December 31, 2002.

                                                                                                 CONSOLIDATED
                                                                                CONSOLIDATED      STATEMENT      CONSOLIDATED
                                                             CONSOLIDATED        STATEMENT        OF COMMON      STATEMENT OF
         NAME OF COMPANY (COMPANY ABBREVIATION)              BALANCE SHEET       OF INCOME       STOCK EQUITY     CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------
    Lake Erie Land Company (LEL)                              F-1P, F-1Q         F-2O, F-2Q       F-3O, F-3Q      F-4O, F-4Q
     Subsidiary:
       SCC Services, Inc. (SCC)                               F-1Q               F-2Q             F-3Q            F-4Q
    NDC Douglas Properties, Inc. (NDC)                        F-1P               F-2P             F-3P            F-4P
    Progeni, Inc. (PRO) *                                     F-1P               F-2P             F-3P            F-4P
    Protonics Research, Inc. (PRI) *                          F-1P               F-2P             F-3P            F-4P
    South Works Power Company (SWP) *                         F-1P               F-2P             F-3P            F-4P
NiSource Energy Technologies, Inc. (NET)                      F-1                F-2              F-3             F-4
NiSource Finance Corp. (NFC)                                  F-1                F-2              F-3             F-4
NiSource Pipeline Group, Inc. (NPG) *                         F-1, F-1R          F-2, F-2R        F-3, F-3R       F-4, F-4R
  Subsidiaries:
    Granite State Gas Transmission, Inc. (GSGT)               F-1R, F-1S         F-2R, F-2S       F-3R, F-3S      F-4R, F-4S
     Subsidiaries:
       Bay State Energy Enterprises, Inc. (BSEE) *            F-1S               F-2S             F-3S            F-4S
       Natural Gas Development, Inc. (NGD) *                  F-1S               F-2S             F-3S            F-4S
    PNTGS Holding Corp. (PNTGS) *                             F-1R               F-2R             F-3R            F-4R
Northern Indiana Fuel and Light Company, Inc. (NIFL)          F-1, F-1T          F-2, F-2T        F-3, F-3T       F-4, F-4T
  Subsidiary:
    Northern Indiana Trading Company, Inc. (NITC)             F-1T               F-2T             F-3T            F-4T
Northern Indiana Public Service Company (NIP)                 F-1, F-1U          F-2, F-2U        F-3, F-3U       F-4, F-4U
  Subsidiary:
    NIPSCO Exploration Company, Inc. (NEXCO)  *               F-1U               F-2U             F-3U            F-4U
Primary Energy, Inc. (PEI)                                    F-1, F-1V          F-2, F-2V        F-3, F-3V       F-4, F-4U
  Subsidiaries:
    Cokenergy, Inc.  (CEI)                                    F-1V               F-2V             F-3V            F-4U
    Harbor Coal Company  (HCC)                                F-1V               F-2V             F-3V            F-4U
    Ironside Energy LLC (IEL)                                 F-1V               F-2V             F-3V            F-4U
    Lakeside Energy Corporation (LEC)                         F-1V               F-2V             F-3V            F-4U
    North Lake Energy Corporation (NLEC)                      F-1V               F-2V             F-3V            F-4U
    Portside Energy Corporation (PORT)                        F-1V               F-2V             F-3V            F-4U
    Whiting Clean Energy, Inc. (WCE)                          F-1V               F-2V             F-3V            F-4U
SM&P Utility Resources, Inc. (SMP)                            F-1, F-1W          F-2, F-2W        F-3, F-3W       F-4, F-4V
  Subsidiary:
    Colcom Incorporated (CI)                                  F-1W               F-2W             F-3W            F-4V
-----------------------------------------------------------------------------------------------------------------------------

* Company was inactive at December 31, 2002.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1 (1 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                   F-1     F-1       F-1               Consolidating
             As of December 31, ($ in thousands)                  Page 3  Page 5    Page 7   Combined     Entries     Consolidated
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                   *       *         *         *           *           16,434,919
    Accumulated depreciation and amortization                                                                           (7,998,157)
----------------------------------------------------------------------------------------------------------------------------------
    Net utility plant                                                                                                    8,436,762
----------------------------------------------------------------------------------------------------------------------------------
    Gas and oil producing properties, successful efforts method
      United States cost center                                                                                          1,056,329
      Canadian cost center                                                                                                   5,932
    Accumulated depletion                                                                                                 (122,747)
----------------------------------------------------------------------------------------------------------------------------------
    Net gas and oil producing properties                                                                                   939,514
----------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation                                                                 691,712
----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                                                                                      10,067,988
----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Equity in undistributed earnings of subsidiaries                                                                             -
    Assets of discontinued operations                                                                                       79,207
    Unconsolidated affiliates                                                                                              118,812
    Assets held for sale                                                                                                    26,148
    Other investments                                                                                                       50,844
----------------------------------------------------------------------------------------------------------------------------------
Total Investments                                                                                                          275,011
----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents                                                                                               54,258
    Restricted cash                                                                                                          1,900
    Accounts receivable (less reserve)                                                                                     580,073
    Unbilled revenue (less reserve)                                                                                        305,152
    Gas inventory                                                                                                          255,301
    Underrecovered gas and fuel costs                                                                                      149,900
    Materials and supplies, at average cost                                                                                 65,932
    Electric production fuel, at average cost                                                                               39,029
    Price risk management assets                                                                                            66,575
    Exchange gas receivable                                                                                                120,827
    Prepayments and other                                                                                                  229,529
----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                                                     1,868,476
----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets                                                                                           116,873
    Regulatory assets                                                                                                      608,788
    Goodwill                                                                                                             3,707,627
    Intangible assets                                                                                                       57,342
    Deferred charges and other                                                                                             194,775
----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                                                                                       4,685,405
----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                                            16,896,880
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1 (2 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                   F-1     F-1       F-1               Consolidating
            As of December 31, ($ in thousands)                   Page 4  Page 6    Page 8   Combined     Entries     Consolidated
----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                 *       *         *         *           *            4,174,842
Preferred Stocks--
    Subsidiary Companies                                                                                                         -
    Series without mandatory redemption provisions                                                                          81,114
    Series with mandatory redemption provisions                                                                              3,814
Company-obligated mandatorily redeemable preferred
    securities of subsidiary trust holding solely Company
    debentures                                                                                                             345,000
Long-term debt, excluding amounts due within one year                                                                    5,017,995
----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                                                                     9,622,765
----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current redeemable preferred stock subject to
      mandatory redemption                                                                                                       -
    Current portion of long-term debt                                                                                    1,232,594
    Short-term borrowings                                                                                                  913,130
    Accounts payable                                                                                                       521,609
    Dividends declared on common and preferred stocks                                                                        1,115
    Customer deposits                                                                                                       65,157
    Taxes accrued                                                                                                          242,139
    Interest accrued                                                                                                        88,293
    Overrecovered gas and fuel costs                                                                                        13,110
    Price risk management liabilities                                                                                       44,878
    Exchange gas payable                                                                                                   411,912
    Current deferred revenue                                                                                               130,197
    Other accruals                                                                                                         513,255
----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                                                4,177,389
----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities                                                                                        3,225
    Deferred income taxes                                                                                                1,861,713
    Deferred investment tax credits                                                                                         96,297
    Deferred credits                                                                                                       145,044
    Noncurrent deferred revenue                                                                                            305,400
    Accrued liability for postretirement and pension benefits                                                              417,158
    Liabilities of discontinued operations                                                                                   2,095
    Other noncurrent liabilities                                                                                           265,794
----------------------------------------------------------------------------------------------------------------------------------
Total Other                                                                                                              3,096,726
----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                                                                    -
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                                                    16,896,880
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1 (3 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                          F-1 Page 3
              As of December 31, ($ in thousands)                 NI        BSG        CG          EUII     IWCR    KOKO    Total
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                  *         *      8,388,620       *        *       *       *
    Accumulated depreciation and amortization                                      (4,023,795)
------------------------------------------------------------------------------------------------------------------------------------
    Net utility plant                                                               4,364,825
------------------------------------------------------------------------------------------------------------------------------------
    Gas and oil producing properties, successful efforts method
      United States cost center                                                       970,045
      Canadian cost center                                                              6,426
    Accumulated depletion                                                            (431,215)
------------------------------------------------------------------------------------------------------------------------------------
    Net gas and oil producing properties                                              545,256
------------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation                                  -
------------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                                                  4,910,081
------------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Equity in undistributed earnings of subsidiaries                                        -
    Assets of discontinued operations                                                  79,207
    Unconsolidated affiliates                                                          34,961
    Assets held for sale                                                               24,232
    Other investments                                                                  21,506
------------------------------------------------------------------------------------------------------------------------------------
Total Investments                                                                     159,906
------------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents                                                          37,417
    Restricted cash                                                                     1,900
    Accounts receivable (less reserve)                                                338,072
    Unbilled revenue (less reserve)                                                   173,374
    Gas inventory                                                                     214,699
    Underrecovered gas and fuel costs                                                  90,089
    Materials and supplies, at average cost                                            15,338
    Electric production fuel, at average cost                                               -
    Price risk management assets                                                       25,540
    Exchange gas receivable                                                           104,557
    Prepayments and other                                                             174,653
------------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                1,175,639
------------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets                                                      112,856
    Regulatory assets                                                                 359,399
    Goodwill                                                                                -
    Intangible assets                                                                   3,017
    Deferred charges and other                                                         85,395
------------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                                                    560,667
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                        6,806,293
====================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1 (4 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-1 Page 4
              As of December 31, ($ in thousands)              NI        BSG        CG          EUII     IWCR    KOKO     Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                             *         *      2,396,266        *        *       *       *
Preferred Stocks-
    Subsidiary Companies                                                                 -
    Series without mandatory redemption provisions                                       -
    Series with mandatory redemption provisions                                          -
Company-obligated mandatorily redeemable preferred
    securities of subsidiary trust holding solely Company
    debentures                                                                           -
Long-term debt, excluding amounts due within one year                            1,387,780
------------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                             3,784,046
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current redeemable preferred stock subject to
      mandatory redemption                                                               -
    Current portion of long-term debt                                                  223
    Short-term borrowings                                                              830
    Accounts payable                                                               357,835
    Dividends declared on common and preferred stocks                                    -
    Customer deposits                                                               21,002
    Taxes accrued                                                                  185,098
    Interest accrued                                                                27,183
    Overrecovered gas and fuel costs                                                13,110
    Price risk management liabilities                                                8,515
    Exchange gas payable                                                           411,912
    Current deferred revenue                                                       129,597
    Other accruals                                                                 356,869
------------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                        1,512,174
------------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities                                                    -
    Deferred income taxes                                                          805,894
    Deferred investment tax credits                                                 28,319
    Deferred credits                                                                41,576
    Noncurrent deferred revenue                                                    305,388
    Accrued liability for postretirement and pension benefits                      115,379
    Liabilities of discontinued operations                                           2,095
    Other noncurrent liabilities                                                   211,422
------------------------------------------------------------------------------------------------------------------------------------
Total Other                                                                      1,510,073
------------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                            -
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                             6,806,293
====================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1 (5 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                                                                      F-1 Page 5
             As of December 31, ($ in thousands)                  NESI   NCM    NCT     NCS          NDEV      NET      Total
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                  *      *      *          -          *        *        *
    Accumulated depreciation and amortization                                               -
--------------------------------------------------------------------------------------------------------------------------------
    Net utility plant                                                                       -
--------------------------------------------------------------------------------------------------------------------------------
    Gas and oil producing properties, successful efforts method
      United States cost center                                                             -
      Canadian cost center                                                                  -
    Accumulated depletion                                                                   -
--------------------------------------------------------------------------------------------------------------------------------
    Net gas and oil producing properties                                                    -
--------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation                             43,330
--------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                                                     43,330
--------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Equity in undistributed earnings of subsidiaries                                        -
    Assets of discontinued operations                                                       -
    Unconsolidated affiliates                                                               -
    Assets held for sale                                                                    -
    Other investments                                                                       -
--------------------------------------------------------------------------------------------------------------------------------
Total Investments                                                                           -
--------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents                                                           1,080
    Restricted cash                                                                         -
    Accounts receivable (less reserve)                                                 75,114
    Unbilled revenue (less reserve)                                                         -
    Gas inventory                                                                           -
    Underrecovered gas and fuel costs                                                       -
    Materials and supplies, at average cost                                                 -
    Electric production fuel, at average cost                                               -
    Price risk management assets                                                            -
    Exchange gas receivable                                                                 -
    Prepayments and other                                                              18,945
--------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                   95,139
--------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets                                                            -
    Regulatory assets                                                                       -
    Goodwill                                                                                -
    Intangible assets                                                                  21,232
    Deferred charges and other                                                         29,234
--------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                                                     50,466
--------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                          188,935
================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)              F-1 (6 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                      F-1 Page 6
           As of December 31, ($ in thousands)                    NESI   NCM    NCT     NCS          NDEV      NET      Total
--------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                *      *      *    (20,766)         *        *        *
Preferred Stocks-
    Subsidiary Companies                                                                    -
    Series without mandatory redemption provisions                                          -
    Series with mandatory redemption provisions                                             -
Company-obligated mandatorily redeemable preferred
    securities of subsidiary trust holding solely Company
    debentures                                                                              -
Long-term debt, excluding amounts due within one year                                  23,930
--------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                                    3,164
--------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current redeemable preferred stock subject to
      mandatory redemption                                                                  -
    Current portion of long-term debt                                                      74
    Short-term borrowings                                                              37,443
    Accounts payable                                                                   20,972
    Dividends declared on common and preferred stocks                                       -
    Customer deposits                                                                       -
    Taxes accrued                                                                      20,440
    Interest accrued                                                                      783
    Overrecovered gas and fuel costs                                                        -
    Price risk management liabilities                                                       -
    Exchange gas payable                                                                    -
    Current deferred revenue                                                                -
    Other accruals                                                                     57,612
--------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                             137,324
--------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities                                                       -
    Deferred income taxes                                                              (6,945)
    Deferred investment tax credits                                                         -
    Deferred credits                                                                        -
    Noncurrent deferred revenue                                                             -
    Accrued liability for postretirement and pension benefits                          55,392
    Liabilities of discontinued operations                                                  -
    Other noncurrent liabilities                                                            -
--------------------------------------------------------------------------------------------------------------------------------
Total Other                                                                            48,447
--------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                               -
--------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                  188,935
================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1 (7 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                   F-1 Page 7
             As of December 31, ($ in thousands)                     NFC     NPG   NIFL      NIP      PEI   SMP      Total
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                     *       *     *     6,415,603    *     *         *
    Accumulated depreciation and amortization                                            (3,547,661)
-----------------------------------------------------------------------------------------------------------------------------
    Net utility plant                                                                     2,867,942
-----------------------------------------------------------------------------------------------------------------------------
    Gas and oil producing properties, successful efforts method
      United States cost center                                                                   -
      Canadian cost center                                                                        -
    Accumulated depletion                                                                         -
-----------------------------------------------------------------------------------------------------------------------------
    Net gas and oil producing properties                                                          -
-----------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation                                    2,445
-----------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                                                        2,870,387
-----------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Equity in undistributed earnings of subsidiaries                                              -
    Assets of discontinued operations                                                             -
    Unconsolidated affiliates                                                                     -
    Assets held for sale                                                                          -
    Other investments                                                                         6,270
-----------------------------------------------------------------------------------------------------------------------------
Total Investments                                                                             6,270
-----------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents                                                                 4,331
    Restricted cash                                                                               -
    Accounts receivable (less reserve)                                                       94,334
    Unbilled revenue (less reserve)                                                          72,307
    Gas inventory                                                                            15,501
    Underrecovered gas and fuel costs                                                        50,097
    Materials and supplies, at average cost                                                  44,321
    Electric production fuel, at average cost                                                39,029
    Price risk management assets                                                              3,531
    Exchange gas receivable                                                                       -
    Prepayments and other                                                                    36,210
-----------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                        359,661
-----------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets                                                                  -
    Regulatory assets                                                                       225,614
    Goodwill                                                                                      -
    Intangible assets                                                                        25,086
    Deferred charges and other                                                                5,044
-----------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                                                          255,744
-----------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                              3,492,062
=============================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1 (8 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                   F-1 Page 8
            As of December 31, ($ in thousands)                      NFC     NPG   NIFL      NIP      PEI   SMP      Total
-----------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                   *       *     *       899,622    *     *        *
Preferred Stocks-
    Subsidiary Companies                                                                          -
    Series without mandatory redemption provisions                                           81,114
    Series with mandatory redemption provisions                                               3,814
Company-obligated mandatorily redeemable preferred
    securities of subsidiary trust holding solely Company
    debentures                                                                                    -
Long-term debt, excluding amounts due within one year                                       713,351
-----------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                                      1,697,901
-----------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current redeemable preferred stock subject to
      mandatory redemption                                                                        -
    Current portion of long-term debt                                                       130,000
    Short-term borrowings                                                                   448,899
    Accounts payable                                                                        187,502
    Dividends declared on common and preferred stocks                                         1,115
    Customer deposits                                                                        39,346
    Taxes accrued                                                                            70,986
    Interest accrued                                                                          9,854
    Overrecovered gas and fuel costs                                                              -
    Price risk management liabilities                                                           808
    Exchange gas payable                                                                          -
    Current deferred revenue                                                                      -
    Other accruals                                                                           82,516
-----------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                   971,026
-----------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities                                                             -
    Deferred income taxes                                                                   488,837
    Deferred investment tax credits                                                          64,315
    Deferred credits                                                                         43,176
    Noncurrent deferred revenue                                                                   -
    Accrued liability for postretirement and pension benefits                               219,023
    Liabilities of discontinued operations                                                        -
    Other noncurrent liabilities                                                              7,784
-----------------------------------------------------------------------------------------------------------------------------
Total Other                                                                                 823,135
-----------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                                     -
-----------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                      3,492,062
=============================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1A (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                     BAY STATE GAS COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                          Consolidating     F-1A
             As of December 31, ($ in thousands)                 BSG        BSGPE      NU       Combined     Entries        Total
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
      Utility plant                                           1,162,484       *      257,236        *           *             *
      Accumulated depreciation and amortization                (290,938)             (56,162)
---------------------------------------------------------------------------------------------------------------------------------
      Net utility plant                                         871,546              201,074
---------------------------------------------------------------------------------------------------------------------------------
      Gas and oil producing properties, successful efforts
       method
          United States cost center                                   -                    -
          Canadian cost center                                        -                    -
      Accumulated depletion                                           -                    -
---------------------------------------------------------------------------------------------------------------------------------
      Net gas and oil producing properties                            -                    -
---------------------------------------------------------------------------------------------------------------------------------
      Other property, at cost, less accumulated depreciation         74                2,206
---------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                              871,620              203,280
---------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
      Equity in undistributed earnings of subsidiaries          110,850                    -
      Assets of discontinued operations                               -                    -
      Unconsolidated affiliates                                      32                    2
      Assets held for sale                                            -                    -
      Other investments                                               -                    -
---------------------------------------------------------------------------------------------------------------------------------
Total Investments                                               110,882                    2
---------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
      Cash and cash equivalents                                     448                  316
      Restricted cash                                                 -                    -
      Accounts receivable (less reserve)                         47,658               15,648
      Unbilled revenue (less reserve)                            47,999                7,263
      Gas inventory                                              19,109                  782
      Underrecovered gas and fuel costs                           2,500                2,557
      Materials and supplies, at average cost                     4,005                  738
      Electric production fuel, at average cost                       -                    -
      Price risk management assets                                    -                  302
      Exchange gas receivable                                     4,713               11,557
      Prepayments and other                                      12,238                4,038
---------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                            138,670               43,201
---------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
      Price risk management assets                                    -                   45
      Regulatory assets                                          11,716               18,694
      Goodwill                                                        -                  859
      Intangible assets                                           8,471                  870
      Deferred charges and other                                 13,459                1,334
---------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                               33,646               21,802
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                  1,154,818              268,285
=================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1A (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                     BAY STATE GAS COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
           (Not covered by Report of Independent Public Accountants)

                                                                                                          Consolidating     F-1A
               As of December 31, ($ in thousands)               BSG        BSGPE      NU       Combined     Entries        Total
---------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                             520,652       *      110,745       *            *             *
Preferred Stocks--
      Subsidiary Companies                                            -                    -
      Series without mandatory redemption provisions                  -                    -
      Series with mandatory redemption provisions                     -                    -
Company-obligated mandatorily redeemable preferred
      securities of subsidiary trust holding solely Company
      debentures                                                      -                    -
Long-term debt, excluding amounts due within one year            80,500                5,834
---------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                            601,152              116,579
---------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current redeemable preferred stock subject to
          mandatory redemption                                        -                    -
      Current portion of long-term debt                          15,000               61,130
      Short-term borrowings                                     218,535               11,549
      Accounts payable                                            8,913                2,949
      Dividends declared on common and preferred stocks               -                    -
      Customer deposits                                           2,981                  901
      Taxes accrued                                               4,587                2,252
      Interest accrued                                            2,630                  173
      Overrecovered gas and fuel costs                                -                    -
      Price risk management liabilities                               -                   (8)
      Exchange gas payable                                            -                    -
      Current deferred revenue                                      600                    -
      Other accruals                                             35,005               11,323
---------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                       288,251               90,269
---------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities                               -                    8
      Deferred income taxes                                     244,923               50,888
      Deferred investment tax credits                             2,613                  264
      Deferred credits                                                -                    -
      Noncurrent deferred revenue                                     -                    -
      Accrued liability for postretirement and pension
         benefits                                                10,162                2,328
      Liabilities of discontinued operations                          -                    -
      Other noncurrent liabilities                                7,717                7,949
---------------------------------------------------------------------------------------------------------------------------------
Total Other                                                     265,415               61,437
---------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                         -                    -
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                          1,154,818              268,285
=================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1B (1 of 10)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                         F-1B      F-1B     F-1B     F-1B               Consolidating     F-1B
       As of December 31, ($ in thousands)              Page 3    Page 5   Page 7   Page 9   Combined      Entries        Total
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
      Utility plant                                       *         *        *        *         *             *         8,388,620
      Accumulated depreciation and amortization                                                                        (4,023,795)
---------------------------------------------------------------------------------------------------------------------------------
      Net utility plant                                                                                                 4,364,825
---------------------------------------------------------------------------------------------------------------------------------
      Gas and oil producing properties,
        successful efforts method
         United States cost center                                                                                        970,045
         Canadian cost center                                                                                               6,426
      Accumulated depletion                                                                                              (431,215)
---------------------------------------------------------------------------------------------------------------------------------
      Net gas and oil producing properties                                                                                545,256
---------------------------------------------------------------------------------------------------------------------------------
      Other property, at cost, less accumulated
        depreciation                                                                                                              -
---------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                                                                                      4,910,081
---------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
      Equity in undistributed earnings of subsidiaries                                                                          -
      Assets of discontinued operations                                                                                    79,207
      Unconsolidated affiliates                                                                                            34,961
      Assets held for sale                                                                                                 24,232
      Other investments                                                                                                    21,505
---------------------------------------------------------------------------------------------------------------------------------
Total Investments                                                                                                         159,905
---------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
      Cash and cash equivalents                                                                                            37,417
      Restricted cash                                                                                                       1,900
      Accounts receivable (less reserve)                                                                                  338,072
      Unbilled revenue (less reserve)                                                                                     173,374
      Gas inventory                                                                                                       214,699
      Underrecovered gas and fuel costs                                                                                    90,089
      Materials and supplies, at average cost                                                                              15,338
      Electric production fuel, at average cost                                                                                 -
      Price risk management assets                                                                                         25,541
      Exchange gas receivable                                                                                             104,557
      Prepayments and other                                                                                               174,653
---------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                                                    1,175,640
---------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
      Price risk management assets                                                                                        112,856
      Regulatory assets                                                                                                   359,399
      Goodwill                                                                                                                  -
      Intangible assets                                                                                                     3,017
      Deferred charges and other                                                                                           85,395
---------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                                                                                        560,667
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                                            6,806,293
=================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1B (2 of 10)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                          F-1B      F-1B     F-1B      F-1B             Consolidating        F-1B
        As of December 31, ($ in thousands)             Page 4    Page 6   Page 8   Page 10  Combined         Entries       Total
---------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                       *         *        *        *         *             *         2,396,266
Preferred Stocks--
      Subsidiary Companies                                                                                                      -
      Series without mandatory redemption provisions                                                                            -
      Series with mandatory redemption provisions                                                                               -
Company-obligated mandatorily redeemable preferred
      securities of subsidiary trust holding solely
        Company debentures                                                                                                      -
Long-term debt, excluding amounts due within one year                                                                   1,387,780
---------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                                                                    3,784,046
---------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current redeemable preferred stock subject to
        mandatory redemption                                                                                                    -
      Current portion of long-term debt                                                                                       223
      Short-term borrowings                                                                                                   830
      Accounts payable                                                                                                    357,835
      Dividends declared on common and preferred
        stocks                                                                                                                  -
      Customer deposits                                                                                                    21,002
      Taxes accrued                                                                                                       185,098
      Interest accrued                                                                                                     27,183
      Overrecovered gas and fuel costs                                                                                     13,110
      Price risk management liabilities                                                                                     8,515
      Exchange gas payable                                                                                                411,912
      Current deferred revenue                                                                                            129,597
      Other accruals                                                                                                      356,869
---------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                                               1,512,174
---------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities                                                                                         -
      Deferred income taxes                                                                                               805,894
      Deferred investment tax credits                                                                                      28,319
      Deferred credits                                                                                                     41,576
      Noncurrent deferred revenue                                                                                         305,388
      Accrued liability for postretirement and
        pension benefits                                                                                                  114,379
      Liabilities of discontinued operations                                                                                2,095
      Other noncurrent liabilities                                                                                        212,422
---------------------------------------------------------------------------------------------------------------------------------
Total Other                                                                                                             1,510,073
---------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                                                                   -
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                                                    6,806,293
=================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1B (3 of 10)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                             F-1B Page 3
        As of December 31, ($ in thousands)                    CG       CAT   CCC    CER     CES     CFC       Total
------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
   Utility plant                                                *        *     *      *       *       *          *
   Accumulated depreciation and amortization
------------------------------------------------------------------------------------------------------------------------
   Net utility plant
------------------------------------------------------------------------------------------------------------------------
   Gas and oil producing properties, successful efforts
     method
     United States cost center
     Canadian cost center
   Accumulated depletion
------------------------------------------------------------------------------------------------------------------------
   Net gas and oil producing properties
------------------------------------------------------------------------------------------------------------------------
   Other property, at cost, less accumulated depreciation
------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
   Equity in undistributed earnings of subsidiaries
   Assets of discontinued operations
   Unconsolidated affiliates
   Assets held for sale
   Other investments
------------------------------------------------------------------------------------------------------------------------
Total Investments
------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
   Cash and cash equivalents
   Restricted cash
   Accounts receivable (less reserve)
   Unbilled revenue (less reserve)
   Gas inventory
   Underrecovered gas and fuel costs
   Materials and supplies, at average cost
   Electric production fuel, at average cost
   Price risk management assets
   Exchange gas receivable
   Prepayments and other
------------------------------------------------------------------------------------------------------------------------
Total Current Assets
------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
   Price risk management assets
   Regulatory assets
   Goodwill
   Intangible assets
   Deferred charges and other
------------------------------------------------------------------------------------------------------------------------
Total Other Assets
------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
========================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1B (4 of 10)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                             F-1B Page 4
        As of December 31, ($ in thousands)                    CG       CAT   CCC    CER     CES     CFC       Total
------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                             *        *     *      *       *       *          *
Preferred Stocks--
   Subsidiary Companies
   Series without mandatory redemption provisions
   Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
   securities of subsidiary trust holding solely Company
   debentures
Long-term debt, excluding amounts due within one year
------------------------------------------------------------------------------------------------------------------------
Total Capitalization
------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
   Current redeemable preferred stock subject to
     mandatory redemption
   Current portion of long-term debt
   Short-term borrowings
   Accounts payable
   Dividends declared on common and preferred stocks
   Customer deposits
   Taxes accrued
   Interest accrued
   Overrecovered gas and fuel costs
   Price risk management liabilities
   Exchange gas payable
   Current deferred revenue
   Other accruals
------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
   Price risk management liabilities
   Deferred income taxes
   Deferred investment tax credits
   Deferred credits
   Noncurrent deferred revenue
   Accrued liability for postretirement and pension
     benefits
   Liabilities of discontinued operations
   Other noncurrent liabilities
------------------------------------------------------------------------------------------------------------------------
Total Other
------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
========================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1B (5 of 10)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-1B Page 5
     As of December 31, ($ in thousands)            CKY       CMD        COH        CPA        CGV         TCO             Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
     Utility plant                                233,229    84,414   1,542,682    661,495    500,931    3,742,981        6,765,732
     Accumulated depreciation and amortization   (105,257)  (36,038)   (670,291)  (224,413)  (121,863)  (1,645,295)      (2,803,157)
-----------------------------------------------------------------------------------------------------------------------------------
     Net utility plant                            127,972    48,376     872,391    437,082    379,068    2,097,686        3,962,575
-----------------------------------------------------------------------------------------------------------------------------------
     Gas and oil producing properties,
      successful efforts method
         United States cost center                      -         -           -          -          -            -                -
         Canadian cost center                           -         -           -          -          -            -                -
     Accumulated depletion                              -         -           -          -          -            -                -
-----------------------------------------------------------------------------------------------------------------------------------
     Net gas and oil producing properties               -         -           -          -          -            -                -
-----------------------------------------------------------------------------------------------------------------------------------
     Other property, at cost, less accumulated
       depreciation                                     -         -           -          -          -            -                -
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                127,972    48,376     872,391    437,082    379,068    2,097,686        3,962,575
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
     Equity in undistributed earnings of
       subsidiaries                                     -         -           -          -          -            -                -
     Assets of discontinued operations                  -         -           -          -          -            -                -
     Unconsolidated affiliates                          -         -           -          -          -       32,470           32,470
     Assets held for sale                               -         -           -          -          -            -                -
     Other investments                                  -         -           -          -          -       13,114           13,114
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments                                       -         -           -          -          -       45,584           45,584
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
     Cash and cash equivalents                        944       292       3,970      4,300      1,672           11           11,189
     Restricted cash                                    -         -           -          -          -            -                -
     Accounts receivable (less reserve)            25,819    13,435      67,453     60,823     30,724      124,166          322,420
     Unbilled revenue (less reserve)               10,652     3,855     101,870     41,027     18,040            -          175,444
     Gas inventory                                 10,906     3,488     131,407     53,180     15,717            -          214,698
     Underrecovered gas and fuel costs              8,441         -      31,210     50,438          -            -           90,089
     Materials and supplies, at average cost            -       132           -          -        524        7,494            8,150
     Electric production fuel, at average cost          -         -           -          -          -            -                -
     Price risk management assets                       -         -           -          -          -            -                -
     Exchange gas receivable                        7,053     5,045      28,957     17,900      1,138       34,546           94,639
     Prepayments and other                          1,385     2,202      56,536     13,253     11,145       97,374          181,895
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                               65,200    28,449     421,403    240,921     78,960      263,591        1,098,524
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
     Price risk management assets                       -         -           -          -          -            -                -
     Regulatory assets                              5,521     2,005     201,801     68,876      7,697       67,381          353,281
     Goodwill                                           -         -           -          -          -            -                -
     Intangible assets                                 66        20         968        295        120        1,278            2,747
     Deferred charges and other                       777       493      70,211      2,249      5,144        6,855           85,729
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                  6,364     2,518     272,980     71,420     12,961       75,514          441,757
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                      199,536    79,343   1,566,774    749,423    470,989    2,482,375        5,548,440
-----------------------------------------------------------------------------------------------------------------------------------

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1B (6 of 10)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                      F-1B Page 5
       As of December 31, ($ in thousands)             CKY       CMD        COH        CPA        CGV         TCO         Total
---------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                  70,636    28,404     436,965    206,881    166,220    1,092,778    2,001,884
Preferred Stocks--
     Subsidiary Companies                                 -         -           -          -          -            -            -
     Series without mandatory redemption
       provisions                                         -         -           -          -          -            -            -
     Series with mandatory redemption provisions          -         -           -          -          -            -            -
Company-obligated mandatorily redeemable preferred
     securities of subsidiary trust holding
     solely Company debentures                            -         -           -          -          -            -            -
Long-term debt, excluding amounts due
 within one year                                     42,181    18,975     307,055    185,215    130,175      385,908    1,069,509
---------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                112,817    47,379     744,020    392,096    296,395    1,478,686    3,071,393
---------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current redeemable preferred stock subject
       to mandatory redemption                            -         -           -         -          -            -            -
     Current portion of long-term debt                    -         -         177         -          -           17          194
     Short-term borrowings                               29         -           -     55,901     37,039      287,141      380,110
     Accounts payable                                19,042     6,209     139,327     51,498     31,033       26,287      273,396
     Dividends declared on common and preferred
       stocks                                             -         -           -          -          -            -            -
     Customer deposits                                2,556       389      10,944      2,303      4,810            -       21,002
     Taxes accrued                                    5,074     1,197      71,184     (4,280)    (3,722)      70,397      139,850
     Interest accrued                                   630         1       1,331         13        243          772        2,990
     Overrecovered gas and fuel costs                     -     1,043           -          -     12,067            -       13,110
     Price risk management liabilities                  239        77       2,311        716          -            -        3,343
     Exchange gas payable                            29,314     6,462     214,833     63,453      6,528       84,867      405,457
     Current deferred revenue                             -         -           -          -          -            -            -
     Other accruals                                  11,921     7,212     133,645     46,032     18,646       82,186      299,642
---------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                            68,805    22,590     573,752    215,636    106,644      551,667    1,539,094
---------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities                    -         -           -          -          -            -            -
     Deferred income taxes                           10,882     5,619     120,491    103,927     32,586      344,531      618,036
     Deferred investment tax credits                  1,302       749      15,766      7,506      2,074          706       28,103
     Deferred credits                                     -         -           -          -          -            -            -
     Noncurrent deferred revenue                          -         -           -          -          -            -            -
     Accrued liability for postretirement and
       pension benefits                                 843     1,531      52,205     13,056      5,910       19,239       92,784
     Liabilities of discontinued operations               -         -           -          -          -            -            -
     Other noncurrent liabilities                     4,887     1,475      60,540     17,202     27,380       87,546      199,030
---------------------------------------------------------------------------------------------------------------------------------
Total Other Liabilities and Deferred Credits         17,914     9,374     249,002    141,691     67,950      452,022      937,953
---------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                             -         -           -          -          -            -            -
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                199,536    79,343   1,566,774    749,423    470,989    2,482,375    5,548,440
---------------------------------------------------------------------------------------------------------------------------------

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1B (7 of 10)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                     F-1B Page 7
             As of December 31, ($ in thousands)                  CGT          CLNG      CNS    CPL   CRC   CSP        Total
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
   Utility plant                                               1,353,923        *         *      *     *     *           *
   Accumulated depreciation and amortization                  (1,080,627)
--------------------------------------------------------------------------------------------------------------------------------
   Net utility plant                                             273,296
--------------------------------------------------------------------------------------------------------------------------------
   Gas and oil producing properties, successful
    efforts method
      United States cost center                                        -
      Canadian cost center                                             -
   Accumulated depletion                                               -
--------------------------------------------------------------------------------------------------------------------------------
   Net gas and oil producing properties                                -
--------------------------------------------------------------------------------------------------------------------------------
   Other property, at cost, less accumulated depreciation              -
--------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                               273,296
--------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
   Equity in undistributed earnings of subsidiaries                    -
   Assets of discontinued operations                                   -
   Unconsolidated affiliates                                           -
   Assets held for sale                                                -
   Other investments                                                   -
--------------------------------------------------------------------------------------------------------------------------------
Total Investments                                                      -
--------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
   Cash and cash equivalents                                           3
   Restricted cash                                                     -
   Accounts receivable (less reserve)                             10,410
   Unbilled revenue (less reserve)                                   153
   Gas inventory                                                       -
   Underrecovered gas and fuel costs                                   -
   Materials and supplies, at average cost                         7,187
   Electric production fuel, at average cost                           -
   Price risk management assets                                        -
   Exchange gas receivable                                         9,230
   Prepayments and other                                           8,774
--------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                              35,757
--------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
   Price risk management assets                                        -
   Regulatory assets                                               6,118
   Goodwill                                                            -
   Intangible assets                                                 143
   Deferred charges and other                                      1,138
--------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                                 7,399
--------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                     316,452
================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1B (8 of 10)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                     F-1B Page 8
        As of December 31, ($ in thousands)                        CGT         CLNG      CNS    CPL   CRC   CSP         Total
--------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                              123,333        *         *      *     *     *            *
Preferred Stocks--
   Subsidiary Companies                                                -
   Series without mandatory redemption provisions                      -
   Series with mandatory redemption provisions                         -
Company-obligated mandatorily redeemable preferred
   securities of subsidiary trust holding solely Company
   debentures                                                          -
Long-term debt, excluding amounts due within one year             67,890
--------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                             191,223
--------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
   Current redeemable preferred stock subject to
     mandatory redemption                                              -
   Current portion of long-term debt                                   -
   Short-term borrowings                                          41,705
   Accounts payable                                                8,794
   Dividends declared on common and preferred stocks                   -
   Customer deposits                                                   -
   Taxes accrued                                                   6,952
   Interest accrued                                                  137
   Overrecovered gas and fuel costs                                    -
   Price risk management liabilities                                   -
   Exchange gas payable                                            6,455
   Current deferred revenue                                            -
   Other accruals                                                 18,233
--------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                         82,276
--------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
   Price risk management liabilities                                   -
   Deferred income taxes                                          29,906
   Deferred investment tax credits                                   216
   Deferred credits                                                    -
   Noncurrent deferred revenue                                         -
   Accrued liability for postretirement and pension
     benefits                                                      6,886
   Liabilities of discontinued operations                              -
   Other noncurrent liabilities                                    5,945
--------------------------------------------------------------------------------------------------------------------------------
Total Other                                                       42,953
--------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                          -
--------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                             316,452
================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1B (9 of 10)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-1B Page 9
           As of December 31, ($ in thousands)                     CTC        NICL                                         Total
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
   Utility plant                                                    *           *                                           *
   Accumulated depreciation and amortization
------------------------------------------------------------------------------------------------------------------------------------
   Net utility plant
------------------------------------------------------------------------------------------------------------------------------------
   Gas and oil producing properties, successful efforts method
     United States cost center
     Canadian cost center
   Accumulated depletion
------------------------------------------------------------------------------------------------------------------------------------
   Net gas and oil producing properties
------------------------------------------------------------------------------------------------------------------------------------
   Other property, at cost, less accumulated depreciation
------------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
------------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
   Equity in undistributed earnings of subsidiaries
   Assets of discontinued operations
   Unconsolidated affiliates
   Assets held for sale
   Other investments
------------------------------------------------------------------------------------------------------------------------------------
Total Investments
------------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
   Cash and cash equivalents
   Restricted cash
   Accounts receivable (less reserve)
   Unbilled revenue (less reserve)
   Gas inventory
   Underrecovered gas and fuel costs
   Materials and supplies, at average cost
   Electric production fuel, at average cost
   Price risk management assets
   Exchange gas receivable
   Prepayments and other
------------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
   Price risk management assets
   Regulatory assets
   Goodwill
   Intangible assets
   Deferred charges and other
------------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
====================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)          F-1B (10 of 10)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-1B Page 10
          As of December 31, ($ in thousands)                      CTC        NICL                                         Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                 *           *                                            *
Preferred Stocks--
   Subsidiary Companies
   Series without mandatory redemption provisions
   Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
   securities of subsidiary trust holding solely Company
   debentures
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
   Current redeemable preferred stock subject to
     mandatory redemption
   Current portion of long-term debt
   Short-term borrowings
   Accounts payable
   Dividends declared on common and preferred stocks
   Customer deposits
   Taxes accrued
   Interest accrued
   Overrecovered gas and fuel costs
   Price risk management liabilities
   Exchange gas payable
   Current deferred revenue
   Other accruals
------------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
   Price risk management liabilities
   Deferred income taxes
   Deferred investment tax credits
   Deferred credits
   Noncurrent deferred revenue
   Accrued liability for postretirement and pension benefits
   Liabilities of discontinued operations
   Other noncurrent liabilities
------------------------------------------------------------------------------------------------------------------------------------
Total Other
------------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
====================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1C (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                             Consolidating           F-1C
              As of December 31, ($ in thousands)                   CCC    TGT    Combined      Entries             Total
-------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
   Utility plant                                                     *      *         *            *                 *
   Accumulated depreciation and amortization
-------------------------------------------------------------------------------------------------------------------------
   Net utility plant
-------------------------------------------------------------------------------------------------------------------------
   Gas and oil producing properties, successful efforts method
       United States cost center
       Canadian cost center
   Accumulated depletion
-------------------------------------------------------------------------------------------------------------------------
   Net gas and oil producing properties
-------------------------------------------------------------------------------------------------------------------------
   Other property, at cost, less accumulated depreciation
-------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
   Equity in undistributed earnings of subsidiaries
   Assets of discontinued operations
   Unconsolidated affiliates
   Assets held for sale
   Other investments
-------------------------------------------------------------------------------------------------------------------------
Total Investments
-------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
   Cash and cash equivalents
   Restricted cash
   Accounts receivable (less reserve)
   Unbilled revenue (less reserve)
   Gas inventory
   Underrecovered gas and fuel costs
   Materials and supplies, at average cost
   Electric production fuel, at average cost
   Price risk management assets
   Exchange gas receivable
   Prepayments and other
-------------------------------------------------------------------------------------------------------------------------
Total Current Assets
-------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
   Price risk management assets
   Regulatory assets
   Goodwill
   Intangible assets
   Deferred charges and other
-------------------------------------------------------------------------------------------------------------------------
Total Other Assets
-------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
=========================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1C (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
           COLUMBIA ENERGY GROUP CAPITAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                    Consolidating     F-1C
           As of December 31, ($ in thousands)                         CCC     TGT     Combined        Entries        Total
---------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                     *       *          *              *             *
Preferred Stocks--
      Subsidiary Companies
      Series without mandatory redemption provisions
      Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
      securities of subsidiary trust holding solely Company
      debentures
Long-term debt, excluding amounts due within one year
---------------------------------------------------------------------------------------------------------------------------
Total Capitalization
---------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current redeemable preferred stock subject to
            mandatory redemption
      Current portion of long-term debt
      Short-term borrowings
      Accounts payable
      Dividends declared on common and preferred stocks
      Customer deposits
      Taxes accrued
      Interest accrued
      Overrecovered gas and fuel costs
      Price risk management liabilities
      Exchange gas payable
      Current deferred revenue
      Other accruals
---------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
---------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities
      Deferred income taxes
      Deferred investment tax credits
      Deferred credits
      Noncurrent deferred revenue
      Accrued liability for postretirement and pension benefits
      Liabilities of discontinued operations
      Other noncurrent liabilities
---------------------------------------------------------------------------------------------------------------------------
Total Other
---------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
---------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
===========================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1D (1 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                 COLUMBIA ENERGY RESOURCES INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                       F-1D                              Consolidating     F-1D
           As of December 31, ($ in thousands)                        Page 3    CER    AD    Combined       Entries        Total
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
      Utility plant                                                     *        *     *         *              *            *
      Accumulated depreciation and amortization
--------------------------------------------------------------------------------------------------------------------------------
      Net utility plant
--------------------------------------------------------------------------------------------------------------------------------
      Gas and oil producing properties, successful efforts method
            United States cost center
            Canadian cost center
      Accumulated depletion
--------------------------------------------------------------------------------------------------------------------------------
      Net gas and oil producing properties
--------------------------------------------------------------------------------------------------------------------------------
      Other property, at cost, less accumulated depreciation
--------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
--------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
      Equity in undistributed earnings of subsidiaries
      Assets of discontinued operations
      Unconsolidated affiliates
      Assets held for sale
      Other investments
--------------------------------------------------------------------------------------------------------------------------------
Total Investments
--------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
      Cash and cash equivalents
      Restricted cash
      Accounts receivable (less reserve)
      Unbilled revenue (less reserve)
      Gas inventory
      Underrecovered gas and fuel costs
      Materials and supplies, at average cost
      Electric production fuel, at average cost
      Price risk management assets
      Exchange gas receivable
      Prepayments and other
--------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
--------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
      Price risk management assets
      Regulatory assets
      Goodwill
      Intangible assets
      Deferred charges and other
--------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
--------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1D (2 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                 COLUMBIA ENERGY RESOURCES INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                       F-1D                              Consolidating     F-1D
           As of December 31, ($ in thousands)                        Page 4    CER    AD    Combined        Entries       Total
--------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                      *       *     *         *              *            *
Preferred Stocks--
      Subsidiary Companies
      Series without mandatory redemption provisions
      Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
      securities of subsidiary trust holding solely Company
      debentures
Long-term debt, excluding amounts due within one year
--------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
--------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current redeemable preferred stock subject to
            mandatory redemption
      Current portion of long-term debt
      Short-term borrowings
      Accounts payable
      Dividends declared on common and preferred stocks
      Customer deposits
      Taxes accrued
      Interest accrued
      Overrecovered gas and fuel costs
      Price risk management liabilities
      Exchange gas payable
      Current deferred revenue
      Other accruals
--------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
--------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities
      Deferred income taxes
      Deferred investment tax credits
      Deferred credits
      Noncurrent deferred revenue
      Accrued liability for postretirement and pension benefits
      Liabilities of discontinued operations
      Other noncurrent liabilities
--------------------------------------------------------------------------------------------------------------------------------
Total Other
--------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1D (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                 COLUMBIA ENERGY RESOURCES INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                             F-1D Page 3
           As of December 31, ($ in thousands)                      CNR     CNRCL     HH        Total
--------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
      Utility plant                                                  *        *       *           *
      Accumulated depreciation and amortization
--------------------------------------------------------------------------------------------------------
      Net utility plant
--------------------------------------------------------------------------------------------------------
      Gas and oil producing properties, successful efforts method
            United States cost center
            Canadian cost center
      Accumulated depletion
--------------------------------------------------------------------------------------------------------
      Net gas and oil producing properties
--------------------------------------------------------------------------------------------------------
      Other property, at cost, less accumulated depreciation
--------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
--------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
      Equity in undistributed earnings of subsidiaries
      Assets of discontinued operations
      Unconsolidated affiliates
      Assets held for sale
      Other investments
--------------------------------------------------------------------------------------------------------
Total Investments
--------------------------------------------------------------------------------------------------------

CURRENT ASSETS
      Cash and cash equivalents
      Restricted cash
      Accounts receivable (less reserve)
      Unbilled revenue (less reserve)
      Gas inventory
      Underrecovered gas and fuel costs
      Materials and supplies, at average cost
      Electric production fuel, at average cost
      Price risk management assets
      Exchange gas receivable
      Prepayments and other
--------------------------------------------------------------------------------------------------------
Total Current Assets
--------------------------------------------------------------------------------------------------------

OTHER ASSETS
      Price risk management assets
      Regulatory assets
      Goodwill
      Intangible assets
      Deferred charges and other
--------------------------------------------------------------------------------------------------------
Total Other Assets
--------------------------------------------------------------------------------------------------------
TOTAL ASSETS
========================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1D (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                 COLUMBIA ENERGY RESOURCES INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                             F-1D Page 4
           As of December 31, ($ in thousands)                      CNR     CNRCL     HH        Total
--------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                  *        *       *           *
Preferred Stocks--
      Subsidiary Companies
      Series without mandatory redemption provisions
      Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
      securities of subsidiary trust holding solely Company
      debentures
Long-term debt, excluding amounts due within one year
--------------------------------------------------------------------------------------------------------
Total Capitalization
--------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current redeemable preferred stock subject to
            mandatory redemption
      Current portion of long-term debt
      Short-term borrowings
      Accounts payable
      Dividends declared on common and preferred stocks
      Customer deposits
      Taxes accrued
      Interest accrued
      Overrecovered gas and fuel costs
      Price risk management liabilities
      Exchange gas payable
      Current deferred revenue
      Other accruals
--------------------------------------------------------------------------------------------------------
Total Current Liabilities
--------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities
      Deferred income taxes
      Deferred investment tax credits
      Deferred credits
      Noncurrent deferred revenue
      Accrued liability for postretirement and pension benefits
      Liabilities of discontinued operations
      Other noncurrent liabilities
--------------------------------------------------------------------------------------------------------
Total Other
--------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
========================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1E (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                  COLUMBIA FINANCE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                               Consolidating    F-1E
           As of December 31, ($ in thousands)                       CFC    CAR    Combined       Entries       Total
---------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
      Utility plant                                                   *      *         *             *            *
      Accumulated depreciation and amortization
---------------------------------------------------------------------------------------------------------------------
      Net utility plant
---------------------------------------------------------------------------------------------------------------------
      Gas and oil producing properties, successful efforts method
            United States cost center
            Canadian cost center
      Accumulated depletion
---------------------------------------------------------------------------------------------------------------------
      Net gas and oil producing properties
---------------------------------------------------------------------------------------------------------------------
      Other property, at cost, less accumulated depreciation
---------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
---------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
      Equity in undistributed earnings of subsidiaries
      Assets of discontinued operations
      Unconsolidated affiliates
      Assets held for sale
      Other investments
---------------------------------------------------------------------------------------------------------------------
Total Investments
---------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
      Cash and cash equivalents
      Restricted cash
      Accounts receivable (less reserve)
      Unbilled revenue (less reserve)
      Gas inventory
      Underrecovered gas and fuel costs
      Materials and supplies, at average cost
      Electric production fuel, at average cost
      Price risk management assets
      Exchange gas receivable
      Prepayments and other
---------------------------------------------------------------------------------------------------------------------
Total Current Assets
---------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
      Price risk management assets
      Regulatory assets
      Goodwill
      Intangible assets
      Deferred charges and other
---------------------------------------------------------------------------------------------------------------------
Total Other Assets
---------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
=====================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1E (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                  COLUMBIA FINANCE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                               Consolidating    F-1E
           As of December 31, ($ in thousands)                       CFC    CAR    Combined       Entries       Total
---------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                   *      *        *              *            *
Preferred Stocks--
      Subsidiary Companies
      Series without mandatory redemption provisions
      Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
      securities of subsidiary trust holding solely Company
      debentures
Long-term debt, excluding amounts due within one year
---------------------------------------------------------------------------------------------------------------------
Total Capitalization
---------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current redeemable preferred stock subject to
            mandatory redemption
      Current portion of long-term debt
      Short-term borrowings
      Accounts payable
      Dividends declared on common and preferred stocks
      Customer deposits
      Taxes accrued
      Interest accrued
      Overrecovered gas and fuel costs
      Price risk management liabilities
      Exchange gas payable
      Current deferred revenue
      Other accruals
---------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
---------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities
      Deferred income taxes
      Deferred investment tax credits
      Deferred credits
      Noncurrent deferred revenue
      Accrued liability for postretirement and pension benefits
      Liabilities of discontinued operations
      Other noncurrent liabilities
---------------------------------------------------------------------------------------------------------------------
Total Other
---------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
---------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
=====================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1F (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
             COLUMBIA NETWORK SERVICES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                               Consolidating    F-1F
           As of December 31, ($ in thousands)                       CNS    CMC    Combined       Entries       Total
---------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
      Utility plant                                                   *      *         *             *            *
      Accumulated depreciation and amortization
---------------------------------------------------------------------------------------------------------------------
      Net utility plant
---------------------------------------------------------------------------------------------------------------------
      Gas and oil producing properties, successful efforts method
            United States cost center
            Canadian cost center
      Accumulated depletion
---------------------------------------------------------------------------------------------------------------------
      Net gas and oil producing properties
---------------------------------------------------------------------------------------------------------------------
      Other property, at cost, less accumulated depreciation
---------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
---------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
      Equity in undistributed earnings of subsidiaries
      Assets of discontinued operations
      Unconsolidated affiliates
      Assets held for sale
      Other investments
---------------------------------------------------------------------------------------------------------------------
Total Investments
---------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
      Cash and cash equivalents
      Restricted cash
      Accounts receivable (less reserve)
      Unbilled revenue (less reserve)
      Gas inventory
      Underrecovered gas and fuel costs
      Materials and supplies, at average cost
      Electric production fuel, at average cost
      Price risk management assets
      Exchange gas receivable
      Prepayments and other
---------------------------------------------------------------------------------------------------------------------
Total Current Assets
---------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
      Price risk management assets
      Regulatory assets
      Goodwill
      Intangible assets
      Deferred charges and other
---------------------------------------------------------------------------------------------------------------------
Total Other Assets
---------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
=====================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1F (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
             COLUMBIA NETWORK SERVICES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                               Consolidating    F-1F
           As of December 31, ($ in thousands)                       CNS    CMC    Combined       Entries       Total
---------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                   *      *         *             *            *
Preferred Stocks--
      Subsidiary Companies
      Series without mandatory redemption provisions
      Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
      securities of subsidiary trust holding solely Company
      debentures
Long-term debt, excluding amounts due within one year
---------------------------------------------------------------------------------------------------------------------
Total Capitalization
---------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current redeemable preferred stock subject to
            mandatory redemption
      Current portion of long-term debt
      Short-term borrowings
      Accounts payable
      Dividends declared on common and preferred stocks
      Customer deposits
      Taxes accrued
      Interest accrued
      Overrecovered gas and fuel costs
      Price risk management liabilities
      Exchange gas payable
      Current deferred revenue
      Other accruals
---------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
---------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities
      Deferred income taxes
      Deferred investment tax credits
      Deferred credits
      Noncurrent deferred revenue
      Accrued liability for postretirement and pension benefits
      Liabilities of discontinued operations
      Other noncurrent liabilities
---------------------------------------------------------------------------------------------------------------------
Total Other
---------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
---------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
=====================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1G (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                 COLUMBIA PIPELINE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                               Consolidating    F-1G
           As of December 31, ($ in thousands)                       CPL    CDW    Combined       Entries       Total
---------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
      Utility plant                                                   *      *         *             *            *
      Accumulated depreciation and amortization
---------------------------------------------------------------------------------------------------------------------
      Net utility plant
---------------------------------------------------------------------------------------------------------------------
      Gas and oil producing properties, successful efforts method
            United States cost center
            Canadian cost center
      Accumulated depletion
---------------------------------------------------------------------------------------------------------------------
      Net gas and oil producing properties
---------------------------------------------------------------------------------------------------------------------
      Other property, at cost, less accumulated depreciation
---------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
---------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
      Equity in undistributed earnings of subsidiaries
      Assets of discontinued operations
      Unconsolidated affiliates
      Assets held for sale
      Other investments
---------------------------------------------------------------------------------------------------------------------
Total Investments
---------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
      Cash and cash equivalents
      Restricted cash
      Accounts receivable (less reserve)
      Unbilled revenue (less reserve)
      Gas inventory
      Underrecovered gas and fuel costs
      Materials and supplies, at average cost
      Electric production fuel, at average cost
      Price risk management assets
      Exchange gas receivable
      Prepayments and other
---------------------------------------------------------------------------------------------------------------------
Total Current Assets
---------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
      Price risk management assets
      Regulatory assets
      Goodwill
      Intangible assets
      Deferred charges and other
---------------------------------------------------------------------------------------------------------------------
Total Other Assets
---------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
=====================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1G (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                 COLUMBIA PIPELINE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                               Consolidating    F-1G
           As of December 31, ($ in thousands)                       CPL    CDW    Combined       Entries       Total
---------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                   *      *         *             *            *
Preferred Stocks--
      Subsidiary Companies
      Series without mandatory redemption provisions
      Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
      securities of subsidiary trust holding solely Company
      debentures
Long-term debt, excluding amounts due within one year
---------------------------------------------------------------------------------------------------------------------
Total Capitalization
---------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current redeemable preferred stock subject to
            mandatory redemption
      Current portion of long-term debt
      Short-term borrowings
      Accounts payable
      Dividends declared on common and preferred stocks
      Customer deposits
      Taxes accrued
      Interest accrued
      Overrecovered gas and fuel costs
      Price risk management liabilities
      Exchange gas payable
      Current deferred revenue
      Other accruals
---------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
---------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities
      Deferred income taxes
      Deferred investment tax credits
      Deferred credits
      Noncurrent deferred revenue
      Accrued liability for postretirement and pension benefits
      Liabilities of discontinued operations
      Other noncurrent liabilities
---------------------------------------------------------------------------------------------------------------------
Total Other
---------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
---------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
=====================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1H (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                COLUMBIA SERVICE PARTNERS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                               Consolidating    F-1H
               As of December 31, ($ in thousands)                   CSP    CAA    Combined       Entries       Total
---------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
      Utility plant                                                   *      *        *              *            *
      Accumulated depreciation and amortization
---------------------------------------------------------------------------------------------------------------------
      Net utility plant
---------------------------------------------------------------------------------------------------------------------
      Gas and oil producing properties, successful efforts method
            United States cost center
            Canadian cost center
      Accumulated depletion
---------------------------------------------------------------------------------------------------------------------
      Net gas and oil producing properties
---------------------------------------------------------------------------------------------------------------------
      Other property, at cost, less accumulated depreciation
---------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
---------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
      Equity in undistributed earnings of subsidiaries
      Assets of discontinued operations
      Unconsolidated affiliates
      Assets held for sale
      Other investments
---------------------------------------------------------------------------------------------------------------------
Total Investments
---------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
      Cash and cash equivalents
      Restricted cash
      Accounts receivable (less reserve)
      Unbilled revenue (less reserve)
      Gas inventory
      Underrecovered gas and fuel costs
      Materials and supplies, at average cost
      Electric production fuel, at average cost
      Price risk management assets
      Exchange gas receivable
      Prepayments and other
---------------------------------------------------------------------------------------------------------------------
Total Current Assets
---------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
      Price risk management assets
      Regulatory assets
      Goodwill
      Intangible assets
      Deferred charges and other
---------------------------------------------------------------------------------------------------------------------
Total Other Assets
---------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
=====================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1H (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                COLUMBIA SERVICE PARTNERS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                               Consolidating    F-1H
             As of December 31, ($ in thousands)                     CSP    CAA    Combined       Entries       Total
---------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                   *      *        *              *            *
Preferred Stocks--
      Subsidiary Companies
      Series without mandatory redemption provisions
      Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
      securities of subsidiary trust holding solely Company
      debentures
Long-term debt, excluding amounts due within one year
---------------------------------------------------------------------------------------------------------------------
Total Capitalization
---------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current redeemable preferred stock subject to
            mandatory redemption
      Current portion of long-term debt
      Short-term borrowings
      Accounts payable
      Dividends declared on common and preferred stocks
      Customer deposits
      Taxes accrued
      Interest accrued
      Overrecovered gas and fuel costs
      Price risk management liabilities
      Exchange gas payable
      Current deferred revenue
      Other accruals
---------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
---------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities
      Deferred income taxes
      Deferred investment tax credits
      Deferred credits
      Noncurrent deferred revenue
      Accrued liability for postretirement and pension benefits
      Liabilities of discontinued operations
      Other noncurrent liabilities
---------------------------------------------------------------------------------------------------------------------
Total Other
---------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
---------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
=====================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1I (1 of 6)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                      F-1I      F-1I                         Consolidating    F-1I
           As of December 31, ($ in thousands)                       Page 3    Page 5    EUII    Combined       Entries       Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
      Utility plant                                                     *         *        *         *             *            *
      Accumulated depreciation and amortization
-----------------------------------------------------------------------------------------------------------------------------------
      Net utility plant
-----------------------------------------------------------------------------------------------------------------------------------
      Gas and oil producing properties, successful efforts method
            United States cost center
            Canadian cost center
      Accumulated depletion
-----------------------------------------------------------------------------------------------------------------------------------
      Net gas and oil producing properties
-----------------------------------------------------------------------------------------------------------------------------------
      Other property, at cost, less accumulated depreciation
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
      Equity in undistributed earnings of subsidiaries
      Assets of discontinued operations
      Unconsolidated affiliates
      Assets held for sale
      Other investments
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments and Other Assets
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
      Cash and cash equivalents
      Restricted cash
      Accounts receivable (less reserve)
      Unbilled revenue (less reserve)
      Gas inventory
      Underrecovered gas and fuel costs
      Materials and supplies, at average cost
      Electric production fuel, at average cost
      Price risk management assets
      Exchange gas receivable
      Prepayments and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
      Price risk management assets
      Regulatory assets
      Goodwill
      Intangible assets
      Deferred charges and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
===================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1I (2 of 6)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                      F-1I      F-1I                         Consolidating    F-1I
           As of December 31, ($ in thousands)                       Page 4    Page 6    EUII    Combined        Entries      Total
-----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                    *         *         *         *              *           *
Preferred Stocks--
      Subsidiary Companies
      Series without mandatory redemption provisions
      Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
      securities of subsidiary trust holding solely Company
      debentures
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current redeemable preferred stock subject to
            mandatory redemption
      Current portion of long-term debt
      Short-term borrowings
      Accounts payable
      Dividends declared on common and preferred stocks
      Customer deposits
      Taxes accrued
      Interest accrued
      Overrecovered gas and fuel costs
      Price risk management liabilities
      Exchange gas payable
      Current deferred revenue
      Other accruals
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities
      Deferred income taxes
      Deferred investment tax credits
      Deferred credits
      Noncurrent deferred revenue
      Accrued liability for postretirement and pension benefits
      Liabilities of discontinued operations
      Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Total Other
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
===================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1I (3 of 6)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                        F-1I Page 3
           As of December 31, ($ in thousands)                      EUC    EUR    EUIM    TPC    MS1       Total
-------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
      Utility plant                                                  *      *       *      *      *          *
      Accumulated depreciation and amortization
-------------------------------------------------------------------------------------------------------------------
      Net utility plant
-------------------------------------------------------------------------------------------------------------------
      Gas and oil producing properties, successful efforts method
            United States cost center
            Canadian cost center
      Accumulated depletion
-------------------------------------------------------------------------------------------------------------------
      Net gas and oil producing properties
-------------------------------------------------------------------------------------------------------------------
      Other property, at cost, less accumulated depreciation
-------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
      Equity in undistributed earnings of subsidiaries
      Assets of discontinued operations
      Unconsolidated affiliates
      Assets held for sale
      Other investments
-------------------------------------------------------------------------------------------------------------------
Total Investments and Other Assets
-------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
      Cash and cash equivalents
      Restricted cash
      Accounts receivable (less reserve)
      Unbilled revenue (less reserve)
      Gas inventory
      Underrecovered gas and fuel costs
      Materials and supplies, at average cost
      Electric production fuel, at average cost
      Price risk management assets
      Exchange gas receivable
      Prepayments and other
-------------------------------------------------------------------------------------------------------------------
Total Current Assets
-------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
      Price risk management assets
      Regulatory assets
      Goodwill
      Intangible assets
      Deferred charges and other
-------------------------------------------------------------------------------------------------------------------
Total Other Assets
-------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
===================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1I (4 of 6)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                        F-1I Page 4
           As of December 31, ($ in thousands)                      EUC    EUR    EUIM    TPC    MS1       Total
-------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                  *      *       *      *      *          *
Preferred Stocks--
      Subsidiary Companies
      Series without mandatory redemption provisions
      Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
      securities of subsidiary trust holding solely Company
      debentures
Long-term debt, excluding amounts due within one year
-------------------------------------------------------------------------------------------------------------------
Total Capitalization
-------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current redeemable preferred stock subject to
            mandatory redemption
      Current portion of long-term debt
      Short-term borrowings
      Accounts payable
      Dividends declared on common and preferred stocks
      Customer deposits
      Taxes accrued
      Interest accrued
      Overrecovered gas and fuel costs
      Price risk management liabilities
      Exchange gas payable
      Current deferred revenue
      Other accruals
-------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
-------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities
      Deferred income taxes
      Deferred investment tax credits
      Deferred credits
      Noncurrent deferred revenue
      Accrued liability for postretirement and pension benefits
      Liabilities of discontinued operations
      Other noncurrent liabilities
-------------------------------------------------------------------------------------------------------------------
Total Other Liabilities and Deferred Credits
-------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
===================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1I (5 of 6)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                            F-1I Page 5
           As of December 31, ($ in thousands)                      NEML    NEST    NIFC    NITEX    NGS       Total
-----------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
      Utility plant                                                  *       *       *        *       *          *
      Accumulated depreciation and amortization
-----------------------------------------------------------------------------------------------------------------------
      Net utility plant
-----------------------------------------------------------------------------------------------------------------------
      Gas and oil producing properties, successful efforts method
            United States cost center
            Canadian cost center
      Accumulated depletion
-----------------------------------------------------------------------------------------------------------------------
      Net gas and oil producing properties
-----------------------------------------------------------------------------------------------------------------------
      Other property, at cost, less accumulated depreciation
-----------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-----------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
      Equity in undistributed earnings of subsidiaries
      Assets of discontinued operations
      Unconsolidated affiliates
      Assets held for sale
      Other investments
-----------------------------------------------------------------------------------------------------------------------
Total Investments
-----------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
      Cash and cash equivalents
      Restricted cash
      Accounts receivable (less reserve)
      Unbilled revenue (less reserve)
      Gas inventory
      Underrecovered gas and fuel costs
      Materials and supplies, at average cost
      Electric production fuel, at average cost
      Price risk management assets
      Exchange gas receivable
      Prepayments and other
-----------------------------------------------------------------------------------------------------------------------
Total Current Assets
-----------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
      Price risk management assets
      Regulatory assets
      Goodwill
      Intangible assets
      Deferred charges and other
-----------------------------------------------------------------------------------------------------------------------
Total Other Assets
-----------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
=======================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1I (6 of 6)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                            F-1I Page 6
           As of December 31, ($ in thousands)                      NEML    NEST    NIFC    NITEX    NGS       Total
-----------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                  *       *       *        *       *          *
Preferred Stocks--
      Subsidiary Companies
      Series without mandatory redemption provisions
      Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
      securities of subsidiary trust holding solely Company
      debentures
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------
Total Capitalization
-----------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current redeemable preferred stock subject to
            mandatory redemption
      Current portion of long-term debt
      Short-term borrowings
      Accounts payable
      Dividends declared on common and preferred stocks
      Customer deposits
      Taxes accrued
      Interest accrued
      Overrecovered gas and fuel costs
      Price risk management liabilities
      Exchange gas payable
      Current deferred revenue
      Other accruals
-----------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
-----------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities
      Deferred income taxes
      Deferred investment tax credits
      Deferred credits
      Noncurrent deferred revenue
      Accrued liability for postretirement and pension benefits
      Liabilities of discontinued operations
      Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------
Total Other
-----------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
=======================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1J (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                      ENERGYUSA, INC. (MA) AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                        Consolidating    F-1J
           As of December 31, ($ in thousands)                      EUIM    ESPE    EUIC    Combined       Entries       Total
------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT                                        *       *       *          *             *            *
      Utility plant
      Accumulated depreciation and amortization
------------------------------------------------------------------------------------------------------------------------------
      Net utility plant
------------------------------------------------------------------------------------------------------------------------------
      Gas and oil producing properties, successful efforts method
            United States cost center
            Canadian cost center
      Accumulated depletion
------------------------------------------------------------------------------------------------------------------------------
      Net gas and oil producing properties
------------------------------------------------------------------------------------------------------------------------------
      Other property, at cost, less accumulated depreciation
------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
      Equity in undistributed earnings of subsidiaries
      Assets of discontinued operations
      Unconsolidated affiliates
      Assets held for sale
      Other investments
------------------------------------------------------------------------------------------------------------------------------
Total Investments
------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
      Cash and cash equivalents
      Restricted cash
      Accounts receivable (less reserve)
      Unbilled revenue (less reserve)
      Gas inventory
      Underrecovered gas and fuel costs
      Materials and supplies, at average cost
      Electric production fuel, at average cost
      Price risk management assets
      Exchange gas receivable
      Prepayments and other
------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
      Price risk management assets
      Regulatory assets
      Goodwill
      Intangible assets
      Deferred charges and other
------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
==============================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1J (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                      ENERGYUSA, INC. (MA) AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                        Consolidating    F-1J
           As of December 31, ($ in thousands)                      EUIM    ESPE    EUIC    Combined       Entries       Total
------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                  *       *       *         *              *            *
Preferred Stocks--
      Subsidiary Companies
      Series without mandatory redemption provisions
      Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
      securities of subsidiary trust holding solely Company
      debentures
Long-term debt, excluding amounts due within one year
------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current redeemable preferred stock subject to
            mandatory redemption
      Current portion of long-term debt
      Short-term borrowings
      Accounts payable
      Dividends declared on common and preferred stocks
      Customer deposits
      Taxes accrued
      Interest accrued
      Overrecovered gas and fuel costs
      Price risk management liabilities
      Exchange gas payable
      Current deferred revenue
      Other accruals
------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities
      Deferred income taxes
      Deferred investment tax credits
      Deferred credits
      Noncurrent deferred revenue
      Accrued liability for postretirement and pension benefits
      Liabilities of discontinued operations
      Other noncurrent liabilities
------------------------------------------------------------------------------------------------------------------------------
Total Other
------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
==============================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1K (1 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                  ENERGYUSA (CONNECTICUT) INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                     F-1K                                Consolidating    F-1K
           As of December 31, ($ in thousands)                      Page 3    EUIC    BES    Combined       Entries       Total
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
      Utility plant                                                   *        *       *         *             *            *
      Accumulated depreciation and amortization
-------------------------------------------------------------------------------------------------------------------------------
      Net utility plant
-------------------------------------------------------------------------------------------------------------------------------
      Gas and oil producing properties, successful efforts method
            United States cost center
            Canadian cost center
      Accumulated depletion
-------------------------------------------------------------------------------------------------------------------------------
      Net gas and oil producing properties
-------------------------------------------------------------------------------------------------------------------------------
      Other property, at cost, less accumulated depreciation
-------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
      Equity in undistributed earnings of subsidiaries
      Assets of discontinued operations
      Unconsolidated affiliates
      Assets held for sale
      Other investments
-------------------------------------------------------------------------------------------------------------------------------
Total Investments
-------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
      Cash and cash equivalents
      Restricted cash
      Accounts receivable (less reserve)
      Unbilled revenue (less reserve)
      Gas inventory
      Underrecovered gas and fuel costs
      Materials and supplies, at average cost
      Electric production fuel, at average cost
      Price risk management assets
      Exchange gas receivable
      Prepayments and other
-------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
-------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
      Price risk management assets
      Regulatory assets
      Goodwill
      Intangible assets
      Deferred charges and other
-------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
-------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
===============================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1K (2 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                  ENERGYUSA (CONNECTICUT) INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                     F-1K                                Consolidating    F-1K
           As of December 31, ($ in thousands)                      Page 4    EUIC    BES    Combined       Entries       Total
-------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                   *        *       *        *              *            *
Preferred Stocks--
      Subsidiary Companies
      Series without mandatory redemption provisions
      Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
      securities of subsidiary trust holding solely Company
      debentures
Long-term debt, excluding amounts due within one year
-------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
-------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current redeemable preferred stock subject to
            mandatory redemption
      Current portion of long-term debt
      Short-term borrowings
      Accounts payable
      Dividends declared on common and preferred stocks
      Customer deposits
      Taxes accrued
      Interest accrued
      Overrecovered gas and fuel costs
      Price risk management liabilities
      Exchange gas payable
      Current deferred revenue
      Other accruals
-------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
-------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities
      Deferred income taxes
      Deferred investment tax credits
      Deferred credits
      Noncurrent deferred revenue
      Accrued liability for postretirement and pension benefits
      Liabilities of discontinued operations
      Other noncurrent liabilities
-------------------------------------------------------------------------------------------------------------------------------
Total Other
-------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
===============================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1K (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                  ENERGYUSA (CONNECTICUT) INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                  F-1K Page 3
           As of December 31, ($ in thousands)                      EUE    EUM       Total
---------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
      Utility plant                                                  *      *          *
      Accumulated depreciation and amortization
---------------------------------------------------------------------------------------------
      Net utility plant
---------------------------------------------------------------------------------------------
      Gas and oil producing properties, successful efforts method
            United States cost center
            Canadian cost center
      Accumulated depletion
---------------------------------------------------------------------------------------------
      Net gas and oil producing properties
---------------------------------------------------------------------------------------------
      Other property, at cost, less accumulated depreciation
---------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
---------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
      Equity in undistributed earnings of subsidiaries
      Assets of discontinued operations
      Unconsolidated affiliates
      Assets held for sale
      Other investments
---------------------------------------------------------------------------------------------
Total Investments
---------------------------------------------------------------------------------------------

CURRENT ASSETS
      Cash and cash equivalents
      Restricted cash
      Accounts receivable (less reserve)
      Unbilled revenue (less reserve)
      Gas inventory
      Underrecovered gas and fuel costs
      Materials and supplies, at average cost
      Electric production fuel, at average cost
      Price risk management assets
      Exchange gas receivable
      Prepayments and other
---------------------------------------------------------------------------------------------
Total Current Assets
---------------------------------------------------------------------------------------------

OTHER ASSETS
      Price risk management assets
      Regulatory assets
      Goodwill
      Intangible assets
      Deferred charges and other
---------------------------------------------------------------------------------------------
Total Other Assets
---------------------------------------------------------------------------------------------
TOTAL ASSETS
=============================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1K (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                  ENERGYUSA (CONNECTICUT) INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                  F-1K Page 4
           As of December 31, ($ in thousands)                      EUE    EUM       Total
---------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                  *      *          *
Preferred Stocks--
      Subsidiary Companies
      Series without mandatory redemption provisions
      Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
      securities of subsidiary trust holding solely Company
      debentures
Long-term debt, excluding amounts due within one year
---------------------------------------------------------------------------------------------
Total Capitalization
---------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current redeemable preferred stock subject to
            mandatory redemption
      Current portion of long-term debt
      Short-term borrowings
      Accounts payable
      Dividends declared on common and preferred stocks
      Customer deposits
      Taxes accrued
      Interest accrued
      Overrecovered gas and fuel costs
      Price risk management liabilities
      Exchange gas payable
      Current deferred revenue
      Other accruals
---------------------------------------------------------------------------------------------
Total Current Liabilities
---------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities
      Deferred income taxes
      Deferred investment tax credits
      Deferred credits
      Noncurrent deferred revenue
      Accrued liability for postretirement and pension benefits
      Liabilities of discontinued operations
      Other noncurrent liabilities
---------------------------------------------------------------------------------------------
Total Other
---------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
---------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
=============================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1L (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                      ENERGYUSA-TPC CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                               Consolidating    F-1L
           As of December 31, ($ in thousands)                       TPC    EUA    Combined       Entries       Total
---------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
      Utility plant                                                   *      *         *             *            *
      Accumulated depreciation and amortization
---------------------------------------------------------------------------------------------------------------------
      Net utility plant
---------------------------------------------------------------------------------------------------------------------
      Gas and oil producing properties, successful efforts method
           United States cost center
           Canadian cost center
      Accumulated depletion
---------------------------------------------------------------------------------------------------------------------
      Net gas and oil producing properties
---------------------------------------------------------------------------------------------------------------------
      Other property, at cost, less accumulated depreciation
---------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
---------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
      Equity in undistributed earnings of subsidiaries
      Assets of discontinued operations
      Unconsolidated affiliates
      Assets held for sale
      Other investments
---------------------------------------------------------------------------------------------------------------------
Total Investments
---------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
      Cash and cash equivalents
      Restricted cash
      Accounts receivable (less reserve)
      Unbilled revenue (less reserve)
      Gas inventory
      Underrecovered gas and fuel costs
      Materials and supplies, at average cost
      Electric production fuel, at average cost
      Price risk management assets
      Exchange gas receivable
      Prepayments and other
---------------------------------------------------------------------------------------------------------------------
Total Current Assets
---------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
      Price risk management assets
      Regulatory assets
      Goodwill
      Intangible assets
      Deferred charges and other
---------------------------------------------------------------------------------------------------------------------
Total Other Assets
---------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
=====================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1L (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                      ENERGYUSA-TPC CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                               Consolidating    F-1L
              As of December 31, ($ in thousands)                    TPC    EUA    Combined       Entries       Total
---------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                   *      *         *             *            *
Preferred Stocks--
      Subsidiary Companies
      Series without mandatory redemption provisions
      Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
      securities of subsidiary trust holding solely Company
      debentures
Long-term debt, excluding amounts due within one year
---------------------------------------------------------------------------------------------------------------------
Total Capitalization
---------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current redeemable preferred stock subject to
           mandatory redemption
      Current portion of long-term debt
      Short-term borrowings
      Accounts payable
      Dividends declared on common and preferred stocks
      Customer deposits
      Taxes accrued
      Interest accrued
      Overrecovered gas and fuel costs
      Price risk management liabilities
      Exchange gas payable
      Current deferred revenue
      Other accruals
---------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
---------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities
      Deferred income taxes
      Deferred investment tax credits
      Deferred credits
      Noncurrent deferred revenue
      Accrued liability for postretirement and pension benefits
      Liabilities of discontinued operations
      Other noncurrent liabilities
---------------------------------------------------------------------------------------------------------------------
Total Other
---------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
---------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
=====================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1M (1 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                            IWC RESOURCES CORPORATION
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                       F-1M                                              Consolidating      F-1M
     As of December 31, ($ in thousands)              Page 3     IWCR       HWC     IWC      Combined       Entries         Total
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
   Utility plant                                        *         *          *       *          *              *              *
   Accumulated depreciation and amortization
---------------------------------------------------------------------------------------------------------------------------------
   Net utility plant
---------------------------------------------------------------------------------------------------------------------------------
   Gas and oil producing properties, successful
      efforts method
      United States cost center
      Canadian cost center
   Accumulated depletion
---------------------------------------------------------------------------------------------------------------------------------
   Net gas and oil producing properties
---------------------------------------------------------------------------------------------------------------------------------
   Other property, at cost, less accumulated
      depreciation
---------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
---------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
   Equity in undistributed earnings of
      subsidiaries
   Assets of discontinued operations
   Unconsolidated affiliates
   Assets held for sale
   Other investments
---------------------------------------------------------------------------------------------------------------------------------
Total Investments
---------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
   Cash and cash equivalents
   Restricted cash
   Accounts receivable (less reserve)
   Unbilled revenue (less reserve)
   Gas inventory
   Underrecovered gas and fuel costs
   Materials and supplies, at average cost
   Electric production fuel, at average cost
   Price risk management assets
   Exchange gas receivable
   Prepayments and other
---------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
---------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
   Price risk management assets
   Regulatory assets
   Goodwill
   Intangible assets, less accumulated
      amortization
   Deferred charges and other
---------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
=================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1M (2 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                            IWC RESOURCES CORPORATION
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                       F-1M                                            Consolidating        F-1M
      As of December 31, ($ in thousands)             Page 4     IWCR     HWC     IWC      Combined       Entries           Total
---------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                     *         *        *       *          *              *               *
Preferred Stocks--
   Subsidiary Companies
   Series without mandatory redemption
      provisions
   Series with mandatory redemption provisions
Company-obligated mandatorily redeemable
   preferred securities of subsidiary trust
   holding solely Company debentures
Long-term debt, excluding amounts due within
   one year
---------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
---------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
   Current redeemable preferred stock subject to
      mandatory redemption
   Current portion of long-term debt
   Short-term borrowings
   Accounts payable
   Dividends declared on common and preferred
      stocks
   Customer deposits
   Taxes accrued
   Interest accrued
   Overrecovered gas and fuel costs
   Price risk management liabilities
   Exchange gas payable
   Current deferred revenue
   Other accruals
---------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
---------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
   Price risk management liabilities
   Deferred income taxes
   Deferred investment tax credits
   Deferred credits
   Noncurrent deferred revenue
   Accrued liability for postretirement and
      pension benefits
   Liabilities of discontinued operations
   Other noncurrent liabilities
---------------------------------------------------------------------------------------------------------------------------------
Total Other
---------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
=================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1M (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                            IWC RESOURCES CORPORATION
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                     F-1M Page 3
     As of December 31, ($ in thousands)              IRAC          IWCM        LWC       LWAC       DWWC               Total
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
   Utility plant                                       *             *           *          *          *                  *
   Accumulated depreciation and amortization
--------------------------------------------------------------------------------------------------------------------------------
   Net utility plant
--------------------------------------------------------------------------------------------------------------------------------
   Gas and oil producing properties, successful
      efforts method
      United States cost center
      Canadian cost center
   Accumulated depletion
--------------------------------------------------------------------------------------------------------------------------------
   Net gas and oil producing properties
--------------------------------------------------------------------------------------------------------------------------------
   Other property, at cost, less accumulated
      depreciation
--------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
--------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
   Equity in undistributed earnings of
      subsidiaries
   Assets of discontinued operations
   Unconsolidated affiliates
   Assets held for sale
   Other investments
--------------------------------------------------------------------------------------------------------------------------------
Total Investments
--------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
   Cash and cash equivalents
   Restricted cash
   Accounts receivable (less reserve)
   Unbilled revenue (less reserve)
   Gas inventory
   Underrecovered gas and fuel costs
   Materials and supplies, at average cost
   Electric production fuel, at average cost
   Price risk management assets
   Exchange gas receivable
   Prepayments and other
--------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
--------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
   Price risk management assets
   Regulatory assets
   Goodwill
   Intangible assets, less accumulated
      amortization
   Deferred charges and other
--------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
--------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1M (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                            IWC RESOURCES CORPORATION
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                  F-1M Page 4
       As of December 31, ($ in thousands)            IRAC          IWCM        LWC       LWAC       DWWC            Total
-----------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                     *             *          *          *          *               *
Preferred Stocks--
   Subsidiary Companies
   Series without mandatory redemption provisions
   Series with mandatory redemption provisions
Company-obligated mandatorily redeemable
   preferred securities of subsidiary trust holding
   solely Company debentures
Long-term debt, excluding amounts due within
   one year
-----------------------------------------------------------------------------------------------------------------------------
Total Capitalization
-----------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
   Current redeemable preferred stock subject to
      mandatory redemption
   Current portion of long-term debt
   Short-term borrowings
   Accounts payable
   Dividends declared on common and preferred
      stocks
   Customer deposits
   Taxes accrued
   Interest accrued
   Overrecovered gas and fuel costs
   Price risk management liabilities
   Exchange gas payable
   Current deferred revenue
   Other accruals
-----------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
-----------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
   Price risk management liabilities
   Deferred income taxes
   Deferred investment tax credits
   Deferred credits
   Noncurrent deferred revenue
   Accrued liability for postretirement and
      pension benefits
   Liabilities of discontinued operations
   Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------
Total Other
-----------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
=============================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1N (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                  KOKOMO GAS AND FUEL COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                         Consolidating       F-1N
            As of December 31, ($ in thousands)                    KOKO          KGF       Combined            Entries      Total
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
   Utility plant                                                  79,310          *            *               *              *
   Accumulated depreciation and amortization                     (38,693)
---------------------------------------------------------------------------------------------------------------------------------
   Net utility plant                                              40,617
---------------------------------------------------------------------------------------------------------------------------------
   Gas and oil producing properties, successful efforts method
      United States cost center                                        -
      Canadian cost center                                             -
   Accumulated depletion                                               -
---------------------------------------------------------------------------------------------------------------------------------
   Net gas and oil producing properties                                -
---------------------------------------------------------------------------------------------------------------------------------
   Other property, at cost, less accumulated depreciation              -
---------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                                40,617
---------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
   Equity in undistributed earnings of subsidiaries                    -
   Assets of discontinued operations                                   -
   Unconsolidated affiliates                                           5
   Assets held for sale                                                -
   Other investments                                                   -
---------------------------------------------------------------------------------------------------------------------------------
Total Investments                                                      5
---------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
   Cash and cash equivalents                                       1,270
   Restricted cash                                                     -
   Accounts receivable (less reserve)                              4,482
   Unbilled revenue (less reserve)                                 2,145
   Gas inventory                                                     830
   Underrecovered gas and fuel costs                                   -
   Materials and supplies, at average cost                           388
   Electric production fuel, at average cost                           -
   Price risk management assets                                        -
   Exchange gas receivable                                             -
   Prepayments and other                                              55
---------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                               9,170
---------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
   Price risk management assets                                        -
   Regulatory assets                                                   -
   Goodwill                                                            -
   Intangible assets                                                 208
   Deferred charges and other                                        358
---------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                                   566
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                      50,358
=================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1N (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                  KOKOMO GAS AND FUEL COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                        Consolidating       F-1N
          As of December 31, ($ in thousands)                    KOKO           KGF       Combined         Entries          Total
---------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                             35,653           *           *                *               *
Preferred Stocks--
   Subsidiary Companies                                              -
   Series without mandatory redemption provisions                    -
   Series with mandatory redemption provisions                       -
Company-obligated mandatorily redeemable preferred
   securities of subsidiary trust holding solely Company
   debentures                                                        -
Long-term debt, excluding amounts due within one year                -
---------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                            35,653
---------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
   Current redeemable preferred stock subject to
      mandatory redemption                                           -
   Current portion of long-term debt                                 -
   Short-term borrowings                                             -
   Accounts payable                                              5,230
   Dividends declared on common and preferred stocks                 -
   Customer deposits                                               456
   Taxes accrued                                                   288
   Interest accrued                                                143
   Overrecovered gas and fuel costs                               (766)
   Price risk management liabilities                                 -
   Exchange gas payable                                              -
   Current deferred revenue                                          -
   Other accruals                                                1,489
---------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                        6,840
---------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
   Price risk management liabilities                                 -
   Deferred income taxes                                         3,305
   Deferred investment tax credits                                 465
   Deferred credits                                              1,110
   Noncurrent deferred revenue                                       -
   Accrued liability for postretirement and pension benefits     1,500
   Liabilities of discontinued operations                            -
   Other noncurrent liabilities                                  1,485
---------------------------------------------------------------------------------------------------------------------------------
Total Other                                                      7,865
---------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                        -
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                            50,358
=================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1O (1 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                   F-1O                                      Consolidating    F-1O
             As of December 31, ($ in thousands)                  Page 3     NESI     CROSS     Combined       Entries        Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
   Utility plant                                                    *          *        *           *             *             *
   Accumulated depreciation and amortization
-----------------------------------------------------------------------------------------------------------------------------------
   Net utility plant
-----------------------------------------------------------------------------------------------------------------------------------
   Gas and oil producing properties, successful efforts method
      United States cost center
      Canadian cost center
   Accumulated depletion
-----------------------------------------------------------------------------------------------------------------------------------
   Net gas and oil producing properties
-----------------------------------------------------------------------------------------------------------------------------------
   Other property, at cost, less accumulated depreciation
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
   Equity in undistributed earnings of subsidiaries
   Assets of discontinued operations
   Unconsolidated affiliates
   Assets held for sale
   Other investments
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
   Cash and cash equivalents
   Restricted cash
   Accounts receivable (less reserve)
   Unbilled revenue (less reserve)
   Gas inventory
   Underrecovered gas and fuel costs
   Materials and supplies, at average cost
   Electric production fuel, at average cost
   Price risk management assets
   Exchange gas receivable
   Prepayments and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
   Price risk management assets
   Regulatory assets
   Goodwill
   Intangible assets
   Deferred charges and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
===================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1O (2 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                 F-1O                                        Consolidating    F-1O
          As of December 31, ($ in thousands)                   Page 4      NESI      CROSS     Combined        Entries       Total
-----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                               *           *         *          *               *            *
Preferred Stocks--
   Subsidiary Companies
   Series without mandatory redemption provisions
   Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
   securities of subsidiary trust holding solely Company
   debentures
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
   Current redeemable preferred stock subject to
      mandatory redemption
   Current portion of long-term debt
   Short-term borrowings
   Accounts payable
   Dividends declared on common and preferred stocks
   Customer deposits
   Taxes accrued
   Interest accrued
   Overrecovered gas and fuel costs
   Price risk management liabilities
   Exchange gas payable
   Current deferred revenue
   Other accruals
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
   Price risk management liabilities
   Deferred income taxes
   Deferred investment tax credits
   Deferred credits
   Noncurrent deferred revenue
   Accrued liability for postretirement and pension
      benefits
   Liabilities of discontinued operations
   Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Total Other
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
===================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1O (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-1O Page 3
            As of December 31, ($ in thousands)                   GREEN        NPM         NESCL                           Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
   Utility plant                                                    *           *            *                               *
   Accumulated depreciation and amortization
-----------------------------------------------------------------------------------------------------------------------------------
   Net utility plant
-----------------------------------------------------------------------------------------------------------------------------------
   Gas and oil producing properties, successful efforts method
      United States cost center
      Canadian cost center
   Accumulated depletion
-----------------------------------------------------------------------------------------------------------------------------------
   Net gas and oil producing properties
-----------------------------------------------------------------------------------------------------------------------------------
   Other property, at cost, less accumulated depreciation
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
   Equity in undistributed earnings of subsidiaries
   Assets of discontinued operations
   Unconsolidated affiliates
   Assets held for sale
   Other investments
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
   Cash and cash equivalents
   Restricted cash
   Accounts receivable (less reserve)
   Unbilled revenue (less reserve)
   Gas inventory
   Underrecovered gas and fuel costs
   Materials and supplies, at average cost
   Electric production fuel, at average cost
   Price risk management assets
   Exchange gas receivable
   Prepayments and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
   Price risk management assets
   Regulatory assets
   Goodwill
   Intangible assets
   Deferred charges and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
===================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1O (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                       F-1O Page 4
          As of December 31, ($ in thousands)                     GREEN         NPM        NESCL                          Total
----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                 *            *           *                              *
Preferred Stocks--
   Subsidiary Companies
   Series without mandatory redemption provisions
   Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
   securities of subsidiary trust holding solely Company
   debentures
Long-term debt, excluding amounts due within one year
----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
   Current redeemable preferred stock subject to
      mandatory redemption
   Current portion of long-term debt
   Short-term borrowings
   Accounts payable
   Dividends declared on common and preferred stocks
   Customer deposits
   Taxes accrued
   Interest accrued
   Overrecovered gas and fuel costs
   Price risk management liabilities
   Exchange gas payable
   Current deferred revenue
   Other accruals
----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
   Price risk management liabilities
   Deferred income taxes
   Deferred investment tax credits
   Deferred credits
   Noncurrent deferred revenue
   Accrued liability for postretirement and pension benefits
   Liabilities of discontinued operations
   Other noncurrent liabilities
----------------------------------------------------------------------------------------------------------------------------------
Total Other
----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
==================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1P (1 of 6)

                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                   F-1P     F-1P                              Consolidating   F-1P
             As of December 31, ($ in thousands)                  Page 3   Page 5    NDEV    ASL   Combined      Entries      Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
   Utility plant                                                     *       *        *       *       *             *           *
   Accumulated depreciation and amortization
-----------------------------------------------------------------------------------------------------------------------------------
   Net utility plant
-----------------------------------------------------------------------------------------------------------------------------------
   Gas and oil producing properties, successful efforts method
      United States cost center
      Canadian cost center
   Accumulated depletion
-----------------------------------------------------------------------------------------------------------------------------------
   Net gas and oil producing properties
-----------------------------------------------------------------------------------------------------------------------------------
   Other property, at cost, less accumulated depreciation
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
   Equity in undistributed earnings of subsidiaries
   Assets of discontinued operations
   Unconsolidated affiliates
   Assets held for sale
   Other investments
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
   Cash and cash equivalents
   Restricted cash
   Accounts receivable (less reserve)
   Unbilled revenue (less reserve)
   Gas inventory
   Underrecovered gas and fuel costs
   Materials and supplies, at average cost
   Electric production fuel, at average cost
   Price risk management assets
   Exchange gas receivable
   Prepayments and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
   Price risk management assets
   Regulatory assets
   Goodwill
   Intangible assets
   Deferred charges and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
===================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1P (2 of 6)

                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                             F-1P       F-1P                                 Consolidating    F-1P
          As of December 31, ($ in thousands)               Page 4     Page 6     NDEV    ASL     Combined      Entries       Total
-----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                            *          *         *      *          *            *            *
Preferred Stocks--
   Subsidiary Companies
   Series without mandatory redemption provisions
   Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
   securities of subsidiary trust holding solely Company
   debentures
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
   Current redeemable preferred stock subject to
      mandatory redemption
   Current portion of long-term debt
   Short-term borrowings
   Accounts payable
   Dividends declared on common and preferred stocks
   Customer deposits
   Taxes accrued
   Interest accrued
   Overrecovered gas and fuel costs
   Price risk management liabilities
   Exchange gas payable
   Current deferred revenue
   Other accruals
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
   Price risk management liabilities
   Deferred income taxes
   Deferred investment tax credits
   Deferred credits
   Noncurrent deferred revenue
   Accrued liability for postretirement and pension benefits
   Liabilities of discontinued operations
   Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Total Other
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
===================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1P (3 of 6)

                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-1P Page 3
             As of December 31, ($ in thousands)                    CARD    CIS      JOF     KOGF      LEL      NDC        Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
   Utility plant                                                     *       *        *       *         *        *           *
   Accumulated depreciation and amortization
-----------------------------------------------------------------------------------------------------------------------------------
   Net utility plant
-----------------------------------------------------------------------------------------------------------------------------------
   Gas and oil producing properties, successful efforts method
      United States cost center
      Canadian cost center
   Accumulated depletion
-----------------------------------------------------------------------------------------------------------------------------------
   Net gas and oil producing properties
-----------------------------------------------------------------------------------------------------------------------------------
   Other property, at cost, less accumulated depreciation
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
   Equity in undistributed earnings of subsidiaries
   Assets of discontinued operations
   Unconsolidated affiliates
   Assets held for sale
   Other investments
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
   Cash and cash equivalents
   Restricted cash
   Accounts receivable (less reserve)
   Unbilled revenue (less reserve)
   Gas inventory
   Underrecovered gas and fuel costs
   Materials and supplies, at average cost
   Electric production fuel, at average cost
   Price risk management assets
   Exchange gas receivable
   Prepayments and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
   Price risk management assets
   Regulatory assets
   Gpodwill
   Intangible assets
   Deferred charges and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
-----------------------------------------------------------------------------------------------------------------------------------

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1P (4 of 6)

                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-1P Page 4
          As of December 31, ($ in thousands)                   CARD     CIS       JOF       KOGF     LEL       NDC           Total
-----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                              *        *         *         *        *         *           *
Preferred Stocks--
   Subsidiary Companies
   Series without mandatory redemption provisions
   Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
   securities of subsidiary trust holding solely Company
   debentures
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
   Current redeemable preferred stock subject to
      mandatory redemption
   Current portion of long-term debt
   Short-term borrowings
   Accounts payable
   Dividends declared on common and preferred stocks
   Customer deposits
   Taxes accrued
   Interest accrued
   Overrecovered gas and fuel costs
   Price risk management liabilities
   Exchange gas payable
   Current deferred revenue
   Other accruals
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
   Price risk management liabilities
   Deferred income taxes
   Deferred investment tax credits
   Deferred credits
   Noncurrent deferred revenue
   Accrued liability for postretirement and pension benefits
   Liabilities of discontinued operations
   Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Total Other
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
===================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1P (5 of 6)

                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                         F-1P page 5
             As of December 31, ($ in thousands)                   PRO            PRI            SWP                        Total
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                   *              *              *                           *
    Accumulated depreciation and amortization
------------------------------------------------------------------------------------------------------------------------------------
    Net utility plant
------------------------------------------------------------------------------------------------------------------------------------
    Gas and oil producing properties, successful efforts method
      United States cost center
      Canadian cost center
    Accumulated depletion
------------------------------------------------------------------------------------------------------------------------------------
    Net gas and oil producing properties
------------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation
------------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
------------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Equity in undistributed earnings of subsidiaries
    Assets of discontinued operations
    Unconsolidated affiliates
    Assets held for sale
    Other investments
------------------------------------------------------------------------------------------------------------------------------------
Total Investments
------------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Prepayments and other
------------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill
    Intangible assets
    Deferred charges and other
------------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1P (6 of 6)

                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                         F-1P page 6
          As of December 31, ($ in thousands)                      PRO            PRI            SWP                        Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                 *              *              *                          *
Preferred Stocks--
    Subsidiary Companies
    Series without mandatory redemption provisions
    Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
    securities of subsidiary trust holding solely Company
    debentures
Long-term debt, excluding amounts due within one year
------------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current redeemable preferred stock subject to
      mandatory redemption
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Current deferred revenue
    Other accruals
------------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Noncurrent deferred revenue
    Accrued liability for postretirement and pension benefits
    Liabilities of discontinued operations
    Other noncurrent liabilities
------------------------------------------------------------------------------------------------------------------------------------
Total Other
------------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1Q (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                     LAKE ERIE LAND COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                         Consolidating       F-1Q
             As of December 31, ($ in thousands)                         LEL     SCC       Combined         Entries          Total
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                         *       *           *                *               *
    Accumulated depreciation and amortization
----------------------------------------------------------------------------------------------------------------------------------
    Net utility plant
----------------------------------------------------------------------------------------------------------------------------------
    Gas and oil producing properties, successful efforts method
      United States cost center
      Canadian cost center
    Accumulated depletion
----------------------------------------------------------------------------------------------------------------------------------
    Net gas and oil producing properties
----------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation
----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Equity in undistributed earnings of subsidiaries
    Assets of discontinued operations
    Unconsolidated affiliates
    Assets held for sale
    Other investments
----------------------------------------------------------------------------------------------------------------------------------
Total Investments
----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Prepayments and other
----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill
    Intangible assets
    Deferred charges and other
----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
==================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1Q (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                     LAKE ERIE LAND COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                         Consolidating       F-1Q
         As of December 31, ($ in thousands)                             LEL     SCC       Combined         Entries          Total
----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                       *       *           *               *                *
Preferred Stocks--
    Subsidiary Companies
    Series without mandatory redemption provisions
    Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
    securities of subsidiary trust holding solely Company
    debentures
Long-term debt, excluding amounts due within one year
----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current redeemable preferred stock subject to
      mandatory redemption
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Current deferred revenue
    Other accruals
----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Noncurrent deferred revenue
    Accrued liability for postretirement and pension benefits
    Liabilities of discontinued operations
    Other noncurrent liabilities
----------------------------------------------------------------------------------------------------------------------------------
Total Other
----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
==================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1R (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                 NISOURCE PIPELINE GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                          Consolidating        F-1R
             As of December 31, ($ in thousands)                   NPG    GSGT      PNGTS      Combined      Entries           Total
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                   *      *          *           *             *                *
    Accumulated depreciation and amortization
------------------------------------------------------------------------------------------------------------------------------------
    Net utility plant
------------------------------------------------------------------------------------------------------------------------------------
    Gas and oil producing properties, successful efforts method
        United States cost center
        Canadian cost center
    Accumulated depletion
------------------------------------------------------------------------------------------------------------------------------------
    Net gas and oil producing properties
------------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation
------------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
------------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Equity in undistributed earnings of subsidiaries
    Assets of discontinued operations
    Unconsolidated affiliates
    Assets held for sale
    Other investments
------------------------------------------------------------------------------------------------------------------------------------
Total Investments
------------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Prepayments and other
------------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill
    Intangible assets
    Deferred charges and other
------------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1R (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                 NISOURCE PIPELINE GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                          Consolidating        F-1R
            As of December 31, ($ in thousands)                    NPG    GSGT      PNGTS      Combined      Entries           Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                 *      *          *           *             *                *
Preferred Stocks--
    Subsidiary Companies
    Series without mandatory redemption provisions
    Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
    securities of subsidiary trust holding solely Company
    debentures
Long-term debt, excluding amounts due within one year
------------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current redeemable preferred stock subject to
      mandatory redemption
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Current deferred revenue
    Other accruals
------------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Noncurrent deferred revenue
    Accrued liability for postretirement and pension benefits
    Liabilities of discontinued operations
    Other noncurrent liabilities
------------------------------------------------------------------------------------------------------------------------------------
Total Other
------------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1S (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
              GRANITE STATE GAS TRANSMISSION, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                              Consolidating    F-1S
             As of December 31, ($ in thousands)                      GSGT       BSEE     NGD     Combined       Entries       Total
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                    22,754       *        *         *              *            *
    Accumulated depreciation and amortization                        (6,733)
------------------------------------------------------------------------------------------------------------------------------------
    Net utility plant                                                16,021
------------------------------------------------------------------------------------------------------------------------------------
    Gas and oil producing properties, successful efforts method
      United States cost center                                           -
      Canadian cost center                                                -
    Accumulated depletion                                                 -
------------------------------------------------------------------------------------------------------------------------------------
    Net gas and oil producing properties                                  -
------------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation              600
------------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                                   16,621
------------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Equity in undistributed earnings of subsidiaries                      -
    Assets of discontinued operations                                     -
    Unconsolidated affiliates                                            68
    Assets held for sale                                                  -
    Other investments                                                     -
------------------------------------------------------------------------------------------------------------------------------------
Total Investments                                                        68
------------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents                                          (211)
    Restricted cash                                                       -
    Accounts receivable (less reserve)                                2,822
    Unbilled revenue (less reserve)                                       -
    Gas inventory                                                         -
    Underrecovered gas and fuel costs                                     -
    Materials and supplies, at average cost                               -
    Electric production fuel, at average cost                             -
    Price risk management assets                                          -
    Exchange gas receivable                                               -
    Prepayments and other                                               117
------------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                  2,728
------------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets                                          -
    Regulatory assets                                                 3,635
    Goodwill                                                              -
    Intangible assets                                                    31
    Deferred charges and other                                          (54)
------------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                                    3,612
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                         23,029
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1S (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
              GRANITE STATE GAS TRANSMISSION, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                              Consolidating    F-1S
           As of December 31, ($ in thousands)                        GSGT       BSEE     NGD     Combined       Entries       Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                  11,591       *        *         *             *             *
Preferred Stocks--
    Subsidiary Companies                                                  -
    Series without mandatory redemption provisions                        -
    Series with mandatory redemption provisions                           -
Company-obligated mandatorily redeemable preferred
    securities of subsidiary trust holding solely Company
    debentures                                                            -
Long-term debt, excluding amounts due within one year                     -
------------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                 11,591
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current redeemable preferred stock subject to
      mandatory redemption                                                -
    Current portion of long-term debt                                     -
    Short-term borrowings                                             7,327
    Accounts payable                                                  1,371
    Dividends declared on common and preferred stocks                     -
    Customer deposits                                                     -
    Taxes accrued                                                    (2,775)
    Interest accrued                                                      3
    Overrecovered gas and fuel costs                                      -
    Price risk management liabilities                                     -
    Exchange gas payable                                                  -
    Current deferred revenue                                              -
    Other accruals                                                      (17)
------------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                             5,909
------------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities                                     -
    Deferred income taxes                                             5,528
    Deferred investment tax credits                                      20
    Deferred credits                                                     72
    Noncurrent deferred revenue                                           -
    Accrued liability for postretirement and pension benefits          (101)
    Liabilities of discontinued operations                                -
    Other noncurrent liabilities                                         10
------------------------------------------------------------------------------------------------------------------------------------
Total Other                                                           5,529
------------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                             -
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                 23,029
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1T (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
         NORTHERN INDIANA FUEL AND LIGHT COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                         Consolidating      F-1T
               As of December 31, ($ in thousands)                    NIFL         NITC     Combined        Entries         Total
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                    73,217         *          *               *              *
    Accumulated depreciation and amortization                       (26,626)
---------------------------------------------------------------------------------------------------------------------------------
    Net utility plant                                                46,591
---------------------------------------------------------------------------------------------------------------------------------
    Gas and oil producing properties, successful efforts method
      United States cost center                                           -
      Canadian cost center                                                -
    Accumulated depletion                                                 -
---------------------------------------------------------------------------------------------------------------------------------
    Net gas and oil producing properties                                  -
---------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation                -
---------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                                   46,591
---------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Equity in undistributed earnings of subsidiaries                      -
    Assets of discontinued operations                                     -
    Unconsolidated affiliates                                         4,862
    Assets held for sale                                                  -
    Other investments                                                     -
---------------------------------------------------------------------------------------------------------------------------------
Total Investments                                                     4,862
---------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents                                           334
    Restricted cash                                                       -
    Accounts receivable (less reserve)                                7,185
    Unbilled revenue (less reserve)                                   2,669
    Gas inventory                                                     3,851
    Underrecovered gas and fuel costs                                 3,890
    Materials and supplies, at average cost                             369
    Electric production fuel, at average cost                             -
    Price risk management assets                                          -
    Exchange gas receivable                                               -
    Prepayments and other                                                53
---------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                 18,351
---------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets                                          -
    Regulatory assets                                                   112
    Goodwill                                                              -
    Intangible assets                                                   318
    Deferred charges and other                                          465
---------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                                      895
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                         70,699
=================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1T (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
         NORTHERN INDIANA FUEL AND LIGHT COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                         Consolidating      F-1T
            As of December 31, ($ in thousands)                       NIFL         NITC     Combined        Entries         Total
---------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                  46,350         *          *              *               *
Preferred Stocks--
    Subsidiary Companies                                                  -
    Series without mandatory redemption provisions                        -
    Series with mandatory redemption provisions                           -
Company-obligated mandatorily redeemable preferred
    securities of subsidiary trust holding solely Company
    debentures                                                            -
Long-term debt, excluding amounts due within one year                     -
---------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                 46,350
---------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current redeemable preferred stock subject to
      mandatory redemption                                                -
    Current portion of long-term debt                                     -
    Short-term borrowings                                                 -
    Accounts payable                                                  8,588
    Dividends declared on common and preferred stocks                     -
    Customer deposits                                                   152
    Taxes accrued                                                       214
    Interest accrued                                                     31
    Overrecovered gas and fuel costs                                      -
    Price risk management liabilities                                     -
    Exchange gas payable                                                  -
    Current deferred revenue                                              -
    Other accruals                                                    1,078
---------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                            10,063
---------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities                                     -
    Deferred income taxes                                             5,178
    Deferred investment tax credits                                     302
    Deferred credits                                                     47
    Noncurrent deferred revenue                                           -
    Accrued liability for postretirement and pension benefits         6,671
    Liabilities of discontinued operations                                -
    Other noncurrent liabilities                                      2,088
---------------------------------------------------------------------------------------------------------------------------------
Total Other                                                          14,286
---------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                             -
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                 70,699
=================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1U (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
            NORTHERN INDIANA PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                         Consolidating      F-1U
             As of December 31, ($ in thousands)                       NIP       NEXCO     Combined         Entries         Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                   6,415,603      *          *                *          6,415,603
    Accumulated depreciation and amortization                      (3,547,661)                                           (3,547,661)
-----------------------------------------------------------------------------------------------------------------------------------
    Net utility plant                                               2,867,942                                             2,867,942
-----------------------------------------------------------------------------------------------------------------------------------
    Gas and oil producing properties, successful efforts method
      United States cost center                                             -                                                     -
      Canadian cost center                                                  -                                                     -
    Accumulated depletion                                                   -                                                     -
-----------------------------------------------------------------------------------------------------------------------------------
    Net gas and oil producing properties                                    -                                                     -
-----------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation              2,445                                                 2,445
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment                                  2,870,387                                             2,870,387
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Equity in undistributed earnings of subsidiaries                        -                                                     -
    Assets of discontinued operations                                       -                                                     -
    Unconsolidated affiliates                                               -                                                     -
    Assets held for sale                                                    -                                                     -
    Other investments                                                   6,270                                                 6,270
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments                                                       6,270                                                 6,270
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents                                           4,331                                                 4,331
    Restricted cash                                                         -                                                     -
    Accounts receivable (less reserve)                                 94,334                                                94,334
    Unbilled revenue (less reserve)                                    72,307                                                72,307
    Gas inventory                                                      15,501                                                15,501
    Underrecovered gas and fuel costs                                  50,097                                                50,097
    Materials and supplies, at average cost                            44,321                                                44,321
    Electric production fuel, at average cost                          39,029                                                39,029
    Price risk management assets                                        3,531                                                 3,531
    Exchange gas receivable                                                 -                                                     -
    Prepayments and other                                              36,210                                                36,210
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                  359,661                                               359,661
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets                                            -                                                     -
    Regulatory assets                                                 225,614                                               225,614
    Goodwill                                                                -                                                     -
    Intangible assets                                                  25,086                                                25,086
    Deferred charges and other                                          5,044                                                 5,044
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                                    255,744                                               255,744
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                        3,492,062                                             3,492,062
===================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1U (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
            NORTHERN INDIANA PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                         Consolidating       F-1U
           As of December 31, ($ in thousands)                         NIP       NEXCO     Combined         Entries          Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                   899,622      *          *                *             899,622
Preferred Stocks--
    Subsidiary Companies                                                    -                                                      -
    Series without mandatory redemption provisions                     81,114                                                 81,114
    Series with mandatory redemption provisions                         3,814                                                  3,814
Company-obligated mandatorily redeemable preferred
    securities of subsidiary trust holding solely Company
    debentures                                                              -                                                      -
Long-term debt, excluding amounts due within one year                 713,351                                                713,351
------------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                1,697,901                                              1,697,901
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current redeemable preferred stock subject to
      mandatory redemption                                                  -                                                      -
    Current portion of long-term debt                                 130,000                                                130,000
    Short-term borrowings                                             448,899                                                448,899
    Accounts payable                                                  187,502                                                187,502
    Dividends declared on common and preferred stocks                   1,115                                                  1,115
    Customer deposits                                                  39,346                                                 39,346
    Taxes accrued                                                      70,986                                                 70,986
    Interest accrued                                                    9,854                                                  9,854
    Overrecovered gas and fuel costs                                        -                                                      -
    Price risk management liabilities                                     808                                                    808
    Exchange gas payable                                                    -                                                      -
    Current deferred revenue                                                -                                                      -
    Other accruals                                                     82,516                                                 82,516
------------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                             971,026                                                971,026
------------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities                                       -                                                      -
    Deferred income taxes                                             488,837                                                488,837
    Deferred investment tax credits                                    64,315                                                 64,315
    Deferred credits                                                   43,176                                                 43,176
    Noncurrent deferred revenue                                             -                                                      -
    Accrued liability for postretirement and pension benefits         219,023                                                219,023
    Liabilities of discontinued operations                                  -                                                      -
    Other noncurrent liabilities                                        7,784                                                  7,784
------------------------------------------------------------------------------------------------------------------------------------
Total Other                                                           823,135                                                823,135
------------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                               -                                                      -
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                3,492,062                                              3,492,062
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1V (1 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                      PRIMARY ENERGY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                 F-1V                                     Consolidating        F-1V
             As of December 31, ($ in thousands)                Page 3    PEI   CEI    HCC    Combined       Entries           Total
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
   Utility plant                                                  *        *     *      *        *              *                *
   Accumulated depreciation and amortization
------------------------------------------------------------------------------------------------------------------------------------
   Net utility plant
------------------------------------------------------------------------------------------------------------------------------------
   Gas and oil producing properties, successful efforts method
     United States cost center
     Canadian cost center
   Accumulated depletion
------------------------------------------------------------------------------------------------------------------------------------
   Net gas and oil producing properties
------------------------------------------------------------------------------------------------------------------------------------
   Other property, at cost, less accumulated depreciation
------------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
------------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
   Equity in undistributed earnings of subsidiaries
   Assets of discontinued operations
   Unconsolidated affiliates
   Assets held for sale
   Other investments
------------------------------------------------------------------------------------------------------------------------------------
Total Investments
------------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
   Cash and cash equivalents
   Restricted cash
   Accounts receivable (less reserve)
   Unbilled revenue (less reserve)
   Gas inventory
   Underrecovered gas and fuel costs
   Materials and supplies, at average cost
   Electric production fuel, at average cost
   Price risk management assets
   Exchange gas receivable
   Prepayments and other
------------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
   Price risk management assets
   Regulatory assets
   Goodwill
   Intangible assets, less accumulated amortization
   Deferred charges and other
------------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
====================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1V (2 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                      PRIMARY ENERGY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                 F-1V                                     Consolidating        F-1V
         As of December 31, ($ in thousands)                    Page 4    PEI   CEI    HCC    Combined       Entries           Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                               *        *     *      *        *              *                *
Preferred Stocks--
   Subsidiary Companies
   Series without mandatory redemption provisions
   Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
   securities of subsidiary trust holding solely Company
   debentures
Long-term debt, excluding amounts due within one year
------------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
   Current redeemable preferred stock subject to
     mandatory redemption
   Current portion of long-term debt
   Short-term borrowings
   Accounts payable
   Dividends declared on common and preferred stocks
   Customer deposits
   Taxes accrued
   Interest accrued
   Overrecovered gas and fuel costs
   Price risk management liabilities
   Exchange gas payable
   Current deferred revenue
   Other accruals
------------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
   Price risk management liabilities
   Deferred income taxes
   Deferred investment tax credits
   Deferred credits
   Noncurrent deferred revenue
   Accrued liability for postretirement and pension benefits
   Liabilities of discontinued operations
   Other noncurrent liabilities
------------------------------------------------------------------------------------------------------------------------------------
Total Other
------------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                                            *
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-1V (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                      PRIMARY ENERGY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-1V Page 3
            As of December 31, ($ in thousands)                  IEL        LEC       NLEC       PORT       WCE            Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
   Utility plant                                                  *          *         *          *          *               *
   Accumulated depreciation and amortization
-----------------------------------------------------------------------------------------------------------------------------------
   Net utility plant
-----------------------------------------------------------------------------------------------------------------------------------
   Gas and oil producing properties, successful efforts method
     United States cost center
     Canadian cost center
   Accumulated depletion
-----------------------------------------------------------------------------------------------------------------------------------
   Net gas and oil producing properties
-----------------------------------------------------------------------------------------------------------------------------------
   Other property, at cost, less accumulated depreciation
-----------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
   Equity in undistributed earnings of subsidiaries
   Assets of discontinued operations
   Unconsolidated affiliates
   Assets held for sale
   Other investments
-----------------------------------------------------------------------------------------------------------------------------------
Total Investments
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
   Cash and cash equivalents
   Restricted cash
   Accounts receivable (less reserve)
   Unbilled revenue (less reserve)
   Gas inventory
   Underrecovered gas and fuel costs
   Materials and supplies, at average cost
   Electric production fuel, at average cost
   Price risk management assets
   Exchange gas receivable
   Prepayments and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
   Price risk management assets
   Regulatory assets
   Goodwill
   Intangible assets
   Deferred charges and other
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
===================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1V (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                      PRIMARY ENERGY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-1V Page 4
          As of December 31, ($ in thousands)                    IEL        LEC       NLEC       PORT       WCE            Total
-----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                               *          *         *          *          *              *
Preferred Stocks--
   Subsidiary Companies
   Series without mandatory redemption provisions
   Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
   securities of subsidiary trust holding solely Company
   debentures
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
   Current redeemable preferred stock subject to
     mandatory redemption
   Current portion of long-term debt
   Short-term borrowings
   Accounts payable
   Dividends declared on common and preferred stocks
   Customer deposits
   Taxes accrued
   Interest accrued
   Overrecovered gas and fuel costs
   Price risk management liabilities
   Exchange gas payable
   Current deferred revenue
   Other accruals
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
   Price risk management liabilities
   Deferred income taxes
   Deferred investment tax credits
   Deferred credits
   Noncurrent deferred revenue
   Accrued liability for postretirement and pension benefits
   Liabilities of discontinued operations
   Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Total Other
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
===================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1W (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                  SM&P UTILITY RESOURCES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                        Consolidating   F-1W
              As of December 31, ($ in thousands)                               SMP    CI    Combined      Entries      Total
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
   Utility plant                                                                 *      *        *            *           *
   Accumulated depreciation and amortization
-----------------------------------------------------------------------------------------------------------------------------
   Net utility plant
-----------------------------------------------------------------------------------------------------------------------------
   Gas and oil producing properties, successful efforts method
     United States cost center
     Canadian cost center
   Accumulated depletion
-----------------------------------------------------------------------------------------------------------------------------
   Net gas and oil producing properties
-----------------------------------------------------------------------------------------------------------------------------
   Other property, at cost, less accumulated depreciation
-----------------------------------------------------------------------------------------------------------------------------
Net Property, Plant, and Equipment
-----------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
   Equity in undistributed earnings of subsidiaries
   Assets of discontinued operations
   Unconsolidated affiliates
   Assets held for sale
   Other investments
-----------------------------------------------------------------------------------------------------------------------------
Total Investments
-----------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
   Cash and cash equivalents
   Restricted cash
   Accounts receivable (less reserve)
   Unbilled revenue (less reserve)
   Gas inventory
   Underrecovered gas and fuel costs
   Materials and supplies, at average cost
   Electric production fuel, at average cost
   Price risk management assets
   Exchange gas receivable
   Prepayments and other
-----------------------------------------------------------------------------------------------------------------------------
Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
   Price risk management assets
   Regulatory assets
   Goodwill
   Intangible assets
   Deferred charges and other
-----------------------------------------------------------------------------------------------------------------------------
Total Other Assets
-----------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
=============================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-1W (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                  SM&P UTILITY RESOURCES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                       Consolidating   F-1W
              As of December 31, ($ in thousands)                            SMP      CI    Combined       Entries     Total
----------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                           *        *        *             *          *
Preferred Stocks--
   Subsidiary Companies
   Series without mandatory redemption provisions
   Series with mandatory redemption provisions
Company-obligated mandatorily redeemable preferred
   securities of subsidiary trust holding solely Company
   debentures
Long-term debt, excluding amounts due within one year
----------------------------------------------------------------------------------------------------------------------------
Total Capitalization
----------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
   Current redeemable preferred stock subject to
     mandatory redemption
   Current portion of long-term debt
   Short-term borrowings
   Accounts payable
   Dividends declared on common and preferred stocks
   Customer deposits
   Taxes accrued
   Interest accrued
   Overrecovered gas and fuel costs
   Price risk management liabilities
   Exchange gas payable
   Current deferred revenue
   Other accruals
----------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities
----------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
   Price risk management liabilities
   Deferred income taxes
   Deferred investment tax credits
   Deferred credits
   Noncurrent deferred revenue
   Accrued liability for postretirement and pension benefits
   Liabilities of discontinued operations
   Other noncurrent liabilities
----------------------------------------------------------------------------------------------------------------------------
Total Other
----------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
----------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
============================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2 (1 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                              F-2       F-2      F-2               Consolidating          F-2
       Year Ended December 31, ($ in thousands)              Page 2    Page 3   Page 4   Combined     Entries            Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                            *         *        *          *           *             2,890,412
   Gas Transmission and Storage                                                                                        1,011,862
   Electric                                                                                                            1,103,645
   Exploration and Production                                                                                            155,650
   Other                                                                                                               1,330,737
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                                                                                         6,492,306
   Cost of Sales                                                                                                       3,163,259
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                                                                                     3,329,047
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance                                                                                           1,288,238
   Depreciation, depletion and amortization                                                                              574,041
   Loss (gain) on sale or impairment of assets                                                                           (27,177)
   Other taxes                                                                                                           291,262
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                                                                               2,126,364
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                                                                1,202,683
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net                                                                                                (526,143)
   Minority interest                                                                                                     (20,355)
   Dividend requirements on preferred stock of subsidiaries                                                               (6,782)
   Other, net                                                                                                             10,170
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                                                                         (543,110)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES                                                                                                   659,573
INCOME TAXES                                                                                                             233,864
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                                                                 425,709
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes                                                                 (9,405)
Net loss on the Disposition of Discontinued Operations -
   net of taxes                                                                                                          (43,799)
Change in Accounting - net of taxes                                                                                            -
Subsidiary Earnings                                                                                                            -
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                                                                        372,505
================================================================================================================================

*  CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2 (2 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                                          F-2 Page 2
     Year Ended December 31, ($ in thousands)                          NI   BSG          CG          EUII    IWCR  KOKO      Total
------------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                                     *    *        1,632,118        *       *     *         *
   Gas Transmission and Storage                                                         940,085
   Electric                                                                                   -
   Exploration and Production                                                           187,981
   Other                                                                                 58,085
------------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                                                        2,818,269
   Cost of Sales                                                                        874,781
------------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                                                    1,943,488
------------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance                                                            739,927
   Depreciation, depletion and amortization                                             207,524
   Loss (gain) on sale or impairment of assets                                           (5,332)
   Other taxes                                                                          182,746
------------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                                              1,124,865
------------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                                 818,623
------------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net                                                               (115,159)
   Minority interest                                                                          -
   Dividend requirements on preferred stock of subsidiaries                                   -
   Other, net                                                                            24,131
------------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                                         (91,028)
------------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES                                                                  727,595
INCOME TAXES                                                                            254,459
------------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                                473,136
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes                                (6,413)
Net loss on the Disposition of Discontinued Operations -
   net of taxes                                                                          51,274)
Change in Accounting - net of taxes                                                           -
Subsidiary Earnings                                                                           -
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                                       415,449
====================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

(a) BSG includes two subsidiaries, CG includes twenty subsidiaries, EUII includes ten subsidiaries, and NESI includes four subsidiaries as noted in Item
1. Consolidating financial statement of BSG, CG, EUII and NESI are presented herewith in Exhibits F-1A through F4-A, F-1B through F-4B, F-1I through F-4I and F-1K through F-4K, respectively.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2 (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                                    F-2 Page 3
       Year Ended December 31, ($ in thousands)                 NESI    NCM       NCT       NCS      NDEV    NET      Total
------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                               *      *         *            -      *      *         *
   Gas Transmission and Storage                                                                 -
   Electric                                                                                     -
   Exploration and Production                                                                   -
   Other                                                                                  304,443
------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                                                            304,443
   Cost of Sales                                                                                -
------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                                                        304,443
------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance                                                              282,691
   Depreciation, depletion and amortization                                                 8,034
   Loss (gain) on sale or impairment of assets                                                  -
   Other taxes                                                                              9,844
------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                                                  300,569
------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                                     3,874
------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net                                                                   (5,070)
   Minority interest                                                                           -
   Dividend requirements on preferred stock of subsidiaries                                    -
   Other, net                                                                                 (68)
------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                                            (5,138)
------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES                                                                     (1,264)
INCOME TAXES                                                                               (1,264)
------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                                        -
------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes                                       -
Net loss on the Disposition of Discontinued Operations -
   net of taxes                                                                                 -
Change in Accounting - net of taxes                                                             -
Subsidiary Earnings                                                                             -
------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                                               -
==============================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

(a) NDEV includes ten subsidiariesas noted in Item 1. Consolidating financial statement of NDEV are presented herewith in Exhibits F-1L through F4-L.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2 (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                                         F-2 Page 4
       Year Ended December 31, ($ in thousands)                  NFC     NPG     NIFL        NIP            PEI    SMP     Total
-----------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                               *       *        *        746,193          *      *        *
   Gas Transmission and Storage                                                              36,253
   Electric                                                                               1,136,772
   Exploration and Production                                                                     -
   Other                                                                                      2,992
-----------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                                                            1,922,210
   Cost of Sales                                                                            867,319
Total Net Revenues                                                                        1,054,891
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance                                                                319,365
   Depreciation, depletion and amortization                                                 254,735
   Loss (gain) on sale or impairment of assets                                                    -
   Other taxes                                                                               71,739
-----------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                                                     645,839
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                                      409,052
-----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net                                                                    (59,942)
   Minority interest                                                                              -
   Dividend requirements on preferred stock of subsidiaries                                       -
   Other, net                                                                                 1,872
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                                             (58,070)
-----------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES                                                                      350,982
INCOME TAXES                                                                                124,049
-----------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                                    226,933
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes                                         -
Net loss on the Disposition of Discontinued Operations -
   net of taxes                                                                                   -
Change in Accounting - net of taxes                                                               -
Subsidiary Earnings                                                                               -
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                                           226,933
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

(a) NPG includes two subsidiaries, NIFL includes one subsidiary, NIP includes one subsidiary, PEI includes seven subsidiaries and SMP includes one subsidiary as noted in Item 1. Consolidating financial statement of NPG, NIFL, NIP, PEI and SMP are presented herewith in Exhibits F-1N through F4-N, F-1P through F-4P, F-1Q through F-4Q, F-1R through F-4R and F-1S through F-4S, respectively.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2A (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                     BAY STATE GAS COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                              Consolidating    F-2A
       Year Ended December 31, ($ in thousands)                     BSG      BSGPE        NU       Combined       Entries      Total
-----------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                               335,546      *        89,010         *             *           *
   Gas Transmission and Storage                                    26,271                6,939
   Electric                                                             -                    -
   Exploration and Production                                           -                    -
   Other                                                            1,752                  865
-----------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                                    363,569               96,814
   Cost of Sales                                                  190,731               59,912
-----------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                                172,838               36,902
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance                                       97,635               18,023
   Depreciation, depletion and amortization                        38,055                8,994
   Loss (gain) on sale or impairment of assets                          -                    -
   Other taxes                                                     10,276                3,142
-----------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                          145,966               30,159
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                            26,872                6,743
-----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net                                          (14,444)              (3,733)
   Minority interest                                                    -                    -
   Dividend requirements on preferred stock of subsidiaries             -                    -
   Other, net                                                        (576)                  71
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                   (15,020)              (3,662)
-----------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES                                             11,852                3,081
INCOME TAXES                                                        4,864                  942
-----------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                            6,988                2,139
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes               -                    -
Net loss on the Disposition of Discontinued Operations -
   net of taxes                                                         -                    -
Change in Accounting - net of taxes                                     -                    -
Subsidiary Earnings                                                 2,111                    -
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                   9,099                2,139
===================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2B (1 of 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                              F-2B    F-2B    F-2B    F-2B             Consolidating     F-2B
       Year Ended December 31, ($ in thousands)              Page 2  Page 3  Page 4  Page 5  Combined      Entries       Total
---------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                            *       *       *       *         *            *         1,632,118
   Gas Transmission and Storage                                                                                           940,085
   Electric                                                                                                                     -
   Exploration and Production                                                                                             187,981
   Other                                                                                                                   58,085
---------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                                                                                          2,818,269
   Cost of Sales                                                                                                          874,781
---------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                                                                                      1,943,488
---------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance                                                                                              739,927
   Depreciation, depletion and amortization                                                                               207,524
   Loss (gain) on sale or impairment of assets                                                                             (5,332)
   Other taxes                                                                                                            182,746
---------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                                                                                1,124,865
---------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                                                                   818,623
---------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net                                                                                                 (115,159)
   Minority interest                                                                                                            -
   Dividend requirements on preferred stock of subsidiaries                                                                     -
   Other, net                                                                                                              24,131
---------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                                                                           (91,028)
---------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES                                                                                                    727,595
INCOME TAXES                                                                                                              254,459
---------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                                                                  473,136
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes                                                                  (6,413)
Net loss on the Disposition of Discontinued Operations -
   net of taxes                                                                                                           (51,274)
Change in Accounting - net of taxes                                                                                             -
Subsidiary Earnings                                                                                                             -
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                                                                         415,449
=================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2B (2 of 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                      F-2B Page 2
       Year Ended December 31, ($ in thousands)               CG    CAT    CCC    CER    CES    CFC      Total
-----------------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                            *     *      *      *      *      *         *
   Gas Transmission and Storage
   Electric
   Exploration and Production
   Other
-----------------------------------------------------------------------------------------------------------------
Gross Revenues
   Cost of Sales
-----------------------------------------------------------------------------------------------------------------
Total Net Revenues
-----------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance
   Depreciation, depletion and amortization
   Loss (gain) on sale or impairment of assets
   Other taxes
-----------------------------------------------------------------------------------------------------------------
Total Operating Expenses
-----------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
-----------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net
   Minority interest
   Dividend requirements on preferred stock of subsidiaries
   Other, net
-----------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
-----------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES
INCOME TAXES
-----------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
-----------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
   net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
-----------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
=================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2B (3 of 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                                         F-2B Page 3
        Year Ended December 31, ($ in thousands)              CKY      CMD        COH        CPA       CGV       TCO        Total
------------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
  Gas Distribution                                           99,320   35,510     982,075   317,192   173,043         -   1,607,140
  Gas Transmission and Storage                               30,100    4,050     206,525    71,931    20,110   714,026   1,046,742
  Electric                                                        -        -           -         -         -         -           -
  Exploration and Production                                      -        -           -         -         -         -           -
  Other                                                         448      971     (17,289)   13,625     4,076    10,505      12,336
----------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                              129,868   40,531   1,171,311   402,748   197,229   724,531   2,666,218
  Cost of Sales                                              72,797   20,305     688,290   216,750    94,509         -   1,092,651
----------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                           57,071   20,226     483,021   185,998   102,720   724,531   1,573,567
----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
  Operation and maintenance                                  25,090    7,555     182,000    90,706    44,917   243,934     594,202
  Depreciation, depletion and amortization                    8,702    2,426      13,440    16,075    14,405    84,301     139,349
  Loss (gain) on sale or impairment of assets                     -        -           -         -         -    (1,949)     (1,949)
  Other taxes                                                 2,120    2,978     100,246     4,476     5,127    43,824     158,771
----------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                     35,912   12,959     295,686   111,257    64,449   370,110     890,373
----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                      21,159    7,267     187,335    74,741    38,271   354,421     683,194
----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
  Interest expense, net                                      (3,862)  (1,636)    (24,126)  (16,054)  (10,898)  (35,751)    (92,327)
  Minority interest                                               -        -           -         -         -         -           -
  Dividend requirements on preferred stock of subsidiaries        -        -           -         -         -         -           -
  Other, net                                                  1,630      301        (193)    4,291     1,814     2,743      10,586
----------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                              (2,232)  (1,335)    (24,319)  (11,763)   (9,084)  (33,008)    (81,741)
----------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES                                        18,927    5,932     163,016    62,978    29,187   321,413     601,453
INCOME TAXES                                                  7,124    2,358      55,670    24,743    11,048   124,143     225,086
----------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                     11,803    3,574     107,346    38,235    18,139   197,270     376,367
----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes         -        -           -         -         -         -           -
Net loss on the Disposition of Discontinued Operations -
  net of taxes                                                    -        -           -         -         -         -           -
Change in Accounting - net of taxes                               -        -           -         -         -         -           -
Subsidiary Earnings                                               -        -           -         -         -         -           -
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                            11,803    3,574     107,346    38,235    18,139   197,270     376,367
==================================================================================================================================

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2B (4 of 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                              F-2B Page 4
        Year Ended December 31, ($ in thousands)                  CGT       CLNG    CNS    CPL    CRC    CSP     Total
-------------------------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                                   -       *      *      *      *      *        *
   Gas Transmission and Storage                                 140,212
   Electric                                                           -
   Exploration and Production                                         -
   Other                                                          2,610
-------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                                  142,822
   Cost of Sales                                                      -
-------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                              142,822
-------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance                                     69,702
   Depreciation, depletion and amortization                      23,208
   Loss (gain) on sale or impairment of assets                     (193)
   Other taxes                                                    8,287
-------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                        101,004
-------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                          41,818
-------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net                                         (6,496)
   Minority interest                                                  -
   Dividend requirements on preferred stock of subsidiaries           -
   Other, net                                                       (40)
-------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                  (6,536)
-------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES                                           35,282
INCOME TAXES                                                     13,485
-------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                         21,797
-------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes             -
Net loss on the Disposition of Discontinued Operations -
   net of taxes                                                       -
Change in Accounting - net of taxes                                   -
Subsidiary Earnings                                                   -
-------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                21,797
=========================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2B (5 of 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                            F-2B Page 5
     Year Ended December 31, ($ in thousands)                 CTC    NICL     Total
---------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                            *      *         *
   Gas Transmission and Storage
   Electric
   Exploration and Production
   Other
---------------------------------------------------------------------------------------
Gross Revenues
   Cost of Sales
---------------------------------------------------------------------------------------
Total Net Revenues
---------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance
   Depreciation, depletion and amortization
   Loss (gain) on sale or impairment of assets
   Other taxes
---------------------------------------------------------------------------------------
Total Operating Expenses
---------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
---------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net
   Minority interest
   Dividend requirements on preferred stock of subsidiaries
   Other, net
---------------------------------------------------------------------------------------
Total Other Income (Deductions)
---------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES
INCOME TAXES
---------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
---------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
   net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
---------------------------------------------------------------------------------------
NET INCOME (LOSS)
=======================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2C (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
           COLUMBIA ENERGY GROUP CAPITAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                      Consolidating   F-2C
      Year Ended December 31, ($ in thousands)                CCC     TGT   Combined     Entries     Total
----------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                            *       *        *           *          *
   Gas Transmission and Storage
   Electric
   Exploration and Production
   Other
----------------------------------------------------------------------------------------------------------
Gross Revenues
   Cost of Sales
----------------------------------------------------------------------------------------------------------
Total Net Revenues
----------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance
   Depreciation, depletion and amortization
   Loss (gain) on sale or impairment of assets
   Other taxes
----------------------------------------------------------------------------------------------------------
Total Operating Expenses
----------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
----------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net
   Minority interest
   Dividend requirements on preferred stock of subsidiaries
   Other, net
----------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
----------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES
INCOME TAXES
----------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
----------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
   net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
----------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
==========================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2D (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                 COLUMBIA ENERGY RESOURCES INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                              F-2D                          Consolidating   F-2D
      Year Ended December 31, ($ in thousands)               Page 2   CER    AD   Combined     Entries     Total
----------------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                            *       *      *       *           *          *
   Gas Transmission and Storage
   Electric
   Exploration and Production
   Other
----------------------------------------------------------------------------------------------------------------
Gross Revenues
   Cost of Sales
----------------------------------------------------------------------------------------------------------------
Total Net Revenues
----------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance
   Depreciation, depletion and amortization
   Loss (gain) on sale or impairment of assets
   Other taxes
----------------------------------------------------------------------------------------------------------------
Total Operating Expenses
----------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
----------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net
   Minority interest
   Dividend requirements on preferred stock of subsidiaries
   Other, net
----------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
----------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES
INCOME TAXES
----------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
----------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
   net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
----------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2D (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                 COLUMBIA ENERGY RESOURCES INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                       F-2D Page 2
      Year Ended December 31, ($ in thousands)                 CNR     CNRCL     HH       Total
--------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                             *        *        *         *
   Gas Transmission and Storage
   Electric
   Exploration and Production
   Other
--------------------------------------------------------------------------------------------------
Gross Revenues
   Cost of Sales
--------------------------------------------------------------------------------------------------
Total Net Revenues
--------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance
   Depreciation, depletion and amortization
   Loss (gain) on sale or impairment of assets
   Other taxes
--------------------------------------------------------------------------------------------------
Total Operating Expenses
--------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
--------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net
   Minority interest
   Dividend requirements on preferred stock of subsidiaries
   Other, net
--------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
--------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES
INCOME TAXES
--------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
--------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
   net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
--------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
==================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2E (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                  COLUMBIA FINANCE CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                     Consolidating  F-2E
       Year Ended December 31, ($ in thousands)               CFC    CAR   Combined     Entries     Total
---------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                            *      *        *           *          *
   Gas Transmission and Storage
   Electric
   Exploration and Production
   Other
---------------------------------------------------------------------------------------------------------
Gross Revenues
   Cost of Sales
---------------------------------------------------------------------------------------------------------
Total Net Revenues
---------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance
   Depreciation, depletion and amortization
   Loss (gain) on sale or impairment of assets
   Other taxes
---------------------------------------------------------------------------------------------------------
Total Operating Expenses
---------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
---------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net
   Minority interest
   Dividend requirements on preferred stock of subsidiaries
   Other, net
---------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
---------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES
INCOME TAXES
---------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
---------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
   net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
---------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
=========================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2F (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
             COLUMBIA NETWORK SERVICES CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                     Consolidating  F-2F
         Year Ended December 31, ($ in thousands)             CNS    CMC   Combined     Entries     Total
---------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                            *      *        *           *          *
   Gas Transmission and Storage
   Electric
   Exploration and Production
   Other
---------------------------------------------------------------------------------------------------------
Gross Revenues
   Cost of Sales
---------------------------------------------------------------------------------------------------------
Total Net Revenues
---------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance
   Depreciation, depletion and amortization
   Loss (gain) on sale or impairment of assets
   Other taxes
---------------------------------------------------------------------------------------------------------
Total Operating Expenses
---------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
---------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net
   Minority interest
   Dividend requirements on preferred stock of subsidiaries
   Other, net
---------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
---------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES
INCOME TAXES
---------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
---------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
   net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
---------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
=========================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2G (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                 COLUMBIA PIPELINE CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                     Consolidating  F-2G
         Year Ended December 31, ($ in thousands)             CPL    CDW   Combined     Entries     Total
---------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                            *      *        *           *          *
   Gas Transmission and Storage
   Electric
   Exploration and Production
   Other
---------------------------------------------------------------------------------------------------------
Gross Revenues
   Cost of Sales
---------------------------------------------------------------------------------------------------------
Total Net Revenues
---------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance
   Depreciation, depletion and amortization
   Loss (gain) on sale or impairment of assets
   Other taxes
---------------------------------------------------------------------------------------------------------
Total Operating Expenses
---------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
---------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net
   Minority interest
   Dividend requirements on preferred stock of subsidiaries
   Other, net
---------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
---------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES
INCOME TAXES
---------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
---------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
   net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
---------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
=========================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2H (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                COLUMBIA SERVICE PARTNERS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                     Consolidating  F-2H
         Year Ended December 31, ($ in thousands)             CSP    CAA   Combined     Entries     Total
---------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                            *      *        *           *          *
   Gas Transmission and Storage
   Electric
   Exploration and Production
   Other
---------------------------------------------------------------------------------------------------------
Gross Revenues
   Cost of Sales
---------------------------------------------------------------------------------------------------------
Total Net Revenues
---------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance
   Depreciation, depletion and amortization
   Loss (gain) on sale or impairment of assets
   Other taxes
---------------------------------------------------------------------------------------------------------
Total Operating Expenses
---------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
---------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net
   Minority interest
   Dividend requirements on preferred stock of subsidiaries
   Other, net
---------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
---------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES
INCOME TAXES
---------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
---------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
   net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
---------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
=========================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2I (1 of 3)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGY USA, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                              F-21    F-21                   Consolidating  F-2F
       Year Ended December 31, ($ in thousands)              Page 2  Page 3  EUII  Combined     Entries     Total
-----------------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                            *       *       *        *          *          *
   Gas Transmission and Storage
   Electric
   Exploration and Production
   Other
-----------------------------------------------------------------------------------------------------------------
Gross Revenues
   Cost of Sales
-----------------------------------------------------------------------------------------------------------------
Total Net Revenues
-----------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance
   Depreciation, depletion and amortization
   Loss (gain) on sale or impairment of assets
   Other taxes
-----------------------------------------------------------------------------------------------------------------
Total Operating Expenses
-----------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
-----------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net
   Minority interest
   Dividend requirements on preferred stock of subsidiaries
   Other, net
-----------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
-----------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES
INCOME TAXES
-----------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
-----------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
   net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
-----------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
=================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2I (2 of 3)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGY USA, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                                      F-2I Page 2
          Year Ended December 31, ($ in thousands)                                EUC     EUR    EUIM    TPC    MS1      Total
---------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                              *       *       *      *      *         *
     Gas Transmission and Storage
     Electric
     Exploration and Production
     Other
---------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
     Cost of Sales
---------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
---------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance
     Depreciation, depletion and amortization
     Loss (gain) on sale or impairment of assets
     Other taxes
---------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
---------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
---------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net
     Minority interest
     Dividend requirements on preferred stock of subsidiaries
     Other, net
---------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
---------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES
INCOME TAXES
---------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
     net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
=================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2I (3 of 3)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGY USA, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                                      F-2I Page 3
          Year Ended December 31, ($ in thousands)                                NEML    NEST    NIFC  NITEX    NGS    Total
---------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                              *       *       *      *       *       *
     Gas Transmission and Storage
     Electric
     Exploration and Production
     Other
---------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
     Cost of Sales
---------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
---------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance
     Depreciation, depletion and amortization
     Loss (gain) on sale or impairment of assets
     Other taxes
---------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
---------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
---------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net
     Minority interest
     Dividend requirements on preferred stock of subsidiaries
     Other, net
---------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
---------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES
INCOME TAXES
---------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
     net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
=================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2J (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                     ENERGY USA, INC. (MA) AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not Covered by Report of Independent Public Accountants)

                                                                                                          Consolidating     F-2J
          Year Ended December 31, ($ in thousands)                            EUIM  ESPE  EUIC  Combined     Entries       Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                          *     *     *       *            *            *
     Gas Transmission and Storage
     Electric
     Exploration and Production
     Other
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
     Cost of Sales
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance
     Depreciation, depletion and amortization
     Loss (gain) on sale or impairment of assets
     Other taxes
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net
     Minority interest
     Dividend requirements on preferred stock of subsidiaries
     Other, net
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES
INCOME TAXES
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
     net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2K (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                 ENERGY USA (CONNECTICUT) INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                            F-2K                            Consolidating   F-2K
          Year Ended December 31, ($ in thousands)                         Page 2    EUIC   BES  Combined      Entries     Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                        *         *     *      *             *          *
     Gas Transmission and Storage
     Electric
     Exploration and Production
     Other
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
     Cost of Sales
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance
     Depreciation, depletion and amortization
     Loss (gain) on sale or impairment of assets
     Other taxes
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net
     Minority interest
     Dividend requirements on preferred stock of subsidiaries
     Other, net
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES
INCOME TAXES
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
     net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2K (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                 ENERGY USA (CONNECTICUT) INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                               F-2K Page 2
          Year Ended December 31, ($ in thousands)                            EUE     EUM         Total
----------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                          *       *            *
     Gas Transmission and Storage
     Electric
     Exploration and Production
     Other
----------------------------------------------------------------------------------------------------------
Gross Revenues
     Cost of Sales
----------------------------------------------------------------------------------------------------------
Total Net Revenues
----------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance
     Depreciation, depletion and amortization
     Loss (gain) on sale or impairment of assets
     Other taxes
----------------------------------------------------------------------------------------------------------
Total Operating Expenses
----------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
----------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net
     Minority interest
     Dividend requirements on preferred stock of subsidiaries
     Other, net
----------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
----------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES
INCOME TAXES
----------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
----------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
     net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
----------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
==========================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2L (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                      ENERGY USA-TPC CORP. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                         Consolidating     F-2L
          Year Ended December 31, ($ in thousands)                            TPC     EUA     Combined       Entries       Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                          *       *          *             *            *
     Gas Transmission and Storage
     Electric
     Exploration and Production
     Other
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
     Cost of Sales
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance
     Depreciation, depletion and amortization
     Loss (gain) on sale or impairment of assets
     Other taxes
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net
     Minority interest
     Dividend requirements on preferred stock of subsidiaries
     Other, net
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES
INCOME TAXES
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
     net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2M (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                            IWC RESOURCES CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                       F-2M                               Consolidating    F-2M
          Year Ended December 31, ($ in thousands)                    Page 2  IWCR   HWC   IWC  Combined     Entries       Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                    *     *      *     *       *            *           *
     Gas Transmission and Storage
     Electric
     Exploration and Production
     Other
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
     Cost of Sales
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance
     Depreciation, depletion and amortization
     Loss (gain) on sale or impairment of assets
     Other taxes
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net
     Minority interest
     Dividend requirements on preferred stock of subsidiaries
     Other, net
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES
INCOME TAXES
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
     net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2M (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                            IWC RESOURCES CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                                     F-2M Page 2
          Year Ended December 31, ($ in thousands)                            IRAC    IWCM    LWC    LWAC    DWWC       Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                          *       *       *      *        *          *
     Gas Transmission and Storage
     Electric
     Exploration and Production
     Other
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
     Cost of Sales
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance
     Depreciation, depletion and amortization
     Loss (gain) on sale or impairment of assets
     Other taxes
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net
     Minority interest
     Dividend requirements on preferred stock of subsidiaries
     Other, net
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES
INCOME TAXES
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
     net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2N (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                  KOKOMO GAS AND FUEL COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                           Consolidating    F-2N
          Year Ended December 31, ($ in thousands)                           KOKO      KGF    Combined      Entries       Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                        40,812      *        *             *            *
     Gas Transmission and Storage                                             1,719
     Electric                                                                     -
     Exploration and Production                                                   -
     Other                                                                    5,805
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                                               48,336
     Cost of Sales                                                           35,991
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                                           12,345
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance                                                5,290
     Depreciation, depletion and amortization                                 2,256
     Loss (gain) on sale or impairment of assets                                  -
     Other taxes                                                              1,041
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                                      8,587
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                       3,758
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net                                                      (35)
     Minority interest                                                            -
     Dividend requirements on preferred stock of subsidiaries                     -
     Other, net                                                                  65
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                                  30
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                                      3,788
INCOME TAXES                                                                  1,636
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                      2,152
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes                         -
Net loss on the Disposition of Discontinued Operations -
     net of taxes                                                                 -
Change in Accounting - net of taxes                                               -
Subsidiary Earnings                                                               -
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                             2,152
================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2O (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                      F-2O                                Consolidating    F-2O
          Year Ended December 31, ($ in thousands)                   Page 2   NESI     CROSS    Combined      Entries      Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                   *       *          -        *            *           *
     Gas Transmission and Storage                                                      3,839
     Electric                                                                              -
     Exploration and Production                                                            -
     Other                                                                                 -
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                                                         3,839
     Cost of Sales                                                                       250
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                                                     3,589
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance                                                         1,572
     Depreciation, depletion and amortization                                            830
     Loss (gain) on sale or impairment of assets                                           -
     Other taxes                                                                         380
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                                               2,782
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                                  807
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net                                                              (940)
     Minority interest                                                                     -
     Dividend requirements on preferred stock of subsidiaries                              -
     Other, net                                                                            4
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                                         (936)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                                                (129)
INCOME TAXES                                                                             234
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                                (363)
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes                                  -
Net loss on the Disposition of Discontinued Operations -
     net of taxes                                                                          -
Change in Accounting - net of taxes                                                        -
Subsidiary Earnings                                                                        -
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                                       (363)
================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2O (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                                     F-2O Page 2
          Year Ended December 31, ($ in thousands)                                  GREEN        NPM        NESCL       Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                                 *           *           *           *
     Gas Transmission and Storage
     Electric
     Exploration and Production
     Other
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
     Cost of Sales
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance
     Depreciation, depletion and amortization
     Loss (gain) on sale or impairment of assets
     Other taxes
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net
     Minority interest
     Dividend requirements on preferred stock of subsidiaries
     Other, net
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES
INCOME TAXES
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
     net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2P (1 of 3)

                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                    F-2P     F-2P                          Consolidating   F-2P
          Year Ended December 31, ($ in thousands)                 Page 2   Page 3   NDEV  ASL  Combined      Entries      Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                *        *        *    *       *            *           *
     Gas Transmission and Storage
     Electric
     Exploration and Production
     Other
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
     Cost of Sales
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance
     Depreciation, depletion and amortization
     Loss (gain) on sale or impairment of assets
     Other taxes
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net
     Minority interest
     Dividend requirements on preferred stock of subsidiaries
     Other, net
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES
INCOME TAXES
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
     net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2P (2 of 3)

                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                                     F-2P Page 2
          Year Ended December 31, ($ in thousands)                       CARD    CIS    JOF    KOGF    LEL     NDC      Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                      *      *      *       *      *       *         *
     Gas Transmission and Storage
     Electric
     Exploration and Production
     Other
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
     Cost of Sales
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance
     Depreciation, depletion and amortization
     Loss (gain) on sale or impairment of assets
     Other taxes
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net
     Minority interest
     Dividend requirements on preferred stock of subsidiaries
     Other, net
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES
INCOME TAXES
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
     net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2P (3 of 3)

                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                                     F-2P Page 3
          Year Ended December 31, ($ in thousands)                                 PRO          PRI          SWP        Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                               *            *            *           *
     Gas Transmission and Storage
     Electric
     Exploration and Production
     Other
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
     Cost of Sales
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance
     Depreciation, depletion and amortization
     Loss (gain) on sale or impairment of assets
     Other taxes
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net
     Minority interest
     Dividend requirements on preferred stock of subsidiaries
     Other, net
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES
INCOME TAXES
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
     net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2Q (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                     LAKE ERIE LAND COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                        Consolidating      F-2Q
          Year Ended December 31, ($ in thousands)                            LEL    SCC    Combined       Entries         Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                          *      *         *              *             *
     Gas Transmission and Storage
     Electric
     Exploration and Production
     Other
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
     Cost of Sales
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance
     Depreciation, depletion and amortization
     Loss (gain) on sale or impairment of assets
     Other taxes
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net
     Minority interest
     Dividend requirements on preferred stock of subsidiaries
     Other, net
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES
INCOME TAXES
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
     net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2R (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                 NISOURCE PIPELINE GROUP, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                        Consolidating      F-2R
          Year Ended December 31, ($ in thousands)                    NPG   GSGT   PNTGS   Combined        Entries         Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                  *      *      *         *             *              *
     Gas Transmission and Storage
     Electric
     Exploration and Production
     Other
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
     Cost of Sales
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance
     Depreciation, depletion and amortization
     Other taxes
     Loss on asset impairment
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net
     Minority interest
     Dividend requirements on preferred stock of subsidiaries
     Other, net
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES
INCOME TAXES
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
     net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2S (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
              GRANITE STATE GAS TRANSMISSION, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                              GSGT     Consolidating       F-2S
          Year Ended December 31, ($ in thousands)                GSGT       BSEE     NGD   Subtotal      Entries         Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                  -       *       *       *             *               *
     Gas Transmission and Storage                                 51,214
     Electric                                                          -
     Exploration and Production                                        -
     Other                                                             2
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                                    51,216
     Cost of Sales                                                47,801
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                                 3,415
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance                                       913
     Depreciation, depletion and amortization                        605
     Loss (gain) on sale or impairment of assets                       -
     Other taxes                                                     196
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                           1,714
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                            1,701
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net                                          (403)
     Minority interest                                                 -
     Dividend requirements on preferred stock of subsidiaries          -
     Other, net                                                    1,137
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                      734
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                           2,435
INCOME TAXES                                                       1,714
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                             721
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes              -
Net loss on the Disposition of Discontinued Operations -
     net of taxes                                                      -
Change in Accounting - net of taxes                                    -
Subsidiary Earnings                                                   (1)
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                    720
================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2T (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
         NORTHERN INDIANA FUEL AND LIGHT COMPANY, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                        Consolidating      F-2T
          Year Ended December 31, ($ in thousands)                NIFL        NITC        Combined        Entries         Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                             48,648         *             *              *              *
     Gas Transmission and Storage                                  1,052
     Electric                                                          -
     Exploration and Production                                        -
     Other                                                             -
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                                    49,700
     Cost of Sales                                                37,051
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                                12,649
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance                                     8,753
     Depreciation, depletion and amortization                      1,929
     Loss (gain) on sale or impairment of assets                       -
     Other taxes                                                     844
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                          11,526
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                            1,123
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net                                           (36)
     Minority interest                                                 -
     Dividend requirements on preferred stock of subsidiaries          -
     Other, net                                                      178
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                      142
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                           1,265
INCOME TAXES                                                         568
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                             697
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes              -
Net loss on the Disposition of Discontinued Operations -
     net of taxes                                                      -
Change in Accounting - net of taxes                                    -
Subsidiary Earnings                                                  788
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                  1,485
================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2U (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
            NORTHERN INDIANA PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                     Consolidating       F-2U
          Year Ended December 31, ($ in thousands)             NIP           NEXCO      Combined        Entries         Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                            746,193        *           *              *             746,193
     Gas Transmission and Storage                                 36,253                                                  36,253
     Electric                                                  1,136,772                                               1,136,772
     Exploration and Production                                        -                                                       -
     Other                                                             -                                                   2,992
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues                                                 1,919,218                                               1,922,210
     Cost of Sales                                               867,319                                                 867,319
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues                                             1,051,899                                               1,054,891
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance                                   319,365                                                 319,365
     Depreciation, depletion and amortization                    254,735                                                 254,735
     Loss (gain) on sale or impairment of assets                       -                                                       -
     Other taxes                                                  71,739                                                  71,739
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                         645,839                                                 645,839
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                          406,060                                                 409,052
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net                                       (59,942)                                                (59,942)
     Minority interest                                                 -                                                       -
     Dividend requirements on preferred stock of subsidiaries          -                                                       -
     Other, net                                                    6,175                                                   1,872
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                  (53,767)                                                (58,070)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                         352,293                                                 350,982
INCOME TAXES                                                     125,360                                                 124,049
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                         226,933                                                 226,933
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes              -                                                       -
Net loss on the Disposition of Discontinued Operations -
     net of taxes                                                      -                                                       -
Change in Accounting - net of taxes                                    -                                                       -
Subsidiary Earnings                                                    -                                                       -
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                226,933                                                 226,933
================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2V (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                      PRIMARY ENERGY, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                      F-2V                                  Consolidating  F-2V
          Year Ended December 31, ($ in thousands)                   Page 2    PEI   CEI   HCC   Combined      Entries     Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                  *        *     *     *        *            *          *
     Gas Transmission and Storage
     Electric
     Exploration and Production
     Other
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
     Cost of Sales
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance
     Depreciation, depletion and amortization
     Loss (gain) on sale or impairment of assets
     Other taxes
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net
     Minority interest
     Dividend requirements on preferred stock of subsidiaries
     Other, net
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES
INCOME TAXES
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
     net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2V (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                      PRIMARY ENERGY, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                                     F-2V Page 2
          Year Ended December 31, ($ in thousands)                      IEL      LEC      NLEC      PORT       WCE      Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                    *        *         *         *          *        *
     Gas Transmission and Storage
     Electric
     Exploration and Production
     Other
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
     Cost of Sales
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance
     Depreciation, depletion and amortization
     Loss (gain) on sale or impairment of assets
     Other taxes
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net
     Minority interest
     Dividend requirements on preferred stock of subsidiaries
     Other, net
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES
INCOME TAXES
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
     net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

                                                                                                        Consolidating      F-2W
          Year Ended December 31, ($ in thousands)                       SMP      CI      Combined         Entries         Total
--------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                     *        *          *               *              *
     Gas Transmission and Storage
     Electric
     Exploration and Production
     Other
--------------------------------------------------------------------------------------------------------------------------------
Gross Revenues
     Cost of Sales
--------------------------------------------------------------------------------------------------------------------------------
Total Net Revenues
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance
     Depreciation, depletion and amortization
     Loss (gain) on sale or impairment of assets
     Other taxes
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses
--------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net
     Minority interest
     Dividend requirements on preferred stock of subsidiaries
     Other, net
--------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES
INCOME TAXES
--------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Net loss on the Disposition of Discontinued Operations -
     net of taxes
Change in Accounting - net of taxes
Subsidiary Earnings
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
================================================================================================================================

*    CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)         F-3 (1 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                        F-3        F-3        F-3                    Consolidating       F-3
Year Ended December 31, 2002 ($ in thousands)         Page 2     Page 3     Page 4      Combined        Entries         Total
-------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                            *          *          *            *               *              2,075
    Common stock issued -                                                                                                   416
      Long-term incentive plan                                                                                                -
      Employee stock purchase plan                                                                                            1
    Common stock retired                                                                                                      -
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                                    2,492
-------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                                                                                          2,637,122
    Common stock issued -                                                                                               734,303
      Employee stock purchase plan                                                                                          915
      Long-term incentive plan                                                                                           17,086
    Recapitalization -
      Capital contributions                                                                                                   -
    Treasury stock acquired                                                                                              (6,941)
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                                3,382,485
-------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                                                                                            799,215
    Net income (loss)                                                                                                   372,505
    Cash dividends -
      NI                                                                                                               (240,850)
      Subsidiaries (to parent)                                                                                                -
    Other                                                                                                                     -
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                                  930,870
-------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                                                                            (19,783)
    Long-term Incentive Plan                                                                                               (693)
    Amortization of Unearned Compensation                                                                                19,921
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                                     (555)
-------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                                                                             51,237
    Other Comprehensive Income, net of tax
      Unrealized                                                                                                         (5,986)
      Realized                                                                                                              274
    Gain/Loss on foreign currency translation
      Unrealized                                                                                                             21
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                                                                                17,710
    Minimum pension liability adjustment                                                                               (203,706)
-------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                                 (140,450)
-------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                                                                             4,174,842
===============================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)         F-3 (2 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                                  F-3 Page 2
Year Ended December 31, 2002 ($ in thousands)        NI      BSG       CG          EUII     IWCR          KOKO      Total
----------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                         *        *             -       *        *             *          *
      Common stock issued -                                                 -
      Long-term incentive plan                                              -
      Employee stock purchase plan                                          -
    Common stock retired                                                    -
----------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                      -
----------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                                        1,370,524
    Common stock issued -                                                   -
      Employee stock purchase plan                                          -
      Long-term incentive plan                                              -
    Recapitalization -
      Capital contributions                                            12,794
    Treasury stock acquired                                                 -
----------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                              1,383,318
----------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                                          755,202
    Net income (loss)                                                 415,449
    Cash dividends -
      NI                                                                    -
      Subsidiaries (to parent)                                       (202,050)
    Other                                                                   -
----------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                968,601
----------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                                -
    Long-term Incentive Plan                                                -
    Amortization of Unearned Compensation                                   -
----------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                      -
----------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                           51,419
    Other Comprehensive Income, net of tax
      Unrealized                                                          422
      Realized                                                              -
    Gain/Loss on foreign currency translation
      Unrealized                                                           36
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                              12,559
    Minimum pension liability adjustment                              (20,089)
----------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                 44,347
----------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                           2,396,266
============================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)         F-3 (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                                   F-3 Page 3
Year Ended December 31, 2002 ($ in thousands)         NESI      NCM      NCT     NCS           NDEV      NET         Total
-----------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                           *         *        *        400           *        *            *
    Common stock issued -                                                            -
      Long-term incentive plan                                                       -
      Employee stock purchase plan                                                   -
    Common stock retired                                                             -
-----------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                             400
-----------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                                                         -
    Common stock issued -                                                            -
      Employee stock purchase plan                                                   -
      Long-term incentive plan                                                       -
    Recapitalization -
      Capital contributions                                                          -
    Treasury stock acquired                                                          -
-----------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                               -
-----------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                                                         -
    Net income (loss)                                                                -
    Cash dividends -
      NI                                                                             -
      Subsidiaries (to parent)                                                       -
    Other                                                                            -
-----------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                               -
-----------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                                         -
    Long-term Incentive Plan                                                         -
    Amortization of Unearned Compensation                                            -
-----------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                               -
-----------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                                         -
    Other Comprehensive Income, net of tax
      Unrealized                                                                     -
      Realized                                                                       -
    Gain/Loss on foreign currency translation
      Unrealized                                                                     -
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                                            -
    Minimum pension liability adjustment                                       (21,166)
-----------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                         (21,166)
-----------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                                      (20,766)
=============================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)         F-3 (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                                      F-3 Page 4
Year Ended December 31, 2002 ($ in thousands)           NFC      NPG       NIFL        NIP        PEI      SMP          Total
--------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                             *        *         *         859,488      *        *             *
    Common stock issued - (Retired)                                                         -
      Long-term incentive plan                                                              -
      Employee stock purchase plan                                                          -
    Common stock retired                                                                    -
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                859,488
--------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                                                           19,098
    Common stock issued -                                                                   -
      Employee stock purchase plan                                                          -
      Long-term incentive plan                                                              -
    Recapitalization -
      Capital contributions                                                            14,385
    Treasury stock acquired                                                                 -
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                 33,483
--------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                                                          160,452
    Net income (loss)                                                                 226,933
    Cash dividends -
      NI                                                                                    -
      Subsidiaries (to parent)                                                       (232,738)
    Other                                                                              (6,782)
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                147,865
--------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                                                -
    Long-term Incentive Plan                                                                -
    Amortization of Unearned Compensation                                                   -
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                      -
--------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                                           (2,724)
    Other Comprehensive Income, net of tax
      Unrealized                                                                            -
      Realized                                                                              -
    Gain/Loss on foreign currency translation
      Unrealized                                                                            -
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                                               5,007
    Minimum pension liability adjustment                                             (143,497)
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                               (141,214)
--------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                                             899,622
================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3A (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                     BAY STATE GAS COMPANY AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                          Consolidating      F-3A
Year Ended December 31, 2002 ($ in thousands)        BSG             BSGPE         NU          Combined      Entries         Total
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                             -             *              1           *             *              *
   Common stock issued -                                 -                            -
     Long-term incentive plan                            -                            -
     Employee stock purchase plan                        -                            -
   Common stock retired                                  -                            -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                   -                            1
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                       525,981                      109,093
   Common stock issued -                                 -                            -
     Employee stock purchase plan                        -                            -
     Long-term incentive plan                            -                            -
   Recapitalization -
     Capital contributions                             184                           43
   Treasury stock acquired                               -                            -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                             526,165                      109,136
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                        10,400                        2,001
   Net income (loss)                                 9,099                        2,139
   Cash dividends -
     NI                                                  -                            -
     Subsidiaries (to NI)                           (9,000)                           -
   Other                                                 -                            -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                              10,499                        4,140
----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                             -                            -
   Long-term Incentive Plan                              -                            -
   Amortization of Unearned Compensation                 -                            -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                   -                            -
----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                             -                            -
   Other Comprehensive Income, net of tax
     Unrealized                                          -                            -
     Realized                                            -                            -
   Gain/Loss on foreign currency translation
     Unrealized                                          -                            -
   Net unrealized gains on derivatives qualifying
     as cash flow hedges                                 -                            -
   Minimum pension liability adjustment            (16,012)                      (2,532)
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                             (16,012)                      (2,532)
----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                          520,652                      110,745
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3B (1 of 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                      F-3B      F-3B       F-3B       F-3B               Consolidating     F-3B
Year Ended December 31, 2002 ($ in thousands)        Page 2    Page 3     Page 4     Page 5    Combined     Entries        Total
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                           *         *           *          *          *           *                 -
   Common stock issued                                                                                                           -
     Long-term incentive plan                                                                                                    -
     Employee stock purchase plan                                                                                                -
   Common stock retired                                                                                                          -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                                           -
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                                                                                             1,370,524
   Common stock issued                                                                                                           -
     Employee stock purchase plan                                                                                                -
     Long-term incentive plan                                                                                                    -
   Recapitalization -
     Capital contributions                                                                                                  12,794
   Treasury stock acquired                                                                                                       -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                                   1,383,318
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                                                                                               755,202
   Net income (loss)                                                                                                       415,449
   Cash dividends -
     NI                                                                                                                          -
     Subsidiaries (to parent)                                                                                             (202,050)
   Other                                                                                                                         -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                                     968,601
----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                                                                                     -
   Long-term Incentive Plan                                                                                                      -
   Amortization of Unearned Compensation                                                                                         -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                                           -
----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                                                                                51,419
   Other Comprehensive Income, net of tax
     Unrealized                                                                                                                421
     Realized                                                                                                                    -
   Gain/Loss on foreign currency translation
     Unrealized                                                                                                                 36
   Net unrealized gains on derivatives qualifying
     as cash flow hedges                                                                                                    12,560
   Minimum pension liability adjustment                                                                                    (20,089)
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                                      44,347
----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                                                                                2,396,266
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3B (2 of 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                                     F-3B Page 2
Year Ended December 31, 2002 ($ in thousands)         CG          CAT         CCC         CER         CES      CFC      Total
--------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                           *           *           *           *           *        *         *
     Common stock issued
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury stock acquired
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to parent)
   Other
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

Other
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3B (3 of 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                                       F-3B Page 3
Year Ended December 31, 2002 ($ in thousands)       CKY          CMD        COH         CPA         CGV        TCO        Total
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                       23,806          72     119,240      45,128      65,305          48      253,599
   Common stock issued -                                -           -      40,000           -           -           -       40,000
     Long-term incentive plan                           -           -           -           -           -           -            -
     Employee stock purchase plan                       -           -           -           -           -           -            -
   Common stock retired                                 -           -           -           -           -           -            -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                             23,806          72     159,240      45,128      65,305          48      293,599
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                        3,160      10,923      11,316       3,480       5,314   1,027,040    1,061,233
   Common stock issued -                                -           -           -           -           -           -            -
     Employee stock purchase plan                       -           -           -           -           -           -            -
     Long-term incentive plan                           -           -           -           -           -           -            -
   Recapitalization -
     Capital contributions                            378         249       1,957       1,655       1,326       5,548       11,113
   Treasury stock acquired                              -           -           -           -           -           -            -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                              3,538      11,172      13,273       5,135       6,640   1,032,588    1,072,346
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                       53,081      16,186     241,978     145,848      94,935      61,209      613,237
   Net income (loss)                               11,803       3,574     107,346      38,235      18,139     197,270      376,367
   Cash dividends -
     NI                                                 -           -           -           -           -           -            -
     Subsidiaries (to parent)                     (20,997)     (2,416)    (78,208)    (25,181)    (18,025)   (190,900)    (335,727)
   Other                                                -           -           -           -           -           -            -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                             43,887      17,344     271,116     158,902      95,049      67,579      653,877
----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                            -           -           -           -           -           -            -
   Long-term Incentive Plan                             -           -           -           -           -           -            -
   Amortization of Unearned Compensation                -           -           -           -           -           -            -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                  -           -           -           -           -           -            -
----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                            -           -           -           -           -           -            -
   Other Comprehensive Income, net of tax
     Unrealized                                         -           -           -           -           -           -            -
     Realized                                           -           -           -           -           -           -            -
   Gain/Loss on foreign currency translation
     Unrealized                                         -           -           -           -           -           -            -
   Net unrealized gains on derivatives qualifying
     as cash flow hedges                                -           -           -           -           -           -            -
   Minimum pension liability adjustment              (595)       (184)     (6,664)     (2,284)       (774)     (7,437)     (17,938)
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                               (595)       (184)     (6,664)     (2,284)       (774)     (7,437)     (17,938)
----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                          70,636      28,404     436,965     206,881     166,220   1,092,778    2,001,884
==================================================================================================================================

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3B (4 of 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                                      F-3B Page 4
Year Ended December 31, 2002 ($ in thousands)        CGT           CLNG         CNS         CPL         CRC    CSP       Total
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                            20           *           *           *           *      *          *
   Common stock issued -                                 -
     Long-term incentive plan                            -
     Employee stock purchase plan                        -
   Common stock retired                                  -
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                  20
---------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                       117,235
   Common stock issued -                                 -
     Employee stock purchase plan                        -
     Long-term incentive plan                            -
   Recapitalization -
     Capital contributions                             845
   Treasury stock acquired                               -
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                             118,080
---------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                         6,959
   Net income (loss)                                21,797
   Cash dividends -
     NI                                                  -
     Subsidiaries (to parent)                      (22,200)
   Other                                                 -
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                               6,556
---------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                             -
   Long-term Incentive Plan                              -
   Amortization of Unearned Compensation                 -
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                   -
---------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                             -
   Other Comprehensive Income, net of tax
     Unrealized                                          -
     Realized                                            -
   Gain/Loss on foreign currency translation
     Unrealized                                          -
   Net unrealized gains on derivatives qualifying
     as cash flow hedges                                 -
   Minimum pension liability adjustment             (1,323)
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                              (1,323)
---------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                          123,333
=================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3B (5 of 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                                     F-3B Page 5
Year Ended December 31, 2002 ($ in thousands)             CTC        NICL                                               Total
--------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                               *           *                                                  *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury stock acquired
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to parent)
   Other
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

Other
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3C (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
           COLUMBIA ENERGY GROUP CAPITAL CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                    Consolidating             F-3C
Year Ended December 31, 2002 ($ in thousands)                 CCC             TGT        Combined      Entries                Total
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                   *               *             *            *                     *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury stock acquired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to NI)
   Other
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3D (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                 COLUMBIA ENERGY RESOURCES INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                       F-3D                                      CER      Consolidating      F-3D
Year Ended December 31, 2002 ($ in thousands)         Page 2          CER            AD        Combined      Entries         Total
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                             *             *              *            *            *              *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury shares acquired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to NI)
   Other
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3D (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                 COLUMBIA ENERGY RESOURCES INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                          F-3D Page 2
Year Ended December 31, 2002 ($ in thousands)      CNR       CNRCL           HH                              Total
---------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                        *          *              *                                *
   Common stock issued -
     Long-term incentive plan
     Employee Stock Purchase Plan
   Common stock retired
---------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee Stock Purchase Plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury shares acquired
---------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to parent)
   Other
---------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
---------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
---------------------------------------------------------------------------------------------------------------------
Balance at end of year
---------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
=====================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3E (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                  COLUMBIA FINANCE CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                       Consolidating          F-3E
Year Ended December 31, 2002 ($ in thousands)                 CFC             CAR        Combined         Entries             Total
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                   *               *             *               *                  *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury stock acquired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to parent)
   Other
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3F (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
             COLUMBIA NET WORK SERVICES CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                      Consolidating           F-3F
Year Ended December 31, 2002 ($ in thousands)                  CNS             CMC        Combined       Entries              Total
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                    *               *             *             *                   *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury shares acquired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to NI)
   Other
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3G (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                 COLUMBIA PIPELINE CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                        Consolidating         F-3G
Year Ended December 31, 2002 ($ in thousands)                  CPL             CDW        Combined         Entries            Total
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                    *               *             *               *                *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury stock acquired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to parent)
   Other
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3H (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                COLUMBIA SERVICE PARTNERS, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                      Consolidating           F-3H
Year Ended December 31, 2002 ($ in thousands)                  CSP             CAA        Combined       Entries              Total
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                    *               *             *             *                   *
   Common stock issued
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury stock acquired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to NI)
   Other
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3I (1 of 3)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                      F-3I          F-3I                                  Consolidating      F-3I
Year Ended December 31, 2002 ($ in thousands)        Page 2        Page 3           EUII      Combined       Entries         Total
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                            *             *               *           *             *              *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury stock acquired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to parent)
   Other
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3I (2 of 3)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                                       F-3I Page 2
Year Ended December 31, 2002 ($ in thousands)           EUC           EUR           EUIM           TPC           MS1      Total
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                             *             *              *             *             *         *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury stock acquired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to NI)
   Other
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3I (3 of 3)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                                       F-3I Page 3
Year Ended December 31, 2002 ($ in thousands)          NEML          NEST           NIFC         NITEX           NGS      Total
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                             *             *              *            *              *         *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury stock acquired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to parent)
   Other
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3J (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                      ENERGYUSA, INC. (MA) AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                        Consolidating      F-3J
Year Ended December 31, 2002 ($ in thousands)         EUIM        ESPE           EUIC      Combined        Entries         Total
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                            *           *              *           *               *             *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury stock acquired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to NI)
   Other
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3K (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                  ENERGYUSA (CONNECTICUT) INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                     F-3K                                               Consolidating       F-3K
Year Ended December 31, 2002 ($ in thousands)       Page 2          EUIC            BES      Combined      Entries          Total
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                          *               *              *          *             *               *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury stock acquired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to parent)
   Other
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
==================================================================================================================================

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3K (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                  ENERGYUSA (CONNECTICUT) INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                                      F-3K Page 2
Year Ended December 31, 2002 ($ in thousands)          EUE           EUM                                                 Total
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                            *             *                                                    *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury stock acquired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to NI)
   Other
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3L (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                      ENERGYUSA-TPC CORP. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                        Consolidating         F-3L
Year Ended December 31, 2002 ($ in thousands)                 TPC             EUA        Combined          Entries            Total
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                   *               *            *                 *                *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury stock acquired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to NI)
   Other
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3M (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                            IWC RESOURCES CORPORATION
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                    F-3M                                          Consolidating          F-3M
Year Ended December 31, 2002 ($ in thousands)      Page 2     IWCR     HWC     IWC    Combined       Entries          Consolidated
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                          *         *       *       *         *              *                *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Treasury stock acquired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to NI)
   Other
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3M (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                            IWC RESOURCES CORPORATION
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                                       F-3M Page 2
Year Ended December 31, 2002 ($ in thousands)        IRAC        IWCM          LWC        LWAC        DWWC                Total
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                           *           *            *           *           *                   *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Treasury stock acquired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to NI)
   Other
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3N (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                  KOKOMO GAS AND FUEL COMPANY AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                      Consolidating            F-3N
Year Ended December 31, 2002 ($ in thousands)               KOKO              KGF        Combined           Entries    Consolidated
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                               46,170              *            *               *               *
   Common stock issued -                                        -
     Long-term incentive plan                                   -
     Employee stock purchase plan                               -
   Common stock retired                                         -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                     46,170
-----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                                   30
   Common stock issued -                                        -
     Employee stock purchase plan                               -
     Long-term incentive plan                                   -
   Recapitalization -
     Capital contributions                                    105
   Treasury stock acquired                                      -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                        135
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                              (11,782)
   Net income (loss)                                        2,152
   Cash dividends -
     NI                                                         -
     Subsidiaries (to NI)                                    (600)
   Other                                                        -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                    (10,230)
-----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                    -
   Long-term Incentive Plan                                     -
   Amortization of Unearned Compensation                        -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                          -
-----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                    -
   Other Comprehensive Income, net of tax
     Unrealized                                                 -
     Realized                                                   -
   Gain/Loss on foreign currency translation
     Unrealized                                                 -
   Net unrealized gains on derivatives qualifying
     as cash flow hedges                                        -
   Minimum pension liability adjustment                      (422)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                       (422)
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                  35,653
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3O (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                     F-3O                                                Consolidating      F-3O
Year Ended December 31, 2002 ($ in thousands)       Page 2          NESI          CROSS      Combined       Entries         Total
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                          *               *               1          *             *              *
   Common stock issued -                                                              -
     Long-term incentive plan                                                         -
     Employee stock purchase plan                                                     -
   Common stock retired                                                               -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                1
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                                                          -
   Common stock issued -                                                              -
     Employee stock purchase plan                                                     -
     Long-term incentive plan                                                         -
   Recapitalization -
     Capital contributions                                                            -
   Treasury stock acquired                                                            -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                -
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                                                     (8,697)
   Net income (loss)                                                               (363)
   Cash dividends -
     NI                                                                               -
     Subsidiaries (to NI)                                                             -
   Other                                                                              -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                           (9,060)
----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                                          -
   Long-term Incentive Plan                                                           -
   Amortization of Unearned Compensation                                              -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                -
----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                                          -
   Other Comprehensive Income, net of tax
     Unrealized                                                                       -
     Realized                                                                         -
   Gain/Loss on foreign currency translation
     Unrealized                                                                       -
   Net unrealized gains on derivatives qualifying
     as cash flow hedges                                                              -
   Minimum pension liability adjustment                                               -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                -
----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                                        (9,059)
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3O (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                                    F-3O Page 2
Year Ended December 31, 2002 ($ in thousands)       GREEN           NPM         NESCL                                  Total
--------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                          *              *            *                                      *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury stock acquired
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to parent)
   Other
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
--------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3P (1 of 3)

                         NISOURCE INC. AND SUBSIDIARIES
               NiSOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                    F-3P        F-3P                                    Consolidating     F-3P
Year Ended December 31, 2002 ($ in thousands)       Page2      Page 3       NDEV     ASL    Combined        Entries       Total
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                          *          *            *       *         *              *            *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury shares acquired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to parent)
   Other
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3P (2 of 3)

                         NISOURCE INC. AND SUBSIDIARIES
               NiSOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-3P Page 2
Year Ended December 31, 2002 ($ in thousands)        CARD         CIS          JOF        KOGF         LEL       NDC       Total
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                           *           *            *           *           *         *          *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury shares acquired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to parent)
   Other
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3P (3 of 3)

                         NISOURCE INC. AND SUBSIDIARIES
               NiSOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                                       F-3P Page 3
Year Ended December 31, 2002 ($ in thousands)         PRO         PRI          SWP                                        Total
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                           *           *            *                                           *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury shares acquired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to parent)
   Other
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3Q (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                     LAKE ERIE LAND COMPANY AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                      Consolidating          F-3Q
Year Ended December 31, 2002 ($ in thousands)                 LEL             SCC        Combined         Entries            Total
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                   *               *             *               *                 *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury shares acquired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to NI)
   Other
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3R (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                 NiSOURCE PIPELINE GROUP, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                         Consolidating       F-3R
Year Ended December 31, 2002 ($ in thousands)          NPG          GSGT          PNGTS      Combined        Entries         Total
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                            *             *             *            *             *             *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization/Dissolution -
     Capital contributions
   Treasury stock acquired
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to parent)
   Other
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3S (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
              GRANITE STATE GAS TRANSMISSION, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                         Consolidating      F-3S
Year Ended December 31, 2002 ($ in thousands)       GSGT            BSEE            NGD      Combined       Entries         Total
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                            30            *              *           *              *             *
   Common stock issued -                                 -
     Long-term incentive plan                            -
     Employee stock purchase plan                        -
   Common stock retired                                  -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                  30
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                        15,302
   Common stock issued -                                 -
     Employee stock purchase plan                        -
     Long-term incentive plan                            -
   Recapitalization/Dissolution -
     Capital contributions                          11,059
   Treasury stock acquired                               -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                              26,361
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                       (15,443)
   Net income (loss)                                   720
   Cash dividends -
     NI                                                  -
     Subsidiaries (to parent)                            -
   Other                                                 -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                             (14,723)
----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                             -
   Long-term Incentive Plan                              -
   Amortization of Unearned Compensation                 -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                   -
----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                             -
   Other Comprehensive Income, net of tax
     Unrealized                                        (77)
     Realized                                            -
   Gain/Loss on foreign currency translation
     Unrealized                                          -
   Net unrealized gains on derivatives qualifying
     as cash flow hedges                                 -
   Minimum pension liability adjustment                  -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                 (77)
----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                           11,591
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3T (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
         NORTHERN INDIANA FUEL AND LIGHT COMPANY, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                      Consolidating          F-3T
Year Ended December 31, 2002 ($ in thousands)               NIFL             NITC        Combined        Entries             Total
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                               30,674              *             *               *                 *
   Common stock issued -                                        -
     Long-term incentive plan                                   -
     Employee stock purchase plan                               -
   Common stock retired                                         -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                     30,674
-----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                                   93
   Common stock issued -                                        -
     Employee stock purchase plan                               -
     Long-term incentive plan                                   -
   Recapitalization -
     Capital contributions                                     52
   Treasury stock acquired                                      -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                        145
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                               14,645
   Net income (loss)                                        1,485
   Cash dividends -
     NI                                                         -
     Subsidiaries (to NI)                                       -
   Other                                                        -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                     16,130
-----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                    -
   Long-term Incentive Plan                                     -
   Amortization of Unearned Compensation                        -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                          -
-----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                    -
   Other Comprehensive Income, net of tax
     Unrealized                                                 -
     Realized                                                   -
   Gain/Loss on foreign currency translation
     Unrealized                                                 -
   Net unrealized gains on derivatives qualifying
     as cash flow hedges                                        -
   Minimum pension liability adjustment                      (599)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                       (599)
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                  46,350
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3U (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
            NORTHERN INDIANA PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                       Consolidating        F-3U
Year Ended December 31, 2002 ($ in thousands)               NIP            NEXCO        Combined          Entries           Total
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                              859,488            *              *                *             859,488
   Common stock issued/retired -                                -                                                                -
     Long-term incentive plan                                   -                                                                -
     Employee stock purchase plan                               -                                                                -
   Common stock retired                                         -                                                                -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                    859,488                                                          859,488
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                               19,098                                                           19,098
   Common stock issued -                                        -                                                                -
     Employee stock purchase plan                               -                                                                -
     Long-term incentive plan                                   -                                                                -
   Recapitalization -
     Capital contributions                                 14,385                                                           14,385
   Treasury stock acquired                                      -                                                                -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                     33,483                                                           33,483
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                              160,452                                                          160,452
   Net income (loss)                                      226,933                                                          226,933
   Cash dividends -                                                                                                              -
     Preferred Stock                                       (6,782)                                                          (6,782)
     Subsidiaries to NI                                  (232,738)                                                        (232,738)
   Other                                                        -                                                                -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                    147,865                                                          147,865
----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                    -                                                                -
   Long-term Incentive Plan                                     -                                                                -
   Amortization of Unearned Compensation                        -                                                                -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                          -                                                                -
----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                               (2,724)                                                          (2,724)
   Other Comprehensive Income, net of tax
     Unrealized                                                 -                                                                -
     Realized                                                   -                                                                -
   Gain/Loss on foreign currency translation
     Unrealized                                                 -                                                                -
   Net unrealized gains on derivatives qualifying
     as cash flow hedges                                    5,007                                                            5,007
   Minimum pension liabiity adjustment                   (143,497)                                                        (143,497)
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                   (141,214)                                                        (141,214)
----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                 899,622                                                          899,622
==================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3V (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                      PRIMARY ENERGY, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                    F-3V                                           Consolidating         F-3V
Year Ended December 31, 2002 ($ in thousands)      Page 2      PEI      CEI     HCC    Combined       Entries        Consolidated
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                         *          *        *       *         *              *                *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury stock acquired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to NI)
   Other
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-3V (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                      PRIMARY ENERGY, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                             F-3V Page 2
Year Ended December 31, 2002 ($ in thousands)     IEL        LEC       NLEC       PORT        WCE               Total
-------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                       *          *          *          *          *                  *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
-------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
   Treasury stock acquired
-------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to parent)
   Other
-------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
-------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
-------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
=========================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

                                                                                                       Consolidating         F-3W
Year Ended December 31, 2002 ($ in thousands)                 SMP              CI        Combined         Entries            Total
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                    *               *            *               *                 *
   Common stock issued -
     Long-term incentive plan
     Employee stock purchase plan
   Common stock retired
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
   Common stock issued -
     Employee stock purchase plan
     Long-term incentive plan
   Recapitalization -
     Capital contributions
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
   Net income (loss)
   Cash dividends -
     NI
     Subsidiaries (to parent)
   Other
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
   Long-term Incentive Plan
   Amortization of Unearned Compensation
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
   Other Comprehensive Income, net of tax
     Unrealized
     Realized
   Gain/Loss on foreign currency translation
     Unrealized
   Net unrealized gains on derivatives qualifying
     as cash flow hedges
   Minimum pension liability adjustment
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
===================================================================================================================================

* CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.      FINANCIAL STATEMENTS AND EXHIBITS (continued)         F-4 (1 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                    F-4       F-4       F-4              Consolidating      F-4
Year Ended December 31, ($ in thousands)                         Page 2    Page 3    Page 4   Combined         Entries    Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                        *         *         *          *               *  372,505
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization                                                                          574,041
      Net changes in price risk management activities                                                                   (22,300)
      Asset impairment                                                                                                        -
      Deferred income taxes and investment tax credits                                                                  114,100
      Deferred revenue                                                                                                  (88,900)
      Stock compensation expense                                                                                         27,100
      Gain on sale of assets                                                                                            (27,200)
      Income from change in accounting                                                                                        -
      Gain on sale of discontinued operations                                                                            43,800
      Income from discontinued operations                                                                                 9,400
      Other, asset items                                                                                                 (6,500)
      Other, liability items                                                                                             27,000
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net                                                                                          102,700
      Inventories                                                                                                        66,800
      Accounts payable                                                                                                  (91,600)
      Taxes accrued                                                                                                      (5,400)
      (Under) Overrecovered gas and fuel costs                                                                          (51,500)
      Exchange gas receivable/payable                                                                                   190,700
      Other accruals                                                                                                   (136,500)
      Other assets                                                                                                       44,700
      Other liabilities                                                                                                  45,700
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations                                                                             1,188,646
Net Cash Flows from Discontinuing Operations                                                                            (16,200)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities                                                                              1,172,446
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                                                                             (621,900)
      Acquisition of businesses                                                                                               -
      Proceeds from disposition of assets                                                                               419,200
      Other investing activities                                                                                              -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities                                                                               (202,700)
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                                                                              -
      Retirement of long-term debt                                                                                     (532,100)
      Change in short-term debt                                                                                        (941,200)
      Retirement of preferred shares                                                                                    (46,700)
      Issuance of common stock and capital contributed                                                                  734,900
      Acquisition of treasury stock                                                                                      (6,900)
      Dividends paid - common shares                                                                                   (241,500)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities                                                                             (1,033,500)
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                                                        (63,754)
Cash and cash equivalents at beginning of year                                                                          118,012
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                                               54,258
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.      FINANCIAL STATEMENTS AND EXHIBITS (continued)         F-4 (2 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                                         F-4 Page 2
Year Ended December 31, ($ in thousands)                                NI      BSG        CG    EUII    IWCR     KOKO        Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                           *        *   415,449       *       *        *            *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization                                        207,524
      Net changes in price risk management activities                                 (25,300)
      Asset impairment                                                                      -
      Deferred income taxes and investment tax credits                                107,900
      Deferred revenue                                                                (89,500)
      Stock compensation expense                                                            -
      Gain on sale of assets                                                           (5,300)
      Income from change in accounting                                                      -
      Gain on sale of discontinued operations                                          51,300
      Income from discontinued operations                                               6,400
      Other, asset items                                                                7,900
      Other, liability items                                                                -
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net                                                        173,700
      Inventories                                                                     (19,800)
      Accounts payable                                                                 72,200
      Taxes accrued                                                                   (46,500)
      (Under) Overrecovered gas and fuel costs                                        (62,500)
      Exchange gas receivable/payable                                                 211,900
      Other accruals                                                                  (96,800)
      Other assets                                                                    (33,900)
      Other liabilities                                                                 3,300
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations                                             877,973
Net Cash Flows from Discontinuing Operations                                          (16,200)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities                                              861,773
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                                           (322,400)
      Acquisition of businesses                                                             -
      Proceeds from disposition of assets                                                   -
      Other investing activities                                                            -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities                                              (322,400)
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                                            -
      Retirement of long-term debt                                                   (281,700)
      Change in short-term debt                                                       (71,800)
      Retirement of preferred shares                                                        -
      Issuance of common stock                                                              -
      Acquisition of treasury stock                                                         -
      Dividends paid - common shares                                                 (202,100)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities                                             (555,600)
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                      (16,300)
Cash and cash equivalents at beginning of year                                         53,717
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                             37,417
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.      FINANCIAL STATEMENTS AND EXHIBITS (continued)         F-4 (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)


                                                                                                                         F-4 Page 3
Year Ended December 31, ($ in thousands)                              NESI      NCM     NCT     NCS     NDEV     NET          Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                            *       *       *       -        *       *              *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization                                                8,034
      Net changes in price risk management activities                                             -
      Asset impairment                                                                            -
      Deferred income taxes and investment tax credits                                     (27,257)
      Deferred revenue                                                                            -
      Stock compensation expense                                                                  -
      Gain on sale of assets                                                                      -
      Income from change in accounting                                                            -
      Gain on sale of discontinued operations                                                     -
      Income from discontinued operations                                                         -
      Other, asset items                                                                          -
      Other, liability items                                                                      -
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net                                                               84,146
      Inventories                                                                                 -
      Accounts payable                                                                     (56,797)
      Taxes accrued                                                                          10,188
      (Under) Overrecovered gas and fuel costs                                                    -
      Exchange gas receivable/payable                                                             -
      Other accruals                                                                          3,771
      Other assets                                                                           33,073
      Other liabilities                                                                      46,842
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations                                                   102,000
Net Cash Flows from Discontinuing Operations                                                      -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities                                                    102,000
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                                                        -
      Acquisition of businesses                                                                   -
      Proceeds from disposition of assets                                                         -
      Other investing activities                                                                  -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities                                                          -
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                                                  -
      Retirement of long-term debt                                                                -
      Change in short-term debt                                                           (100,963)
      Retirement of preferred shares                                                              -
      Issuance of common stock                                                                    -
      Acquisition of treasury stock                                                               -
      Dividends paid - common shares                                                              -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities                                                   (100,963)
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                              1,037
Cash and cash equivalents at beginning of year                                                   43
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                    1,080
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.      FINANCIAL STATEMENTS AND EXHIBITS (continued)         F-4 (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                                          F-4 Page 4
Year Ended December 31, ($ in thousands)                               NFC      NPG   NIFL         NIP    PEI     SMP          Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                           *        *      *     226,933      *       *             *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization                                                 254,735
      Net changes in price risk management activities                                           (7,111)
      Asset impairment                                                                               -
      Deferred income taxes and investment tax credits                                          10,966
      Deferred revenue                                                                               -
      Stock compensation expense                                                                     -
      Gain on sale of assets                                                                         -
      Income from change in accounting                                                               -
      Gain on sale of discontinued operations                                                        -
      Income from discontinued operations                                                            -
      Other, asset items                                                                        18,980
      Other, liability items                                                                         -
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net                                                                 (45,395)
      Inventories                                                                               79,681
      Accounts payable                                                                          37,366
      Taxes accrued                                                                            (97,171)
      (Under) Overrecovered gas and fuel costs                                                 (25,545)
      Exchange gas receivable/payable                                                                -
      Other accruals                                                                             4,973
      Other assets                                                                              (8,745)
      Other liabilities                                                                          7,574
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations                                                      457,241
Net Cash Flows from Discontinuing Operations                                                         -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities                                                       457,241
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                                                    (242,078)
      Acquisition of businesses                                                                      -
      Proceeds from disposition of assets                                                            -
      Other investing activities                                                                (5,091)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities                                                      (247,169)
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                                                     -
      Retirement of long-term debt                                                             (59,000)
      Change in short-term debt                                                                113,484
      Retirement of preferred shares                                                           (43,000)
      Issuance of common stock and capital contributed                                          14,385
      Acquisition of treasury stock                                                                  -
      Dividends paid - common shares                                                          (240,100)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities                                                      (214,231)
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                                (4,159)
Cash and cash equivalents at beginning of year                                                   8,490
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                       4,331
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.      FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-4A (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                     BAY STATE GAS COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                         Consolidating         F-4A
Year Ended December 31, ($ in thousands)                               BSG   BSGPE       NU    Combined        Entries        Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                       9,099       *    2,139           *              *            *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization                      38,055            8,994
      Net changes in price risk management activities                    -                -
      Asset impairment                                                   -                -
      Deferred income taxes and investment tax credits              10,117           (1,900)
      Deferred revenue                                                 602                -
      Stock compensation expense                                         -                -
      Gain on sale of assets                                             -                -
      Income from change in accounting                                   -                -
      Gain on sale of discontinued operations                            -                -
      Income from discontinued operations                                -                -
      Other, asset items                                             3,449           (1,982)
      Other, liability items                                         4,487            2,993
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net                                       6,245            5,282
      Inventories                                                    3,650           17,554
      Accounts payable                                             (35,452)         (18,057)
      Taxes accrued                                                 (9,899)          (2,320)
      (Under) Overrecovered gas and fuel costs                       9,809            3,835
      Exchange gas receivable/payable                               (4,713)         (11,557)
      Other accruals                                                  (655)           2,900
      Other assets                                                  (2,412)             (19)
      Other liabilities                                               (198)             (88)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations                           32,184            7,774
Net Cash Flows from Discontinuing Operations                             -                -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities                            32,184            7,774
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                         (29,600)          (4,016)
      Acquisition of businesses                                          -                -
      Proceeds from disposition of assets                                -                -
      Other investing activities                                         -                -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities                           (29,600)          (4,016)
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                         -                -
      Retirement of long-term debt                                 (53,100)         (13,000)
      Change in short-term debt                                     58,553            9,500
      Retirement of preferred shares                                     -                -
      Issuance of common stock                                           -                -
      Acquisition of treasury stock                                      -                -
      Dividends paid - common shares                                (9,000)               -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities                            (3,547)          (3,500)
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                      (963)             258
Cash and cash equivalents at beginning of year                       1,411               58
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                             448              316
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.      FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-4B (1 of 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)


                                                                      F-4B    F-4B    F-4B    F-4B           Consolidating     F-4B
Year Ended December 31, ($ in thousands)                            Page 2  Page 3  Page 4  Page 5  Combined       Entries    Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                           *       *       *       *         *             *  415,449
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization                                                                              207,524
      Net changes in price risk management activities                                                                       (25,300)
      Asset impairment                                                                                                            -
      Deferred income taxes and investment tax credits                                                                      107,900
      Deferred revenue                                                                                                      (89,500)
      Stock compensation expense                                                                                                  -
      Gain on sale of assets                                                                                                 (5,300)
      Income from change in accounting                                                                                            -
      Gain on sale of discontinued operations                                                                                51,300
      Income from discontinued operations                                                                                     6,400
      Other, asset items                                                                                                      7,900
      Other, liability items                                                                                                      -
    Changes in assets and liabilities, net of effect from acquisitions of businesses:
      Accounts receivable, net                                                                                              173,700
      Inventories                                                                                                           (19,800)
      Accounts payable                                                                                                       72,200
      Taxes accrued                                                                                                         (46,500)
      (Under) Overrecovered gas and fuel costs                                                                              (62,500)
      Exchange gas receivable/payable                                                                                       211,900
      Other accruals                                                                                                        (96,800)
      Other assets                                                                                                          (33,900)
      Other liabilities                                                                                                       3,300
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations                                                                                   877,973
Net Cash Flows from Discontinuing Operations                                                                                (16,200)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities                                                                                    861,773
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                                                                                 (322,400)
      Acquisition of businesses                                                                                                   -
      Proceeds from disposition of assets                                                                                         -
      Other investing activities                                                                                                  -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities                                                                                   (322,400)
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                                                                                  -
      Retirement of long-term debt                                                                                         (281,700)
      Change in short-term debt                                                                                             (71,800)
      Retirement of preferred shares                                                                                              -
      Issuance of common stock                                                                                                    -
      Acquisition of treasury stock                                                                                               -
      Dividends paid - common shares                                                                                       (202,100)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities                                                                                   (555,600)
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                                                            (16,300)
Cash and cash equivalents at beginning of year                                                                               53,717
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                                                   37,417
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.      FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-4B (2 of 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)


                                                                                                                     F-4B Page 2
Year Ended December 31, ($ in thousands)                            CG       CAT       CCC      CER     CES      CFC       Total
--------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                       *         *         *        *       *        *           *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
--------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
--------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
--------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
--------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
--------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
--------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
--------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
--------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.      FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-4B (3 of 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-4B Page 3
Year Ended December 31, ($ in thousands)                   CKY      CMD         COH         CPA         CGV         TCO       Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                          11,803    3,574     107,346      38,235      18,139     197,270     376,367
    Adjustments to reconcile net income to net cash
    from continuing operations:
      Depreciation, depletion and amortization           8,702    2,426      13,440      16,075      14,405      84,301     139,349
      Net changes in price risk management activities        -        -           -           -           -           -           -
      Asset impairment                                       -        -           -           -           -           -           -
      Deferred income taxes and investment tax credits  (1,500)   2,398       5,151      28,923      19,965      28,887      83,824
      Deferred revenue                                       -        -           -           -           -           -           -
      Stock compensation expense                             -        -           -           -           -           -           -
      Gain on sale of assets                                 -        -           -           -           -           -           -
      Income from change in accounting                       -        -           -           -           -           -           -
      Gain on sale of discontinued operations                -        -           -           -           -           -           -
      Income from discontinued operations                    -        -           -           -           -           -           -
      Other, asset items                                   643       (8)     10,578        (601)      4,780      (2,772)     12,620
      Other, liability items                             6,315   (5,528)     (3,059)     (7,922)    (48,196)          -     (58,390)
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net                          (8,963)    (696)     35,611         587      10,810      (3,556)     33,793
      Inventories                                        8,383      800     (34,590)      4,812       1,582        (241)    (19,254)
      Accounts payable                                   2,300      993     (17,735)      9,476       5,306     (36,757)    (36,417)
      Taxes accrued                                      1,911    1,778      15,442     (27,854)    (20,003)    (42,657)    (71,383)
      (Under) Overrecovered gas and fuel costs           3,705   (3,600)      3,558     (37,790)    (28,932)          -     (63,059)
      Exchange gas receivable/payable                   15,892      484     144,370      41,381       2,247      11,266     215,640
      Other accruals                                       118     (100)       (674)          -         (54)        536        (174)
      Other assets                                       1,240        -       2,768      (1,954)       (320)    (33,995)    (32,261)
      Other liabilities                                (14,148)   4,719     (43,282)    (25,737)     38,060       4,272     (36,116)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations               36,401    7,240     238,924      37,631      17,789     206,554     544,539
Net Cash Flows from Discontinuing Operations                 -        -           -           -           -           -           -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities                36,401    7,240     238,924      37,631      17,789     206,554     544,539
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                              (9,739)  (2,306)    (56,233)    (21,818)    (23,451)    (76,007)   (189,554)
      Acquisition of businesses                              -        -           -           -           -           -           -
      Proceeds from disposition of assets                    -        -           -           -           -           -           -
      Other investing activities                             -        -           -           -           -           -           -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities                (9,739)  (2,306)    (56,233)    (21,818)    (23,451)    (76,007)   (189,554)
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                           (28)       -           -           -           -           -         (28)
      Retirement of long-term debt                      (5,800)  (2,495)    100,000           -           -    (133,219)    (41,514)
      Change in short-term debt                              -        -    (248,540)     12,166      24,204     193,534     (18,636)
      Retirement of preferred shares                         -        -           -           -           -           -           -
      Issuance of common stock                               -        -      40,000           -           -           -      40,000
      Acquisition of treasury stock                          -        -           -           -           -           -           -
      Dividends paid - common shares                   (20,997)  (2,415)    (78,208)    (25,181)    (18,024)   (190,900)   (335,725)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities               (26,825)  (4,910)   (186,748)    (13,015)      6,180    (130,585)   (355,903)
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents          (163)      24      (4,057)      2,798         518         (38)       (918)
Cash and cash equivalents at beginning of year           1,107      268       8,027       1,502       1,154          49      12,107
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                 944      292       3,970       4,300       1,672          11      11,189
====================================================================================================================================

ITEM 10.      FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-4B (4 of 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)


                                                                                                                     F-4B Page 4
Year Ended December 31, ($ in thousands)                          CGT       CLNG     CNS    CPL     CRC       CSP          Total
---------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                 21,797          *       *      *       *         *              *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization                 23,208
      Net changes in price risk management activities               -
      Asset impairment                                              -
      Deferred income taxes and investment tax credits         (2,997)
      Deferred revenue                                              -
      Stock compensation expense                                    -
      Gain on sale of assets                                        -
      Income from change in accounting                              -
      Gain on sale of discontinued operations                       -
      Income from discontinued operations                           -
      Other, asset items                                            -
      Other, liability items                                        -
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net                                  6,171
      Inventories                                                (629)
      Accounts payable                                        (18,154)
      Taxes accrued                                            (4,207)
      (Under) Overrecovered gas and fuel costs                      -
      Exchange gas receivable/payable                          (3,007)
      Other accruals                                               75
      Other assets                                              4,395
      Other liabilities                                         1,843
---------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations                      28,495
Net Cash Flows from Discontinuing Operations                        -
---------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities                       28,495
---------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                     (9,758)
      Acquisition of businesses                                     -
      Proceeds from disposition of assets                           -
      Other investing activities                                    -
---------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities                       (9,758)
---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                    -
      Retirement of long-term debt                            (11,306)
      Change in short-term debt                                14,769
      Retirement of preferred shares                                -
      Issuance of common stock                                      -
      Acquisition of treasury stock                                 -
      Dividends paid - common shares                          (22,200)
---------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities                      (18,737)
---------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                    -
Cash and cash equivalents at beginning of year                      3
---------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                          3
=================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.      FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-4B (5 of 5)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)



                                                                                                                F-4B Page 5
Year Ended December 31, ($ in thousands)                                        CTC           NICL                    Total
----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                                    *              *                        *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
----------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
----------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
----------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
----------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
----------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
============================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4C (1 of 1)


                         NISOURCE INC. AND SUBSIDIARIES
              COLUMBIA ENERGY GROUP CAPITAL CORP.AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)

                                                                                                             Consolidating      F-4C
Year Ended December 31, ($ in thousands)                                        CCC      TGT      Combined         Entries     Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                                   *        *          *              *            *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4D (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                 COLUMBIA ENERGY RESOURCES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                  F-4D                         Consolidating    F-4D
Year Ended December 31, ($ in thousands)                                        Page 2   CER   AD   Combined         Entries   Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                                     *      *     *      *             *           *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4D (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                 COLUMBIA ENERGY RESOURCES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)


                                                                                                                         F-4D Page 2
Year Ended December 31, ($ in thousands)                                        CNR          CNRCL          HH                 Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                                   *             *             *                 *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4E (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                  COLUMBIA FINANCE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)


                                                                                                             Consolidating      F-4E
Year Ended December 31, ($ in thousands)                                        CFC     CAR     Combined           Entries     Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                                   *       *         *                *            *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4F (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
             COLUMBIA NETWORK SERVICES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                             Consolidating      F-4F
Year Ended December 31, ($ in thousands)                                        CNS     CMC     Combined           Entries     Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                                   *       *         *                *            *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4G (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                 COLUMBIA PIPELINE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                             Consolidating      F-4G
Year Ended December 31, ($ in thousands)                                        CPL     CDW     Combined           Entries     Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                                   *       *         *                *            *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-4H (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                COLUMBIA SERVICE PARTNERS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)


                                                                                                             Consolidating      F-4H
Year Ended December 31, ($ in thousands)                                        CSP     CAA     Combined            Entries    Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                                   *       *         *                *            *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4I (1 of 3)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                               F-4I     F-4I                    Consolidating   F-4I
Year Ended December 31, ($ in thousands)                                     Page 2   Page 3   EUII  Combined         Entries  Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                                 *         *       *       *            *          *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4I (2 of 3)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)

                                                                                                                         F-4I Page 2
Year Ended December 31, ($ in thousands)                                        EUC     EUR     EUIM      TPC     MS1          Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                                   *       *       *         *       *          *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4I (3 of 3)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                                         F-4I Page 3
Year Ended December 31, ($ in thousands)                                        NEML    NEST    NIFC      NITEX   NGS          Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                                   *       *       *         *       *          *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4J (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                      ENERGYUSA, INC. (MA) AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)


                                                                                                   Consolidating          F-4J
Year Ended December 31, ($ in thousands)                     EUIM    ESPE   EUIC      Combined           Entries         Total
-------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                  *       *      *             *                 *             *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
-------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
-------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
-------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
-------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
-------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
-------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
-------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
-------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
===============================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4K (1 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                 ENERGYUSA (CONNECTICUT) INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                              F-4K                                    Consolidating          F-4K
Year Ended December 31, ($ in thousands)                    Page 2   EUIC        BES    Combined            Entries         Total
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                   *      *          *           *                  *             *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
==================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4K (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                  ENERGYUSA (CONNECTICUT) INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)


                                                                                                     F-4K Page 2
Year Ended December 31, ($ in thousands)                           EUE                EUM                  Total
-----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                       *                  *                      *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
-----------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
-----------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
-----------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
-----------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
-----------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
-----------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
-----------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
-----------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
=================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4L (1 of 1)


                         NISOURCE INC. AND SUBSIDIARIES
                      ENERGYUSA-TPC CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)

                                                                                                 Consolidating            F-4L
Year Ended December 31, ($ in thousands)                       TPC       EUA     Combined              Entries           Total
-------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                   *         *            *                    *               *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
-------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
-------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
-------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
-------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
-------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
-------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
-------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
-------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
===============================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4M (1 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                            IWC RESOURCES CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)



                                                                   F-4M                                       Consolidating    F-4M
Year Ended December 31, ($ in thousands)                         Page 2   IWCR      HWC     IWC    Combined         Entries   Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                        *      *        *       *           *               *       *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4M (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                            IWC RESOURCES CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)



                                                                                                                      F-4M Page 2
Year Ended December 31, ($ in thousands)                     IRAC      IWCM        LWC        LWAC        DWWC              Total
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                  *         *          *           *           *                  *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
==================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4N (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                  KOKOMO GAS AND FUEL COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)


                                                                                                       Consolidating        F-4N
Year Ended December 31, ($ in thousands)                      KOKO         KGF         Combined              Entries       Total
---------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                               2,152           *                *                    *           *
    Adjustments to reconcile net income to net cash
    from continuing operations:
      Depreciation, depletion and amortization               2,256
      Net changes in price risk management activities            -
      Asset impairment                                           -
      Deferred income taxes and investment tax credits        (889)
      Deferred revenue                                           -
      Stock compensation expense                                 -
      Gain on sale of assets                                     -
      Income from change in accounting                           -
      Gain on sale of discontinued operations                    -
      Income from discontinued operations                        -
      Other, asset items                                         -
      Other, liability items                                     -
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net                              (2,775)
      Inventories                                              (42)
      Accounts payable                                         408
      Taxes accrued                                            422
      (Under) Overrecovered gas and fuel costs               1,532
      Exchange gas receivable/payable                            -
      Other accruals                                           (20)
      Other assets                                            (706)
      Other liabilities                                       (556)
---------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations                    1,782
Net Cash Flows from Discontinuing Operations                     -
---------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities                     1,782
---------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                  (1,448)
      Acquisition of businesses                                  -
      Proceeds from disposition of assets                       28
      Other investing activities                                 -
---------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities                    (1,420)
---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                 -
      Retirement of long-term debt                               -
      Change in short-term debt                                  -
      Retirement of preferred shares                             -
      Issuance of common stock                                   -
      Acquisition of treasury stock                              -
      Dividends paid - common shares                          (600)
---------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities                      (600)
---------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents              (238)
Cash and cash equivalents at beginning of year               1,508
---------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                   1,270
=================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4O (1 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES, INC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                             F-4O                                          Consolidating    F-4O
Year Ended December 31, ($ in thousands)                   Page 2        NESI      CROSS     Combined            Entries   Total
---------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                  *           *       (363)           *                  *       *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization                                       830
      Net changes in price risk management activities                                  -
      Asset impairment                                                                 -
      Deferred income taxes and investment tax credits                                 -
      Deferred revenue                                                                 -
      Stock compensation expense                                                       -
      Gain on sale of assets                                                           -
      Income from change in accounting                                                 -
      Gain on sale of discontinued operations                                          -
      Income from discontinued operations                                              -
      Other, asset items                                                            (467)
      Other, liability items                                                           -
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net                                                         -
      Inventories                                                                      -
      Accounts payable                                                                 -
      Taxes accrued                                                                    -
      (Under) Overrecovered gas and fuel costs                                         -
      Exchange gas receivable/payable                                                  -
      Other accruals                                                                   -
      Other assets                                                                     -
      Other liabilities                                                                -
---------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations                                              -
Net Cash Flows from Discontinuing Operations                                           -
---------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities                                               -
---------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                                             -
      Acquisition of businesses                                                        -
      Proceeds from disposition of assets                                              -
      Other investing activities                                                       -
---------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities                                               -
---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                                       -
      Retirement of long-term debt                                                     -
      Change in short-term debt                                                        -
      Retirement of preferred shares                                                   -
      Issuance of common stock                                                         -
      Acquisition of treasury stock                                                    -
      Dividends paid - common shares                                                   -
---------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities                                               -
---------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                       -
Cash and cash equivalents at beginning of year                                         -
---------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                             -
=================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4O (2 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES, INC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)

                                                                                                              F-4O Page 2
Year Ended December 31, ($ in thousands)                    GREEN                NPM             NESCL              Total
--------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                  *                  *                 *                  *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
--------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
--------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
--------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
--------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
--------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
--------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
--------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
--------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
==========================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4P (1 of 3)



                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)


                                                                F-4P       F-4P                             Consolidating     F-4P
Year Ended December 31, ($ in thousands)                      Page 2     Page 3    NDEV   ASL    Combined         Entries    Total
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                     *          *       *     *           *               *        *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
-----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
-----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
-----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
===================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4P (2 of 3)

                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)




                                                                                                               F-4P Page 2
Year Ended December 31, ($ in thousands)                           CARD    CIS     JOF   KOGAF     LEL    NDC        Total
---------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                        *      *       *       *       *      *            *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
---------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
---------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
---------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
---------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
---------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
---------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
---------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
===========================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4P (3 of 3)


                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)



                                                                                                            F-4P Page 3
Year Ended December 31, ($ in thousands)                                 PRO        PRI        SWP                Total
------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                             *          *          *                    *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
========================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4Q (1 of 1)


                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)



                                                                                                           Consolidating      F-4Q
Year Ended December 31, ($ in thousands)                                           LEL     SCC   Combined        Entries     Total
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                                       *       *          *              *         *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
Net Cash Flows from Financing Activities
----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
==================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4R (1 of 1)


                         NISOURCE INC. AND SUBSIDIARIES
                     LAKE ERIE LAND COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)



                                                                                                              Consolidating    F-4R
Year Ended December 31, ($ in thousands)                                        NPG  GSGT  PNGTS    Combined        Entries   Total
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                                    *     *      *           *              *       *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
-----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
-----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
Net Cash Flows from Financing Activities
-----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
===================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4S (1 of 1)


                         NISOURCE INC. AND SUBSIDIARIES
                 NISOURCE PIPELINE GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)



                                                                                                               Consolidating    F-4S
Year Ended December 31, ($ in thousands)                                           GSGT   BSEE   NGD  Combined       Entries   Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                                      720      *     *         *             *       *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization                                      605
      Net changes in price risk management activities                                 -
      Asset impairment                                                                -
      Deferred income taxes and investment tax credits                             (506)
      Deferred revenue                                                                -
      Stock compensation expense                                                      -
      Gain on sale of assets                                                          -
      Income from change in accounting                                                -
      Gain on sale of discontinued operations                                         -
      Income from discontinued operations                                             -
      Other, asset items                                                           (525)
      Other, liability items                                                          -
    Changes in assets and liabilities, net of effect from acquisitions of businesses:
      Accounts receivable, net                                                   10,106
      Inventories                                                                     -
      Accounts payable                                                            4,593
      Taxes accrued                                                                 751
      (Under) Overrecovered gas and fuel costs                                        -
      Exchange gas receivable/payable                                                 -
      Other accruals                                                                  -
      Other assets                                                                  974
      Other liabilities                                                         (17,014)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations                                          (296)
Net Cash Flows from Discontinuing Operations                                          -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities                                           (296)
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                                            -
      Acquisition of businesses                                                       -
      Proceeds from disposition of assets                                             -
      Other investing activities                                                    376
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities                                            376
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                                      -
      Retirement of long-term debt                                                    -
      Change in short-term debt                                                       -
      Retirement of preferred shares                                                  -
      Issuance of common stock                                                        -
      Acquisition of treasury stock                                                   -
      Dividends paid - common shares                                                  -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities                                              -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                     80
Cash and cash equivalents at beginning of year                                     (291)
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                         (211)
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4T (1 of 1)


                         NISOURCE INC. AND SUBSIDIARIES
              GRANITE STATE GAS TRANSMISSION, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)



                                                                                                               Consolidating   F-4T
Year Ended December 31, ($ in thousands)                                        NIFL      NITC    Combined           Entries  Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                                 1,485         *           *                 *      *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization                                 1,929
      Net changes in price risk management activities                              -
      Asset impairment                                                             -
      Deferred income taxes and investment tax credits                          (684)
      Deferred revenue                                                             -
      Stock compensation expense                                                   -
      Gain on sale of assets                                                       -
      Income from change in accounting                                             -
      Gain on sale of discontinued operations                                      -
      Income from discontinued operations                                          -
      Other, asset items                                                        (544)
      Other, liability items                                                       -
    Changes in assets and liabilities, net of effect from acquisitions of businesses:
      Accounts receivable, net                                                (5,009)
      Inventories                                                              1,776
      Accounts payable                                                        (1,204)
      Taxes accrued                                                             (123)
      (Under) Overrecovered gas and fuel costs                                 1,445
      Exchange gas receivable/payable                                              -
      Other accruals                                                             559
      Other assets                                                               (77)
      Other liabilities                                                        2,775
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations                                      2,328
Net Cash Flows from Discontinuing Operations                                       -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities                                       2,328
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                                    (1,994)
      Acquisition of businesses                                                    -
      Proceeds from disposition of assets                                          -
      Other investing activities                                                   -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities                                           -
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                                   -
      Retirement of long-term debt                                                 -
      Change in short-term debt                                                    -
      Retirement of preferred shares                                               -
      Issuance of common stock                                                     -
      Acquisition of treasury stock                                                -
      Dividends paid - common shares                                               -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities                                           -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                 334
Cash and cash equivalents at beginning of year                                     -
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                       334
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4U (1 of 1)


                         NISOURCE INC. AND SUBSIDIARIES
         NORTHERN INDIANA FUEL AND LIGHT COMPANY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)




                                                                                                          Consolidating        F-4U
Year Ended December 31, ($ in thousands)                                        NIP   NEXCO     Combined        Entries       Total
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                              226,933       *            *              *    226,933
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization                              254,735                                        254,735
      Net changes in price risk management activities                        (7,111)                                        (7,111)
      Asset impairment                                                            -                                              -
      Deferred income taxes and investment tax credits                       10,966                                         10,966
      Deferred revenue                                                            -                                              -
      Stock compensation expense                                                  -                                              -
      Gain on sale of assets                                                      -                                              -
      Income from change in accounting                                            -                                              -
      Gain on sale of discontinued operations                                     -                                              -
      Income from discontinued operations                                         -                                              -
      Other, asset items                                                     18,980                                         18,980
      Other, liability items                                                      -                                              -
    Changes in assets and liabilities, net of effect from acquisitions of businesses:
      Accounts receivable, net                                              (45,395)                                       (45,395)
      Inventories                                                            79,681                                         79,681
      Accounts payable                                                       37,366                                         37,366
      Taxes accrued                                                         (97,171)                                       (97,171)
      (Under) Overrecovered gas and fuel costs                              (25,545)                                       (25,545)
      Exchange gas receivable/payable                                             -                                              -
      Other accruals                                                          4,973                                          4,973
      Other assets                                                           (8,745)                                        (8,745)
      Other liabilities                                                       7,574                                          7,574
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations                                   457,241                                        457,241
Net Cash Flows from Discontinuing Operations                                      -                                              -
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities                                    457,241                                        457,241
-----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                                 (242,078)                                      (242,078)
      Acquisition of businesses                                                   -                                              -
      Proceeds from disposition of assets                                         -                                              -
      Other investing activities                                             (5,091)                                        (5,091)
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities                                   (247,169)                                      (247,169)
-----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                                  -                                              -
      Retirement of long-term debt                                          (59,000)                                       (59,000)
      Change in short-term debt                                             113,484                                        113,484
      Retirement of preferred shares                                        (43,000)                                       (43,000)
      Issuance of common stock and capital contributed                       14,385                                         14,385
      Acquisition of treasury stock                                               -                                              -
      Dividends paid - common shares                                       (240,100)                                      (240,100)
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities                                   (214,231)                                      (214,231)
-----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                             (4,159)                                        (4,159)
Cash and cash equivalents at beginning of year                                8,490                                          8,490
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                    4,331                                          4,331
===================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4V (1 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                      PRIMARY ENERGY INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           (Not covered by Report of Independent Public Accountants)



                                                                                F-4V                             Consolidating  F-4V
Year Ended December 31, ($ in thousands)                                      Page 2   PEI  CEI   HCC  Combined       Entries  Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                                     *     *    *     *         *             *      *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
Net Cash Flows from Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4V (2 of 2)


                         NISOURCE INC. AND SUBSIDIARIES
                      PRIMARY ENERGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)



                                                                     F-4V Page 2


Year Ended December 31, ($ in thousands)                                         IEL   LEC    NLEC   PORT   WCE     Total
--------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                                     *     *       *      *     *         *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
--------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
--------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
--------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
--------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
--------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
Net Cash Flows from Financing Activities
--------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
--------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
==========================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4W (1 of 1)


                         NISOURCE INC. AND SUBSIDIARIES
                 SM&P UTILITY RESOURCES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)



                                                                                                              Consolidating    F-4W
Year Ended December 31, ($ in thousands)                                             SMP     CI    Combined         Entries   Total
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                                         *      *           *               *       *
    Adjustments to reconcile net income to net cash from
    continuing operations:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Asset impairment
      Deferred income taxes and investment tax credits
      Deferred revenue
      Stock compensation expense
      Gain on sale of assets
      Income from change in accounting
      Gain on sale of discontinued operations
      Income from discontinued operations
      Other, asset items
      Other, liability items
    Changes in assets and liabilities, net of effect
    from acquisitions of businesses:
      Accounts receivable, net
      Inventories
      Accounts payable
      Taxes accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Other accruals
      Other assets
      Other liabilities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Continuing Operations
Net Cash Flows from Discontinuing Operations
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Acquisition of businesses
      Proceeds from disposition of assets
      Other investing activities
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Retirement of preferred shares
      Issuance of common stock
      Acquisition of treasury stock
      Dividends paid - common shares
Net Cash Flows from Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
====================================================================================================================================

*   CONFIDENTIAL TREATMENT REQUESTED

SIGNATURES

Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

                                                         NISOURCE INC.
                                               ---------------------------------
                                                         (Registrant)

Dated: May 1, 2003                       By:       /s/  Jeffrey W. Grossman
                                               ---------------------------------
                                                      Jeffrey W. Grossman
                                                 Vice President and Controller
                                                (Principal Accounting Officer)

                                                     COLUMBIA ENERGY GROUP
                                               ---------------------------------
                                                         (Registrant)

Dated: May 1, 2003                       By:       /s/  Jeffrey W. Grossman
                                               ---------------------------------
                                                      Jeffrey W. Grossman
                                                         Vice President

EXHIBITS FILED AS PART OF THIS REPORT:

A.       Annual Reports Under the Securities Exchange Act of 1934.

B.       Corporate Organization Documents and Bylaws.

C.       Indentures and Contracts.

D.       Tax Allocation Agreement for 2002.

E.       Other Documents Prescribed by Rule or Order.

F.       Report of Independent Public Accountants.

G.       System Organization Chart.

H.       Financial Statements of EWG or Foreign Utility Company.

L.       Acquisition Debt Schedule

EXHIBIT A. ANNUAL REPORTS UNDER THE SECURITIES EXCHANGE ACT OF 1934.

The financial statements included in Form 10-K for the following companies are incorporated herein by reference:

System Company                                                               Filing Date                       File Number
---------------------------------------------------------------------------------------------------------------------------
NiSource Inc.                                                              March 3, 2003                         001-16189
Columbia Energy Group                                                      March 3, 2003                         001-01098
Northern Indiana Public Service Company                                   March 11, 2003                         001-04125
---------------------------------------------------------------------------------------------------------------------------

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935.

                                                                                          EXHIBIT B NOTES
                                                                               ------------------------------------
                                                                                Articles of              By-Laws or
NAME OF COMPANY                                                                Incorporation             Regulation
-------------------------------------------------------------------------------------------------------------------
NISOURCE INC.                                                                            (1)                    (2)
   Bay State Gas Company                                                       A-1, A-2  (3)               B-1  (4)
        Bay State GPE, Inc.                                                              (5)                    (6)
        Northern Utilities, Inc.                                                         (7)                    (8)
   Columbia Energy Group                                                                 (9)                   (10)
        Columbia Atlantic Trading Corporation                                           (11)                   (12)
        Columbia Energy Group Capital Corporation                                       (13)                   (14)
              TriStar Gas Technologies, Inc.                                            (15)                   (16)
        Columbia Energy Resources Inc.                                                  (17)                   (18)
              Alamco-Delaware, Inc.                                                     (19)                   (20)
              Columbia Natural Resources, Inc.                                          (21)                   (22)
              Columbia Natural Resources Canada, Ltd.                                   (23)                   (24)
              Hawg Hauling & Disposal, Inc.                                             (25)                   (26)
        Columbia Energy Services Corporation                                            (27)                   (28)
        Columbia Accounts Receivable Corporation                                        (29)                   (30)
        Columbia Gas of Kentucky, Inc.                                                  (31)                   (32)
        Columbia Gas of Maryland, Inc.                                                  (33)                   (34)
        Columbia Gas of Ohio, Inc.                                                      (35)                   (36)
        Columbia Gas of Pennsylvania, Inc.                                              (37)                   (38)
        Columbia Gas of Virginia, Inc.                                                  (39)                   (40)
        Columbia Gas Transmission Corporation                                           (41)                   (42)
        Columbia Gulf Transmission Company                                              (43)                   (44)
        Columbia Network Services Corporation                                           (45)                   (46)
              CNS Microwave, Inc.                                                       (47)                   (48)
        Columbia Petroleum Corporation                                                  (49)                   (50)
              Columbia Deep Water Services Company                                      (51)                   (52)
        Columbia Remainder Corporation                                                  (53)                   (54)
              Columbia Electric Binghamton General Corporation                          (55)                   (56)
              Columbia Electric Binghamton Limited Corporation                          (57)                   (58)
              Haverstraw Bay, LLC                                                   A-3 (59)                   (60)
        Haverstraw Bay, LLC                                                             (61)                   (62)
           Columbia Service Partners, Inc.                                              (63)               B-2 (64)
              Columbia Assurance Agency, Inc.                                           (65)                   (66)
              Columbia Service Partners of Virginia, Inc.                               (67)                   (68)
        Columbia Transmission Communications Corporation                                (69)                   (70)
        NiSource Insurance Corporation, Limited                                         (71)                   (72)
-------------------------------------------------------------------------------------------------------------------

                                                                                         EXHIBIT B NOTES
                                                                          -----------------------------------------
                                                                              Articles of               By-Laws or
NAME OF COMPANY                                                              Incorporation              Regulations
-------------------------------------------------------------------------------------------------------------------
   EnergyUSA, Inc. (IN)                                                                  (73)                 (74)
        EnergyUSA Commercial Energy Services, Inc.                                       (75)                 (76)
        EnergyUSA Retail, Inc.                                                           (77)                 (78)
        EnergyUSA, Inc. (MA)                                                             (79)                 (80)
           EnergySPE, Inc.                                                               (81)                 (82)
           EnergyUSA (Connecticut), Inc.                                                 (83)                 (84)
                EnergyUSA Engineering, Inc.                                              (85)                 (86)
                EnergyUSA Mechanical, Inc.                                               (87)                 (88)
        EnergyUSA-TPC Corp.                                                              (89)                 (90)
              EnergyUSA-Appalachian Corp.                                           A-5  (91)                 (92)
        NI Energy Services Transportation, Inc.                                          (93)                 (94)
        NI Fuel Company, Inc.                                                            (95)                 (96)
        NI-TEX, Inc.                                                                     (97)                 (98)
        NI-TEX Gas Services, Inc.                                         A-6, A-7, A-8  (99)                (100)
   IWC Resources Corporation                                                            (101)                (102)
        Harbour Water Company                                                           (103)                (104)
        Indianapolis Water Company                                                      (105)                (106)
           White River Environmental Partnership, Inc.                                  (107)                (108)
        Irishman's Run Acquisition Company                                          A-9 (109)                (110)
        IWC Morgan Water Corporation                                               A-10 (111)                (112)
        Lawrence Water Company, Inc.                                               A-11 (113)                (114)
        Liberty Water Corporation                                                       (115)                (116)
        The Darlington Water Works Company                                   A-12, A-13 (117)                (118)
   Kokomo Gas and Fuel Company                                                          (119)                (120)
        KGF Trading Company                                                             (121)            B-3 (122)
   NI Energy Services, Inc.                                                             (123)                (124)
        Crossroads Pipeline Company                                                     (125)                (126)
        NESI Power Marketing, Inc.                                                      (127)                (128)
        NiSource Energy Services Canada, Ltd.                                           (129)                (130)
              NESI Energy Marketing Canada Ltd.                                         (131)                (132)
   NiSource Capital Markets, Inc.                                                       (133)                (134)
   NiSource Capital Trust I                                                             (135)                (136)
   NiSource Corporate Services Company                                                  (137)                (138)
   NiSource Development Company, Inc.                                                   (139)                (140)
        Cardinal Property Management, Inc.                                              (141)                (142)
        JOF Transportation Company                                                      (143)                (144)
        Lake Erie Land Company                                                          (145)                (146)
              SCC Services, Inc.                                                        (147)                (148)
        NDC Douglas Properties, Inc.                                                    (149)                (150)
-------------------------------------------------------------------------------------------------------------------

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

                                                                                          EXHIBIT B NOTES
                                                                              -------------------------------------
                                                                               Articles of               By-Laws or
NAME OF COMPANY                                                               Incorporation             Regulations
-------------------------------------------------------------------------------------------------------------------
        South Works Power Company                                                 (151)                      (152)
   NiSource Energy Technologies, Inc.                                             (153)                      (154)
   NiSource Finance Corp.                                                         (155)                      (156)
   Granite State Gas Transmission, Inc.                                           (157)                      (158)
        Bay State Energy Enterprises, Inc.                                        (159)                      (160)
   Northern Indiana Fuel and Light Company, Inc.                                  (161)                  B-4 (162)
        Northern Indiana Trading Company, Inc.                                    (163)                  B-5 (164)
   Northern Indiana Public Service Company                                        (165)                  B-6 (166)
   Primary Energy, Inc.                                                           (167)                      (168)
        Cokenergy, Inc.                                                           (169)                      (170)
        Harbor Coal Company                                                       (171)                      (172)
        Ironside Energy LLC                                                       (173)                      (174)
        Lakeside Energy Corporation                                               (175)                      (176)
        North Lake Energy Corporation                                             (177)                      (178)
        Portside Energy Corporation                                               (179)                      (180)
        Whiting Clean Energy, Inc.                                                (181)                      (182)
-------------------------------------------------------------------------------------------------------------------

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

1 NiSource Inc. Certificate of Incorporation of New NiSource Inc. (n/k/a NiSource Inc.) dated March 29, 2000 filed as Exhibit A-1 to Form U5S
         (2001), Amended and Restated Certificate of Incorporation of New NiSource Inc. (n/k/a NiSource Inc.) dated October 30, 2000 filed as Exhibit A-2 to Form U5S (2001), Certificate of Amendment of Certificate of Incorporation re name change to NiSource Inc. November 1, 2000 filed as Exhibit A-3 to Form U5S (2001), and Certificate of Ownership and Merger of Old NiSource Inc. into NiSource Inc. dated November 1, 2000 filed as Exhibit A-4 to Form U5S (2001).

2 NiSource Inc. Amended and restated By-Laws dated October 23, 2001, filed as Exhibit B-1 to Form U5S (2001).

3 Bay Sate Gas Company Articles of Organization dated November 10, 1998, filed as Exhibit A-1 to Form U5S (2002); amendments dated November 16, 1998 filed as Exhibit A-2 to Form U5S (2002).

4 Bay State Gas Company Amended and Restated By-Laws dated March 3, 1999, filed as Exhibit B-2 to Form U5S (2001); amendment dated May 22, 202 filed as Exhibit B-1 to Form U5S (2002).

5 Bay State GPE, Inc. Articles of Organization dated November 2, 1998, filed as Exhibit A-5 to Form U5S (2001).

6 Bay State GPE, Inc. Amended and Restated By-Laws dated July 29, 1999, filed as Exhibit B-3 to Form U5S (2001).

7 Northern Utilities, Inc. Record of Organization of Bay State of New Hampshire, Inc. (n/k/a Northern Utilities, Inc.) dated January 9, 1979, filed as Exhibit A-6 to Form U5S (2001).

8 Northern Utilities, Inc. Amended and Restated By-Laws dated February 7, 2001, filed as Exhibit B-4 to Form U5S (2001).

9 Restated Certificate of Incorporation as adopted by action of the Board of Directors on October 19, 1988, filed as Exhibit 1-A to Form U5S
         (1988); corrected copy as of July 15, 1991, filed as Exhibit 1-A to Form U5S (1991); restated copy as of November 28, 1995, filed pursuant to Item 14 of Form 10-K (1995); Certificate of Amendment of Certificate of Incorporation of Columbia Energy Group, dated January 16, 1998, filed as Exhibit 1-A to Form U5S (1997); Corrected Certificate of Amendment of Restated Certificate of Incorporation of Columbia Energy Group dated June 1, 1999, filed as Exhibit 1-A and Certificate of Amendment of Restated Certificate of Incorporation of Columbia Energy Group dated June 2, 1999, filed as Exhibit 2-A to Form U5S (1999). The items identified above are contained in the appropriate filing of Columbia Energy Group.

10 By-Laws as of May 28, 1986, filed as Exhibit 1-B to Form U5S (1986); amendments dated May 13, 1987 and November 18, 1987, filed as Exhibit B, pages 13-15, to Form U5S (1987); amendment dated January 16, 1998, filed as Exhibit 1-B to Form U5S (1998); amendments dated February 22, 2000, filed as Exhibit 1-B to Form U5S (2000); amended and restated By-Laws dated November 1, 2000, filed as Exhibit 2-B to Form U5S
         (2000). The items identified above are contained in the appropriate filing of Columbia Energy Group.

11 CAT Restated Certificate of Incorporation as filed on February 27, 1989, filed as Exhibit 2-A to Form U5S (1988); amendment dated August 18, 1997, filed as Exhibit 2-A to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

12 CAT By-Laws as amended effective February 27, 1989, filed as Exhibit 1-B to Form U5S (1988). The items identified above are contained in the appropriate filing of Columbia Energy Group.

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

13 Certificate of Incorporation of TriStar Capital Corporation dated August 2, 1990, filed as Exhibit 2-A to Form U5S (1990); amendment dated June 30, 1997, filed as Exhibit 17-A to Form U5S (1997); amendment changing name to Columbia Energy Group Capital Corporation dated June 2, 1998, filed as Exhibit 9-A to Form U5S (1998). The items identified above are contained in the appropriate filing of Columbia Energy Group.

14       By-Laws of TriStar Capital Corporation dated August 2, 1990, filed as
         Exhibit 4-B to Form U5S (1990). The items identified above are contained in the appropriate filing of Columbia Energy Group.

15 Certificate of Incorporation of TriStar Gas Technologies, Inc. dated August 2, 1990, filed as Exhibit 3-A to Form U5S (1990). The items identified above are contained in the appropriate filing of Columbia Energy Group.

16 By-Laws of TriStar Gas Technologies, Inc. dated August 2, 1990, filed as Exhibit 5-B to Form U5S (1990). The items identified above are contained in the appropriate filing of Columbia Energy Group. Amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-5 to Form U5S
         (2001).

17 Certificate of Amendment of Certificate of Incorporation of Columbia Natural Resources, Inc. (changing name to Columbia Energy Resources, Inc.) dated September 28, 1998, filed as Exhibit 6-A to Form U5S
         (1998). The items identified above are contained in the appropriate filing of Columbia Energy Group.

18 By-Laws of Columbia Energy Resources, Inc. dated September 30, 1998, filed as Exhibit 6-B to Form U5S (1998). The items identified above are contained in the appropriate filing of Columbia Energy Group.

19 Certificate of Incorporation of Alamco-Delaware, dated July 21, 1994, filed as Exhibit 11-A to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

20 By-Laws of Alamco-Delaware filed as Exhibit 9-B to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

21 Certificate of Incorporation of Columbia Natural Resources, Inc. adopted on November 21, 1984, filed as Exhibit 4-A to Form U5S (1984). The items identified above are contained in the appropriate filing of Columbia Energy Group.

22       By-Laws as of November 26, 1984, filed as Exhibit 2-B to Form U5S
         (1984). The items identified above are contained in the appropriate filing of Columbia Energy Group.

23 Article of Incorporation of 758117 Alberta Ltd. dated October 6, 1997, filed as Exhibit 7-A and amendment changing name to Columbia Natural Resources Canada, Ltd., dated December 12, 1997, filed as Exhibit 8-A to Form U5S (1998). The items identified above are contained in the appropriate filing of Columbia Energy Group.

24       By-laws of 758117 Alberta Ltd., dated December 12, 1997, filed as
         Exhibit 7-B to Form U5S (1998). The items identified above are contained in the appropriate filing of Columbia Energy Group.

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

25 Certificate of Incorporation of Hawg Hauling & Disposal, Inc. dated March 17, 1993, filed as Exhibit 12-A to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

26       By-Laws of Hawg Hauling & Disposal, Inc. dated March 17, 1993, filed as
         Exhibit 10-B to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

27 Certificate of Incorporation of Columbia Energy Services Corporation (formerly The Inland Gas Company, Inc.) dated June 25, 1993, filed under cover of Form SE as Exhibit 1-B to Form U5S (1993). The items identified above are contained in the appropriate filing of Columbia Energy Group.

28 By-Laws of Columbia Energy Services Corporation dated May 28, 1993, filed as Exhibit 2-B to Form U5S (1993). The items identified above are contained in the appropriate filing of Columbia Energy Group.

29 Certificate of Incorporation of Columbia Accounts Receivable Corporation dated November 5, 1998, filed as Exhibit 8-A to Form U5S
         (1999). The items identified above are contained in the appropriate filing of Columbia Energy Group.

30 By-Laws of Columbia Accounts Receivable Corporation dated November 5, 1998, filed as Exhibit 3-B to Form U5S (1999). The items identified above are contained in the appropriate filing of Columbia Energy Group.

31       Articles of Incorporation, as amended to January 1, 1958, filed as
         Exhibit 2-A to Form U5S (1957); amendment dated December 21, 1981, filed as Exhibit 3-A to Form U5S (1981); amendment dated November 15, 1988, filed as Exhibit 2-A to Form U5S (1988); amendment dated March 13, 1995, filed as Exhibit 2-A to Form U5S (1995); amendment dated February 15, 1995, filed as Exhibit 3-A to Form U5S (1995); amendment dated January 12, 1996, filed as Exhibit 4-A to Form U5S (1995). The items identified above are contained in the appropriate filing of Columbia Energy Group.

32 By-Laws, as amended to September 1, 1968, filed as Exhibit 4-B to Form U5S (1968); amendment dated June 16, 1970, filed as Exhibit 4-B to Form U5S (1970); amendment dated September 24, 1975, filed as Exhibit 1-B to Form U5S (1975); amendment dated May 4, 1977, filed as Exhibit 3-B to Form U5S (1977); amendment dated May 1, 1985, filed as Exhibit 2-B to Form U5S (1985); amendment dated December 8, 1988, filed as Exhibit 3-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 1-B to Form U5S (1989); amendment dated January 9, 1996 filed as Exhibit 2-B to Form U5S (1995); amendment dated November 1, 1997, filed as
         Exhibit 2-B to Form U5S (1997); amendment dated April 19, 2000, filed as Exhibit 3-B to Form U5S (2000). The items identified above are contained in the appropriate filing of Columbia Energy Group.

33 Certificate of Incorporation as adopted July 1, 1958, filed as Exhibit 1-A to Form U5S (1961); amendment dated January 17, 1980, filed as
         Exhibit 1-A to Form U5S (1979); amendment dated February 15, 1995 filed as Exhibit 5A to Form U5S (1995). The items identified above are contained in the appropriate filing of Columbia Energy Group.

34       By-Laws, as amended to May 2, 1972, filed as Exhibit 4-B to Form U5S
         (1972); amendment dated May 1, 1985, filed as Exhibit 3-B to Form U5S
         (1985); amendment dated December 8, 1988, filed as Exhibit 4-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 2-B to Form U5S (1989); amendment dated January 9, 1996 filed as Exhibit 3-B to Form U5S (1995); amendment dated June 30, 1997, filed as Exhibit 3-B and amendment dated November 1, 1997, filed as Exhibit 4-B to Form U5S
         (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

35 Articles of Incorporation as adopted October 6, 1961, filed as Exhibit 1-A to Form U5S (1964); amendment dated December 27, 1963, filed as
         Exhibit 2-A to Form U5S (1964); amendment dated February 21, 1964, filed as Exhibit 3-A to Form U5S (1964); Certificate of Merger of Columbia Gas of Ohio, Inc. and The Ohio Valley Gas Company effective December 31, 1974, filed as Exhibit 5-A to Form U5S (1974); amendment dated January 8, 1982, filed as Exhibit 2-A to Form U5S (1982); amendment dated February 16, 1995, filed as exhibit 6-A to Form U5S
         (1995). The items identified above are contained in the appropriate filing of Columbia Energy Group.

36 Regulations as adopted October 16, 1961, filed as Exhibit 2-B to Form U5S (1964); amendment dated August 19, 1968, filed as Exhibit 5-B to Form U5S (1968); amendment dated May 1, 1985, filed as Exhibit 5-B to Form U5S (1985); amendment dated December 9, 1985, filed as Exhibit 6-B to Form U5S (1985); amendment dated December 8, 1988, filed as Exhibit 6-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 4-B to Form U5S (1989); amendment dated January 9, 1996, filed as
         Exhibit 4-B to Form U5S (1995); amendment dated November 1, 1997, filed as Exhibit 5-B to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

37       Articles of Incorporation as adopted during the year 1960, filed as
         Exhibit 1-A to Form U5S (1962); amendment dated December 21, 1981, filed as Exhibit 4-A to Form U5S (1981); amendment dated February 15, 1995, filed as Exhibit 7-A to Form U5S (1995). The items identified above are contained in the appropriate filing of Columbia Energy Group.

38       By-Laws, as amended to May 2, 1972, filed as Exhibit 6-B to Form U5S
         (1972); amendment dated May 1, 1985, filed as Exhibit 7-B to Form U5S
         (1985); amendment dated December 8, 1988, filed as Exhibit 7-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 5-B to Form U5S (1989); amendment dated January 9, 1996, filed as Exhibit 5-B to Form U5S (1995); amendment dated November 1, 1997, filed as Exhibit 6-B to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

39 Certificate of Incorporation of Commonwealth Gas Services, Inc. as amended through December 19, 1958, and including the Certificate of Merger dated December 18, 1979, filed as Exhibit 8-A to Form U5S
         (1981); amendment dated December 30, 1987, filed as Exhibit B, page 17, to Form U5S (1987); amendment dated February 15, 1995, filed as Exhibit 8-A to Form U5S (1995); amendment dated January 16, 1998, filed as
         Exhibit 16-A to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

40 By-Laws of Commonwealth Gas Services, Inc. as amended through March 5, 1985, filed as Exhibit 9-B to Form U5S (1985); amendment dated April 21, 1986, filed as Exhibit 6-B to Form U5S (1986); amendment dated April 20, 1987, filed as Exhibit B, page 18, to Form U5S (1987); amendment dated January 1, 1989, filed as Exhibit 9-B to Form U5S
         (1988); amendment dated June 15, 1989, filed as Exhibit 9-B to Form U5S
         (1989); amendment dated May 6, 1991, filed as Exhibit 3-B to Form U5S
         (1991); amendment dated December 7, 1992, filed as Exhibit 2-B to Form U5S (1992);amendment dated November 1, 1997, filed as Exhibit 13-B to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

41 Restated Certificate of Incorporation of Columbia Gas Transmission Corporation dated March 3, 1982, filed as Exhibit 3-A to Form U5S
         (1982); amendment dated October 22, 1984, filed as Exhibit 3-A to Form U5S (1984); Certificate of Merger of Commonwealth Gas Pipeline Corp. into Columbia Gas Transmission Corp. dated October 26, 1990, filed as
         Exhibit 1-A to Form U5S (1990); amendment dated November 28, 1995, filed as Exhibit 6-A and amendment dated June 30, 1997, filed as
         Exhibit 7-A to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

42 By-Laws of Columbia Gas Transmission Corporation as amended through May 9, 1991, filed as Exhibit 1-B to Form U5S (1991); amendment dated January 17, 1996, file as Exhibit 3-B to Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group.

43 Certificate of Incorporation as adopted May 26, 1958, filed as Exhibit 3-A to Form U5S (1958); amendment dated November 10, 1981, filed as
         Exhibit 6-A to Form U5S (1981); amendment dated December 23, 1994, filed as Exhibit 2-A to Form U5S (1994); amendment dated June 30, 1997, filed as Exhibit 8-A to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

44 By-Laws of Columbia Gulf Transmission Company as amended through May 9, 1991, filed as Exhibit 2-B to Form U5S (1991); amendment dated January 17, 1996, file as Exhibit 4B to Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group.

45 Certificate of Incorporation of Columbia Network Services Corporation dated June 7, 1996, filed as Exhibit 3-A Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group.

46 By-Laws of Columbia Network Services Corporation as adopted August 29, 1996, filed as Exhibit 8-B to Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group. Amendment to the By-Laws dated May 1, 2001, filed as Exhibit B-9 to Form U5S (2001), and Amendment to the By-Laws dated June 4, 2001, filed as Exhibit B-10 to Form U5S (2001).

47 Certificate of Incorporation of CNS Microwave Inc., dated October 15, 1996, filed as Exhibit 4-A to Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group.

48       By-Laws of CNS Microwave, Inc. as adopted October 25, 1996, filed as
         Exhibit 9-B to Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group. Amendment to the By-Laws dated May 1, 2001, filed as Exhibit B-11 to Form U5S
         (2001) and Amendment to the By-Laws dated June 4, 2001, filed as Exhibit B-12 to Form U5S (2001).

49 Certificate of Incorporation of Columbia Petroleum Corporation dated March 12, 1999, filed as Exhibit 9-A to Form U5S (1999). The items identified above are contained in the appropriate filing of Columbia Energy Group.

50 By-Laws of Columbia Petroleum Corporation dated March 12, 1999, filed as Exhibit 4-B to Form U5S (1999). The items identified above are contained in the appropriate filing of Columbia Energy Group.

51 Certificate of Incorporation of Columbia Deep Water Services Company dated January 7, 1998, filed as Exhibit 5-A to Form U5S (1998). The items identified above are contained in the appropriate filing of Columbia Energy Group.

52 By-Laws of Columbia Deep Water Services Company dated January 8, 1998, filed as Exhibit 5-B to Form U5S (1998). The items identified above are contained in the appropriate filing of Columbia Energy Group. Amendment to the By-Laws dated May 1, 2001, filed as Exhibit B-15 to Form U5S
         (2001), and amendment to the By-Laws dated June 4, 2001, filed as Exhibit B-16 to Form U5S (2001).

53 Certificate of Incorporation of Columbia Electric Remainder Corporation dated October 23, 2000, filed as Exhibit 3-A to Form U5S (2000). The items identified above are contained in the appropriate filing of Columbia Energy Group.

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

54 By-Laws of Columbia Electric Remainder Corporation dated October 23, 2000, filed as Exhibit 5-B to Form U5S (2000). The items identified above are contained in the appropriate filing of Columbia Energy Group. Amendment to the By-Laws dated April 10, 2001, filed as Exhibit B-17 to Form U5S (2001).

55 Certificate of Incorporation of TVC Two Corporation dated December 28, 1989, filed as Exhibit 7-A to Form U5S (1989); amendment changing name to TriStar Binghamton General Corporation, dated May 8, 1990, filed as
         Exhibit 6-A to Form U5S (1990); amendment changing name to Columbia Electric Binghamton General Corporation, dated August 4, 1998, filed as
         Exhibit 16-A to Form U5S (1998). The items identified above are contained in the appropriate filing of Columbia Energy Group.

56 By-Laws of TVC Two Corporation (name later changed to TriStar Binghamton General Corporation) dated December 28, 1989, filed as
         Exhibit 17-B to Form U5S (1989). The items identified above are contained in the appropriate filing of Columbia Energy Group. Amendment to the By-Laws dated June 4, 2001, filed as Exhibit B-18 to Form U5S
         (2001).

57 Certificate of Incorporation of TVC Three Corporation dated December 28, 1989, filed as Exhibit 8-A to Form U5S (1989); amendment changing name to TriStar Binghamton Limited Corporation, dated May 8, 1990, filed as Exhibit 7-A to Form U5S (1990); amendment changing name to Columbia Electric Binghamton Limited Corporation, dated August 4, 1998, filed as Exhibit 17-A to Form U5S (1998). The items identified above are contained in the appropriate filing of Columbia Energy Group.

58 By-Laws of TVC Three Corporation (name later changed to TriStar Binghamton Limited Corporation) dated December 28, 1989, filed as
         Exhibit 19-B to Form U5S (1989). Amendment to the By-Laws dated June 4, 2001, filed as Exhibit B-18 to Form U5S (2001).

59 Haverstraw Bay, LLC Articles of Formation dated September 19, 1999, filed as Exhibit A-3 to Form U5S (2002).

60 Haverstraw Bay, LLC Operating Agreement is not currently available and would be filed in an amendment upon it becoming available.

61       Haverstraw Bay, LLC (see number 59 above).

62       Haverstraw Bay, LLC (see number 60 above).

63 Columbia Service Partners, Inc. Articles of Incorporation are currently not available and will be filed by amendment.

64 Columbia Service Partners, Inc. By-Laws are currently not available and will be filed by amendment. Amendments dated April 1, 2002, to be filed as Exhibit B-2 to Form U5S (2002).

65 Article of Incorporation of Columbia Assurance Agency, Inc., dated June 23, 1997, filed as Exhibit 2-A to Form U5S (1998); amendment dated May 3, 1999, filed as Exhibit 5-A to Form U5S (1999).

66 Code of Regulations of Columbia Assurance Agency, Inc., dated July 30, 1997, filed as Exhibit 3-B to Form U5S (1998).

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

67 Columbia Service Partners of Virginia, Inc. Articles of Incorporation are currently not available and will be filed by amendment.

68 Columbia Service Partners of Virginia, Inc. By-Laws are currently not available and will be filed by amendment.

69 Certificate of Incorporation of Columbia Energy Telecommunications Company dated April 17, 1998 filed as Exhibit 10-A and amendment-changing name to Columbia Transmission Communications Corporation, dated September 24, 1997 filed as Exhibit 11-A to Form U5S
         (1998).

70 By-Laws of Columbia Energy Telecommunications Company dated May 11, 1998, filed as Exhibit 8-B to Form U5S (1998).

71 Certificate of Incorporation of Columbia Insurance Corporation, Ltd. dated November 1, 1996, filed as Exhibit 2-A to Form U5S (1996); amendment to Memorandum of Association of the Company dated August 12, 2000, filed as Exhibit 2-A to Form U5S (2000). The items identified above are contained in the appropriate filing of Columbia Energy Group.

72 By-laws of Columbia Insurance Corporation, Ltd. as adopted November 4, 1996, file as Exhibit 5-B to Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group.

73 EnergyUSA, Inc. (IN) Certificate of Incorporation dated March 26, 1999, filed as Exhibit A-7 to Form U5S (2001).

74 EnergyUSA, Inc. (IN) Amended By-Laws dated May 1, 1999, filed as Exhibit B-21 to Form U5S (2001).

75 EnergyUSA Commercial Energy Services, Inc. Certificate of Incorporation of NESI Energy Services Company (n/k/a EnergyUSA Commercial Energy Services Inc.) dated January 31, 1997, filed as Exhibit A-20 to Form US
         (2001), Articles of Merger of Parkway Engineering and Distributing Company, Inc. into NESI Energy Services Company dated May 1, 1998. Surviving corporation's name is NESI Solutions, Inc., filed as Exhibit A-21 to Form U5S (2001), Articles of Amendment regarding name change to EnergyUSA Commercial, Inc. dated May 27, 1999, filed as Exhibit A-22 to Form U5S (2001), Articles of Amendment regarding name change to EnergyUSA Commercial Energy Services, Inc. dated February 15, 2000, files as Exhibit A-23 to Form U5S (2001).

76 EnergyUSA Commercial Energy Services, Inc. Amended and Restated By-Laws dated May 2, 1998, filed as Exhibit B-29 to Form U5S (2001), and amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-30, to Form U5S (2001).

77 EnergyUSA Retail, Inc. Certificate of Incorporation of NESI Integrated Energy Resources, Inc. (n/k/a EnergyUSA Retail, Inc.) dated January 28, 1997, filed as Exhibit A-24 on Form U5S (2001), Articles of Amendment regarding name change to EnergyUSA Retail, Inc. dated March 11, 1999, filed as Exhibit A-25 to Form U5S (2001).

78 EnergyUSA Retail, Inc. Amended and Restated By-Laws dated March 11, 1999, filed as Exhibit B-31 to Form U5S (2001).

79 EnergyUSA, Inc. (MA) Articles of Organization of Energy Asset Funding, Inc. (n/k/a EnergyUSA, Inc.) dated September 26, 1995, filed as Exhibit A-8 for Form U5S (2001), Articles of Amendment regarding name change to EnergyUSA, Inc. dated August 9, 1996, filed as Exhibit A-9 to Form U5S
         (2001), Certificate of Change of Fiscal Year End dated October 13, 1999, filed as Exhibit A-10 to Form U5S (2001).

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

80 EnergyUSA, Inc. (MA) Amended By-Laws dated April 11, 2001, filed as Exhibit B-22 to Form U5S (2001).

81 Articles of Organization dated November 13, 1997, filed as Exhibit A-11 to Form U5S (2001).

82 EnergySPE, Inc. Amended By-Laws dated April 11, 2001, filed as Exhibit B-23 to Form U5S (2001).

83 EnergyUSA, Inc. (CT) Certificate of Incorporation of Savage-Alert, Inc. (n/k/a EnergyUSA, Inc. (CT)) dated December 20, 1993, filed as Exhibit A-12 to Form U5S (2001), Certificate of Amendment regarding name change to Savage Alert, Inc. dated July 1, 1998, identified as Exhibit A-13 to Form U5S (2001) but not currently available. This exhibit will be filed by amendment. Certificate of Amendment regarding name change to EnergyUSA, Inc. dated January 22, 2001, filed as Exhibit A-14 to Form U5S (2001).

84 EnergyUSA, Inc. (CT) By-Laws dated December 30, 1993, filed as Exhibit B-24 to Form U5S (2001) and amended By-Laws dated April 11, 2001, filed as Exhibit B-25 to Form U5S (2001).

85 EnergyUSA Engineering, Inc. Certificate of Incorporation of Savage Engineering, Inc. (n/k/a Energy USA Engineering, Inc.) dated March 1, 1982, filed as Exhibit A-16 to Form U5S (2001), Certificate of Amendment regarding name change to EnergyUSA Engineering, Inc. dated May 18, 2001, filed as Exhibit A-17 to Form U5S (2001).

86 EnergyUSA Engineering, Inc. By-Laws dated March 1, 1982, filed as Exhibit B-27 to Form U5S (2001).

87 EnergyUSA Mechanical, Inc. Certificate of Incorporation of Alert, Inc. (n/k/a EnergyUSA Mechanical, Inc.) dated July 29, 1982, filed as Exhibit A-18 to Form U5S (2001), Certificate of Amendment regarding name change to EnergyUSA Mechanical, Inc. dated may 18, 2001, filed as Exhibit A-19 to Form U5S (2001).

88 EnergyUSA Mechanical, Inc. By-Laws dated May 2, 1998, filed as Exhibit B-28 to Form U5S (2001).

89 EnergyUSA-TPC Corp Certificate of Incorporation of EnergyUSA Gas Marketing Co. (n/k/a EnergyUSA-TPC Corp.) dated August 10, 2000, filed as Exhibit A-27 for Form U5S (2001), Articles of Amendment regarding name change to EnergyUSA-TPC Corp dated September 19, 2000, filed as Exhibit A-28 to Form U5S (2001).

90 EnergyUSA-TPC Corp. Amended and Restated By-Laws dated September 19, 2000 filed as Exhibit B-33 to Form U5S (2001).

91 EnergyUSA Appalachian Corp. Articles of Incorporation dated February 9, 2001 filed as Exhibit A-5 to Form U5S (2002).

92 EnergyUSA-Appalachian Corp. By-Laws dated February 19, 2001, filed as Exhibit B-34 to Form U5S (2001).

93 NI Energy Services Transportation, Inc. Articles of Incorporation dated June 18, 1998, filed as Exhibit A-33 to Form U5S (2001).

94 NI Energy Services Transportation, Inc. By-Laws dated June 18, 1998 filed as Exhibit B-36 to Form U5S (2001), and amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-37 to From U5S (2001).

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

95 NI Fuel Company, Inc. Certificate of Incorporation of NIPSCO Fuel Company, Inc. (n/k/a NI Fuel Company, Inc.) dated December 23, 1974, filed as Exhibit A-34 on Form U5S (2001), Articles of Amendment regarding name change to NI Fuel Company, Inc dated April 20, 1999, filed as Exhibit A-35 to Form U5S (2001).

96 NI Fuel Company, Inc. Amended and Restated By-Laws dated April 10, 1991 filed as Exhibit B-38 to Form U5S (2001).

97 NI-TEX, Inc. Certificate of Incorporation dated August 26, 1988, filed as Exhibit A-36 to Form U5S (2001).

98 NI-TEX, Inc. Amended and Restated By-Laws dated April 11, 2001, as Exhibit B-39 to From U5S (2001).

99 NI-Tex Gas Services, Inc. Certificate of Incorporation dated March 30, 1989, filed as Exhibit A-6 to Form U5S (2002); Amended Certificate of Incorporation dated October 13, 1992, filed as Exhibit A-7 to Form U5S
         (2002); Amended and Restated Certificate of Incorporation dated November 17, 1998, filed as Exhibit A-8 to Form U5S (2002).

100 NI-Tex Gas Services, Inc. By-Laws dated November 18, 1998, as Exhibit B-40 to Form U5S (2001).

101 IWC Resources Corporation Articles of Incorporation are currently not available and will be filed by amendment.

102 IWC Resources Corporation By-Laws are currently not available and will be filed by amendment.

103 Harbor Water Company Articles of Incorporation are not available and will be filed by amendment.

104 Harbor Water Company By-Laws not available and will be filed by amendment.

105 Indianapolis Water Company Articles of Incorporation are currently not available and will be filed by amendment.

106 Indianapolis Water Company By-Laws are currently not available and will be filed by amendment.

107 White River Environmental Partnership, Inc. documents are currently not available and will be filed by amendment.

108 White River Environmental Partnership, Inc. documents are currently not available and will be filed by amendment.

109 Irishman's Run Acquisition Company Certificate of Incorporation and Articles of Incorporation dated November 22, 1999 filed as Exhibit A-9 to Form U5S (2002).

110 Irishman's Run Acquisition Company By-Laws not available and will be filed by amendment.

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

111 IWC Morgan Water Corporation Certificate of Incorporation and Articles of Incorporation dated February 12, 1999, filed as Exhibit A-10 to Form U5S (2002).

112 IWC Morgan Water Corporation By-Laws are currently not available and will be filed by amendment.

113 Lawrence Water Company, Inc. Certificate of Incorporation and Articles of Incorporation dated December 8, 1998, filed as Exhibit A-11 to Form U5S (2002).

114 Lawrence Water Company, Inc. By-Laws, are currently not available and will be filed by amendment.

115 Liberty Water Corporation Articles of Incorporation are currently not available and will be filed by amendment.

116 Liberty Water Corporation By-Laws are currently not available and will be filed by amendment.

117 The Darlington Water Works Company Articles of Association dated September 4, 1906, filed as Exhibit A-12 to Form U5S (2002); Certificate of Amendment and Articles of Amendment of Articles of Incorporation, dated December 20, 1976, filed as Exhibit A-13 to Form U5S (2002).

118 The Darlington Water Works Company By-Laws are currently not available and will be filed by amendment.

119 Kokomo Gas and Fuel Company Restatement of Articles of Incorporation, filed as Exhibit A-37 to Form U5S (2001).

120 Kokomo Gas and Fuel Company Amended and Restated By-Laws dated February 28, 2002, filed as Exhibit B-41 to Form U5S (2001).

121 KGF Trading Company certificate of Incorporation dated July 31, 1992, filed as Exhibit A-39 to Form U5S (2001).

122 KGF Trading Company By-Laws dated July 31, 1992, filed as Exhibit B-42 to Form U5S (2001); amendment dated March 13, 2002 filed as Exhibit B-3 to Form U5S (2002).

123 NI Energy Services, Inc. Certificate of Incorporation of NIPSCO Energy Services, Inc. (n/k/a NI Energy Services, Inc.) dated November 12, 1985, filed as Exhibit A-39 to Form U5S (2001), Articles of Amendment regarding name change to NI Energy Services, Inc. dated February 27, 1998, filed as Exhibit A-40 to From U5S (2001).

124 NI Energy Services, Inc. By-Laws dated July 1, 1996, filed as Exhibit B-43 to Form U5S (2001), and amendment to the By-Laws dated April 11, 2001, as filed to Form U5S (2001).

125 Crossroads Pipeline Company Certificate of Incorporation of NI Pipeline Company (n/k/a Crossroads Pipeline Company) dated April 5, 1993, filed as Exhibit A-41on Form U5S (2001), Articles of Amendment regarding name change to Crossroads Pipeline Company dated April 15, 1993, filed as Exhibit A-42 on Form U5S (2001).

126 Crossroads Pipeline Company Amended and Restated By-Laws dated May 1, 2001 filed as Exhibit B-45 to Form U5S (2001).

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

127 NESI Power Marketing, Inc. Certificate of Incorporation on Customer Information Services, Inc. (n/k/a NESI Power Marketing, Inc.) dated July 18, 1996, filed as Exhibit A-44 on From U5S (2001), Articles of Amendment regarding name change to NESI Power Marketing, Inc. dated December 11, 1996, filed as Exhibit A-45 on From U5S (2001).

128 NESI Power Marketing, Inc. By-Laws dated November 15, 1996, filed as Exhibit B-46 to Form U5S (2001).

129 NiSource Energy Services Canada, Ltd. organizational documents are currently not available and will be filed by amendment.

130 NiSource Energy Services Canada, Ltd. By-Laws are currently not available and will be filed by amendment.

131 NESI Energy Marketing Canada, Ltd. organizational documents are not available.

132      NESI Energy Marketing Canada, Ltd. By-Laws are not available.

133 NiSource Capital Markets, Inc. Articles of Incorporation of NIPSCO Capital Markets, Inc. (n/k/a NiSource Capital Markets, Inc.) dated March 10, 1989, filed as Exhibit A-46 on Form U5S (2001), Articles of Amendment regarding name change to NiSource Capital Markets, Inc. dated April 21, 1999, filed as Exhibit A-47 on Form U5S (2001).

134 NiSource Capital Markets, Inc. Amended and Restated By-Laws dated April 21, 1999, filed as Exhibit B-47 to Form U5S (2001).

135 NiSource Capital Trust I Certificate of Trust of NIPSCO Capital Trust I (n/k/a NiSource Capital Trust I) dated December 17, 1998, filed as Exhibit A-48 to Form U5S (2001), Certificate of Amendment of Certificate of Trust regarding name change to NiSource Capital Trust I dated December 19, 2001, filed as Exhibit A-49 on Form U5S (2001).

136      NiSource Capital Trust I By-Laws are not available for trust.

137      Certificate of Incorporation, as amended through May 17, 1991, filed as
         Exhibit 3-A to Form U5S (1991); amendment dated June 30, 1997, filed as
         Exhibit 5-A to Form U5S (1997); amendment dated January 16, 1998, filed as Exhibit 3-A to Form U5S (1998); Certificate of Merger of NiSource Corporate Services Company and Columbia Energy Group Service Corporation dated December 22, 2001, filed as Exhibit 1-A to Form U5S
         (2000). Certificate of Merger of NiSource Corporate Services Company into Columbia Energy Group Service Corporation. Surviving corporation's name is NiSource Corporate Services Company, filed as Exhibit A-50 on Form U5S (2001).

138      By-Laws, as amended February 10, 1988, filed as Exhibit 8-B to Form U5S
         (1988); amendment dated December 29, 1997, filed as Exhibit 7-B to Form U5S (1997); By-Laws dated November 1, 2000, filed as Exhibit 4-B to Form U5S (2000). Amended and Restated By-Laws dated January 1, 2001, filed as Exhibit B-48 to Form U5S (2001).

139 NiSource Development Company, Inc. Certificate of Incorporation of NIPSCO Development Company, Inc. (n/k/a NiSource Development Company, Inc.) dated August 17, 1987, filed as form U5S (2001), Articles of Amendment regarding name change to NiSource Development Company, Inc. dated April 20, 1999, filed as Exhibit A-52 on Form U5S (2001).

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

140 NiSource Development Company, Inc. Amended and Restated By-Laws dated July 1, 1996, filed as Exhibit B-49 to Form U5S (2001), amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-50 to From U5S
         (2001).

141 Cardinal Property Management, Inc. Certificate of Incorporation dated November 14, 1990, filed as Exhibit A-57 on Form U5S (2001).

142 Cardinal Property Management, Inc. By-Laws dated December 20, 1990, filed as Exhibit B-51 to Form U5S (2001), amendment to the By-Laws dated April 14, 1999, filed as Exhibit B-52 to Form U5S (2001).

143 JOF Transportation Company Certificate of Incorporation dated December 8, 1989, filed as Exhibit A-60 on Form U5S (2001)

144 JOF Transportation Company By-Laws dated December 11, 1989, filed as Exhibit B-53 to Form U5S (2001), amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-54 to Form U5S (2001).

145 Lake Erie Land Company Certificate of Incorporation dated October 12, 1989, filed as Exhibit A-62 on From U5S (2001).

146 Lake Erie Land Company By-Laws dated April 4, 1990, filed as Exhibit B-55 to Form U5S (2001).

147 SCC Services, Inc. Certificate of Incorporation dated January 23, 1992, filed as Exhibit A-64 on Form U5S (2001).

148 SCC Services, Inc. By-Laws dated January 24, 1992, filed as Exhibit B-56 to Form U5S (2001), amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-57 to Form U5S (2001).

149 DC Douglas Properties, Inc. Certificate of Incorporation dated March 19, 1992, filed as Exhibit A-64 on From U5S (2001).

150 NDC Douglas Properties, Inc. By-Laws dated March 24, 1992, filed as Exhibit B-58 to Form U5S (2001).

151 South Works Power Company Certificate of Incorporation dated June 10, 1999, filed as Exhibit A-68 on Form U5S (2001).

152 South Works Power Company By-Laws dated June 10, 1999, filed as Exhibit B-61 to Form U5S (2001).

153 NiSource Energy Technologies, Inc. Certificate of Incorporation dated October 27, 2000, filed as Exhibit A-69 on Form U5S (2001).

154 NiSource Energy Technologies, Inc. By-Laws dated October 27, 2000, filed as Exhibit B-62 to Form U5S (2001).

155 NiSource Finance Corp. Certificate of Incorporation dated March 31, 2000, filed as Exhibit A-70 on From U5S (2001).

156 NiSource Finance Corp. By-Laws dated March 31, 2000, filed as Exhibit B-63 to Form U5S (2001).

157 Granite State Gas Transmission, Inc. Articles of Organization are currently not available and will be filed by amendment.

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

158 Granite State Gas Transmission, Inc. Amended and Restated By-Laws dated June 14, 2001, filed as Exhibit B-65 to Form U5S (2001).

159 Bay State Energy Enterprises, Inc. Articles of Organization dated June 5, 1995, filed as Exhibit A-72 on From U5S (2001).

160 Bay State Energy Enterprises, Inc. Amended and Restated By-Laws dated June 4, 2001, filed as Exhibit B-66 to Form U5S (2001).

161 Northern Indiana Fuel & Light Company, Inc. Articles of Incorporation are currently not available and will be filed by amendment.

162 Northern Indiana Fuel & Light Company, Inc. Amended and Restate By-Laws dated April 13, 1971, filed as Exhibit B-69 to Form U5S (2001); amendment dated April 9, 2002, filed as Exhibit B-4 to Form U5S (2002).

163 Northern Indiana Trading Company, Inc. Certificate of Incorporation dated February 10, 1988, filed as Exhibit A-76 on From U5S (2001).

164 Northern Indiana Trading Company, Inc. By-Laws dated February 17, 1988, filed as Exhibit B-70 to Form U5S (2001); amendment dated March 20, 2002, filed as Exhibit B-5 to Form U5S (2002).

165 Northern Indiana Public Service Company Amended Articles of Incorporation dated April 14, 1982, filed as Exhibit A-77 on From U5S
         (2001), Articles of Amendment regarding director dated may 5, 1982, filed as Exhibit A-78 on From U5S (2001), Articles of Amendment regarding directors dated November 9, 2000, filed as Exhibit A-79 on From U5S (2001).

166 Northern Indiana Public Service Company Amended and Restated By-Laws dated October 24, 2000, filed as Exhibit B-71 to Form U5S (2001); Amendment dated April 10, 2002, filed as Exhibit B-6 to Form U5S
         (2002).

167 Primary Energy, Inc. Certificate of Incorporation dated November 27, 1995, filed as Exhibit A-81 on From U5S (2001).

168 Primary Energy, Inc. By-Laws dated December 1, 2001, filed as Exhibit B-72 to Form U5S (2001).

169 Cokenergy, Inc. Certificate of Incorporation dated October 17, 1996, filed as Exhibit A-82 on From U5S (2001).

170 Cokenergy, Inc. Amended and Restated By-Laws dated April 8, 1998, filed as Exhibit B-73 to Form U5S (2001).

171 Harbor Coal Company Articles of Incorporation are currently not available and will be filed by amendment.

172 Harbor Coal Company By-Laws dated July 21, 1992, filed as Exhibit B-74 to Form U5S (2001).

173 Ironside Energy LLC Certificate of Organization dated November 9, 1999, filed as Exhibit A-84 on From U5S (2001).

174 Ironside Energy LLC By-Laws are currently not available and will be filed by amendment.

175 Lakeside Energy Corporation Certificate of Incorporation dated May 13, 1994, filed as Exhibit A-85 on From U5S (2001).

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

176 Lakeside Energy Corporation By-Laws dated may 13, 1994, filed as Exhibit B-75 to Form U5S (2001), amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-76 to Form U5S (2001).

177 North Lake Energy Corporation Certificate of Incorporation dated November 21, 1994, filed as Exhibit A-86 on From U5S (2001).

178 North Lake Energy Corporation Amended and Restated By-Laws dated April 11, 2001, filed as Exhibit B-77 to Form U5S (2001).

179 Portside Energy Corporation Certificate of Incorporation dated September 14, 1995, filed as Exhibit A-87 on From U5S (2001).

180 Portside Energy Corporation By-Laws dated September 14, 1995, filed as Exhibit B-78 to From U5S (2001), amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-70 to Form U5S (2001).

181 Whiting Clean Energy, Inc. Certificate of Incorporation of Oilside, Inc. (n/k/a Whiting Clean Energy, Inc.) dated November 12, 1998, filed as Exhibit A-88 on From U5S (2001), Articles of Amendment regarding name change to Whiting Clean Energy, Inc. dated March 11, 1999, filed as Exhibit A-89 on From U5S (2001).

182 Whiting Clean Energy, Inc. Amended and Restated By-Laws dated March 11, 1999, filed as Exhibit B-80 to Form U5S (2001); amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-81 to Form U5S (2001).

EXHIBIT C. INDENTURES AND CONTRACTS.

The indentures and other fundamental documents defining the rights of security holders are incorporated herein by reference made to NiSource Inc.'s 2002 Form 10-K, Columbia Energy Group's 2002 Form 10-K and Northern Indiana Public Service Company's 2002 Form 10-K as shown in Exhibit A filed herewith.

EXHIBIT D. TAX ALLOCATION AGREEMENT FOR 2002.

September 30, 2002

                     NISOURCE INC. AND SUBSIDIARY COMPANIES
                  INTERCOMPANY INCOME TAX ALLOCATION AGREEMENT

         WHEREAS, NiSource Inc., a corporation organized under the laws of the State of Delaware ("NiSource") and a registered holding company under the Public Utility Holding Company Act of 1935 ("Act"), together with its subsidiary companies, direct and indirect, listed as parties hereto, comprise the members of the NiSource consolidated group which will join annually in the filing of a consolidated Federal income tax return, and it is now the intention of NiSource and its subsidiaries, direct and indirect, (hereinafter collectively referred to as the "NiSource Group"), to enter into an agreement for the allocation of current federal income taxes; and

         WHEREAS, certain members of the NiSource Group will join annually in the filing of certain consolidated state income tax returns (to the extent permitted or required under applicable state income tax laws), and it is now the intention of the NiSource Group to enter into an agreement for the allocation of current state income taxes; and

         WHEREAS, by order dated September 12, 2002, the Securities and Exchange Commission has authorized NiSource and its subsidiaries to enter into this agreement as of January 1, 2001 and to allocate consolidated income taxes in the manner herein provided; and

         NOW, THEREFORE, each member ("Member") of the NiSource Group does hereby covenant and agree with one another that the current consolidated income tax liabilities of the NiSource Group shall be allocated as follows:

                         DEFINITIONS AND INTERPRETATION

                  Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided, the following terms shall have the following respective meanings:

         "Acquisition Indebtedness" means indebtedness incurred by NiSource or NiSource Finance Corp. ("Finance") to finance the acquisition (including related costs) by NiSource of all of the issued and outstanding stock of Columbia Energy Group and any renewals or extensions thereof. Acquisition Indebtedness also includes indebtedness incurred by NiSource or Finance for the purpose of refinancing the indebtedness relating to the acquisition (including related costs) of all of the issued and outstanding stock of Columbia Energy Group.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Consolidated Group" means NiSource and all of its subsidiaries which, from time to time, may be included in any (i) federal income tax return filed by NiSource in accordance with sections 1501 and 1502 of the Code or (ii) Other Return.

         "Consolidated Return" means any consolidated federal income tax return or Other Return filed by NiSource whether before or after the date hereof, which includes one or more Members of the NiSource Group in a consolidated, combined or unitary group of which NiSource is the common parent.

         "Consolidated Return Year" means any period during which NiSource files a consolidated federal income tax return or Other Return that includes one or more Members of the NiSource Group in a consolidated, combined or unitary group of which NiSource is a common parent.

         "Consolidated Taxable Income" is the taxable income of the Consolidated Group as computed for federal or state income tax purposes.

         "Consolidated Tax Liability" means, with reference to any taxable period, the consolidated, combined or unitary tax liability (including any interest, additions to tax and penalties) of the Consolidated Group for such taxable period (including the consolidated federal income tax liability and other consolidated, combined or unitary liability for Other Taxes).

         "Corporate Taxable Income" means the income or loss of an associate company for a tax year computed as though such company had filed a separate return on the same basis as used in the Consolidated Return, except that dividend income from associate companies shall be disregarded, and other intercompany transactions eliminated in the Consolidated Return shall be given appropriate effect.

         "Designated Official" means the Vice President, Corporate Tax of NiSource Corporate Services Company or such other official assigned the responsibilities of Vice President, Corporate Tax of NiSource Corporate Services Company.

         "Other Return" means any consolidated, combined or unitary return of Other Taxes filed by NiSource or another Member of the NiSource Group, whether before or after the date hereof, which covers the operations of one or more Members of the NiSource Group.

         "Other Taxes" means any taxes (including any interest and penalties) payable by NiSource or another Member of the NiSource Group to the government of any state, municipal or other political subdivision, including all agencies and instrumentalities of such government.

         "Person" means any individual, partnership, form, corporation, limited liability company, joint stock company, unincorporated association, joint venture, trust or other entity or enterprise, or any government or political subdivision or agency, department or instrumentality thereof.

         "Regulations" means the Treasury Regulations promulgated under the Code.

         "Separate Return Tax" means the tax on the Corporate Taxable Income of a corporation which is a Member computed for purposes of this Agreement as though such company were not a Member of a consolidated group.

                  Section 1.2 References, Etc. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined herein in the singular shall have the same meanings in the plural and vice versa. All References herein to any Person includes such Person's successors and assigns. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. For purposes of this Agreement, Finance will not be treated as a Member of the NiSource Group and all items of income, deduction, loss, credit or any other tax attribute of Finance shall be treated as an item of income, deduction, loss, credit or tax attribute of NiSource. In this Agreement, unless a clear contrary intention appears the word "including" (and with correlative meaning "include") means "including but not limited to".

           PREPARATION AND FILING OF TAX RETURNS; ALLOCATION OF TAXES

                  Section 2.1       Federal Returns.

           (a) A U.S. consolidated federal income tax return shall be prepared and filed by NiSource for each taxable year in respect of which this Agreement is in effect and for which the Consolidated Group is required or permitted to file a consolidated federal income tax return. NiSource and all its subsidiaries shall execute and file such consents, elections and other documents that may be required or appropriate for the proper filing of such returns.

         (b) (i) The Consolidated Group will elect, on a timely basis, in accordance with Code Section 1552(b) and Section 1.1552-1(c)(2) of the Regulations to allocate its consolidated tax liability (other than alternative minimum tax ("AMT") and its related credits) among its Members under the method described in Sections 1.1502-33(d)(3) and 1.1552-1(a)(2) commencing with the consolidated taxable year ended December 31, 2001. The fixed percentage to be used for purposes of Regulations section 1.1502-33(d)(3)(i) is 100%. The general effect of such method is to first allocate the consolidated tax liability among the Members of the Consolidated Group on the basis of the percentage of the total consolidated tax which the tax of such Member (other than AMT and its related credits) if computed on a separate return basis would bear to the total amount of the taxes (other than AMT and its related credits) for all Members of the group so computed. Then such method allocates an additional amount (the "Tax Benefit Amount") to each Member up to, but not greater than, the excess, if any, of its Separate Return Tax liability (other than AMT and its related credits) over the amount allocated to such Member in the previous sentence. The total of the Tax Benefit Amounts allocated to Members shall result in payments to, and an increase in the earnings and profits of, the Members who had items of deduction, loss or credits to which such Tax Benefit Amount is attributable. This election is intended to comply with Rule 45(c)(5) under the Act, as modified by Section 2(d) below.

         (ii) The allocation of the alternative minimum tax liability incurred by the NiSource Group and the resulting minimum tax credit shall be allocated in the manner set forth in Proposed and Temporary Treasury Regulation Sections 1.1502-55. This method generally allocates (i) any AMT paid by the NiSource Group based on the relative separate adjusted AMT of each Member and (ii) the minimum tax credit (AMTC) on the basis of the AMT previously assigned to such Member and assuming that AMTC is utilized on a "first in/first out" methodology, and that to the extent that AMTC arising in one year is not fully utilized, such AMTC is utilized proportionately by the Members previously assigned AMT for that year.

         (c) Each Member's allocable share of the consolidated income tax liability as determined in Section 2.1(b) hereby shall be used in both (i) the determination of each Member's earnings and profits and (ii) determining the amounts to be paid (as provided in Section 3.4 of this Agreement) by Members to NiSource with respect to each Member's share of the Consolidated Group's Tax liability and payments from NiSource to Members with respect to the use of a Member's tax attributes.

         (d) (i) The aggregate of all amounts paid by Members of the Consolidated Group (the "Paying Members") as a result of the excess of each Members' Separate Return Tax liability (as determined under Section 1.1552-1(a)(2)(ii) of the Regulations) over the amount allocated to such Member as its share of the Consolidated Tax Liability under Code Section 1552 (i.e., the Tax Benefit Amount) shall be paid by NiSource to the other Members (the "Loss Members") which had tax deductions, losses and credits to which such payments by the Paying Members are attributable. The apportionment of such payments among Loss Members shall be in a manner that reflects the Consolidated Group's absorption of such tax attributes in the manner described in Section 2.1(e) below. The payments to the Loss Members for their tax attributes shall be pursuant to a consistent method which reasonably reflects such items of loss or credit (such consistency and reasonableness to be determined by the Designated Official).

         (ii) Notwithstanding the provisions of section 2.1(d)(i), the Tax Benefit Amount allocated to NiSource and paid to NiSource as a result of its being a Loss Member shall be limited to its Tax Benefit Amount determined without regard to this section 2.1(b)(ii) multiplied by a fraction, the numerator of which is NiSource's interest deduction attributable to Acquisition Indebtedness, and the denominator of which is the sum of all of NiSource's deductions. The portion of NiSource's Tax Benefit Amount which cannot be allocated and paid to NiSource due to the operation of this Section shall be reallocated to Paying Members of the Consolidated Group other than NiSource in accordance with the principles contained in section 2.1(b)(i).

         (e) In apportioning the payments to Loss Members for the Tax Benefit Amount pursuant to Section 2.1(d) hereof:

                  (i) any consolidated net operating loss ("NOL") shall be allocated among the group Members pursuant to Regulations Section 1.1502-21(b). To the extent the consolidated NOL is carried back, any Member's individually allocable NOL shall be deemed carried back and utilized in proportion to the amount that the Member's NOL bears to the consolidated NOL. Analogous principles shall apply in the case of NOL carryforwards;

                  (ii) with respect to each type of credit used to offset all or a portion of the Consolidated Tax Liability otherwise payable, such credit shall be allocated among the Members by crediting to each Member an amount of credit which that Member would have available to utilize on a separate return basis in a manner consistent with the method set forth in Section 2.1(e)(i) above.

                  (iii) the cost of any credit recapture which results in the payment of tax shall be specifically allocated to the Member whose credit is recaptured determined in a manner consistent with the provisions of Section 2.1(e)(i) above.

         (f) The allocation of tax shall be subject to further adjustment from time to time on account of the payment of additional tax or the receipt of a refund attributable to either the filing of an amended return or on account of the results of an audit conducted by the Internal Revenue Service or other relevant taxing authority.

         Section 2.2       Other Taxes. (a) NiSource will prepare and file
(or cause to be prepared and filed) all returns of Other Taxes which are required to be filed with respect to the operations of NiSource and its subsidiaries. In the event any taxing authority requires or permits that a combined, consolidated or unitary return be filed for Other Taxes, which return includes both NiSource and a subsidiary, NiSource may elect to file such return and shall have the right to require any Member to be included in such return. NiSource will advise each of its subsidiaries included in each Other Return and each governmental office in which any Other Return is filed. Other Taxes shall be allocated among the NiSource Group in a manner that is consistent with the method set forth in Article 2 hereof. Furthermore, amounts due to NiSource or from NiSource, with respect to Other Taxes, shall be determined in a manner consistent with Sections 2.1(b) and 2.1(d).

         (b) Each Member of the NiSource Group that does not file an Other Return together with any other Member of the NiSource Group shall be solely responsible and obligated to pay the tax liability with respect to such return from its own funds. Such returns shall be prepared and filed by NiSource or the Member filing the Other Return.

         (c) If any Member of the NiSource Group is required to file a combined, consolidated or unitary return for Other Taxes with another Member of the NiSource Group, but not with NiSource (an "Other Taxes Subgroup"), then NiSource shall have the rights, powers and obligations to file such tax returns and apportion among and, collect and remit from, the applicable Members such Other Taxes as the rights, powers and obligations given to NiSource under this Agreement with respect to the Consolidated Tax Liability. Such returns shall be prepared and filed by NiSource. If the right to file a combined, consolidated or unitary return for Other Taxes is optional, then NiSource shall decide which of its subsidiaries should, to the extent permitted by law, join in filing of such return.

         Section 2.3 Member Tax Information. The Members of the Consolidated Group shall submit the tax information requested by the Designated Official of NiSource in the manner and by the date requested, in order to enable the Designated Official to calculate the amounts payable by the Members pursuant to Article 3 hereof.

                  RESPONSIBILITY FOR TAX; INTERCOMPANY PAYMENTS

         Section 3.1 Responsibility. Assuming the Members of the Consolidated Group have fulfilled their obligations pursuant to this Article III, then NiSource will be solely responsible for, and will indemnify and hold each Member of the Consolidated Group harmless with respect to, the payment of:
(a) the Consolidated Tax Liability for each taxable period for which, as determined under Section 2.1 hereof, NiSource filed a Consolidated Return or should have been filed; and (b) any and all Other Taxes due or payable with respect to any Other Return which is filed by NiSource or should have been filed.

         Section 3.2 Federal Tax Payments. (a) With respect to each Consolidated Return Year, the Designated Official of NiSource shall estimate and assess or pay to Members of the Consolidated Group their share of estimated tax payments to be made on a projected consolidated federal income tax return for each year. In making this determination, NiSource shall elect a method for determining estimated tax and each Member shall follow that method; provided, however, under no circumstances shall a Loss Member be paid any amount described in Section 2.1(d) until a date after which NiSource has filed the Consolidated

         Consolidated Return for such Consolidated Return Year. Such Members will pay, to NiSource or be paid by NiSource, such estimates not later than the 15th day of the 4th, 6th, 9th and 12th months of such Consolidated Return Year. With respect to any extension payment, the Designated Official of NiSource shall estimate and assess or pay to Members of the Consolidated Group their share of such extension payment. The difference between (1) a Member's estimated tax payments used for computation of the quarterly estimated payments plus their extension payments and (2) such Member's actual Tax Liability for any Consolidated Return Year as determined under Section 2.1(b) hereof, shall be paid to NiSource or by NiSource within sixty (60) days after the filing of the consolidated federal income tax return.

                  (b) NiSource shall have sole authority, to the exclusion of all other Members of the Consolidated Group, to agree to any adjustment proposed by the Internal Revenue Service or any other taxing authority with respect to items of income, deductions or credits, as well as interest or penalties, attributable to any Member of the Consolidated Group during any Consolidated Return Year in which such Member was a Member of the Consolidated Group notwithstanding that such adjustment may increase the amounts payable by Members of the Consolidated Group under this Section 3.2 or Section
3.3 hereof. In the event of any adjustment to the Consolidated Tax Liability relating to items of income, deductions or credit, as well as interest or penalties, attributable to any Member of the Consolidated Group by reason of an amended return, claim for refund or audit by the Internal Revenue Service or any other taxing authority, the liability of all other Members of the Consolidated Group under paragraphs (a) of this Section 3.2 or Section 3.3 hereof shall be redetermined to give effect to such adjustment as if such adjustment had been made as a part of the original computation of such liability, and payment from a Member to NiSource or by NiSource to a Member, as the case may be, shall be promptly made after any payments are made to the Internal Revenue Service or any other taxing authority, refunds received or final determination of the matter in the case of contested proceedings. In such event, any payments between the parties shall bear interest at the then prevailing rate or rates on deficiencies assessed by the Internal Revenue Service or any other relevant taxing authority, during the period from the due date of the Consolidated Return (determined without regard to extensions of time for the filing thereof) for the Consolidated Return Year to which the adjustments were made to the date of payment.

         Section 3.3 Other Tax Payments. Payments by a Member with respect to Other Taxes and required estimates thereof for which any other Member has joint and several liability shall be calculated and made by or to such Member in the same manner as that provided in Section 3.2. The principles set forth in Section 3.2 governing the determination and adjustment of payments as well as the method of payment to or from such Member with respect to federal income taxes shall be equally applicable in determining and adjusting the amount of and due date of payments to be made to or from such subsidiary with respect to Other Taxes and estimates thereof. Each Member shall pay, directly to the appropriate taxing authority, all taxes for which such Member is liable and for which no other Member has joint or several liability.

         Section 3.4 Payment Mechanics. (a) Any payments to be made by a subsidiary of NiSource pursuant to Section 2.1, 2.2, 3.2 or 3.3 hereof shall be made by such subsidiary to NiSource by either promptly crediting as an offset against amounts owed to such Member by NiSource or to the extent no amounts are owed to such Member by NiSource, by cash payments to NiSource. To the extent any payments are to be made to a subsidiary with respect to the use of such subsidiary's tax attributes by the Consolidated Group pursuant to Section 2.1, 2.2, 3.2 or 3.3 hereof, NiSource shall make such payment to such subsidiary by either promptly crediting as an offset against amounts owned by such Member to NiSource, or to the extent no amounts are owed to NiSource by such Member, by cash payments to the Member.

         (b)      Tax payments by NiSource with respect to any Consolidated
Tax Liability shall be paid by NiSource and shall be debited to the Member of the Consolidated Group for their respective shares of such Consolidated Tax Liability as determined pursuant to Article II hereof. Tax Refunds received by NiSource with respect to any Consolidated Tax Liability, shall be paid by NiSource to the Member of the Consolidated Group entitled to such Tax Refund, as determined.

         (c) NiSource shall be responsible for maintaining the books and records reflecting the intercompany accounts reflecting the amounts owned, collected and paid with respect to Taxes pursuant to this Agreement.

         (d) NiSource may delegate to other Members of the Consolidated Group responsibilities for the collection and disbursement of monies as required under this Agreement as well as responsibilities for maintaining books and records as required under this Agreement.

         Section 3.5 Administration. The provisions of this Agreement shall be administered by the Designated Official of NiSource. The interpretations of this Agreement by the Designated Official of NiSource shall be conclusive.

                                   ARTICLE IV.
                            MISCELLANEOUS PROVISIONS

         Section 4.1 Effect. The provisions hereof shall fix the rights and obligations of the parties as to the matters covered hereby whether or not such are followed for federal income tax or other purposes by the Consolidated Group, including the computation of earnings and profits for federal income tax purposes.

         Section 4.2       Effective Date and Termination of Affiliation.
This Agreement shall be effective with respect to all taxable years ending on or after January 1, 2001, in which any subsidiary of NiSource is a Member of the Consolidated Group for any portion of the tax year. In the event that a party to this Agreement ceases to be a Member of the Consolidated Group, the rights and obligations of such party and each other party to this Agreement shall survive, but only with respect to taxable years including or ending before the date such party ceases to be a Member of the Consolidated Group.

         Section 4.3 Notices. Any and all notices, requests or other communications hereunder shall be given in writing (a) if to NiSource to
Attention: Vice President, Tax, Facsimile Number: 219-647-6177 and (b) if to any other person, at such other address as shall be furnished by such person by like notice to the other parties.

         Section 4.4 Expenses. Each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereby, including all legal and accounting fees and disbursements.

         Section 4.5 Benefit and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors.

         Section 4.6 Amendments and Waiver. No amendment, modification, change or cancellation of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person against whom that waiver is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or any other condition, promise, agreement or understanding at a future time.

         Section 4.7 Assignments. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto and any attempt to do so shall be null and void.

         Section 4.8 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         Section 4.9       Entire Agreement. THIS AGREEMENT SETS FORTH ALL
OF THE PROMISES, AGREEMENTS, CONDITIONS, UNDERSTANDINGS, WARRANTIES AND REPRESENTATIONS AMONG THE PARTIES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, AND SUPERSEDES ALL PRIOR AGREEMENTS, ARRANGEMENTS AND UNDERSTANDINGS BETWEEN THE PARTIES HERETO, WHETHER WRITTEN, ORAL OR OTHERWISE. THERE ARE NO PROMISES, AGREEMENTS, CONDITIONS, UNDERSTANDINGS, WARRANTIES OR REPRESENTATIONS, ORAL OR WRITTEN, EXPRESS OR IMPLIED, AMONG THE PARTIES EXCEPT AS SET FORTH HEREIN.

         Section 4.10 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA.

         Section 4.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and together which shall constitute one instrument. The parties hereto specifically recognize that from time to time other corporations may become Members of the Consolidated Group and hereby agree that such new Members may become Members to this Agreement by executing a copy of this Agreement and it will be effective as if all the Members had re-signed.

         Section 4.12 Attorneys' Fees. If any Member or former Member hereto commences an action against another party to enforce any of the terms, covenants, conditions or provisions of this Agreement, or because of a default by a party under this Agreement, the prevailing party in any such action shall be entitled to recover its costs, expenses and losses, including attorneys' fees, incurred in connection with the prosecution or defense of such action from the losing party.

         Section 4.13 No Third Party Rights. Nothing in this Agreement shall be deemed to create any right in any creditor or other person or entity not a party hereto and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party.

         Section 4.14 Further Documents. The parties agree to execute any and all documents, and to perform any and all other acts, reasonably necessary to accomplish the purposes of this Agreement.

         Section 4.15 Headings and Captions. The headings and captions contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

         Section 4.16      Departing Members

         (a) In the event that any Member of the NiSource Group at any time leaves the NiSource Group and, under any applicable statutory provision or regulation, that Member is assigned and deemed to take with it all or a portion of any of the tax attributes of the NiSource Group (including but not limited to NOL, credit carry forwards, and AMTC carry forwards), then to the extent that the amount of tax attributes so assigned differs from the amount of such attributes previously allocated to such Member under this agreement, the departing Member shall appropriately settle with the NiSource Group. Such settlement shall consist of payment (1) on a dollar for dollar basis for all differences in credits, and, (2) in the case of NOL differences (or other differences related to other deductions), in a dollar amount computed by reference to the amount of NOL multiplied by the applicable tax rate relating to such NOL. The settlement payment shall be paid to NiSource within sixty days after the Member leaves the NiSource Group. The settlement amounts shall be allocated among the remaining Members of the NiSource Group in proportion to the relative level of attributes possessed by each Member and the attributes of each Member shall be adjusted accordingly.

         (b) Upon the departure of any Member from the NiSource Group, such Member shall allocate its items of income, deduction, loss and credit between the period that it was a Member of the NiSource Group and the period thereafter based upon a closing of the books methodology allowed under Treasury Regulation Section 1.1502-76(b)(2). The difference between (1) its prior estimated taxes or payments of Tax Benefit and (2) the amount of taxes due or payments of Tax Benefit due to that Member, shall be appropriately settled on the day such Member leaves the NiSource Group or on an alternative date mutually agreeable in writing to the NiSource Group and the departing Member.

EXECUTED as of the date and year first above written.

                                       By: /s/ J. W. Grossman
                                           -------------------------------------
                                       Printed Name: Jeffrey W. Grossman
                                       Title: Vice President and Controller
                                       NiSource Inc.

                                       By: /s/ J. W. Grossman
                                           -------------------------------------
                                       Printed Name: Jeffrey W. Grossman
                                       Title: Vice President
                                       [List of companies attached as Exhibit A]

                                       By: /s/ J. W. Grossman
                                           -------------------------------------
                                       Printed Name: Jeffrey W. Grossman
                                       Title: President
                                       Columbia Insurance Corporation, Ltd.

                                       By: /s/ H. Phillip Conrad
                                           -------------------------------------
                                       Printed Name: H. Phillip Conrad
                                       Title: President
                                       Northern Indiana Trading Company, Inc.

                                                                       Exhibit A

Bay State Gas Company
        Bay State GPE, Inc.
        Northern Utilities, Inc.
   Columbia Energy Group
         Columbia Atlantic Trading Corporation
        Columbia Energy Group Capital Corporation
               TriStar Gas Technologies, Inc.
        Columbia Energy Resources, Inc.
               Alamco-Delaware, Inc.
               Columbia Natural Resources, Inc.
               Columbia Natural Resources Canada, Ltd.
               Hawg Hauling and Disposal, Inc.
        Columbia Energy Services Corporation
               Columbia Energy Marketing Corporation
               Columbia Energy Power Marketing Corporation
               Columbia Energy Retail Corporation
        Columbia Accounts Receivable Corporation
        Columbia Gas of Kentucky, Inc.
        Columbia Gas of Maryland, Inc.
        Columbia Gas of Ohio, Inc.
        Columbia Gas of Pennsylvania, Inc.
        Columbia Gas of Virginia, Inc.
        Columbia Gas Transmission Corporation
        Columbia Gulf Transmission Company
        Columbia Network Services Corporation
               CNS Microwave, Inc.
        Columbia Petroleum Corporation
        Columbia Pipeline Corporation
               Columbia Deep Water Services Company
        Columbia Remainder Corporation
               Columbia Electric Binghamton General Corporation Columbia Electric Binghamton Limited Corporation Columbia Electric Haverstraw Corporation
        Columbia Service Partners, Inc.
               Columbia Assurance Agency, Inc.
               Columbia Service Partners of Virginia, Inc.
        Columbia Transmission Communications Corporation
    EnergyUSA, Inc. (IN)
        EnergyUSA, Inc. (MA)
               EnergySPE, Inc.

               EnergyUSA (Connecticut), Inc.
                      EnergyUSA Engineering, Inc.
                      EnergyUSA Mechanical, Inc.
        EnergyUSA Commercial Energy Services, Inc.
        EnergyUSA Retail, Inc.
               EnergyUSA-TPC Corp.
               EnergyUSA-Appalachian Corp.
        NI Energy Services Transportation, Inc.
        NI Fuel Company, Inc.
        NI-TEX, Inc.
        NI-TEX Gas Services, Inc.
   IWC Resources Corporation
        Harbour Water Corporation
        Indianapolis Water Company
        Irishman's Run Acquisition Corporation
        IWC Morgan Water Corporation
        Lawrence Water Company, Inc.
        Liberty Water Corporation
        The Darlington Water Works Company
   Kokomo Gas and Fuel Company
        NI Energy Services, Inc.
        Crossroads Pipeline Company
         NESI Power Marketing, Inc.
   NiSource Capital Markets, Inc.
   NiSource Corporate Services Company (DE)
   NiSource Development Company, Inc.
        Cardinal Property Management, Inc.
        JOF Transportation Company
        Lake Erie Land Company
               SCC Services, Inc.
        NDC Douglas Properties, Inc.
        South Works Power Company
   NiSource Energy Technologies, Inc.
   NiSource Finance Corp.
   NiSource Pipeline Group, Inc.
        Granite State Gas Transmission, Inc.
               Bay State Energy Enterprises, Inc.
           Northern Indiana Fuel and Light Company, Inc.
   Northern Indiana Public Service Company
        Primary Energy, Inc.
        Cokenergy, Inc.
        Harbor Coal Company
        Lakeside Energy Corporation

        North Lake Energy Corporation
        Portside Energy Corporation
        Whiting Clean Energy, Inc.

EXHIBIT E. OTHER DOCUMENTS PRESCRIBED BY RULE OR ORDER.

None.

EXHIBIT F. REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.

NiSource Inc.:

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS OF NISOURCE INC.:

We have audited the accompanying consolidated balance sheets and statements of consolidated capitalization and long-term debt of NiSource Inc. and subsidiaries as of December 31, 2002 and 2001, and the related statements of consolidated income, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedules listed in the index at Item 8. These financial statements and financial statement schedules are the responsibility of NiSource's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of NiSource Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As explained in Note 2Q to the financial statements, effective January 1, 2001, NiSource Inc. adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives Instruments and Hedging Activities," as amended. As explained in Note 2I to the financial statements, effective January 1, 2002, NiSource adopted SFAS 142, "Goodwill and Other Intangible Assets."

Deloitte & Touche LLP
Chicago, Illinois
February 13, 2003

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

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)

EXHIBIT F. REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS. (CONTINUED)

Columbia Energy Group:

                          INDEPENDENT AUDITORS' REPORT

TO THE SHAREHOLDER OF COLUMBIA ENERGY GROUP:

We have audited the accompanying consolidated balance sheets of Columbia Energy Group (a Delaware corporation, the "Corporation" and a wholly owned subsidiary of NiSource Inc.) and subsidiaries as of December 31, 2002 and 2001, and the related statements of consolidated income, cash flows and common stock equity for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedules listed in the index at Item 8. These financial statements and financial statement schedules are the responsibility of the Corporation's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Corporation and subsidiaries as of December 31, 2002, and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As explained in Note 1L to the financial statements, effective January 1, 2001, the Corporation adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives Instruments and Hedging Activities," as amended.

Deloitte & Touche LLP
Columbus, Ohio
February 13, 2003

EXHIBIT G. SYSTEM ORGANIZATION CHART.

ORGANIZATION CHART - BAY STATE GPE, INC.

                                               NiSource Inc.

                                                                      100% Owned

                                           Bay State Gas Company

                                                                      100% Owned

                                             Bay State GPE, Inc.



ORGANIZATION CHART - WHITING CLEAN ENERGY, INC.



                                                 NiSource Inc.

                                                                      100% Owned

                                              Primary Energy, Inc.

                                                                      100% Owned

                                            Whiting Clean Energy, Inc.

EXHIBIT H. FINANCIAL STATEMENTS OF EWG OR FOREIGN UTILITY COMPANY.

Confidential treatment requested.

EXHIBIT L.      DEBT ACQUISITION SCHEDULE.

Confidential treatment requested.

                                  NISOURCE INC.
                             FORM U5S ANNUAL REPORT
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

                                    EXHIBITS

289

Exhibit
Number                Description
-------               -----------
Exhibit A-1           Acquisition Gas Company, Inc. Articles of Organization dated November 10, 1998.

Exhibit A-2           Acquisition Gas Company, Inc. Articles of Merger of Acquisition Gas Company, Inc. and Bay
                      State Gas Company dated _February 11, 1999.

Exhibit A-3           Haverstraw Bay, LLC Certificate of Formation of Limited Liability Company dated
                      September 14, 1999.

Exhibit A-4           Columbia Insurance Corporation, Ltd. Certificate of Incorporation On Change of Name
                      dated October 21, 2002.

Exhibit A-5           EnergyUSA -  Appalachian Corp. Certificate of Incorporation dated February 19, 2001 and
                      Articles of Incorporation of EnergyUSA - Appalachian Corp. dated February 16, 2001.

Exhibit A-6           Triumph Natural Gas, Inc. Certificate of Incorporation dated March 13, 1989.

Exhibit A-7           Triumph Natural Gas, Inc. Restated Certificate of Incorporation of Triumph Natural Gas,
                      Inc. dated March 30, 1989.

Exhibit A-8           Triumph Natural Gas, Inc. Restated Certificate of Incorporation of Triumph Natural Gas,
                      Inc. dated November 17, 1998.

Exhibit A-9           Irishman's Run Acquisition Corp. Certificate of Incorporation dated November 22, 1999 and
                      Articles of Incorporation dated November 18, 1999.

Exhibit A-10          IWC Morgan Water Corporation Certificate of Incorporation dated February 12, 1999 and
                      Articles of Incorporation dated February 12, 1999.

Exhibit A-11          Lawrence Water Company, Inc. Certificate of Incorporation dated December 8, 1998 and
                      Articles of Incorporation of Lawrence Water Company, Inc. dated December 8, 1998.

Exhibit A-12          The Darlington Water Works Company Articles of Association dated September 4, 1906.

Exhibit A-13          The Darlington Water Works Company Certificate of Amendment of The Darlington Water Works
                      Company dated December 22, 1976 and Articles of Amendment of the Articles of The Articles of
                      Incorporation of The Darlington Water Works Company dated December 20, 1976.

Exhibit B-1           Bay State Gas Company Resolution amending By-Laws dated May 22, 2002.

Exhibit B-2           Columbia Service Partners, Inc. Resolutions Amending By-Laws dated April 1, 2002.

                                  NISOURCE INC.
                             FORM U5S ANNUAL REPORT
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

                              EXHIBITS (continued)

Exhibit
Number                Description
------                -----------
Exhibit B-3           KGF Trading Company Resolutions Amending By-Laws dated March 13, 2002.

Exhibit B-4           Northern Indiana Fuel and Light Company, Inc. Resolutions Amending By-Laws dated April 9,
                      2002.

Exhibit B-5           Northern Indiana Trading Company, Inc. Resolutions Amending By-Laws dated March 20, 2002.

Exhibit B-6           Northern Indiana Public Service Company Resolutions Amending By-Laws dated April 10, 2002.